As filed with the Securities and Exchange Commission on November 2 , 2007
Registration No. 333- 146364

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

KAISER FEDERAL FINANCIAL GROUP, INC. AND
KAISER FEDERAL BANK 401(K) PLAN
(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	Being Applied For
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

1359 North Grand Avenue
Covina, California 91724
(800) 524-2274
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Kay M. Hoveland
1359 North Grand Avenue
Covina, California 91724
(800) 524-2274
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)

Copies to:
Richard S. Garabedian, Esq.
Benjamin M. Azoff, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share	27,062,063 shares	$10.00	$270,620,630 (1)	$8,310 (2)
Participation Interests	277,900 interests			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Previously paid on September 27, 2007.

(3)

The securities of Kaiser Federal Financial Group, Inc. to be purchased by the Kaiser Federal Bank 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

          PROSPECTUS

KAISER FEDERAL FINANCIAL GROUP, INC.
(Proposed Holding Company for Kaiser Federal Bank)
Up to 14,950,000 Shares of Common Stock
(Subject to Increase to up to 17,192,500 Shares)

          Kaiser Federal Financial Group, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of K-Fed Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the 63.5% ownership interest in K-Fed Bancorp currently owned by K-Fed Mutual Holding Company. In addition, at the conclusion of the conversion and offering, existing shares of K-Fed Bancorp common stock currently held by the public will be exchanged for shares of common stock of Kaiser Federal Financial Group, Inc. All shares of common stock are being offered for sale at a price of $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. K-Fed Bancorp’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “KFED.” The closing price of K-Fed Bancorp’s common stock on November ___, 2007, was $_____. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will also trade on the Nasdaq Global Market under the trading symbol “KFFG.”

If you are or were a depositor of Kaiser Federal Bank:

•

You have priority rights to purchase shares of our common stock if (1) you had $50.00 on deposit at Kaiser Federal Bank at the close of business on March 31, 2006; (2) you had $50.00 on deposit at Kaiser Federal Bank at the close of business on September 30, 2007; or (3) you are a depositor of Kaiser Federal Bank on October 31 , 2007.

If you are currently a stockholder of K-Fed Bancorp:

• You may have the opportunity to purchase additional shares of our common stock in the offering after priority orders are filled.

•

Each of your shares of common stock will be exchanged at the conclusion of the offering for between 1.2469 and 1.6870 new shares (subject to adjustment to up to 1.9401 new shares) of common stock of Kaiser Federal Financial Group, Inc. to maintain approximately your existing percentage ownership in K-Fed Bancorp excluding additional purchases of shares of common stock in the offering.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

• You may have the opportunity to purchase shares of common stock after priority orders in the preceding categories are filled.

          We are offering up to 14,950,000 shares of common stock for sale on a best efforts basis. We may sell up to 17,192,500 shares of common stock because of regulatory considerations, demand for the shares of common stock or changes in financial market conditions, without resoliciting purchasers. In addition to the shares we are selling in the offering, we also will simultaneously issue up to 8,582,229 shares of common stock to public stockholders of K-Fed Bancorp in exchange for their existing shares. The number of shares to be issued in the exchange may be increased to up to 9,869,563 shares of common stock, if we sell 17,192,500 shares of common stock in the offering. We must sell a minimum of 11,050,000 shares in the offering and issue 6,343,386 shares in the exchange in order to complete the offering and the exchange of existing shares of common stock.

          The minimum number of shares of common stock you may order is 25. The offering is expected to expire at 12:00 Noon, Pacific Time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which may not be beyond [Extension Date #2]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [Extension Date #1], or the number of shares of common stock to be sold is increased to more than 17,192,500 shares or decreased to less than 11,050,000 shares. If the offering is terminated, purchasers will have their funds returned promptly, with interest. If the offering is extended beyond [Extension Date #1] or there is a change in the offering range, we will resolicit purchasers, and you will have the opportunity to maintain, change or cancel your order. If you do not provide us with a written indication of your intent, your order will be cancelled and your funds will be returned to you, with interest. Funds received prior to the completion of the offering up to the minimum of the offering range will be held in a segregated account at Kaiser Federal Bank. Funds received in excess of the minimum of the offering range may be maintained in a segregated account at Kaiser Federal Bank or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. All funds received will bear interest calculated at Kaiser Federal Bank’s passbook savings rate, which is currently 0.35% per annum. Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis in the subscription offering. We may also offer shares of common stock not subscribed for in the subscription offering in a community offering concurrent with or subsequent to the subscription offering as well as through a syndicated offering through a syndicate of selected dealers managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Maximum as Adjusted

Number of shares	11,050,000	13,000,000	14,950,000	17,192,500
Gross offering proceeds	$110,500,000	$130,000,000	$149,500,000	$171,925,000
Estimated offering expenses excluding selling agent commissions and expenses	$1,200,000	$1,200,000	$1,200,000	$1,200,000
Selling agent commissions and expenses (1)	$3,123,850	$4,132,000	$5,140,150	$6,299,523
Net proceeds	$106,176,150	$124,668,000	$143,159,850	$164,425,477
Net proceeds per share	$9.61	$9.59	$9.58	$9.56

(1)	Please see “The Conversion and Offering—Marketing Arrangements” for a discussion of Keefe Bruyette & Woods’ compensation for this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page 20.

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS

For assistance, please contact the Stock Information Center at 1-877-552-5662 .

The date of this prospectus is November____, 2007.

i

ii

SUMMARY

          The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of K-Fed Bancorp common stock for new shares of Kaiser Federal Financial Group, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this prospectus carefully, including the consolidated financial statements, the notes to the consolidated financial statements, and the section entitled “Risk Factors.”

The Companies

          Kaiser Federal Financial Group, Inc.

          Kaiser Federal Financial Group, Inc. is a newly-formed Maryland corporation that was incorporated on September 24, 2007 to be the successor corporation to K-Fed Bancorp upon completion of the conversion. Kaiser Federal Financial Group, Inc. will own all of the outstanding shares of common stock of Kaiser Federal Bank upon completion of the conversion.

          Kaiser Federal Financial Group, Inc.’s executive offices are located at 1359 North Grand Avenue, Covina, California 91724. Our telephone number at this address is (626) 339-9663.

          K-Fed Mutual Holding Company

          K-Fed Mutual Holding Company is the federally chartered mutual holding company of K-Fed Bancorp. K-Fed Mutual Holding Company’s principal business activity is the ownership of 8,861,750 shares of common stock of K-Fed Bancorp, or 63.5% of the issued and outstanding shares as of June 30, 2007. The remaining 5,087,195 shares of K-Fed Bancorp common stock were held by the public. After the completion of the conversion, K-Fed Mutual Holding Company will cease to exist.

          K-Fed Bancorp

          K-Fed Bancorp is a federally chartered corporation that owns all of the outstanding shares of common stock of Kaiser Federal Bank. At June 30, 2007, K-Fed Bancorp had consolidated assets of $799.6 million, deposits of $494.1 million and stockholders’ equity of $92.3 million. After the completion of the conversion, K-Fed Bancorp will cease to exist, and will be succeeded by Kaiser Federal Financial Group, Inc., a new Maryland corporation formed to be K-Fed Bancorp’s successor corporation. As of June 30, 2007, K-Fed Bancorp had 13,948,945 shares of common stock outstanding.

          Kaiser Federal Bank

          Kaiser Federal Bank is a federally chartered savings association headquartered in Covina, California. It was originally founded in 1953 as a credit union to serve the employees of the Kaiser Foundation Hospital in Los Angeles, California and converted to a federal mutual savings association in 1999. Kaiser Federal Bank reorganized into the mutual holding company structure in 2003 and became the wholly owned subsidiary of K-Fed Bancorp. Kaiser Federal Bank conducts its business from three full-service banking offices and six financial service centers that provide all the same services as a full service branch but do not dispense or accept cash except through an on-site ATM. We currently have 54 ATMs.

          Kaiser Federal Bank’s principal business activity has historically consisted of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and, to a lesser extent, multi-family residential and commercial real estate loans. Kaiser Federal Bank also originates automobile and other consumer loans. Historically, Kaiser Federal Bank has not made commercial business loans or residential or commercial real estate construction loans. Kaiser Federal Bank purchases a significant amount of loans as well as originates loans in order to more efficiently use its resources to build its loan portfolio without additional staff. For the fiscal year ended June 30, 2007, Kaiser Federal Bank purchased $109.8 million in one- to four-family residential mortgage loans. Kaiser Federal Bank did not purchase any other type of loan. Kaiser Federal Bank offers a variety of deposit accounts, including savings accounts, money market accounts, demand deposit accounts, individual retirement accounts (“IRA”) and certificate of deposit accounts with varied terms ranging from 90 days to five years, and emphasizes personal and efficient service for its customers. See “Business of Kaiser Federal Bank—General.”

Our Current Organizational Structure

          In March 2004, K-Fed Bancorp completed a minority stock offering by selling approximately 39.0% of its shares of common stock to depositors of Kaiser Federal Bank. The majority of the outstanding shares of common stock of K-Fed Bancorp are owned by K-Fed Mutual Holding Company, which is a mutual holding company with no stockholders. K-Fed Bancorp owns 100% of the outstanding shares of common stock of Kaiser Federal Bank.

          Pursuant to the terms of K-Fed Mutual Holding Company’s plan of conversion and reorganization, K-Fed Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of K-Fed Bancorp that is currently owned by K-Fed Mutual Holding Company. Upon the completion of the conversion and offering, K-Fed Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of K-Fed Bancorp will receive shares of common stock of Kaiser Federal Financial Group, Inc. in exchange for their shares of K-Fed Bancorp common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).

          The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion and Offering

          After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

          Our goal is to operate as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:

•	Contin uing our focus on maintaining cost efficiencies through purchases of loans to grow our loan portfolio and expanding our market locations through the use of financial service centers and ATMs;

•

Continuing our branch expansion by building or leasing new branch facilities or by acquiring branches from other financial institutions primarily located near Kaiser Permanente Medical Centers in Southern California. We have no current understandings or agreements for the establishment of any branch;

•

Capitalizing on the profitability and growth opportunities in our retail banking network by expanding existing individual customer relationships and developing new customer relationships to increase our core deposits;

•

Increasing our originations of commercial real estate and multi-family lending while maintaining a moderate growth of one - to four-family residential real estate loans through originations, purchases and sales of one- to four-family residential real estate loans while continuing to apply our underwriting standards in order to maintain a high quality loan portfolio;

•

Enhancing existing products and services, and supporting the development of new products and services by investing, for example, in technology to support development of commercial deposit products such as sweep accounts and business checking services; and

•	Expanding through acquisitions of other financial institutions, primarily in Southern California. We have no current understandings or agreements for any specific acquisition.

          See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more detailed discussion of our business strategy.

Reasons for the Conversion and Offering

          Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position and support future growth. Completing the conversion and offering is necessary for us to continue to grow and execute our business strategy. We believe that our conversion to a fully public company and the increased capital resources that will result from the sale of our shares of common stock will provide us with the flexibility to:

•	support internal growth through loan purchases and lending in the communities we serve;

•	enhance existing products and services, and support the development of new products and services;

•	build or lease new branch facilities or acquire branches from other financial institutions;

•

finance the acquisition of financial institutions, or other financial service companies primarily in Southern California, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.

Terms of the Conversion and Offering

          Pursuant to K-Fed Mutual Holding Company’s plan of conversion and reorganization, our organization will convert from a partially public form to a fully public form of holding company structure. In connection with the conversion, we are selling shares of common stock that represent the ownership interest in K-Fed Bancorp currently held by K-Fed Mutual Holding Company.

          We are offering between 11,050,000 and 14,950,000 shares of common stock to eligible depositors of Kaiser Federal Bank, to our tax qualified employee benefit plans, including our employee stock ownership plan and our 401(k) plan and, to the extent shares remain available, to natural persons residing in the California Counties of Los Angeles, San Bernardino, Riverside and Santa Clara, to our existing public stockholders and to the general public. The number of shares of common stock to be sold may be increased to up to 17,192,500 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 17,192,500 shares or decreased to fewer than 11,050,000 shares, or the offering is extended beyond [Extension Date #1], purchasers will not have the opportunity to modify or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 17,192,500 shares or decreased to fewer than 11,050,000 shares, or if the offering is extended beyond [Extension Date #1], purchasers will have the opportunity to maintain, cancel or change their orders for common stock during a designated resolicitation period or have their funds returned promptly with interest. If you do not provide us with written indication of your intent, your stock order will be cancelled, your funds will be returned to you with interest calculated at Kaiser Federal Bank’s passbook savings rate and any deposit account withdrawal authorization will be cancelled.

          The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our financial advisor and selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

          We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50 at the close of business on March 31, 2006.

(ii)

Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Kaiser Federal Bank at the close of business on October 31 , 2007.

          Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the California Counties of Los Angeles, San Bernardino, Riverside and Santa Clara, and then to K-Fed Bancorp public stockholders as of November 14 , 2007. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering.” We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

          If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with K-Fed Mutual Holding Company’s plan of conversion and reorganization. A detailed description of share allocation procedures can be found in the section of this prospectus entitled “The Conversion and Offering.”

How We Intend to Use the Proceeds from the Offering

          We estimate that the aggregate net proceeds from the offering will be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%. Kaiser Federal Financial Group, Inc. intends to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Approximately $53.1 million to $71.6 million of the net proceeds (or $82.2 million if the offering range is increased by 15%) will be invested in Kaiser Federal Bank.

          A portion of the net proceeds retained by Kaiser Federal Financial Group, Inc. will be loaned to our employee stock ownership plan to fund its purchase of shares of common stock in the offering (between 663,000 shares and 897,000 shares, or 1,031,550 shares if the offering is increased by 15%). The employee stock ownership plan was established in connection with our 2004 minority stock issuance. As of June 30, 2007, there were 307,084 shares remaining unallocated in the plan. The remainder of the net proceeds may be used for general corporate purposes, including paying cash dividends or repurchasing shares of our common stock. Funds invested in Kaiser Federal Bank will be used to support increased lending and new products and services. The net proceeds retained by Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank may also be used for future business expansion such as acquisitions of banking or financial services companies and the establishment of additional branch offices primarily in Southern California, and for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction or any new branch location. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the net proceeds from the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

          The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Kaiser Federal Financial Group, Inc., assuming the conversion, the exchange and the offering are completed. RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of August 31, 2007, this pro forma market value ranged from $173.9 million to $235.3 million, with a midpoint of $204.6 million. Based on this valuation, the ownership interest of K-Fed Mutual Holding Company being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Kaiser Federal Financial Group, Inc. will range from 11,050,000 shares to 14,950,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio will range from 1.2469 shares at the minimum of the offering range to 1.6870 shares at the maximum of the offering range in order to preserve the existing percentage ownership of public stockholders in our organization (excluding any new shares purchased by them in the offering). The independent appraisal is based in part on K-Fed Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded thrift holding companies that RP Financial, LC. considered comparable to K-Fed Bancorp.

          The independent appraisal does not indicate actual market value or post offering trading value. Do not assume or expect that the estimated valuation as indicated above means that, after the conversion and offering, the shares of our common stock will trade at or above the $10.00 purchase price.

          The following table presents a summary of selected pricing ratios for the peer group companies, Kaiser Federal Financial Group, Inc. (on a pro forma basis) and K-Fed Bancorp (on a historical basis). The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2007 and stock price information as of August 31, 2007, as reflected in RP Financial, LC.’s appraisal report, dated August 31, 2007. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 16.1% on a price-to-book value basis and a discount of 20.9% on a price-to-tangible book value basis, and a premium of 82.0% on a price-to-core earnings basis.

          Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions. Specifically, in approving the independent appraisal, the Board of Directors believed that we would not be able to sell our shares at a price-to-book and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting discount/premium took into consideration the potential financial impact of the conversion and offering as well as the trading price of K-Fed Bancorp common stock, which decreased from $14.75 per share on June 27, 2007, the closing price on the last trading day immediately preceding the announcement of the conversion, to $13.72 per share, the trading price on August 31, 2007, the effective date of the independent appraisal.

	Price-to-core earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio

Kaiser Federal Financial Group, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	25.64	x	92.59%	94.79%
Midpoint	29.41	x	100.10%	102.25%
Maximum	32.26	x	106.50%	108.58%
Maximum, as adjusted	35.71	x	112.74%	114.81%

Valuation of peer group companies, as of August 31, 2007
Averages	17.73	x	126.99%	137.30%
Medians	15.43	x	119.01%	124.46%

          RP Financial, LC. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value changes to either below $173.9 million or above $270.6 million, we will resolicit persons who submitted stock orders. See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

7

After-Market Performance Information

          The following table presents selected stock price performance information for all conversions of mutual holding companies to stock holding companies, commonly referred to as “second-step” conversions, completed between January 1, 2005 and August 31, 2007. The companies for which the stock price performance is presented completed their conversions in different market conditions than Kaiser Federal Financial Group, Inc. and may have issued more or less than the 63.5% ownership interest of K-Fed Mutual Holding Company being offered by Kaiser Federal Financial Group, Inc. in the offering. In addition, the companies may have no similarities to Kaiser Federal Financial Group, Inc. with regard to the market in which Kaiser Federal Financial Group, Inc. competes, earnings quality or growth potential, among other factors. The information shown in the following table was not included in the independent appraisal report; however, RP Financial, LC. did consider the after-market trading performance of any transaction that was completed within the three months prior to the August 31, 2007 valuation date used in the appraisal.

			Price Performance From Initial Trading Date

Institution	Conversion Date	Exchange	% Change 1 day	% Change 1 week	% Change 4 weeks	Through August 31, 2007

Abington Bancorp, Inc. (ABBC)	06/28/07	Nasdaq	(4.0)	(1.6)	(6.6)	(4.1)
People’s United Financial, Inc. (PBCT)	04/16/07	Nasdaq	3.8%	2.0%	0.9%	(11.6)%
Osage Bancshares, Inc. (OSBK)	01/18/07	Nasdaq	(0.5)	(0.5)	(2.5)	(16.0)
Westfield Financial, Inc. (WFD)	01/04/07	Amex	7.0	7.5	9.9	1.1
Citizens Community Bancorp, Inc. (CZWI)	11/01/06	Nasdaq	(2.5)	(1.0)	(2.5)	(10.0)
Liberty Bancorp, Inc. (LBCP)	07/24/06	Nasdaq	2.5	1.0	(0.8)	8.1
First Clover Leaf Financial Corp. (FCLF) *	07/11/06	Nasdaq	3.9	6.0	9.8	9.0
Monadnock Bancorp, Inc. (MNKB)	06/29/06	Otcbb	—	(5.0)	(15.6)	(15.6)
New England Bancshares, Inc. (NEBS)	12/29/05	Nasdaq	6.6	7.0	7.0	20.1
American Bancorp of New Jersey, Inc. (ABNJ)	10/06/05	Nasdaq	1.6	(2.0)	0.1	11.0
Hudson City Bancorp, Inc. (HCBK)	06/07/05	Nasdaq	9.6	10.7	15.5	42.2
First Federal of Northern Michigan (FFNM)	04/04/05	Nasdaq	(5.1)	(7.0)	(16.0)	(20.0)
Rome Bancorp, Inc. (ROME)	03/31/05	Nasdaq	0.5	(2.0)	(5.6)	19.0

		Averages	1.8%	1.2%	(0.5)%	2.6%

*	Transaction involved simultaneous acquisition.

          The table above presents only short-term historical information on stock price performance for a small number of transactions, which may not be indicative of the short or long-term performance of such stock prices. The table above is also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

          You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade at or below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events

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not in the control of management. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

          Employee Stock Ownership Plan. Our tax-qualified employee stock ownership plan expects to purchase up to 6.0% of the shares of common stock we sell in the offering, or 897,000 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold which, when combined with the existing shares held by the employee stock ownership plan, will be less than 8.0% of the shares outstanding following the conversion as required by Office of Thrift Supervision regulations. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 6.0% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees that was established in 2004 in connection with our minority stock offering and that, as of June 30, 2007, had 307,084 shares remaining unallocated under this plan. Assuming the employee stock ownership plan purchases 897,000 shares in the offering, which when combined with the 307,084 unallocated shares currently outstanding, for an aggregate amount of 1,204,084 unallocated shares under the plan, we will recognize compensation expense of $12.0 million over a 20-year period for the plan, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

          Stock-Based Incentive Plan. We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required under Office of Thrift Supervision regulations limiting the amount of shares of common stock that may be granted under the plan and the applicable vesting period if adopted within 12 months following completion of the conversion. If adopted after 12 months, the stock-based incentive plan would also have to be submitted for approval by Kaiser Federal Financial Group, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment but would have the limitations under the noted regulations. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares up to 3.7%of the shares of common stock sold in the offering, or up to 557,541 shares of common stock at the maximum of the offering range, for awards of restricted stock to key employees and directors, at no cost to the recipients, in order to ensure that the aggregate number of restricted shares of common stock subject to the new stock-based incentive plan and the 2004 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding (including shares issued in exchange for existing shares of K-Fed Bancorp common stock) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.3% in their ownership interest in Kaiser Federal Financial Group, Inc. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will also reserve a number of shares up to 9.3% of the shares of common stock sold in the offering, or up to 1,393,854 shares of common stock at the maximum of the offering range, for grants of stock options to key employees and directors in order to ensure that the aggregate number of shares reserved does not exceed 10.0% of the shares outstanding (including shares issued in exchange for existing shares of K-Fed Bancorp common stock) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of

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approximately 5.6% in their ownership interest in Kaiser Federal Financial Group, Inc. Restricted stock awards and stock option grants made under this plan would be subject to vesting over a period of not less than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan may exceed 3.7%and 9.3%, respectively, of the shares sold in the offering and have a shorter vesting period. We have not determined at this time whether we will adopt the stock-based incentive plan within 12 months after completion of the conversion or thereafter. For a description of our current stock benefit plans, see “Management—Benefit Plans.”

          The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)					Value of Grants (2)
				Dilution Resulting From Issuance of Shares for Stock Benefit Plans
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering			At Minimum of Offering Range	At Maximum of Offering Range

Employee stock ownership plan	663,000	897,000	6.0%	—%		$6,630,000	$8,970,000
Restricted stock awards	412,096	557,541	3.7	2.3	(3)	4,120,960	5,575,410
Stock options	1,030,240	1,393,854	9.3	5.6	(3)	2,606,507	3,526,451

Total	2,105,336	2,848,395	19.0%	7.7%		$13,357,467	$18,071,861

(1)

The stock-based incentive plan may award a greater number of options and shares, respectively, if the plan is adopted more than one year after the completion of the conversion, although such plan may remain subject to supervisory restrictions.

(2)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.53 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 6.25 years; a dividend rate of 2.33%; a risk free interest rate of 4.67%; and a volatility rate of 23.35% based on an index of publicly traded thrift institutions. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Calculated at the maximum of the offering range, and assumes such shares come from authorized but unissued shares.

          We may fund our plans through open market purchases, as opposed to new issuance of common stock; however, if any options previously granted under our existing 2004 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly-issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or a compelling business purpose for purposes of this test.

          The following table presents information as of June 30, 2007 regarding our existing employee stock ownership plan, our 2004 Stock Option Plan, our 2004 Recognition and Retention Plan, our proposed employee stock ownership plan purchases and our proposed stock-based incentive plan. The table below assumes that 23,532,229 shares are outstanding after the offering, which includes the sale of 14,950,000 shares in the offering at the maximum of the offering range and the issuance of 8,582,229 shares in exchange for shares of K-Fed Bancorp using an exchange ratio of 1.6870. It also assumes that the value of the stock is $10.00 per share.

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Existing and New Stock Benefit Plans	Participants	Shares		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Existing employee stock ownership plan shares	Employees	767,495	(1)	$7,674,950		3.3%
New employee stock ownership plan shares	Employees	897,000		8,970,000		3.8

Total employee stock ownership plan shares	Employees	1,664,495		16,644,950		7.1

Existing shares of restricted stock	Directors, Officers and Employees	383,748	(2)	3,837,480	(3)	1.6
New shares of restricted stock	Directors, Officers and Employees	557,541		5,575,410		2.4

Total shares of restricted stock	Directors, Officers and Employees	941,289		9,412,890		4.0
Existing stock options	Directors, Officers and Employees	959,369	(4)	2,609,484	(5)	4.1
New stock options	Directors, Officers and Employees	1,393,854		3,526,451	(5)	5.9

Total stock options	Directors, Officers and Employees	2,353,223		6,135,935		10.0

Total of stock benefit plans		4,959,007		$32,193,775		21.1%

(1)

K-Fed Bancorp initially established an employee stock ownership plan, which purchased 454,940 shares of its common stock in its minority stock issuance. As of June 30, 2007, the employee stock ownership plan held 454,940 shares of which 147,856 have been allocated. These shares will be exchanged for 767,495 shares using the exchange ratio at the maximum of the offering range.

(2)

Represents 227,470 shares of restricted stock authorized for grant under the 2004 Recognition and Retention Plan, which will be exchanged for 383,748 shares using the exchange ratio at the maximum of the offering range. As of June 30, 2007, 164,540 shares of restricted stock were awarded. As of June 30, 2007, 56,880 shares or 25% of the shares awarded have vested and will be exchanged for 95,958 shares using the exchange ratio at the maximum of the offering range.

(3)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)

Represents 568,675 shares reserved for issuance under the 2004 Stock Option Plan, which will be exchanged for 959,369 shares using the exchange ratio at the maximum of the offering range. Options to purchase a total of 348,400 shares have been granted and are outstanding under the existing 2004 Stock Option Plan, which will be exchanged for options to purchase a total of 587,760 shares using the exchange ratio at the maximum of the offering range. A total of 11,720 options have been exercised. A total of 22% of the outstanding awards or 126,280 options have vested, which will be exchanged for 213,038 shares using the exchange ratio at the maximum of the offering range.

(5)

The weighted-average fair value of stock options granted under the 2004 Stock Option Plan has been estimated at $4.59 per option using the Black-Scholes option pricing model. The assumptions used for the options granted in 2004 were: exercise price, $15.18; a dividend yield range of 1.33% to 2.35%; expected life of five to seven years; an expected volatility range of 23.0% to 39.18%; and a risk-free interest rate range of 3.54% to 4.77%. The fair value of stock options granted under the 2004 Stock Option Plan has been adjusted to $2.72 per option to reflect the additional shares issued at the maximum exchange ratio from the conversion and stock offering. The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.53 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant; dividend yield, 2.33%; expected life, 6.25 years; expected volatility, 23.35%; and risk-free interest rate, 4.67%.

          The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of Kaiser Federal Financial Group, Inc.’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the conversion and offering. The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	412,096 Shares Awarded at Minimum of Range	484,819 Shares Awarded at Midpoint of Range	557,541 Shares Awarded at Maximum of Range	641,173 Shares Awarded at Maximum of Range, As Adjusted

$8.00	$3,296,768	$3,878,552	$4,460,328	$5,129,384
10.00	4,120,960	4,848,190	5,575,410	6,411,730
12.00	4,945,152	5,817,828	6,690,492	7,694,076
14.00	5,769,344	6,787,466	7,805,574	8,976,422

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          The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Kaiser Federal Financial Group, Inc. at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the proposed stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Grant Date Fair Value Per Option	1,030,240 Options at Minimum of Range	1,212,047 Options at Midpoint of Range	1,393,854 Options at Maximum of Range	1,602,932 Options at Maximum of Range, As Adjusted

$8.00	$2.02	$2,081,084	$2,448,335	$2,815,585	$3,237,923
10.00	2.53	2,606,507	3,066,479	3,526,451	4,055,418
12.00	3.04	3,131,930	3,684,623	4,237,316	4,872,913
14.00	3.54	3,647,050	4,290,646	4,934,243	5,674,379

          The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade at or below $10.00 per share. Before you make an investment decision, we urge you to read this entire prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 20.

Employment Agreements

          Following completion of the conversion and offering we plan to enter into employment agreements with our president and chief executive officer and our three other executive officers. See “Management—Benefits to be Considered Following Completion of the Conversion—Employment Agreements.”

The Exchange of Existing Shares of K-Fed Bancorp Common Stock

          If you are a stockholder of K-Fed Bancorp as of the conclusion of the conversion, your shares will be canceled and exchanged for shares of common stock of Kaiser Federal Financial Group, Inc. The number of shares of common stock you receive will be based on an exchange ratio determined as of the conclusion of the conversion, which will depend upon our final appraised value. The number of shares you receive will not be based on the market price of our currently outstanding K-Fed Bancorp shares. Instead, the exchange ratio will ensure that existing public stockholders of K-Fed Bancorp will own the same percentage of Kaiser Federal Financial Group, Inc.’s common stock after the conversion and offering exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The following table shows how the exchange ratio will adjust, based on the valuation of Kaiser Federal Financial Group, Inc. and the number of shares of common stock issued in the offering. The table also shows the number of whole shares of Kaiser Federal Financial Group, Inc. common stock a hypothetical owner of K-Fed Bancorp common stock would receive in exchange for 100 shares of K-Fed Bancorp common stock owned at the consummation of the conversion, depending on the number of shares of common stock sold in the offering.

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	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of K- Fed Bancorp		Total Shares of Common Stock to be Outstanding after the Conversion and Offering	Exchange Ratio	Equivalent Per Share Current Market Price(1)	New Shares That Would be Received for 100 Existing Shares

	Amount	Percent	Amount	Percent

Minimum	11,050,000	63.5%	6,343,386	36.5%	17,393,386	1.2469	$12.47	124
Midpoint	13,000,000	63.5%	7,462,808	36.5%	20,462,808	1.4670	14.67	146
Maximum	14,950,000	63.5%	8,582,229	36.5%	23,532,229	1.6870	16.87	168
Maximum; as adjusted	17,192,500	63.5%	9,869,563	36.5%	27,062,063	1.9401	19.40	194

(1)

Represents the value of shares of Kaiser Federal Financial Group, Inc. common stock received in the conversion by a holder of one share of K-Fed Bancorp at the exchange ratio, assuming the market price of $10.00 per share.

          If you own shares of K-Fed Bancorp common stock through a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. Your shares will be automatically exchanged. If you hold K-Fed Bancorp stock certificate(s), you will receive a transmittal form with instructions on how to surrender your stock certificate(s) after consummation of the conversion. New certificate(s) of Kaiser Federal Financial Group, Inc. common stock will be mailed to you within five business days after the exchange agent receives your properly executed transmittal form and your K-Fed Bancorp stock certificate(s). You should not submit a stock certificate for exchange until you receive a transmittal form.

          No fractional shares of Kaiser Federal Financial Group, Inc. common stock will be issued to any public stockholder of K-Fed Bancorp. For each fractional share that would otherwise be issued, Kaiser Federal Financial Group, Inc. will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.

          Outstanding options to purchase shares of K-Fed Bancorp common stock also will convert into and become options to purchase new shares of Kaiser Federal Financial Group, Inc. common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2007, there were 348,400 outstanding options to purchase shares of K-Fed Bancorp common stock, 114,560 of which have vested. Such options will be converted into options to purchase 142,844 shares of common stock at the minimum of the offering range and 193,262 shares of common stock at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 5.6% at the minimum of the offering range and 5.6% at the maximum of the offering range.

Limits on How Much Common Stock You May Purchase

          The minimum number of shares of common stock that may be purchased in the offering is 25.

          If you are not currently a K-Fed Bancorp stockholder –

          No person exercising subscription rights through one or more similarly titled individual deposit accounts, and no group of persons exercising subscription rights through one deposit account may purchase more than five percent (5%) of the common stock sold in the offering. At the midpoint of the

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offering range this would be $6,500,000 or 650,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed five percent (5%) of the common stock sold in the offering:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

          Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of five percent (5%) of the common stock sold in the offering in all categories of the offering combined.

          See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “The Conversion and Offering—Limitations on Common Stock Purchases.”

          If you are currently a K-Fed Bancorp stockholder –

          In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of K-Fed Bancorp common stock, may not exceed five percent (5%) of the total shares of common stock to be issued and outstanding after the completion of the conversion.

          Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Shares of Common Stock

          In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Kaiser Federal Financial Group, Inc.; or

(ii)	authorizing us to withdraw funds from the types of Kaiser Federal Bank deposit accounts designated on the stock order form.

          Kaiser Federal Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use Kaiser Federal Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.

          You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Kaiser Federal Financial Group, Inc. or authorization to withdraw funds from one or more of your Kaiser Federal Bank deposit accounts, provided that we receive the stock order form before 12:00 Noon, Pacific Time, on [Expiration Date], which is the end of the offering period. Checks and money orders will be immediately deposited in a

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segregated account with Kaiser Federal Bank or another insured depository institution upon receipt. We will pay interest calculated at Kaiser Federal Bank’s passbook savings rate from the date funds are received until completion or termination of the conversion. On your stock order form, you may not authorize direct withdrawal from a Kaiser Federal Bank individual retirement account. If you wish to use funds in an individual retirement account to purchase shares of our common stock, please see “—Using Individual Retirement Account Funds to Purchase Shares” below. You may not designate a withdrawal from Kaiser Federal Bank accounts with check-writing privileges. Please provide a check instead.

          Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at Kaiser Federal Bank must be available in the accounts at the time the stock order is received. However, funds will not be withdrawn from an account until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

          We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging both receipt of this prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Kaiser Federal Bank, Kaiser Federal Financial Group, Inc. or the federal government.

Submitting Your Order

          You may submit your stock order form by mail using the order reply envelope provided, by overnight courier to the indicated address on the stock order form, or by delivery to our Stock Information Center, which is located in our main office at 1359 North Grand Avenue, Covina, California 91724. Stock order forms may not be delivered to other Kaiser Federal Bank offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond [Extension Date #1] or the number of shares of common stock to be sold is increased to more than 17,192,500 shares or decreased to fewer than 11,050,000 shares.

Using Individual Retirement Account Funds to Purchase Shares

          You may be able to subscribe for shares of common stock using funds in your individual retirement account. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Kaiser Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Kaiser Federal Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Expiration Date] offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at Kaiser Federal Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

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Delivery of Stock Certificates

          Certificates representing shares of common stock sold in the offering will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

You May Not Sell or Transfer Your Subscription Rights

          Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Deadline for Orders of Common Stock

          If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center located in our main office at 1359 North Grand Avenue, Covina, California 91724 no later than 12:00 Noon, Pacific Time, on [Expiration Date].

          Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 17,192,500 shares or decreases to less than 11,050,000 shares. We may extend the [Expiration Date] expiration date, without notice to you, until [Extension Date #1]. If the offering is extended beyond [Extension Date #1], or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering. In either of these cases, purchasers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a purchaser to any resolicitation, the purchaser’s order will be cancelled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be cancelled. No extension may last longer than 90 days. All extensions, in the aggregate, may not last beyond [Extension Date #2].

          Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 Noon, Pacific Time, on [Expiration Date], whether or not we have been able to locate each person entitled to subscription rights.

          TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS

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PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

          If we do not receive orders for at least 11,050,000 shares of common stock in the subscription, community and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond the [Extension Date #1] expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

          We expect our directors and executive officers, together with their associates, to purchase 46,600 shares of common stock in the offering. The purchase price paid by them will be the same $10.00per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own 861,407 shares of common stock, or 3. 6 % of our total outstanding shares of common stock at the maximum of the offering range, including shares they receive in exchange for shares they currently own in K-Fed Bancorp.

Market for Common Stock

          Publicly held shares of K-Fed Bancorp’s common stock trade on the Nasdaq Global Market under the symbol “KFED.” Upon completion of the conversion, the shares of common stock of Kaiser Federal Financial Group, Inc. will replace K-Fed Bancorp’s existing shares. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “KFFG.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. K-Fed Bancorp currently has 23 registered market makers. There can be no assurance that persons purchasing shares of common stock in the offering will be able to sell their shares at or above the $10.00 price per share.

Our Dividend Policy

          As of June 30, 2007, K-Fed Bancorp currently paid a quarterly cash dividend of $0.10 per share, which equals $0.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.32, $0.27, $0.24 and $0.21 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 3.2%, 2.7%, 2.4% and 2.1%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that K-Fed Bancorp stockholders currently receive, as adjusted to reflect the exchange ratio. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results

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of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

          See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Market For The Common Stock” for information regarding our historical dividend payments.

Tax Consequences

          As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, Kaiser Federal Financial Group, Inc., persons eligible to subscribe in the subscription offering, or existing stockholders of K-Fed Bancorp. Existing stockholders of K-Fed Bancorp who receive cash in lieu of fractional share interests in shares of Kaiser Federal Financial Group, Inc. common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completion of the Conversion

          We cannot complete the conversion and offering unless:

•

The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of K-Fed Mutual Holding Company (depositors of Kaiser Federal Bank as of October 31 , 2007);

•

The plan of conversion and reorganization is approved by a vote of at least two-thirds of the outstanding shares of common stock of K-Fed Bancorp, including shares held by K-Fed Mutual Holding Company (because K-Fed Mutual Holding Company owns more than 50% of the outstanding shares of K-Fed Bancorp common stock, we expect that K-Fed Mutual Holding Company will control the outcome of this vote);

•

The plan of conversion and reorganization is approved by vote of at least a majority of the outstanding shares of common stock of K-Fed Bancorp, excluding those shares held by K-Fed Mutual Holding Company;

•	We sell at least the minimum number of shares of common stock offered; and

•

We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering, however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

          K-Fed Mutual Holding Company intends to vote its ownership interest in favor of the plan of conversion and reorganization. At October 26 , 2007, K-Fed Mutual Holding Company owned 63.5% of the outstanding shares of common stock of K-Fed Bancorp. The directors and executive officers of K-Fed Bancorp and their affiliates beneficially owned 482,994 shares of K-Fed Bancorp, or 3. 4 % of the outstanding shares of common stock as of October 26 , 2007. They have indicated their intention to vote those shares in favor of the plan of conversion and reorganization.

Decrease in Stockholders’ Rights for Existing Stockholders of K-Fed Bancorp

          As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. Some rights of stockholders of Kaiser Federal Financial Group,

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Inc. will be reduced compared to the rights stockholders currently have in K-Fed Bancorp. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Kaiser Federal Financial Group, Inc. and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or nominate directors; (iii) approval by at least 80% of outstanding shares required to amend the articles of incorporation and bylaws; (iv) a residency requirement for directors; and (v) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See “Comparison of Stockholders’ Rights For Existing Stockholders of K-Fed Bancorp” for a discussion of these differences.

How You Can Obtain Additional Information – Stock Information Center

          Our banking office personnel may not, by law, assist with investment related questions about the offering. If you have any questions regarding the conversion or offering, please call 1-877-552-5662 or visit our Stock Information Center, located in our main office at 1359 North Grand Avenue, Covina, California 91724. The Stock Information Center is open Monday 12:00 Noon until 4:00 p.m., Tuesday-Thursday 8:30 a.m. until 4:00 p.m. and Friday 8:30 a.m. until 12:00 Noon, Pacific Time. The Stock Information Center will be closed weekends and bank holidays. Other Kaiser Federal Bank offices will not accept stock order forms or proxy cards.

Important Risks in Owning Kaiser Federal Financial Group, Inc.’s Common Stock

          Before you decide to purchase stock, you should read the “Risk Factors” section on pages ____ to ____ of this prospectus.

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RISK FACTORS

          You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

The Current Interest Rate Environment Has Had And Can Have An Adverse Effect On Our Net Interest Income.

          Net income is the amount by which net interest income and non-interest income exceeds non-interest expenses and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

          A substantial percentage of our interest-earning assets, such as residential mortgage loans, have longer maturities than our interest-bearing liabilities, which consist primarily of deposits and borrowings. As a result, our net interest income is adversely affected if the average cost of our interest-bearing liabilities increases more rapidly than the average yield on our interest-earning assets.

          Long-term interest rates are generally higher than short-term interest rates. In the past few years, however, the difference between long-term rates and short-term rates has narrowed from historical levels, placing pressure on our net interest income. Our average net interest rate spread (the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased to 1.87% for the year ended June 30, 2007 from 2.17% and 2.48% for the years ended June 30, 2006 and 2005, respectively, and our net interest margin (net interest income as a percent of average interest-earning assets) decreased to 2.43% for the year ended June 30, 2007 from 2.66% and 2.93% for the years ended June 30, 2006 and 2005, respectively. We expect that our net interest rate spread and net interest margin will continue to be compressed in the current interest rate environment, which will have a negative effect on our profitability. See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

We Purchase A Large Percentage Of Our Real Estate Mortgage Loans From Third Parties And Our Net Income Would Be Negatively Affected If We Are Unable To Continue To Purchase These Loans.

          We have purchased without recourse a substantial number of our one- to four-family real estate mortgage loans from large third party originators since 2001. As of June 30, 2007, $391.9 million or 83.5% of our $469.5 million one- to four-family real estate mortgage loan portfolio consisted of purchased loans. As of the same date, $313.4 million of these purchased loans were non-conforming to secondary mortgage standards due to the principal amount of each loan size and therefore are not saleable to Freddie Mac or Fannie Mae. In addition, $22.4 million of these purchased loans were to borrowers with a credit score less than or equal to 660 which may be an indication of a credit-impaired borrower. This pool of purchased loans also included $117.2 million in loans underwritten on the stated income of the borrower, the reasonableness of which was verified through sources other than the borrower.

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          We purchase these loans, with servicing retained by the seller, in order to increase our net interest income. By emphasizing loan purchases, we avoid the costs of additional origination staff and infrastructure and believe we increase the overall profitability from these loans. We review each loan to ensure that it meets our own underwriting standards before making any commitment to purchase the loan. Should we be unable to purchase loans from these third party originators in the future due to pricing considerations, loan quality or acceptable sellers, among other factors, our ability to originate residential mortgage loans may be disrupted unless we are able to find suitable replacements or have the capability to produce a greater volume of mortgage originations through our lending staff. A disruption to our residential mortgage lending program may negatively impact our net income.

           All of our real estate loans, including our purchased loans, are secured by properties located in the State of California. As a result our one- to four-family real estate mortgage loan portfolio, including purchased loans, are subject to market risks in California. The sale of new and existing one- to four-family homes in Southern California is at a 15 year low. In addition, default rates statewide in California on one- to four-family loans in the second quarter of 2007 were also at the highest levels in a decade. A decline in home sales reduces lending opportunities and may negatively affect our income since a substantial portion of our loan portfolio consists of one- to four-family residential loans.

Our Loan Portfolio Possesses Increased Risk Due To Our Level Of Multi-Family Real Estate, Commercial Real Estate And Consumer Loans Which Could Increase Our Level Of Provision For Loan Losses.

          Our outstanding multi-family real estate, commercial real estate and consumer loans accounted for approximately 33.1% of our total loan portfolio as of June 30, 2007. Generally, management considers these types of loans to involve a higher degree of risk compared to permanent first mortgage loans on one- to four-family, owner occupied residential properties. These loans have higher risks than permanent loans secured by residential real estate for the following reasons:

•

Multi-Family Real Estate Loans. These loans are underwritten on the income producing potential of the property, financial strength of the borrower and any guarantors. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•

Commercial Real Estate Loans. These loans are underwritten on the income producing potential of the property or the successful operation of the borrower’s business, financial strength of the borrower and any guarantors which can be significantly affected by conditions in the real estate markets or in the economy. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•

Consumer Loans. Consumer loans (such as automobile loans) are collateralized, if at all, by assets that may not provide adequate source of repayment of the loan due to depreciation, damage or loss. As a result, consumer loan collections are dependant on the borrower’s continuing financial stability and thus, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

          Management plans to increase emphasis on higher yielding products such as multi-family and commercial real estate loans, while maintaining a moderate growth of one- to four-family residential real estate loans. Many of our commercial and multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. Further, commercial and multi-family real estate loans generally have relatively large balances to single borrowers

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or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial and multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. As a result of the above factors, management may determine it necessary to increase the level of provision for loan losses. Increased provisions for loan losses could negatively affect our results of operation.

Future Changes in Interest Rates Could Reduce Our Net Income.

          To be profitable, we must earn more money in interest received on loans and investments than what we pay in interest to depositors and lenders. The Federal Reserve Board increased the targeted Federal Funds Rate four times during calendar year 2006, from 4.25% to 5.25%, with all increases occurring during the first six months of 2006. On September 18, 2007 and October 31, 2007 , the Federal Reserve Board decreased its target for the Federal Funds Rate from 5.25% to 4.75% and from 4.75% to 4.50%, respectively . The targeted Federal Funds Rate has a direct correlation to general rates of interest, including our interest-bearing deposits. Kaiser Federal Bank’s mix of asset and liabilities are considered to be sensitive to interest rate changes. Accordingly, if short-term interest rates continue to rise, net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and mortgage-backed and related securities. In addition, rising interest rates may negatively affect income because higher rates may reduce the demand for loans and the value of mortgage-related and investment securities.

          In a declining rate environment, we may be susceptible to the prepayment or refinancing of high rate loans, which could reduce net interest income. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

          We principally manage interest rate risk by managing our volume and mix of our interest earning assets and funding our interest bearing liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Our Loan Portfolio Possesses Increased Risk Due To Its Rapid Expansion, Unseasoned Nature And Amount Of Nonconforming Loans.

          From June 30, 2003 to June 30, 2007, our loan portfolio increased by $309.5 million or 79.4%. As a result of this rapid expansion, a significant portion of our portfolio is unseasoned and may not have had sufficient time to perform to properly indicate the potential performance. Our unseasoned adjustable rate loans have not, therefore, been subject to an interest rate environment that causes them to adjust to the maximum level and may involve risks resulting from potentially increasing payment obligations by the borrower as a result of the repricing. A significant portion of our one- to four-family residential loans are non-conforming to secondary market requirements, due mainly to the large loan size, loan terms or the credit score of the borrower and, therefore, are not saleable to Freddie Mac or Fannie Mae. At June 30, 2007, 40.9% of our one- to four-family loans consisted of loans that were considered nonconforming due to loan size. In addition, $32.9 million of our one- to four-family residential loans were to borrowers with a credit score less than or equal to 660 which may be an indication of a credit-impaired borrower.

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          As of June 30, 2007, we held in our portfolio $100.4 million in one-to four-family interest-only mortgage loans. This amount represents 14.3% of our gross loan portfolio, with $55.2 million of that amount comprised of adjustable rate loans. The interest rate on these loans are initially fixed for three, five or seven year terms and then adjust in accordance with the terms of the loan to require payment of both principal and interest in order to amortize the loan for the remainder of the term. In 2005, we began underwriting interest-only loans based on the fully amortized payment and for an adjustable rate loan by qualifying the borrower based upon the rate that would apply upon the first interest rate adjustment rather than upon origination. We have also purchased loans to borrowers who provide limited or no documentation of assets or income, known as stated income loans. At June 30, 2007, we had $118.8 million of stated income loans consisting of $79.4 million in fixed rate stated income loans and $39.4 million in adjustable rate stated income loans. Included in our stated income loans at June 30, 2007 were $42.4 million of interest only loans.

          These types of one- to four-family residential loans are generally considered to have an increased risk of delinquency and foreclosure than conforming loans and may result in higher levels of provisions for loan losses. For example, if the interest rate adjustment results in the borrower being unable to make higher payments of both interest and principal or to refinance the loan, we would be required to initiate collection efforts including foreclosure in order to protect our investment. Although we have not experienced such increased delinquencies or foreclosures in the current interest rate environment, there can be no assurance that our residential loan portfolio would not be adversely affected in the event of a downturn in regional or national economic conditions. In addition, there can be no assurance, that we will recover funds in an amount equal to any remaining loan balance. Consequently, we could sustain loan losses and potentially incur a higher provision for loan loss expense.

If The Allowance For Loan Losses Is Not Sufficient To Cover Actual Losses, Net Income May Be Negatively Affected.

          Credit risk is inherent in the lending business, and failure to adequately assess such credit risk could have a material adverse affect on our financial condition and results of operations. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. In determining the amount of the allowance for loans losses, management reviews the loan portfolio and Kaiser Federal Bank’s historical loss and delinquency experience, as well as overall economic conditions. If management’s assumptions are incorrect, the allowance for loan losses may be insufficient to cover probable losses in the loan portfolio, resulting in additions to the allowance. The allowance for loan losses is also periodically reviewed by the Office of Thrift Supervision, who may disagree with the allowance and require us to increase or decrease such amount. Additions to the allowance for loans losses would be made through increased provisions for loan losses and would negatively affect our results of operations. At June 30, 2007, our allowance for loan losses was $2.8 million, or 0.40% of total loans and 245.84% of non-performing loans.

We Depend On Our Management Team To Implement Our Business Strategy And Execute Successful Operations And We Could Be Harmed By The Loss Of Their Services.

          We are dependent upon the services of our senior management team. Our strategy and operations are directed by the senior management team. Upon completion of the conversion and offering, our president and chief executive officer and our three other executive officers will enter into employment agreements with Kaiser Federal Bank. Any loss of the services of the president and chief executive officer or other members of the management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets.

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See “Management– Benefits to be Considered Following Completion of the Conversion—Employment Agreements.”

Strong Competition In Our Primary Market Area May Reduce Our Ability To Attract And Retain Deposits And Also May Increase Our Cost of Funds.

          We operate in a very competitive market for the attraction of deposits, the primary source of our funding. Historically, our most direct competition for deposits has come from credit unions, community banks, large commercial banks and thrift institutions within our primary market areas. In recent years competition has also come from institutions that largely deliver their services over the internet. Such competitors have the competitive advantage of lower infrastructure costs. Particularly in times of extremely low or extremely high interest rates, we have faced significant competition for investors’ funds from short-term money market securities and other corporate and government securities. During periods of regularly increasing interest rates, competition for interest bearing deposits increases as customers, particularly certificate of deposit customers, tend to move their accounts between competing businesses to obtain the highest rates in the market. As a result, Kaiser Federal Bank incurs a higher cost of funds in an effort to attract and retain customer deposits. We strive to grow our lower cost deposits, such as non-interest bearing checking accounts, in order to reduce our cost of funds.

Strong Competition In Our Primary Market Area May Reduce Our Ability To Obtain Loans And Also Decrease Our Yield On Loans.

          We are located in a competitive market that affects our ability to obtain loans through origination or purchase as well as originating them at rates that provide an attractive yield. Competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, nationally based homebuilders and credit unions. Internet based lenders have also become a greater competitive factor in recent years. Such competition for the origination and purchase of loans may limit future growth and earnings prospects.

If Economic Conditions Deteriorate In Our Primary Market Of Southern California, Our Results Of Operations And Financial Condition Could Be Adversely Impacted As Borrowers’ Ability To Repay Loans Declines And The Value Of The Collateral Securing Loans Decreases.

          Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and California state governments and other significant external events. As of June 30, 2007, 66.9% or $469.5 million of our loan portfolio consisted of loans secured by one- to four-family residences. All our loans are secured by real estate located in California. Decreases in California real estate values could adversely affect the value of property used as collateral. In the event that we are required to foreclose on a property securing a mortgage loan or pursue other remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to any remaining loan balance as a result of prevailing general economic or local conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying the loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans. Consequently, we would sustain loan losses and potentially incur a higher provision for loan loss expense. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on earnings.

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We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Laws And Regulations.

          Kaiser Federal Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Kaiser Federal Bank’s deposits. As a thrift holding company, we are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions’ allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Kaiser Federal Bank and K-Fed Bancorp or its successor.

          Kaiser Federal Bank’s operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect the business, financial condition or prospects. See “Supervision and Regulation.”

Risks Related to the Conversion and Offering

The Future Price Of The Shares Of Common Stock May Be Less Than The $10.00 Purchase Price Per Share In The Offering.

          We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Kaiser Federal Financial Group, Inc. and the outlook for the financial institutions industry in general.

The Market Value Of Kaiser Federal Financial Group, Inc. Common Stock Received In The Share Exchange May Be Less Than The Market Value Of K-Fed Bancorp Common Stock Exchanged.

           The number of shares of Kaiser Federal Financial Group, Inc. common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of K-Fed Bancorp common stock held by the public prior to the conversion and offering, the final independent appraisal of Kaiser Federal Financial Group, Inc. common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of K-Fed Bancorp common stock will own approximately the same percentage of Kaiser Federal Financial Group, Inc.

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common stock after the conversion and offering as they owned of K-Fed Bancorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of K-Fed Bancorp common stock.

           The exchange ratio ranges from a minimum of 1.2469 to a maximum of 1.6870 shares of Kaiser Federal Financial Group, Inc. common stock per share of K-Fed Bancorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.9401shares of Kaiser Federal Financial Group, Inc. common stock per share of K-Fed Bancorp common stock. Shares of Kaiser Federal Financial Group, Inc. common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of K-Fed Bancorp common stock at the time of the exchange, the initial market value of the Kaiser Federal Financial Group, Inc. common stock that you receive in the share exchange could be less than the market value of the K-Fed Bancorp common stock that you currently own. If the conversion is completed at the midpoint of the offering range, each share of K-Fed Bancorp would be converted into 1.4670 shares of Kaiser Federal Financial Group, Inc. common stock with an initial value of $14.67 based on the $10.00 purchase price of stock in the offering. This compares to the closing sale price of $_____ per share price for the K-Fed Bancorp common stock on __________, 2007, as reported on the Nasdaq Global Market. The decline in the initial value of the Kaiser Federal Financial Group, Inc. common stock received in exchange for K-Fed Bancorp common stock could be even greater if the market price for K-Fed Bancorp common stock increases prior to the completion of the conversion.

Our Failure To Effectively Utilize The Net Proceeds Of The Offering Could Reduce Our Return On Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.

          Kaiser Federal Financial Group, Inc. intends to contribute between $53.1 million and $71.6 million of the net proceeds of the offering (or $82.2 million at the adjusted maximum of the offering range) to Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes.Kaiser Federal Financial Group, Inc. also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. Kaiser Federal Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the effective deployment of the net proceeds, and we cannot predict how long we will require to effectively deploy the net proceeds.

          Additionally, net income divided by average stockholders’ equity, known as “return on equity,” and net income divided by average total assets, known as “return on assets” are ratios many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the years ended June 30, 2007 and June 30, 2006 was 5.09% and 5.33%, respectively, compared to an average of 5.48% for all publicly traded savings institutions as of August 3, 2007. Our return on assets ratio for the years ended June 30, 2007 and June 30, 2006 was 0.61% and 0.68%, respectively, compared to an average of 0.56% for all publicly traded savings institutions as of August 3, 2007. Our return on equity has decreased from 6.05% for the fiscal year ended June 30, 2004 to 5.09% for the year ended June 30, 2006. Our return on assets, however, has increased from 0.58% for the year ended June 30, 2004 to 0.61% for

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the year ended June 30, 2007. Until we can increase our net interest income and non-interest income and effectively deploy the additional capital raised in the offering, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

The Ownership Interest Of Management And Employees Could Enable Insiders To Prevent A Merger That May Provide Stockholders A Premium For Their Shares.

          The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in the exchange for their existing shares of K-Fed Bancorp common stock is expected to result in management and the board controlling approximately 3. 6 % of our outstanding shares of common stock at the maximum of the offering range. As of October 26 , 2007, directors and officers owned 3. 4 % of the outstanding shares of K-Fed Bancorp common stock. These shares, when combined with the 6.0% of the shares in the offering expected to be purchased by our employee stock ownership plan, will result in management and employees controlling a large percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Kaiser Federal Financial Group, Inc. that our stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 15. 7 % of our outstanding shares of common stock if a stock-based incentive plan is adopted in the future. Such voting power could enable management and employees as a group to possibly defeat a stockholder matter that requires an 80% vote, including removal of directors, and certain amendments to our articles of incorporation and bylaws.

There May Be a Limited Market For Our Common Stock, Which May Lower Our Stock Price And Make It More Difficult For Investors To Sell Their Shares Of Our Common Stock.

          We currently trade on the Nasdaq Global Market and plan to continue to do so following the conversion. However, we cannot guarantee that the shares of common stock will be regularly traded. Even if a liquid market develops for our common stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Kaiser Federal Financial Group, Inc. nor the market makers in the common stock can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

          Additionally, the aggregate purchase price of common stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of Kaiser Federal Financial Group, Inc., economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings institutions traded below the price at which the shares were sold in the companies’ initial public offerings. We cannot assure you that, after the conversion, the trading price of our common stock will be at or above $10.00.

The Implementation Of The Stock-Based Incentive Plan May Dilute Your Ownership Interest.

          We intend to adopt a new stock-based incentive plan following the conversion and offering, subject to receipt of stockholder approval. This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Kaiser Federal Financial Group, Inc. While our intention is to fund this plan through open market purchases, stockholders would experience a reduction in ownership interest totaling 7.7% at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options or

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shares of restricted common stock under the plan in an amount equal to up to 3.7% and 9.3%, respectively, of the shares sold in the offering. In the event we adopt the plan within one year following the conversion, shares of restricted stock to be issued and options to be granted under the stock-based incentive plan will be limited in order to ensure that the aggregate number of shares of restricted common stock and option awards subject to the new stock-based incentive plan and the 2004 Recognition and Retention Plan and the 2004 Stock Option Plan do not exceed 4.0% and 10.0%, respectively, of the total shares outstanding (including shares issued by Kaiser Federal Financial Group, Inc. in exchange for existing shares of K-Fed Bancorp) following completion of the conversion and the offering. In the event the stock-based incentive plan is adopted after one year and newly issued shares are used to fund stock options or shares of restricted stock, such dilution would be increased in the event the shares granted under the plan are greater since the noted aggregate restrictions would not apply.

Additional Expenses Following The Conversion From The Compensation And Benefit Expenses Associated With The Implementation Of The New Stock-Based Incentive Plan Will Adversely Affect Our Profitability.

          We intend to adopt a new stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) or options to purchase shares of our common stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the conversion and offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the conversion and offering. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the conversion and offering, our costs would increase further since the amount of such shares in the plan could exceed Office of Thrift Supervision limitations and any dilution to stockholders (if authorized, but unissued shares are used) would also increase.

          Following the conversion and offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our stock-based incentive plan. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. In addition, we would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid) and would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The additional expense in the first year following the conversion and offering has been estimated to be approximately $448,500 ($264,000 after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefit Plans.”

Various Factors May Make Takeover Attempts More Difficult To Achieve.

          Our Board of Directors has no current intention to sell control of Kaiser Federal Financial Group, Inc. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Kaiser Federal Financial Group, Inc. without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of

28

our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution or its holding company without the prior approval of the Office of Thrift Supervision.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt which management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation provide that certain mergers or acquisitions must be approved by stockholders owning at least 80% of our shares of common stock, unless the transaction has been approved by a majority of the disinterested directors or certain fair price and procedure requirements have been satisfied. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

•

Issuance of stock options and restricted stock. We also intend to issue stock options and shares of restricted stock to key employees and directors that will require payments to them in connection with a change in control of Kaiser Federal Financial Group, Inc. These payments may have the effect of increasing the costs of acquiring Kaiser Federal Financial Group, Inc., thereby discouraging future takeover attempts.

The Rights Of Existing Stockholders Of K-Fed Bancorp Will Be Reduced Under Kaiser Federal Financial Group, Inc.’s Articles Of Incorporation And Bylaws.

          As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. Some rights of stockholders of Kaiser Federal Financial Group, Inc. will be reduced compared to the rights stockholders currently have in K-Fed Bancorp. Many of the differences in stockholder rights under our articles of incorporation and bylaws, while not mandated by Maryland law, are permitted and have been chosen by management as being in the best interests of Kaiser Federal Financial Group, Inc. and all of our stockholders.

          For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with K-Fed Bancorp at least five days before the date of any such meeting. However, Kaiser Federal Financial Group, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Kaiser Federal Financial Group, Inc. at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, under the current federal charter, special meetings of stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. However, Kaiser Federal Financial Group, Inc.’s bylaws provide that

29

special meetings of the stockholders may be called by the president or, by a majority of the whole board on the written request of stockholders entitled to cast at least a majority of all votes. See “Comparison of Stockholders’ Rights for Existing Stockholders of K-Fed Bancorp” for a discussion of these differences.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
K-FED BANCORP AND SUBSIDIARY

          The summary financial information presented below is derived in part from the consolidated financial statements of K-Fed Bancorp. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at June 30, 2007 and 2006, and for the years ended June 30, 2007, 2006 and 2005 is derived in part from the audited consolidated financial statements of K-Fed Bancorp that appear in this prospectus. The information at June 30, 2005, 2004 and 2003, and for the years ended June 30, 2004 and 2003 is derived in part from audited consolidated financial statements that do not appear in this prospectus.

	At and for the Year Ended June 30,

	2007	2006	2005		2004	2003

	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$799,625	$738,899	$639,882		$584,422		$433,753
Total cash and cash equivalents	26,732	25,579	17,315		12,158		16,190
Loans receivable, net	699,143	634,093	537,567		496,206		389,640
Securities available-for-sale	13,579	11,289	18,848		21,003		—
Securities held-to-maturity	21,096	24,738	30,834		41,361		14,247
Interest bearing deposits in other financial institutions	2,970	9,010	9,010		2,970		6,437
Federal Home Loan Bank stock	9,870	8,746	4,027		3,290		2,602
Total deposits	494,128	463,454	475,792	[1]	422,953		346,239
Total borrowings	210,016	179,948	70,777		70,000		50,000
Total stockholders’ equity	92,317	92,657	90,760		89,116		35,395

Selected Operations Data:
Total interest income	$41,166	$35,821	$28,168		$22,037		$20,444
Total interest expense	23,140	17,464	10,800		9,622		8,365

Net interest income	18,026	18,357	17,368		12,415		12,079
Provision for loan losses	529	652	406		483		1,124

Net interest income after provision for loan losses	17,497	17,705	16,962		11,932		10,955
Total noninterest income	4,259	3,426	3,056		3,229		3,186

Total noninterest expense	14,518	13,476	12,041		10,000		9,992

Income before income tax expense	7,238	7,655	7,977		5,161		4,149

Income tax expense	2,534	2,726	2,980		1,993		1,710

Net income	$4,704	$4,929	$4,997		$3,168		$2,439

Basic earnings per share	$0.35	$0.36	$0.36		$0.06	$	n/m

Diluted earnings per share	$0.34	$0.36	$0.36		$0.06	$	n/m

Dividends per share	$0.39	$0.28	$0.16		$—		$—

[1]	In September 2004, we acquired $60 million in deposits from another financial institution in connection with a branch acquisition.

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	At or for the Year Ended June 30,

	2007	2006	2005	2004	2003

Selected Operating Ratios:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.61%	0.68%	0.82%	0.58%	0.68%
Return on equity (ratio of net income to average total equity)	5.09%	5.33%	5.49%	6.05%	7.13%
Dividend payout ratio (1)	112.69%	78.62%	44.80%	n/a	n/a

Ratio of noninterest expense to average total assets	1.89%	1.87%	1.97%	1.82%	2.77%
Efficiency ratio (2)	65.15%	61.86%	58.96%	63.92%	65.46%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.84%	119.38%	124.49%	117.32%	118.57%

Interest Rate Spread Information:
Average interest rate spread	1.87%	2.17%	2.48%	2.03%	2.98%
Interest rate spread at end of period	1.84%	2.18%	2.33%	2.31%	2.84%
Net interest margin (3)	2.43%	2.66%	2.93%	2.34%	3.42%

Asset Quality Ratios:
Non-performing assets to total assets	0.18%	0.02%	0.13%	0.02%	0.01%
Allowance for loan losses to non-performing loans(4)	245.84%	4062.69%	305.97%	2839.02%	8773.08%
Allowance for loan losses to total loans (4) (5)	0.40%	0.43%	0.45%	0.47%	0.58%
Net charge-offs to average outstanding loans	0.07%	0.06%	0.06%	0.11%	0.19%
Non-performing loans to total loans	0.16%	0.01%	0.15%	0.02%	0.01%

Capital Ratios:
Equity to total assets at end of period	11.55%	12.54%	14.18%	15.25%	8.16%
Average equity to average assets	12.00%	12.84%	14.85%	9.56%	9.47%
Tier 1 leverage	8.32%	9.58%	10.17%	11.05%	8.16%
Tier 1 risk-based	12.76%	15.42%	16.12%	17.95%	14.20%
Total risk-based	13.30%	16.03%	16.74%	18.63%	15.11%

Other Data:
Number of branches	9	7	5	4	3
Number of ATMs	54	52	30	28	13
Number of loans	9,442	8,942	8,847	9,936	11,020
Number of deposit accounts	66,330	64,995	65,724	65,264	64,495
Assets in millions per total number of full-time equivalent employees	$8.79	$7.46	$7.44	$7.04	$4.82

(1)	The dividend payout ratio is calculated using dividends declared and not waived by our mutual holding company parent, K-Fed Mutual Holding Company, divided by net income.
(2)	Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income, exclusive of securities gains and losses.
(3)	Net interest income divided by average interest-earning assets.
(4)	The allowance for loan losses at June 30, 2007, 2006, 2005, 2004, and 2003 was $2.8 million, $2.7 million, $2.4 million, $2.3 million, and $2.3 million, respectively.
(5)	Total loans are net of deferred fees and costs.

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RECENT DEVELOPMENTS

The following tables contain certain information concerning the financial position and results of operations of K-Fed Bancorp at the dates and for the periods indicated. The data presented at September 30, 2007 and for the three months ended September 30, 2007 and September 30, 2006 are derived from unaudited consolidated financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 2008. As of November 1, 2007, we have not yet filed our quarterly report on Form 10-Q pursuant to the Securities Exchange Act of 1934, as amended. Accordingly, our independent registered public accounting firm has not completed its review of such financial statements.

	At September 30, 2007	At June 30, 2007

	(In thousands)
Selected Financial Condition Data:
Total assets	$805,779	$799,625
Total cash and cash equivalents	25,147	26,732
Loans receivable, net	707,690	699,143
Securities available-for-sale	13,301	13,579
Securities held-to-maturity	20,270	21,096
Interest bearing deposits in other financial institutions	2,970	2,970
Federal Home Loan Bank stock	10,137	9,870
Total deposits	508,683	494,128
Total borrowings	200,022	210,016
Total stockholders’ equity	93,257	92,317

	For the three months ended September 30,

	2007	2006

	(Dollars in thousands, except per share amounts)
Selected Operations Data:
Total interest income	$10,987	$9,725
Total interest expense	6,460	5,153
Net interest income	4,527	4,572
Provision for loan losses	168	122
Net interest income after provision for loan losses	4,359	4,450
Total noninterest income	1,041	1,076
Total noninterest expense	3,853	3,427

Income before income tax expense	1,547	2,099

Income tax expense	554	784

Net income	$993	$1,315

Basic earnings per share	$0.07	$0.10

Diluted earnings per share	$0.07	$0.10

Dividends per share	$0.10	$0.09

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	At or for the three months ended September 30,

	2007	2006

Selected Operating Ratios:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.50%	0.71%
Return on equity (ratio of net income to average total equity)	4.28%	5.66%
Dividend payout ratio (1)	136.67%	93.81%

Ratio of noninterest expense to average total assets	1.92%	1.85%
Efficiency ratio (2)	69.12%	60.68%
Ratio of average interest-earning assets to average interest-bearing liabilities	114.54%	117.50%

Interest Rate Spread Information:
Average interest rate spread	1.87%	2.08%
Net interest margin (3)	2.37%	2.59%

Asset Quality Ratios:
Non-performing assets to total assets	0.06%	0.14%
Allowance for loan losses to non-performing loans(4)	639.06%	308.40%
Allowance for loan losses to total loans (4) (5)	0.41%	0.44%
Net charge-offs to average outstanding loans	0.01%	0.01%
Non-performing loans to total loans	0.06%	0.14%

Capital Ratios:
Equity to total assets at end of period	11.57%	12.31%
Average equity to average assets	11.56%	12.55%
Tier 1 leverage	8.40%	9.56%
Tier 1 risk-based	12.78%	15.26%
Total risk-based	13.33%	15.87%

Other Data:
Number of branches	9	9
Number of ATMs	54	52
Number of loans	9,274	8,837
Number of deposit accounts	65,960	65,327
Assets in millions per total number of full-time equivalent employees	$9.26	$7.71

(1)	The dividend payout ratio and calculated using dividends declared and not waived by our mutual holding company parent, K-Fed Mutual Holding Company, divided by net income (annualized).
(2)	Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income, exclusive of securities gains and losses (annualized).
(3)	Net interest income divided by average interest-earning assets.
(4)	The allowance for loan losses at September 30, 2007 and 2006 was $2.9 million and $2.8 million, respectively.
(5)	Total loans are net of deferred fees and costs.

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Comparison of Financial Condition at September 30, 2007 and June 30, 2007.

           Assets. Cash and cash equivalents decreased $1.6 million, or 5.9% to $25.1 million at September 30, 2007 from $26.7 million at June 30, 2007. The decrease related to cash and due from banks which decreased $4.6 million to $6.4 million at September 30, 2007 from $11.0 million at June 30, 2007 offset by federal funds sold, which increased $2.9 million to $18.7 million at September 30, 2007 from $15.8 million at June 30, 2007. The decrease in cash and cash equivalents was primarily attributable to funding loan origination activity.

           Our investment portfolio decreased $1.1 million, or 3.2% to $33.6 million at September 30, 2007 from $34.7 million at June 30, 2007. The decrease was attributable to normal repayments of principal on our mortgage-backed securities and collateralized mortgage obligations.

           Our net loan portfolio increased $8.6 million, or 1.2% to $707.7 million at September 30, 2007 from $699.1 million at June 30, 2007. One- to four - family real estate loans decreased $11.1 million, or 2.4% to $458.4 million at September 30, 2007 from $469.5 million at June 30, 2007. Commercial real estate loans increased $7.9 million, or 10.1% to $85.7 million at September 30, 2007 from $77.8 million at June 30, 2007. Multifamily loans increased $10.2 million, or 11.5% to $98.3 million at September 30, 2007 from $88.1 million at June 30, 2007. Other loans which are comprised primarily of auto loans increased $1.8 million, or 2.7% to $68.4 million at September 30, 2007 from $66.6 million at June 30, 2007. The overall loan mix remained relatively consistent, with real estate loans comprising 90.4% of the total loan portfolio at September 30, 2007, compared with 90.5% at June 30, 2007.

           Deposits. Total deposits increased $14.6 million, or 2.9% to $508.7 million at September 30, 2007 from $494.1 million at June 30, 2007. The increase was primarily due to increases of $20.7 million in certificates of deposit and $2.0 million in checking accounts. These increases were offset by reductions of $4.9 million in savings accounts and $3.2 million in money market accounts. Certificates of deposit balances grew primarily as a result of obtaining a $15.0 million deposit from the State of California through the State’s Time Deposit program in exchange for pledging certain investment securities.

           Borrowings. Advances from the Federal Home Loan Bank of San Francisco decreased $10.0 million, or 4.8% to $200.0 million at September 30, 2007 from $210.0 million at June 30, 2007. We use either deposits or borrowings to fund assets depending on various factors including liquidity and asset/liability management strategies.

           Equity. Stockholders’ equity increased $940,000 to $93.3 million at September 30, 2007 from $92.3 million at June 30, 2007 primarily as a result of $993,000 in net income earned for the three months ended September 30, 2007, an unrealized gain on securities of $83,000, net of tax and the allocation of ESOP shares, stock awards, and stock options earned totaling $335,000. This gain was offset by cash payments of $471,000 in dividends to stockholders of record, excluding shares held by K-Fed Mutual Holding Company of $0.10 per share for the quarter.

Comparison of Results of Operations for the Three Months Ended September 30, 2007 and September 30, 2006.

           General. Net income for the three months ended September 30, 2007 was $993,000, a decrease of $322,000, or 24.5%, compared to net income of $1.3 million for the three months ended September 30, 2006. Earnings per basic and diluted common share were $0.07 for the three months ended September 30, 2007 compared to $0.10 for the three months ended September 30, 2006. The decrease in net income primarily resulted from an increase in non-interest expense as described below.

35

           Interest Income. Interest income increased by $1.3 million or 13.0%, to $11.0 million for the three months ended September 30, 2007 from $9.7 million for the three months ended September 30, 2006. The primary factor for the increase in interest income was an increase in the average loans receivable balance of $70.9 million or 11.2%, from $631.9 million for the three months ended September 30, 2006 to $702.8 million for the three months ended September 30, 2007. The increase was primarily attributable to increases in multifamily and non-residential real estate loans. Interest income also increased as a result of a 21 basis point increase in the average yield on loans receivable from 5.64% for the three months ended September 30, 2006 to 5.85% for the three months ended September 30, 2007. The increase in the average yield on loans receivable was primarily attributable to the addition of higher-yielding multifamily and non-residential real estate loans to our portfolio.

           Interest income on securities, excluding FHLB stock, increased by $26,000 or 7.5%, to $373,000 for the three months ended September 30, 2007 from $347,000 for the three months ended September 30, 2006. The increase resulted from a 46 basis point increase in the average yield on the securities investment portfolio from 3.92% for the three months ended September 30, 2006 to 4.38% for the three months ended September 30, 2007.

           Other interest income decreased by $139,000 or 38.5% to $222,000 for the three months ended September 30, 2007 from $361,000 for the three months ended September 30, 2006. The decrease was primarily attributable to a decrease in the average balance of fed funds sold of $7.3 million or 38.0%, from $19.1 million for the three months ended September 30, 2006 to $11.8 million for the three months ended September 30, 2007. The decrease in fed funds was attributable to increased loan growth during the comparable periods. Interest income was also reduced by a 13 basis point decrease in the average yield earned on fed funds sold from 5.14% for the three months ended September 30, 2006 to 5.01% for the three months ended September 30, 2007. The decrease in the average yield earned on fed funds sold was primarily attributable to declines in general market rates.

           Interest Expense. Interest expense increased $1.3 million, or 25.4%, for the three months ended September 30, 2007 to $6.5 million as compared to $5.2 million for the three months ended September 30, 2006. The increase was primarily attributable to an increase in the average balance of deposits and FHLB advances, combined with higher interest rates. The average balance of interest-bearing liabilities increased $67.0 million or 11.1% to $668.2 million for the three months ended September 30, 2007 from $601.2 million for the three months ended September 30, 2006. The average interest rates paid on interest-bearing liabilities increased 44 basis points to 3.87% for the three months ended September 30, 2007 from 3.43% for the three months ended September 30, 2006.

           Net Interest Income. Net interest income before provision for loan losses decreased $45,000 or 1.0%, to $4.5 million for the three months ended September 30, 2007 from $4.6 million for the three months ended September 30, 2006. The decline was attributable to continued compression in our net interest margin as a result of the current yield curve. As a result, the net interest margin decreased 22 basis points from 2.59% for the three months ended September 30, 2006 to 2.37% for the three months ended September 30, 2007.

           Provision for Loan Losses. Our provision for loan losses was $168,000 for the three months ended September 30, 2007 compared to $122,000 for the three months ended September 30, 2006. The allowance for loan losses as a percent of total loans was 0.41% at September 30, 2007 as compared to 0.44% at September 30, 2006. The increase in provision for loan losses was primarily attributable to an increase in our multifamily and commercial real estate lending, which has a higher risk than our traditional one- to four-family real estate lending. The assumptions are based both on current industry and economic trends in addition to our internal loan loss history. We used the same methodology and

36

generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both periods.

           Noninterest Income. Our noninterest income decreased $35,000, or 3.3%, to $1.0 million for the three months ended September 30, 2007 from $1.1 million for the three months ended September 30, 2006. The decrease was primarily the result of an increase in losses attributable to our investment in a California Affordable Housing Program offset by increased fee and transaction income related to customer service fees.

           Noninterest Expense. Our noninterest expense increased $426,000, or 12.4% to $3.9 million for the three months ended September 30, 2007 from $3.4 million for the three months ended September 30, 2006. The increase was primarily due to a $206,000 increase in salaries and benefits, a $106,000 increase in other operating expense and a $45,000 increase in professional services.

           Salaries and benefits represented 52.1% of total noninterest expense for the three months ended September 30, 2007 compared to 52.6% for the three months ended September 30, 2006. Total salaries and benefits increased $206,000, or 11.4% to $2.0 million for the three months ended September 30, 2007 from $1.8 million for the three months ended September 30, 2006. The increase was primarily due to annual salary increases and higher restricted stock award expense.

           Other operating expense increased $106,000, or 28.5% to $478,000 for the three months ended September 30, 2007 from $372,000 for the three months ended September 30, 2006. The increase was primarily attributable to the Federal Deposit Insurance Corporation imposing additional deposit insurance assessments effective January 1, 2007.

           Professional services increased $45,000, or 22.4% to $246,000 for the three months ended September 30, 2007 from $201,000 for the three months ended September 30, 2006. The increase in professional services was primarily due to increased legal costs stemming from the bankruptcy of U.S. Mortgage. See “Business of Kaiser Federal Bank – Legal Proceedings.”

           Income Tax Expense. Income tax expense for the three months ended September 30, 2007 was $554,000 compared to $784,000 for the three months ended September 30, 2006. This decrease was primarily the result of lower pre-tax income of $1.5 million for the three months ended September 30, 2007 compared to $2.1 million for the three months ended September 30, 2006. The effective tax rate was 35.8% and 37.4% for the three months ended September 30, 2007 and 2006, respectively. The decrease in the effective tax rate was due to low income housing credits, which have a greater impact on our tax rate when our taxable income is lower.

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FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

          These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

          The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Accounting Oversight Board and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

          Any of the forward-looking statements we make in this prospectus and in other public statements we may make may turn out to be inaccurate due to mistaken assumptions we might make, because of the

38

factors listed above or because of other factors we cannot control. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on these statements. Please see “Risk Factors” beginning on page 20.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

          Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%. Kaiser Federal Financial Group, Inc. expects to contribute to Kaiser Federal Bank not less than 50% of the net proceeds. We intend to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Between $6.6 million and $9.0 million, or $10.3 million if the offering range is increased by 15%, will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering.

          A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of

	Minimum 11,050,000 Shares		Midpoint 13,000,000 Shares		Maximum 14,950,000 Shares		Maximum, As Adjusted 17,192,500 Shares (1)

	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)

Offering proceeds	$110,500		$130,000		$149,500		$171,925
Less offering expenses	4,324		5,332		6,340		7,500

Net offering proceeds	$106,176	100%	$124,668	100%	$143,160	100%	$164,425	100%

Distribution of net proceeds:
To Kaiser Federal Bank	$53,088	50.0%	$62,334	50.0%	$71,580	50.0%	$82,213	50.0%
To fund loan to employee stock ownership plan	$6,630	6.2%	$7,800	6.3%	$8,970	6.3%	$10,316	6.3%
Retained by Kaiser Federal Financial Group, Inc.	$46,458	43.8%	$54,534	43.7%	$62,610	43.7%	$71,896	43.7%

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

          Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Kaiser Federal Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if the shares sold in any syndicated community offering are greater than what has been assumed for purposes of this table. See “Pro Forma Data.”

Kaiser Federal Financial Group, Inc. May Use The Proceeds It Retains From The Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

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•

to finance the acquisition of financial institutions or other financial service companies primarily in Southern California as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in securities; and

•	for other general corporate purposes.

          Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Kaiser Federal Bank May Use The Net Proceeds It Receives From The Offering:

•	to fund the origination and purchase of new loans including one- to four-family residential, multi-family and commercial real estate mortgage loans and consumer loans;

•	to enhance existing products and services and to support the development of new products and services;

•

to expand our retail banking franchise by acquiring branches from other financial institutions or by building or leasing new branches primarily in Southern California, although we do not currently have any agreements or understandings regarding the establishment of specific branches;

•

to acquire other financial institutions or other financial services companies primarily in Southern California as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition;

•	to invest in securities; and

•	for other general corporate purposes.

          Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          We expect our return on equity to be relatively low until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to continue to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Conversion and Offering—Our Failure to Utilize Effectively The Net Proceeds Of The Offering Could Reduce Our

40

Return on Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.”

OUR POLICY REGARDING DIVIDENDS

          K-Fed Bancorp currently pays a quarterly cash dividend of $0.10 per share, which equals $0.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.32, $0.27, $0.24 and $0.21 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 3.2%, 2.7%, 2.4% and 2.1% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of K-Fed Bancorp common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

          Under the rules of the Office of Thrift Supervision, Kaiser Federal Bank will not be permitted to pay dividends on its capital stock to Kaiser Federal Financial Group, Inc., its sole stockholder, if Kaiser Federal Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. See “The Conversion and Offering—Liquidation Rights.” In addition, Kaiser Federal Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. At June 30, 2007, Kaiser Federal Bank would have been able to pay dividends in the amount of $1.5 million, upon prior notice to the Office of Thrift Supervision. Dividends in excess of such amount would require prior approval of the Office of Thrift Supervision. For information concerning additional federal and state law and regulations regarding the ability of Kaiser Federal Bank to make capital distributions, including the payment of dividends to Kaiser Federal Financial Group, Inc., see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

          Unlike Kaiser Federal Bank, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings and dividends from Kaiser Federal Bank. However, we will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

          Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

          See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

MARKET FOR THE COMMON STOCK

          K-Fed Bancorp’s common stock currently trades on the Nasdaq Global Market under the symbol “KFED.” Upon completion of the conversion and offering, the shares of common stock of Kaiser Federal

41

Financial Group, Inc. will replace K-Fed Bancorp’s shares of common stock. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “KFFG.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. K-Fed Bancorp currently has 23 registered market makers.

          The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

          The following table sets forth the high and low trading prices for shares of K-Fed Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2007, there were 5,087,195 shares of K-Fed Bancorp common stock issued and outstanding (excluding shares held by K-Fed Mutual Holding Company). In connection with the conversion, each existing publicly held share of common stock of K-Fed Bancorp will be converted into a right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock, based upon the exchange ratio that is described in other sections of this prospectus. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.”

Year Ending June 30, 2008	High		Low		Dividend Paid Per Share

Quarter Ended December 31, 2007 (through November___, 2007)	$		$		$
Quarter Ended September 30, 2007		15.70		12.43		0.10

Year Ended June 30, 2007	High	Low	Dividend Paid Per Share

Quarter ended June 30, 2007	$19.70	$14.51	$0.10
Quarter ended March 31, 2007	20.05	18.45	0.10
Quarter ended December 31, 2006	19.25	16.09	0.10
Quarter ended September 30, 2006	16.09	14.25	0.09

Year Ended June 30, 2006	High	Low	Dividend Paid Per Share

Quarter ended June 30, 2006	$14.49	$12.61	$0.08
Quarter ended March 31, 2006	12.74	12.05	0.07
Quarter ended December 31, 2005	12.54	11.88	0.07
Quarter ended September 30, 2005	13.04	12.13	0.06

          On June 27, 2007, the business day immediately preceding the public announcement of the conversion, and on June 28, 2007, the closing prices of K-Fed Bancorp common stock as reported on the Nasdaq Global Market were $14.75 per share and $15.00 per share, respectively. At June 30, 2007, K-Fed Bancorp had approximately 2,428 stockholders of record. On the effective date of the conversion, all publicly held shares of K-Fed Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Options to

42

purchase shares of K-Fed Bancorp common stock will be converted into options to purchase a number of shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Management—Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

          At June 30, 2007, Kaiser Federal Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Kaiser Federal Bank at June 30, 2007, and the pro forma regulatory capital of Kaiser Federal Bank, after giving effect to the sale of Kaiser Federal Financial Group, Inc.’s shares of common stock at a $10.00 per share purchase price. Accordingly, the table assumes the receipt by Kaiser Federal Bank of between $53.1 million and $71.6 million (and $82.2 million if the offering amount of the offering range is increased by 15%) of the net offering proceeds at the minimum and maximum of the offering range, respectively.

			Pro Forma at June 30, 2007 Based Upon the Sale at $10.00 Per Share
	Kaiser Federal Bank Historical at June 30, 2007
			11,050,000 Shares (Minimum of Range)		13,000,000 Shares (Midpoint of Range)		14,950,000 Shares (Maximum of Range)		17,192,500 Shares (Maximum of Range, as Adjusted)(1)

	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)

	(Dollars in thousands)

Equity capital	$69,148	8.82%	$115,630	13.81%	$123,706	14.62%	$131,782	15.40%	$141,069	16.28%

Core (leverage) capital	$64,875	8.32%	$111,357	13.37%	$119,433	14.18%	$127,509	14.98%	$136,796	15.87%
Core (leverage) requirement (3)	31,191	4.00	33,315	4.00	33,685	4.00	34,055	4.00	34,480	4.00

Excess	$33,684	4.32%	$78,042	9.37%	$85,748	10.18%	$93,454	10.98%	$102,316	11.87%

Tier 1 risk-based capital (4)	$64,875	12.76%	$111,357	21.46%	$119,433	22.94%	$127,509	24.40%	$136,796	26.07%
Tier 1 requirement	20,330	4.00	20,755	4.00	20,829	4.00	20,903	4.00	20,988	4.00

Excess	$44,545	8.76%	$90,602	17.46%	$98,604	18.94%	$106,606	20.40%	$115,808	22.07%

Total risk-based capital (4)	$67,622	13.30%	$114,104	21.99%	$122,180	23.46%	$130,256	24.93%	$139,543	26.60%
Risk-based requirement	40,660	8.00	41,510	8.00	41,658	8.00	41,806	8.00	41,976	8.00

Excess	$26,962	5.30%	$72,594	13.99%	$80,522	15.46%	$88,450	16.93%	$97,567	18.60%

Reconciliation of capital infused into Kaiser Federal Bank:
Net proceeds			$53,088		$62,334		$71,580		$82,213
Add: Kaiser Federal Mutual Holding Company capital consolidation
Less:			24		24		24		24
Common stock acquired by employee stock ownership plan			6,630		7,800		8,970		10,316

Pro forma increase in GAAP and regulatory capital			$46,482		$54,558		$62,634		$71,921

(1)

As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

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(3)

The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

          The following table presents the historical consolidated capitalization of K-Fed Bancorp at June 30, 2007 and the pro forma consolidated capitalization of Kaiser Federal Financial Group, Inc. after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		Kaiser Federal Financial Group, Inc. $10.00 Per Share Pro Forma

	K-Fed Bancorp Historical at June 30, 2007	11,050,000 Shares (Minimum of Range)	13,000,000 Shares (Midpoint of Range)	14,950,000 Shares (Maximum of Range)	17,192,500 Shares (Maximum of Range, as Adjusted)(1)

	(Dollars in thousands)

Deposits (2)	$494,128	$494,128	$494,128	$494,128	$494,128
Borrowed funds	210,016	210,016	210,016	210,016	210,016

Total deposits and borrowed funds	$704,144	$704,144	$704,144	$704,144	$704,144

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	147	174	205	235	271
Additional paid-in capital (3)	58,976	153,782	172,243	190,705	211,934
Retained earnings (5)	49,084	49,084	49,084	49,084	49,084
Accumulated other comprehensive income	(126)	(126)	(126)	(126)	(126)
Plus:
Cash held by K-Fed Mutual Holding Company		24	24	24	24
Less:
Treasury stock	(11,343)	—	—	—	—
Unallocated ESOP shares	(3,071)	(3,071)	(3,071)	(3,071)	(3,071)
Common stock held by existing recognition and retention plan	(1,350)	(1,350)	(1,350)	(1,350)	(1,350)
Common stock to be acquired by the ESOP(6)	—	(6,630)	(7,800)	(8,970)	(10,316)
Common stock to be acquired by the stock-based incentive plan (7)	—	(4,121)	(4,848)	(5,575)	(6,412)

Total stockholders’ equity	$92,317	$187,766	$204,361	$220,956	$240, 038

Pro Forma Shares Outstanding
Total shares outstanding		17,393,386	20,462,808	23,532,229	27,062,063
Exchange shares issued		6,343,386	7,462,808	8,582,229	9,869,563
Shares offered for sale		11,050,000	13,000,000	14,950,000	17,192,500

Total stockholders’ equity as a percentage of total assets	11.55%	20.98%	22.42%	23.80%	25.34%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals. On a pro forma basis, reflects transfer to equity of $24,000 in K-Fed Mutual Holding Company deposits held at Kaiser Federal Bank.

(3)

K-Fed Bancorp currently has 2,000,000 authorized shares of preferred stock and 18,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, Kaiser Federal Financial Group, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Kaiser Federal Financial Group, Inc. common stock to be outstanding, which is 17,393,386 shares, 20,462,808 shares, 23,532,229 shares and 27,062,063 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(4)

No effect has been given to the issuance of additional shares of Kaiser Federal Financial Group, Inc. common stock pursuant to stock options to be granted under a stock-based incentive plan. If this plan is implemented, an amount up to 9.3% of the shares of Kaiser Federal

(Footnotes continued on next page)

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(5)

Financial Group, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of options. No effect has been given to the exercise of options currently outstanding. See “Management—Benefits to be Considered Following Completion of the Conversion.”

(6)

The retained earnings of Kaiser Federal Bank will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(7)

Assumes that 6.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Kaiser Federal Financial Group, Inc. The loan will be repaid principally from Kaiser Federal Bank’s contributions to the employee stock ownership plan. Since Kaiser Federal Financial Group, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Kaiser Federal Financial Group, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(8)

Assumes at the midpoint, the maximum and the maximum as adjusted, of the offering range that a number of shares of common stock equal to 3.7% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases for the purpose of funding future grants of restricted stock. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Kaiser Federal Financial Group, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Kaiser Federal Financial Group, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations. Implementation of the stock-based incentive plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Kaiser Federal Financial Group, Inc., the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 18,835,722, 22,159,674, 25,483,624 and 29,306,168, respectively, total stockholders’ equity would be $191.9 million, $209.2 million, $226.5 million and $246.5 million, respectively, and total stockholders’ ownership in Kaiser Federal Financial Group, Inc. would be diluted by approximately 5.6% at the maximum of the offering range.

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PRO FORMA DATA

          The following tables summarize historical data of K-Fed Bancorp and pro forma data at and for the year ended June 30, 2007. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Kaiser Federal Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

          The net proceeds in the tables are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	46,600 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)

our employee stock ownership plan will purchase 6.0% of the shares of common stock sold in the offering, with a loan from Kaiser Federal Financial Group, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the common stock sold in the subscription and community offering. In addition, Keefe, Bruyette & Woods, Inc. will receive a fee of 5.5% of the common stock sold in the syndicated community offering. Such fee will be used to compensate Keefe, Bruyette & Woods, Inc. and broker-dealers selected by Kaiser Federal Financial Group, Inc. to assist Keefe, Bruyette & Woods, Inc. in selling the stock in the syndicated community offering. The following pro forma information assumes that at the minimum, midpoint, maximum and maximum, as adjusted, 4,667,000, 6,500,000, 8,330,000, and 10,440,950, shares are sold through the syndicated community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)

total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc., will be between $4.3 million at the minimum of the offering range and $7.5 million at the maximum of the offering range, as adjusted.

          We calculated pro forma consolidated net earnings for the year ended June 30, 2007 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 4.9%, (2.9% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of June 30, 2007 (which we consider to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Kaiser Federal Financial Group, Inc. will retain between $46.5 million and $62.6 million of the estimated net proceeds in the offering, or $71.9 million if the offering range is increased by 15% (excluding the portion the net proceeds loaned to our employee stock ownership plan). The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%.

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          The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

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At or for the Year Ended June 30, 2007 Based upon the Sale at $10.00 Per Share of

11,050,000 Shares at Minimum of Offering Range	13,000,000 Shares at Midpoint of Offering Range	14,950,000 Shares at Maximum of Offering Range	17,192,500 Shares at Maximum of Offering Range, as Adjusted(1)

(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Less: Expenses	4,324	5,332	6,340	7,500

Estimated net proceeds	$106,176	$124,668	$143,160	$164,425

Less: Common stock purchased by employee stock ownership plan	($6,630)	($7,800)	($8,970)	($10,316)
Less: Common stock purchased by the stock-based incentive plan	($4,121)	($4,848)	($5,575)	(6,412)
Plus: K-Fed Mutual Holding Company capital consolidation	24	24	24	24

Estimated net proceeds, as adjusted	$95,449	$112,044	$128,639	$147,722

For the Year Ended June 30, 2007
Consolidated net earnings:
Historical	$4,704	$4,704	$4,704	$4,704
Pro forma adjustments:
Income on adjusted net proceeds	2,760	3,240	3,720	4,272
Employee stock ownership plan (2)	(195)	(230)	(264)	(304)
Shares granted under the stock-based incentive plan (3)	(485)	(571)	(657)	(755)
Options granted under the stock-based incentive plan (4)	(469)	(551)	(634)	(729)

Pro forma net income	$6,315	$6,592	$6,869	$7,188

Net income per share (5):
Historical	$0.29	$0.24	$0.21	$0.18
Pro forma adjustments:
Income on adjusted net proceeds	0.17	0.17	0.17	0.17
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under the stock-based incentive plan (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (5) (6)	$0.39	$0.34	$0.31	$0.28

Offering price to pro forma net income per share	25.64	x	29.41	x	32.26	x	35.71	x
Number of shares used in net income per share calculations (5)	16,362,797	19,250,353	22,137,905	25,458,590

At June 30, 2007
Stockholders’ equity:
Historical	$92,317	$92,317	$92,317	$92,317
Estimated net proceeds	106,176	124,668	143,160	164,425
K-Fed Mutual Holding Company capital consolidation	24	24	24	24
Less: Common stock acquired by employee stock ownership plan (2)	(6,630)	(7,800)	(8,970)	(10,316)
Less: Common stock acquired by the stock-based incentive plan (3)	(4,121)	(4,848)	(5,575)	(6,412)

Pro forma stockholders’ equity	$187,766	$204,361	$220,956	$240,038

Less: Intangible assets	4,273	4,273	4,273	4,273

Pro forma tangible stockholders’ equity	$183,493	$200,088	$216,683	$235,765

Stockholders’ equity per share (7):
Historical	$5.31	$4.51	$3.92	$3.41
Estimated net proceeds	6.11	6.10	6.09	6.08
K-Fed Mutual Holding Company capital consolidation	0.00	0.00	0.00	0.00
Less: Common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share (7)	$10.80	$9.99	$9.39	$8.87
Pro forma tangible stockholders’ equity per share (7)	$10.55	$9.78	$9.21	$8.71

Offering price as percentage of pro forma stockholders’ equity per share	92.59%	100.10%	106.50%	112.74%
Offering price as percentage of pro forma tangible stockholders’ equity per share	94.79%	102.25%	108.58%	114.81%
Number of shares outstanding for pro forma book value per share calculations (8)	17,393,386	20,462,808	23,532,229	27,062,063

(Footnotes follow on next page)

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(1)

As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)

Assumes that 6.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Kaiser Federal Financial Group, Inc. Kaiser Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Kaiser Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Kaiser Federal Bank, (ii) the fair value of the common stock remains equal to the $10.00 subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 41.1%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 33,150, 39,000, 44,850 and 51,578 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Kaiser Federal Financial Group, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 3.7% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Kaiser Federal Financial Group, Inc., if any, in order to ensure that the aggregate number of shares subject to such plan and our 2004 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding following completion of the conversion. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Kaiser Federal Financial Group, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 15% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the year ended June 30, 2007. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Kaiser Federal Financial Group, Inc., our net loss per share will increase and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 2.3% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

(4)

Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Kaiser Federal Financial Group, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 9.3% of the shares sold in the offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant date fair value pursuant to the application of the Black-Scholes option pricing model was $2.53 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.53 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.33%; (iv) expected life of 6.25 years; (v) expected volatility of 23.35%; and (vi) risk-free interest rate of 4.67%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 5.6% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)

The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the year ended June 30, 2007 (13,627,566 shares) multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted by subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with Statement of Position 93-6. See footnote 2.

(6)

The retained earnings of Kaiser Federal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(7)

Per share figures include publicly held shares of K-Fed Bancorp common stock that will be exchanged for shares of Kaiser Federal Financial Group, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.2469, 1.4670, 1.6870 and 1.9401 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview and Management Strategy

          Our results of operations depend primarily on our net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Our results of operations also are affected by the level of our provisions for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of service charges on deposit accounts and ATM fees and charges. Noninterest expense consists primarily of salaries and employee benefits, occupancy, equipment, data processing, and ATM costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

          Our strategy continues to focus on operating as an independent financial institution dedicated to serving the needs of customers in our market area, which extends from Southern California to the San Francisco Bay area as a result of our history as a credit union serving the employees of the Kaiser Permanente Medical Care Program. We intend to continue to attract retail deposits, with the goal of expanding the deposit base by building upon the existing market locations. We opened new financial service centers in Los Angeles and Riverside during the 2007 fiscal year as part of this effort.

          We seek to accomplish this strategy by:

•	Continu ing our focus on maintaining cost efficiencies through purchases of loans to grow our loan portfolio and expanding our market locations through the use of financial service centers and ATMs;

•

Continuing our branch expansion by building or leasing new branch facilities or by acquiring branches from other financial institutions primarily located near Kaiser Permanente Medical Centers in Southern California. We have no current understandings or agreements for any specific branch establishment;

•

Capitalizing on the profitability and growth opportunities in our retail banking network by expanding existing individual customer relationships and developing new customer relationships to increase our core deposits;

•

Increasing our commercial real estate and multi-family lending while maintaining a moderate growth of one- to four-family residential real estate loans through originations and purchases of such loans while continuing to apply our underwriting standards in order to maintain a high quality loan portfolio;

•

Enhancing existing products and services, and supporting the development of new products and services by investing, for example, in technology to support the introduction of commercial deposit products such as sweep accounts and business checking services; and

•	Expanding through acquisitions of other financial institutions, primarily in Southern California. We have no current understandings or agreements for any specific acquisition.

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          Remote access methods, such as our 54 ATMs, audio response unit, call center, and internet banking / bill payer continue to process over 90% of our customer transactions. Branches and financial service centers are strategically located in our markets to provide touchstones to attract new account holders and facilitate transactions that cannot be completed electronically. Financial service centers provide all the services as a full service branch but do not dispense or accept cash except through an on-site ATM. By utilizing our remote access methods and “cash-less” branches we are able to reduce branch personnel costs and improve our efficiency in delivering financial services.

          Historically, a majority of our deposits have been used to originate or purchase one- to four-family residential, multi-family or commercial real estate loans. We anticipate we will continue this practice. A majority of our loan portfolio consists one- to four-family residential of loans that we have purchased from other large mortgage originators or financial institutions. We review each loan prior to purchase to ensure consistency with our current underwriting standards. We will continue to rely on purchased and broker sourced loans as a method of reducing costs related to internally generated loans. By purchasing loans we can increase our loan portfolio without adding additional staff. We will also continue to analyze the utilization of borrowed funds from the Federal Home Loan Bank of San Francisco to purchase attractive loan pools in an effort to leverage our current financial structure to further reduce marginal operating costs.

          We have a commitment to our customers, existing and new, to provide high quality service. Our goal is to grow Kaiser Federal Bank while providing cost effective services to our market area.

Expected Increase in Non-Interest Expense Following the Conversion and Offering

          Following the completion of the conversion and offering, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, the adoption of a new stock-based incentive plan, if approved by our stockholders, and implementation of our business plan.

          Assuming that 14,950,000 shares are sold in the offering (the maximum of the offering range):

(i)

the employee stock ownership plan will acquire 897,000 shares of common stock with a $8,970,000 loan from Kaiser Federal Financial Group, Inc. that is expected to be repaid over 20 years, resulting in an annual expense (after-tax) of approximately $264,000 (assuming that the shares of common stock maintain a value of $10.00 per share);

(ii)

the new stock-based incentive plan may award a number of shares of restricted stock equal to 3.7% of the shares sold in the offering, or 557,541 shares, to eligible participants, and such awards will be expensed as the awards vest. Assuming all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a minimum of five years, the corresponding annual expense (after-tax) associated with shares awarded under the stock-based incentive plan will be approximately $657,000; and

(iii)

the new stock-based incentive plan may award options to purchase a number of shares equal to 9.3% of the shares sold in the offering, or 1,393,854 shares, to eligible participants, and such options will be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years and using the Black-Scholes option pricing model with the following assumptions: an exercise price and trading price on the date of grant of $10.00 and a fair value of $2.53 per option based upon a dividend yield of 2.33% as of June 30, 2007, expected life of 6.25 years, expected volatility of 23.35% and risk-free interest rate of 4.67%. The corresponding annual

52

expense (after-tax) associated with options awarded under the stock-based incentive plan will be approximately $634,000.

          The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the common stock on the grant date, which may be less than or greater than $10.00 per share.

           If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the conversion and offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the conversion and offering under Office of Thrift Supervision regulations. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the conversion and offering, our costs would increase further since the amount of such shares in the plan would exceed the limitations noted above and any dilution to stockholders (if authorized, but unissued shares are used) would also increase.

Critical Accounting Policies and Estimates

          In reviewing and understanding our financial information, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements.

          These policies are described in Note 1 to the consolidated financial statements and are essential in understanding Management’s Discussion and Analysis of Financial Condition and Results of Operation. Our accounting and financial reporting policies conform to generally accepted accounting principles practiced within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

          The allowance is an amount that management believes will absorb probable incurred losses relating to specifically identified loans, as well as probable incurred credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and may require adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

53

          The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer loans and peer group loss experience for real estate loans adjusted for qualitative factors.

          A loan is impaired when it is probable, based on current information and events, Kaiser Federal Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Commercial real estate loans are evaluated for impairment based on their past due status and are measured on an individual basis based on the present value of expected future cashflows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, Kaiser Federal Bank does not separately identify individual consumer and residential loans for impairment disclosures.

          In addition, management’s determination as to the amount of our allowance for loan losses is subject to review by the Office of Thrift Supervision and the FDIC, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Kaiser Federal Bank.

          Loans. Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by net premiums on purchased loans. Interest on loans is recognized over the terms of the loans and is accrued as earned, using the effective interest rate. Net premiums on purchased loans are recognized in interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method. The estimated lives of these loan pools are re-evaluated periodically based on actual prepayments. The current estimated lives of these loan pools range from two to eight years. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the estimated lives of the related loans.

          Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15 of our consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comparison of Financial Condition at June 30, 2007 and 2006.

          General. Our total assets increased by $60.7 million, or 8.2%, to $799.6 million at June 30, 2007 compared to $738.9 million at June 30, 2006. The increase primarily reflect ed growth in our net loan portfolio of $65.0 million to $699.1 million at June 30, 2007 from $634.1 million at June 30, 2006. The increase in assets was funded by increases in borrowings and deposits. Borrowings from the Federal Home Loan Bank increased $30.1 million to $210.0 million at June 30, 2007 from $179.9 million at June 30, 2006. Deposits increased $30.6 million to $494.1 million at June 30, 2007 from $463.5 million at June 30, 2006. Stockholders ’ equity decreased $340,000 to $92.3 million at June 30, 2007 from $92.7 million at June 30, 2006 due to dividends paid to public stockholders and stock repurchases that exceeded net income.

54

          Loans. Our net loan portfolio increased $65.0 million, or 10.3%, to $699.1 million at June 30, 2007 from $634.1 million at June 30, 2006. This increase was primarily attributable to increases in one- to four-family real estate loans, which increased $32.5 million, or 7.4% to $469.5 million at June 30, 2007 from $437.0 million at June 30, 2006. Additional increases were experienced in commercial real estate loans, which increased $19.0 million, or 32.2% to $77.8 million at June 30, 2007 from $58.8 million at June 30, 2006. Consumer loans increased $14.9 million, or 28.7% to $66.6 million at June 30, 2007 from $51.7 million at June 30, 2006. The overall loan mix remained relatively constant, with real estate loans comprising 90.5% of the total loan portfolio at June 30, 2007, compared with 91.9% at June 30, 2006. This growth in loans is consistent with our business strategy of utilizing deposits and other funding sources to expand our real estate loan portfolio.

          Investments. Our investment portfolio (including mortgage-backed securities) decreased $1.3 million, or 3.8% to $34.7 million at June 30, 2007 from $36.0 million at June 30, 2006 due to maturity of existing securities offset by new purchases.

          Interest earning deposits in other financial institutions was $3.0 million at June 30, 2007 compared to $9.0 million at June 30, 2006.

          Deposits. Our total deposits increased $30.6 million, or 6.6%, to $494.1 million at June 30, 2007 from $463.5 million at June 30, 2006. This increase was due to increased marketing efforts, a promotion to increase certificates of deposit in October 2006, establishment of new branches and our attractive rate structure. The increase was primarily concentrated in higher yielding savings products and short-term certificates of deposit.

          Equity. Total stockholders’ equity decreased $340,000, or 0.4%, to $92.3 million at June 30, 2007, from $92.7 million at June 30, 2006. Our equity to assets ratio under generally accepted accounting principles (“GAAP”) was 11.55% at June 30, 2007 compared to 12.54% at June 30, 2006. The decrease resulted from the repurchase of 279,845 of our outstanding common shares at an average price of $17.67 for a total cost of $4.9 million and cash payments of $1.8 million in dividends to stockholders of record, excluding shares held by K-Fed Mutual Holding Company, of $0.39 per share for the year ended June 30, 2007. The repurchases were made to reduce outstanding shares for shares issued under our 2004 Recognition and Retention Plan and for general corporate purposes, including providing a liquid market for the stock . This decrease was offset by $4.7 million in income earned for the year ended June 30, 2007 in addition to the allocation of employee stock ownership plan shares, stock awards, and stock options earned during the same period totaling $1.4 million.

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Average Balances, Net Interest Income, Yields Earned and Rates Paid

          The following table sets forth certain information at June 30, 2007 and for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances rather than daily average balances has caused any material differences in the information presented.

	At June 30, 2007	For the year ended June 30,

		2007			2006			2005

	Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Interest-Earning Assets					( Dollars i n thousands)
Loans receivable (1) (4)	5.80%	$659,186	$37,379	5.67%	$610,410	$32,918	5.39%	$510,842	$25,519	5.00%
Securities(2)	4.37	33,788	1,365	4.04	44,188	1,611	3.65	55,432	1,935	3.49
Fed funds	5.21	31,357	1,604	5.12	16,696	637	3.82	15,472	362	2.34
Federal Home Loan Bank stock	5.06	9,111	480	5.27	7,121	280	3.93	3,863	151	3.91
Interest-earning deposits in other financial institutions	3.40	5,232	178	3.40	9,010	301	3.34	6,672	190	2.85
Other interest-earning assets	5.19	2,764	160	5.79	1,512	74	4.89	261	11	4.14

Total interest-earning assets	5.70	741,438	41,166	5.55	688,937	35,821	5.20	592,542	28,168	4.75

Noninterest earning assets		28,224			30,756			19,951

Total assets		$769,662			$719,693			$612,493

Interest-Bearing Liabilities
Deposits:
Money market	2.84%	$95,113	$2,700	2.84%	$111,487	$2,343	2.10%	$107,274	$1,396	1.30%
Savings	2.05	116,150	1,925	1.66	94,809	395	0.42	96,740	405	0.42
Certificates of deposit	4.70	228,717	10,254	4.48	222,416	8,586	3.86	211,611	6,977	3.30
FHLB Advances	4.44	189,217	8,261	4.37	148,408	6,140	4.14	60,354	2,022	3.35

Total interest-bearing liabilities	3.86	629,197	23,140	3.68	577,120	17,464	3.03	475,979	10,800	2.27

Noninterest bearing liabilities		48,110			50,171			45,553

Total liabilities		677,307			627,291			521,532
Equity		92,355			92,402			90,961

Total liabilities and equity		$769,662			$719,693			$612,493

Net interest/spread	1.84%		$18,026	1.87%		$18,357	2.17%		$17,368	2.48%

Margin(3)	N/A			2.43%			2.66%			2.93%

Ratio of interest-earning assets to interest-bearing liabilities		117.84%			119.38%			124.49%

(1)	Calculated net of deferred fees, loan loss reserves and includes non-accrual loans.
(2)	Calculated based on amortized cost.
(3)	Net interest income divided by interest-earning assets
(4)	Interest income includes loan fees of $251,000, $276,000, and $299,000 for the fiscal years ended June 30, 2007, 2006, and 2005, respectively.

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Rate/Volume Analysis

          The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate; (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes in rate/volume, which are the changes in rate times the changes in volume.

	For the Year Ended June 30,				For the Year Ended June 30,

	2007 vs. 2006 Increase (Decrease) Due to				2006 vs. 2005 Increase (Decrease) Due to

	Volume	Rate	Rate/ Volume	Net	Volume	Rate	Rate/ Volume	Net

	(In thousands)
Interest-Earning Assets
Loans Receivable (1)	$2,630	$1,695	$136	$4,461	$4,974	$2,030	$395	$7,399
Securities	(379)	174	(41)	(246)	(393)	86	(17)	(324)
Fed Funds	559	217	191	967	29	228	18	275
Federal home Loan Bank stock	78	95	27	200	127	1	1	129
Interest-earning deposits in other financial institutions	(126)	6	(3)	(123)	67	33	11	111
Other interest-earning assets	61	14	11	86	53	2	8	63

Total interest-earning assets	$2,823	$2,201	$321	$5,345	$4,857	$2,380	$416	$7,653

Interest-Bearing Liabilities
Deposits:
Money market	$(344)	$822	$(121)	$357	$55	$858	$34	$947
Savings	89	1,176	265	1,530	(8)	(2)	—	(10)
Certificates of deposit	243	1,386	39	1,668	356	1,192	61	1,609
FHLB advances	1,688	339	94	2,121	2,950	475	693	4,118

Total interest-bearing liabilities	1,676	3,723	277	5,676	3,353	2,523	788	6,664

Change in net interest income/spread	$1,147	$(1,522)	$44	$(331)	$1,504	$(143)	$(372)	$989

(1)	Total loans are net of deferred fees and costs.

57

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2007 and 2006.

          General. Net income for the year ended June 30, 2007 was $4.7 million, a decrease of $225,000, or 4.6%, from net income of $4.9 million for the year ended June 30, 2006 due to a decline in net interest income and an increase in non-interest expense.

          Interest Income. Interest income increased $5.4 million, or 14.9%, to $41.2 million for the year ended June 30, 2007 from $35.8 million for the year ended June 30, 2006. The primary factor for the increase in the interest income was an increase in the average loans receivable balance of $48.8 million, or 8.0%, to $659.2 million for the year ended June 30, 2007 from $610.4 million for the year ended June 30, 2006. The increase was primarily due to increases in multifamily loans and purchases of one- to four-family real estate loans. The average yield on loans receivable increased 28 basis points to 5.67% for the year ended June 30, 2007 from 5.39% for the year ended June 30, 2006.

          Interest Expense. Interest expense increased $5.6 million, or 32.5%, to $23.1 million for the year ended June 30, 2007 from $17.5 million for the year ended June 30, 2006. The average interest rates on interest-bearing liabilities increased 65 basis points to 3.68% for the year ended June 30, 2007 from 3.03% for the year ended June 30, 2006. This increase was primarily attributable to the increased volume of average deposits, specifically certificates of deposit, and an increase in the average balance and interest rate on advances from the Federal Home Loan Bank of San Francisco.

          The average balance of money market accounts decreased by $16.4 million, or 14.7% to $95.1 million for the year ended June 30, 2007 from $111.5 million for the year ended June 30, 2006. The average cost of money market accounts increased 74 basis points to 2.84% for the year ended June 30, 2007 from 2.10% for the year ended June 30, 2006. The average balance of savings accounts increased by $21.4 million, or 22.5% to $116.2 million for the year ended June 30, 2007 from $94.8 million for the year ended June 30, 2006. The average cost of savings accounts increased 124 basis points to 1.66% for the year ended June 30, 2007 from .42% for the year ended June 30, 2006. The average balance of certificate of deposit accounts increased by $6.3 million, or 2.8%, to $228.7 million for the year ended June 30, 2007 from $222.4 million for the year ended June 30, 2006. The average cost of certificate of deposits increased 62 basis points to 4.48% for the year ended June 30, 2007 from 3.86% for the year ended June 30, 2006.

          The average balance of advances from the Federal Home Loan Bank of San Francisco increased $40.8 million, or 27.5%, to $189.2 million for the year ended June 30, 2007 from $148.4 million for the year ended June 30, 2007. The average cost of advances increased 23 basis points to 4.37% for the year ended June 30, 2007 from 4.14% for the year ended June 30, 2006.

          The primary factor for the increase in the average balance and average interest rates on deposits and advances was to fund real estate loan purchases to better match our debt maturity schedule with the maturities and repricing terms of our interest-earning assets.

          Provision for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio.

          Our provision for loan losses decreased $123,000 to $529,000 for the year ended June 30, 2007 as compared to $652,000 for the year ended June 30, 2006. The allowance for loan losses as a percent of total loans was 0.40% at June 30, 2007 as compared to 0.43% at June 30, 2006. The decrease in the provision was primarily attributable to reduced loan concentrations to higher-risk automobile loan borrowers coupled with a continued history of no losses in our real estate loan portfolio. We used the

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same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both years.

          Noninterest Income. Noninterest income increased $833,000, or 24.3%, to $4.3 million for the year ended June 30, 2007 from $3.4 million for the year ended June 30, 2006. The increase was primarily the result of a $489,000 reduction in the loss on our equity investment in a California Affordable Housing Program tax credit fund, an $186,000 increase in service charges and fees from deposit accounts and a $131,000 increase in fee and transaction income related to the deployment of additional ATMs.

          We account for our equity investment in the California Affordable Housing program in accordance with APB 18 using the equity method of accounting. The reduction in loss attributable to our equity investment was based upon the most recent financial statement information.

          Noninterest Expense. Our noninterest expense increased $1.0 million, or 7.7% to $14.5 million for the year ended June 30, 2007 from $13.5 million for the year ended June 30, 2006. The increase was primarily due to a $321,000 increase in salaries and benefits, a $316,000 increase in occupancy and equipment, a $162,000 increase in professional services and a $102,000 increase in other operating expenses.

          Salaries and benefits represented 52.5% and 54.2% of total noninterest expense for the years ended June 30, 2007 and 2006, respectively. Total salaries and benefits increased $321,000, or 4.4%, to $7.6 million for the year ended June 30, 2007 from $7.3 million for the year ended June 30, 2006. The increase was primarily due to compensation expense arising from general salary increases, increased staffing for new financial service centers and an increase in costs related to our employee stock ownership plan as a result of an increase in our average stock price.

          Occupancy and equipment expenses increased $316,000, or 17.8% to $2.1 million for the year ended June 30, 2007 from $1.8 million for the year ended June 30, 2006. The increase was primarily due to costs associated with the relocation of our Pasadena Branch and increased costs related to build-outs of financial service centers in Los Angeles and Riverside in addition to increased equipment maintenance expense.

          Professional services increased $162,000, or 21.6% to $913,000 for the year ended June 30, 2007 compared to $751,000 for the year ended June 30, 2006. The increase in professional services was primarily due to increased external and internal audit services as a result of complying with Sarbanes-Oxley Section 404 audit requirements.

          Other operating expenses increased $102,000, or 7.0% to $1.6 million for the year ended June 30, 2007 from $1.5 million for the year ended June 30, 2006. The increase in other expense was primarily due to increased operational costs to support our continued growth.

          Income Tax Expense. Income tax expense for the year ended June 30, 2007 was $2.5 million as compared to $2.7 million for the year ended June 30, 2006. This decrease was primarily the result of a decline in pre-tax income of $417,000 for the year ended June 30, 2007. The effective tax rate was 35.0% and 35.6% for the years ended June 30, 2007 and 2006, respectively.

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2006 and 2005.

          General. Net income for the year ended June 30, 2006 was $4.9 million, a decrease of $68,000, or 1. 4%, from net income of $5.0 million for the year ended June 30, 2005.

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          Interest Income. Interest income increased $7.7 million, or 27.2%, to $35.8 million for the year ended June 30, 2006 from $28.2 million for the year ended June 30, 2005. The primary factor for the increase in the interest income was an increase in the average loans receivable balance of $99.6 million, or 19.5%, to $610.4 million for the year ended June 30, 2006 from $510.8 million for the year ended June 30, 2005. The increase was primarily due to purchases of one- to four-family and multi-family real estate loans. The average yield on loans receivable increased 39 basis points to 5.39% for the year ended June 30, 2006 from 5.00% for the year ended June 30, 2005.

          Interest Expense. Interest expense increased $6.7 million, or 61.7%, to $17.5 million for the year ended June 30, 2006 from $10.8 million for the year ended June 30, 2005. The average interest rates on interest-bearing liabilities increased 76 basis points to 3.03% for the year ended June 30, 2006 from 2.27% for the year ended June 30, 2005. This increase was primarily attributable to the increased volume of average deposits, specifically certificates of deposit, and an increase in the average balance and interest rate on advances from the Federal Home Loan Bank of San Francisco.

          The average balance of money market accounts increased by $4.2 million, or 3.9% to $111.5 million for the year ended June 30, 2006 from $107.3 million for the year ended June 30, 2005. The average balance of savings accounts decreased by $1.9 million, or 2.0% to $94.8 million for the year ended June 30, 2006 from $96.7 million for the year ended June 30, 2005. The average balance of certificate s of deposit increased by $10.8 million, or 5.1%, to $222.4 million for the year ended June 30, 2006 from $211.6 million for the year ended June 30, 2005.

          The average balance of advances from the Federal Home Loan Bank of San Francisco increased $88.0 million, or 145.9%, to $148.4 million for the year ended June 30, 2006 from $60.4 million for the year ended June 30, 2005. The average cost of advances increased 79 basis points to 4.14% for the year ended June 30, 2006 from 3.35% for the year ended June 30, 2005. The primary factor for the increase in the average balance and average interest rates on advances was due to new borrowings used to fund real estate loan purchases in order to better match our debt maturity schedule with the maturities and repricing terms of our interest-earning assets and other interest-bearing liabilities.

          Provision for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio.

          Our provision for loan losses increased $246,000 to $652,000 for the year ended June 30, 2006 as compared to $406,000 for the year ended June 30, 2005. The allowance for loan losses as a percent of total loans was 0.43% at June 30, 2006 as compared to 0.45% at June 30, 2005. The increase in the provision was primarily attributable to an increase in real estate loans. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both years.

          Noninterest Income. Noninterest income increased $370,000, or 12.1%, to $3.4 million for the year ended June 30, 2006 from $3.1 million for the year ended June 30, 2005. The increase was primarily the result of an increase of $337,000 from bank-owned life insurance purchased in April 2005 and a $126,000 increase in ATM fees and charges due to increased usage and deployment of additional ATMs partially offset by an increase in the loss of $83,000 recognized from our investment in an affordable housing tax credit limited liability partnership.

          Noninterest Expense. Our noninterest expense increased $1.5 million, or 11.9% to $13.5 million for the year ended June 30, 2006 from $12.0 million for the year ended June 30, 2005. The increase was

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primarily due to a $736,000 increase in salaries and benefits, a $316,000 increase in occupancy and equipment, and a $235,000 increase in other operating expenses.

          Salaries and benefits represented 54.2% and 54.5% of total noninterest expense for the years ended June 30, 2006 and 2005, respectively. Total salaries and benefits increased $736,000, or 11.2%, to $7.3 million for the year ended June 30, 2006 from $6.6 million for the year ended June 30, 2005. The increase was primarily due to an increase of $257,000 in compensation expense arising from general salary increases and additional full-time employees, an increase of $151,000 in stock award expense and the addition of $370,000 in stock option expense related to the to the adoption of FAS-123R partially offset by a reduction in fair market value costs related to our employee stock ownership plan.

          Occupancy and equipment expenses increased $316,000, or 21.7% to $1.8 million for the year ended June 30, 2006 from $1.5 million for the year ended June 30, 2005. The increase was primarily due to costs associated with the relocation of our Pasadena Branch and increased costs related to build-outs of financial service centers in Bellflower and Harbor City in addition to increased equipment maintenance expense.

          Other operating expenses increased $235,000, or 19.3% to $1.5 million for the year ended June 30, 2006 from $1.2 million for the year ended June 30, 2005. The increase in other expense was primarily due to increased operational costs to support our continued growth.

          Income Tax Expense. Income tax expense for the year ended June 30, 2006 was $2.7 million as compared to $3.0 million for the year ended June 30, 2005. This decrease was primarily the result of a decline in pre-tax income of $322,000, combined with an increase in non-taxable income from our bank-owned life insurance and tax credits from our affordable housing investment for the year ended June 30, 2006. The effective tax rate was 35.6% and 37.4% for the years ended June 30, 2006 and 2005, respectively.

Liquidity, Capital Resources and Commitments

          Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements previously imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

          Our liquidity, represented by cash and cash equivalents and mortgage-backed and related securities, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed and related securities, and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and enhance our interest rate risk management.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term

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basis, we maintain a strategy of investing in various lending products as described in greater detail under “Business - Lending Activities.” We use our sources of funds primarily to meet ongoing commitments, to pay maturing certificate of deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed and related securities. At June 30, 2007, the total approved loan commitments amounted to $13.9 million, which includes the unadvanced portion of loans of $6.4 million. Certificates of deposit and advances from the Federal Home Loan Bank of San Francisco scheduled to mature in one year or less at June 30, 2007, totaled $174.7 million and $20.0 million, respectively. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Kaiser Federal Bank and we anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

          At June 30, 2007, we had available additional advances from the Federal Home Loan Bank of San Francisco in the amount of $101.4 million.

Contractual Obligations

          In the normal course of business, we enter into contractual obligations that meet various business needs. These contractual obligations include deposit account obligations to customers, borrowings from the Federal Home Loan Bank, lease obligations for facilities, and commitments to purchase and/or originate loans. The following table summarizes our long-term contractual obligations at June 30, 2007.

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Category of Contractual Obligations	Total	Less than 1 year	1 – 3 Years	More than 3-5 Years	More than 5 years

	(In thousands)
FHLB advances	$210,000	$20,000	$98,000	$92,000	$—
Operating lease obligations	3,441	845	1,645	528	423
Loan commitments to purchase residential mortgage loans	—	—	—	—	—
Loan commitments to originate residential mortgage loans	7,475	7,475	—	—	—
Available home equity and unadvanced lines of credit	6,415	6,415	—	—	—
Time Deposits	238,717	174,738	40,505	23,474	—
Commitments to fund equity investment in tax credit fund	193	129	64	—	—

Total commitments and contractual obligations	$466,241	$209,602	$140,214	$116,002	$423

Off-Balance Sheet Arrangements

          As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 14 of the notes to our consolidated financial statements.

Capital

          Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well capitalized” institution in accordance with regulatory standards. Total stockholders’ equity was $92.3 million at June 30, 2007 or 11.5%, of total assets on that date. As of June 30, 2007, we exceeded all regulatory capital requirements. Kaiser Federal Bank’s regulatory capital ratios at June 30, 2007 were as follows: core capital 8.32%; Tier I risk-based capital 12.76%; and total risk-based capital 13.30%. The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively. See “Supervision and Regulation- Capital Requirements.”

          For the year ended June 30, 2007, we repurchased 279,845 shares of our common stock at an average cost of $17.67.

Impact of Inflation

          The consolidated financial statements presented herein have been prepared in accordance with GAAP. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the

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liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

          The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

          Please refer to Note 1 of the consolidated financial statements.

Management of Market Risk

          As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

          In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted investment/asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The Board of Directors sets and recommends the asset and liability policies of Kaiser Federal Bank, which are implemented by the asset/liability management committee.

          The purpose of the asset/liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

          The asset/liability management committee generally meets on a weekly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The asset/liability management committee recommends appropriate strategy changes based on this review. The chairman or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the Board of Directors at least monthly.

          In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

•	Originating and purchasing adjustable rate loans;

•	Originating a reasonable volume of short- and intermediate-term consumer loans;

•	Managing our deposits to establish stable deposit relationships; and

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•	Using Federal Home Loan Bank advances and pricing on fixed-term non-core deposits to align maturities and repricing terms.

          At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset/liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin.

          The asset/liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the Board of Directors of Kaiser Federal Bank.

          The Office of Thrift Supervision provides Kaiser Federal Bank with the information presented in the following tables, which is based on information provided to the Office of Thrift Supervision by Kaiser Federal Bank. It presents the change in Kaiser Federal Bank’s net portfolio value at June 30, 2007 and June 30, 2006 that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions but without giving effect to any steps that management might take to counteract that change.

Change in interest rates in basis points (“bp”) (Rate shock in rates)	June 30, 2007

	Net portfolio value (NPV)			NPV as % of PV of assets

	$ amount	$ change	% change	NPV ratio	Change(bp)

	(Dollars in thousands)
+300 bp	$39,973	$(38,212)	(49)%	5.49%	(445	)bp
+200 bp	54,079	(24,106)	(31)	7.22		(272)
+100 bp	67,237	(10,498)	(14)	8.75		(119)
0 bp	78,185	—	—	9.94	—
-100 bp	85,981	7,796	10	10.72	78
-200 bp	88,745	10,560	14	10.92	98

Change in interest rates in basis points (“bp”) (Rate shock in rates)	June 30, 2006

	Net portfolio value (NPV)			NPV as % of PV of assets

	$ amount	$ change	% change	NPV ratio	Change(bp)

	(Dollars in thousands)
+300 bp	$52,074	$(31,435)	(38)%	7.79%	(377	)bp
+200 bp	62,793	(20,716)	(25)	9.15		(241)
+100 bp	73,459	(10,050)	(12)	10.43		(113)
0 bp	83,509	—	—	11.56	—
-100 bp	90,540	7,031	8	12.27	71
-200 bp	89,698	6,189	7	12.03	47

          The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

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          As with any method of measuring interest rate risk, shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in the market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features, that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table s .

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BUSINESS OF K-FED BANCORP
AND KAISER FEDERAL FINANCIAL GROUP, INC.

Kaiser Federal Financial Group, Inc.

          Kaiser Federal Financial Group, Inc. is a Maryland corporation, organized on September 24, 2007. Upon completion of the conversion and offering, Kaiser Federal Financial Group, Inc. will serve as the holding company for Kaiser Federal Bank and will succeed to all of the business and operations of K-Fed Bancorp and each of K-Fed Bancorp and K-Fed Mutual Holding Company will cease to exist.

          Initially following the completion of the conversion and offering, Kaiser Federal Financial Group, Inc. will have no significant assets other than owning 100% of the outstanding common stock of Kaiser Federal Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the Kaiser Federal Bank Employee Stock Ownership Plan, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Kaiser Federal Financial Group, Inc. intends to utilize the support staff and offices of Kaiser Federal Bank and will pay Kaiser Federal Bank for these services. If Kaiser Federal Financial Group, Inc. expands or changes its business in the future, it may hire its own employees.

          Kaiser Federal Financial Group, Inc. intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

K-Fed Bancorp

          K-Fed Bancorp is a federally-chartered stock corporation that was formed in July 2003 as a wholly-owned subsidiary of K-Fed Mutual Holding Company, a federally-chartered mutual holding company, in connection with the mutual holding company reorganization of Kaiser Federal Bank, a federally chartered stock savings association. Upon completion of the mutual holding company reorganization in July 2003, K-Fed Bancorp acquired all of the capital stock of Kaiser Federal Bank. On March 30, 2004, K-Fed Bancorp completed a minority stock offering in which it sold 5,686,750 shares, or 39.09%, of its outstanding common stock to eligible depositors of Kaiser Federal Bank and the Kaiser Federal Bank employee stock ownership plan in a subscription offering. The remaining 8,861,750 outstanding shares of K-Fed Bancorp’s common stock are owned by K-Fed Mutual Holding Company. At June 30, 2007, K-Fed Mutual Holding Company owned 63.5%, or 8,861,750 shares, of the outstanding shares of common stock of K-Fed Bancorp, with the remaining 36.5%, or 5,087,195 shares held by public stockholders. K-Fed Bancorp owns 100% of Kaiser Federal Bank’s outstanding common stock.

          At June 30, 2007, K-Fed Bancorp had consolidated assets of $799.6 million, deposits of $494.1 million and stockholders’ equity of $92.3 million. K-Fed Bancorp has not engaged in any significant business to date. Its primary activity is holding all of the outstanding shares of common stock of Kaiser Federal Bank. K-Fed Bancorp does not maintain offices separate from those of Kaiser Federal Bank or utilize persons other than certain of Kaiser Federal Bank’s officers. Our executive offices are located at 1359 North Grand Avenue, Covina, California 91724 and our telephone number is (626) 339-9663.

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BUSINESS OF KAISER FEDERAL BANK

General

          Kaiser Federal Bank is a community oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. We are headquartered in Covina, California, with branches in Pasadena and Panorama City to serve Los Angeles County. We also have financial service centers in Fontana, Riverside and Santa Clara to serve the California Counties of San Bernardino Riverside and Santa Clara, respectively. We also have financial service centers in Los Angeles, Bellflower and Harbor City in Los Angeles County, California. We have a network of 54 ATMs located in Southern California and the San Francisco Metropolitan Area, primarily located at Kaiser Permanente Medical Centers. We utilize financial service centers, ATMs and purchases of residential mortgage loans to more efficiently use our resources.

          We enjoy a strong and positive reputation with the customer base and the local market area. Dating back to our days as a credit union, we have a strong bond with our customers. As a personal-service focused community financial institution, we focus on enhancing customer satisfaction with products and services that address customer needs and are consistent with our charter and risk profile. We strive to offer high quality customer service in the most efficient way. We consistently evaluate ways to broaden the products and services we offerwhich will enhance our market penetration in the communities we serve.

          Kaiser Federal Bank began operations as a credit union in 1953 to serve the employees of the Kaiser Foundation Hospital in Los Angeles, California. On November 1, 1999, the c redit u nion converted to a federal mutual savings association known as Kaiser Federal Bank which serves the general public as well as Kaiser Permanente employees. On July 1, 2003, we completed our conversion from a federal mutual savings association to a federal stock savings association in conjunction with the mutual holding company reorganization. On March 30, 2004, K-Fed Bancorp completed its initial minority stock offering.

          Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and to a lesser extent, multi-family residential loans and commercial real estate loans. We also originate automobile and other consumer loans. Historically, we have not made or purchased commercial business loans or commercial or residential real estate construction loans and have no current plans to do so.

          Our revenues are derived principally from interest on loans and mortgage-backed and related securities. We also generate revenue from service charges and other income.

          We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and certificate of deposit accounts with varied terms ranging from 90 days to five years. We solicit deposits in our primary market area of San Diego, Los Angeles, San Bernardino, Riverside, and Santa Clara Counties, California.

          Our website address is www.k-fed.com. Information on our website is not and should not be considered a part of this prospectus.

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Market Area

          Our California market area provides a large, increasing base of potential customers with per capita income levels favorable to the national average. Los Angeles County is one of the largest counties in the United States and has the largest population of any county in the United States and is exceeded only by eight states. Historically, the County’s economy was tied to the aerospace, entertainment and tourism industries. In the early 1990’s, the area suffered recessionary conditions due to the downsizing of the United States military and the economic downturn affecting the national economy. Los Angeles County’s economy has improved dramatically since the mid 1990’s as a result of extensive overhauling and restructuring of the region’s basic economic sectors from one formerly dominated by the aerospace, tourism and entertainment industries to a more diversified mix of high-technology commercial endeavors and by-products of the defense related industries, which capitalized on the highly educated and skilled labor force. The largest employers consist of the County of Los Angeles, the Los Angeles United School District and the City of Los Angeles. Emerging growth areas include telecommunications, electronics, computers, software and biomedical technologies as well as international trade.

          The Counties of Riverside and San Bernadino are commonly referred to as the “Inland Empire.” While the Inland Empire covers a vast geographic area extending to the Nevada border, Kaiser Federal Bank’s operations are concentrated in the western portion of these counties. This area was also affected by the economic downtown of the early 1990’s, but has since recovered. Many firms have moved from the congested and high priced regions of Los Angeles, Orange and San Diego Counties to the Inland Empire, a trend that is expected to continue. The Pacific portion of San Bernardino and Riverside Counties are adjacent to higher housing cost areas of Los Angeles, Orange and San Diego Counties and are a magnet for new residents seeking affordable housing. Manufacturing, transportation and distribution companies provide thousands of jobs in this area.

          Santa Clara County is home to a number of leading technology and telecommunication companies and is located in the “Silicon Valley” where the per capita income well exceeds the state and national average.

          The sales of new and existing one- to four-family homes in Southern California is at a 15 year low. A decrease in home sales decreases lending opportunities and may negatively affect our income since a substantial portion of our loan portfolio consists of one- to four-family residential loans. In addition, default rates statewide in California on one- to four-family loans in the second quarter of 2007 were also at the highest levels in a decade. Despite these trends, real estate values have remained relatively stable through the second quarter.

Competition

          We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. We also face competition from other lenders and investors with respect to loans that we purchase.

          We attract all of our deposits through our branch and ATM network. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. We have less than a 1% market share of deposits in each of the markets in which we compete.

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Lending Activities

          General. We originate and purchase one- to four-family and multi-family residential loans and to a lesser extent we originate commercial real estate loans. We do not originate or purchase residential or commercial construction loans. We do not offer adjustable rate loans where the initial rate is below the otherwise applicable index rate (known as “teaser rates”). We also originate consumer loans, primarily automobile loans. Our loans carry either a fixed or an adjustable rate of interest. Consumer loans are generally short term and amortize monthly or have interest payable monthly. Mortgage loans generally have a longer term amortization, with maturities up to 30 years, depending upon the type of property with principal and interest due each month. We also have loans in our portfolio that require only interest payments on a monthly basis. At June 30, 2007, our net loan portfolio totaled $699.1 million, which constituted 87.4% of our total assets. We generally underwrite each purchased loan individually in accordance with our underwriting standards. We utilize loan purchases to more efficiently use our resources by reducing operating costs such as staff and marketing. In the Southern California market for an institution of our size, we have found it more efficient to purchase, rather than to originate loans, in order to supplement our lending platform. The majority of the loans that we purchase are acquired with servicing released to allow us to build our portfolio without having to significantly increase our servicing and operations costs. We generally purchase these loans without recourse against the seller.

          At June 30, 2007, the maximum amount which we could have loaned to any one borrower and the borrower’s related entities under applicable regulations was $9.7 million, or 15% of Kaiser Federal Bank’s unimpaired capital. At June 30, 2007, we had no loans or group of loans to related borrowers with outstanding balances in excess of this amount. Our five largest lending relationships at June 30, 2007 were as follows: (1) one loan to a limited partnership totaling $5.2 million, secured by an industrial facility located in Riverside County; (2) two loans to an individual totaling $4.8 million, secured by a 38 unit multi-family property located in Orange County and a medical office building located in Los Angeles County; (3) one loan to a limited partnership totaling $4.4 million, secured by six industrial buildings located in Los Angeles County; (4) one loan to a corporation totaling $4.0 million, secured by an office building located in Orange County; and (5) two loans to an individual totaling $3.8 million, secured by a 10 unit multi-family property and a 33 unit multi-family property located in Los Angeles County. At June 30, 2007, these loans were performing in accordance with these terms.

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          The following table presents information concerning the composition of Kaiser Federal Bank’s loan portfolio in dollar amounts and in percentages as of the dates indicated.

	At June 30,

	2007		2006		2005		2004		2003

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate
One- to four-family	$469,459	66.88%	$437,024	68.63%	$372,134	69.04%	$341,776	68.82%	$259,563	66.64%
Commercial	77,821	11.09	58,845	9.24	32,383	6.01	26,879	5.41	21,266	5.46
Multi-family	88,112	12.55	89,220	14.01	87,650	16.26	72,519	14.60	42,275	10.85

Total real estate loans	635,392	90.52	585,089	91.88	492,167	91.31	441,174	88.83	323,104	82.95

Other loans
Consumer:
Automobile	53,100	7.56	41,572	6.53	38,613	7.16	47,359	9.54	56,872	14.60
Home equity	1,446	0.21	1,787	0.28	601	0.11	437	0.08	664	0.17
Other	12,024	1.71	8,374	1.31	7,644	1.42	7,675	1.55	8,878	2.28

Total other loans	66,570	9.48	51,733	8.12	46,858	8.69	55,471	11.17	66,414	17.05

Total loans	701,962	100.00%	636,822	100.00%	539,025	100.00%	496,645	100.00%	389,518	100.00%

Less:
Net deferred loan originations fees	(134)		(202)		(32)		(332)		(354)
Net premiums on purchased loans	120		195		982		2,221		2,757
Allowance for loan losses	(2,805)		(2,722)		(2,408)		(2,328)		(2,281)

Total loans receivable, net	$699,143		$634,093		$537,567		$496,206		$389,640

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          Loan Maturity. The following schedule illustrates certain information at June 30, 2007 regarding the scheduled repayment of loans maturing in Kaiser Federal Bank’s portfolio based on their contractual terms-to-maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Real Estate			Consumer

	One- to Four-Family	Commercial	Multi-family	Automobile	Home Equity	Other	Total

	(In thousands)
At June 30, 2007
Within (1) year (1)	$—	$—	$37	$647	$1,446	$3,869	$5,999

After 1 year:
After 1 year through 3 years	156	—	—	9,609	—	422	10,187
After 3 year through 5 years	568	1,167	—	41,831	—	512	44,078
After 5 year through 10 years	5,711	70,045	2,332	1,013	—	7,221	86,322
After 10 year through 15 years	65,775	6,609	57,502	—	—	—	129,886
After 15 years	397,249	—	28,241	—	—	—	425,490

Total due after 1 year	469,459	77,821	88,075	52,453	—	8,155	695,963

Total	$469,459	$77,821	$88,112	$53,100	$1,446	$12,024	$701,962

(1)	Includes demand loans and loans that have no stated maturity.

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          The following tables set forth the scheduled repayments of fixed and adjustable rate loans at June 30, 2007, that are contractually due after June 30, 2008.

	Due after June 30, 2008

	Fixed	Adjustable	Total

	(In thousands)
Real estate loans
One- to four-family	$348,798	$120,661	$469,459
Commercial	—	77,821	77,821
Multi-family	—	88,075	88,075

Total real estate loans	348,798	286,557	635,355

Other Loans
Consumer:
Automobile	52,453	—	52,453
Home equity	—	—	—
Other loans	8,155	—	8,155

Total other loans	60,608	—	60,608

Total loans	$409,406	$286,557	$695,963

          One- to Four-Family Residential Lending. At June 30, 2007, our first lien one- to four-family residential mortgage loans totaled $469.5 million, or 66.9%, of our gross loan portfolio, of which $391.9 million or 83.5% were purchased from large mortgage originators. We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property. With respect to purchased loans, we underwrite each loan based upon our underwriting standards prior to making the purchase. Presently, we lend up to 80% of the lesser of the appraised value or purchase price for one- to four-family residential loans. Should we grant a loan with a loan-to-value ratio in excess of 80%, we require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are generally appraised by independent state licensed fee appraisers approved by our Board of Directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements. We currently retain in our portfolios all single-family loans we originate. We purchased $109.8 million in one- to four-family residential mortgage loans within the past fiscal year.

          We currently originate one- to four-family mortgage loans on a fixed rate and adjustable rate basis. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to indices based on the one year London InterBank Offering Rate or U.S. Treasury securities adjusted to a constant maturity of one year. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. At June 30, 2007, $ 18.2 million, $ 63.0 million and $ 18.0 million of our adjustable rate one- to four-family loans will initially reprice during fiscal years ending 2008, 2009 and 2010, respectively. Our home mortgages are structured with a five to thirty year maturity, with amortization periods up to a 30-year period. All of our one- to four-family loans originated or purchased are secured by properties located in California. At June 30, 2007, $154.5 million or 32.9% of the outstanding principal balance of our one- to four-family residential mortgage loans was secured by properties in Los Angeles County, $78.3 million or 16.7% of the outstanding principal balance was secured by properties in Orange County, $43.8 million or 9.3% of the outstanding principal balance was secured by properties in San Diego County and $35.7 million or 7.6% of the outstanding principal balance was secured by properties in Santa Clara County. All other counties represented less than five percent of our loan portfolio calculated by principal balance.

          All our real estate loans contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The loans originated or purchased by us

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are underwritten and documented pursuant to our underwriting guidelines. See “- Loan Originations, Purchases, Sales and Repayments.” See “- Asset Quality - Non-Performing Assets” and “Asset Quality - Classified Assets.”

          Adjustable rate mortgage loans generally pose different credit risks than fixed-rate loan mortgages, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. We have not experienced significant delinquencies for these loans. However, the majority of these loans have been purchased or originated within the past three years.See “ - Asset Quality – Non-Performing Assets” and “ - Classified Assets.” At June 30, 2007, our one- to four-family adjustable rate mortgage loan portfolio totaled $120.7 million, or 17.2% of our gross loan portfolio. At that date, the fixed-rate one- to four-family mortgage loan portfolio totaled $348.8 million, or 49.7% of our gross loan portfolio.

          In addition, we have purchased interest-only one- to four-family mortgage loans. As of June 30, 2007, our one- to four-family interest-only mortgages loans totaled $100.4 million, or 14.3% of our gross loan portfolio, with $55.2 million of that amount consisting of adjustable rate loans. We have no plans to significantly increase the number of interest-only loans held in our loan portfolio at this time.

          In late 2005, we began to underwrite interest-only loans assuming a fully amortized payment and for adjustable rate loans we qualify the borrower based upon the rate that would apply upon the first interest rate adjustment. An interest-only loan typically provides for the payment of interest (rather than both principal and interest) for a fixed period of three, five or seven years, thereafter the loan payments adjust to include both principal and interest for the remaining term. We believe those loans purchased under these additional underwriting standards should not present greater risk than other loans in our one- to four-family loan portfolio.

          The following table describes certain risk characteristics of our one-to four-family non-conforming mortgage loans held for investment as of June 30, 2007:

Category	Outstanding Balance	Weighted- Average Credit Score(1)	Weighted Average LTV(2)	Weighted- Average Seasoning(3)

	(Dollars in thousands)

Interest-only	$100,424	737	70.89%	1.79	years
Stated income(4)	118,842	741	66.42	2.06
Credit score less than or equal to 660	32,850	642	68.99	2.03

(1)	The credit score is one factor in determining the credit worthiness of a borrower based on the borrower’s credit history.
(2)	LTV (loan-to-value) is the ratio calculated by dividing the original loan balance by the appraised value of the real estate collateral.
(3)	Seasoning describes the number of years since the funding date of the loan.
(4)

Stated income is defined as a borrower provided level of income which is not subject to verification during the loan origination process through the borrower’s application, but the reasonableness of the borrower’s income is verified through other sources. Included in interest-only loans are $42.4 million in stated-income loans.

          Multi-Family Residential Lending. We also offer multi-family residential loans. These loans are secured by real estate located in our primary market area. At June 30, 2007, multi-family residential loans totaled $88.1 million, or 12.6%, of our gross loan portfolio.

          Our multi-family residential loans are originated primarily with adjustable interest rates. We use a number of indices to set the interest rate, including a rate based on the constant maturity of one year U.S. Treasury securities. Our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index.

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Loan-to-value ratios on our multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize over a period of up to 30 years and have maximum maturity of 30 years. These loans are secured by properties located in California. We originate these loans through our staff. We retain some of the multi-family loans we originate, while selling participations in others to manage our exposure to any one borrower.

          Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by our Board of Directors. See “- Loan Originations, Purchases, Sales and Repayments.”

          Loans secured by multi-family residential properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family residential properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In order to monitor the adequacy of cash flows on income-producing properties, the borrowers are required to provide periodic financial information. In addition, many of our multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. If we foreclose on a multi-family real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Further, our multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if make any errors in judgment in the collectibility of our multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. See “- Asset Quality - Non-Performing Assets.”

          Commercial Real Estate Lending. We offer commercial real estate loans. These loans are secured primarily by small retail establishments, rental properties and small office buildings located in our primary market area and are both owner and non-owner occupied. We originate commercial real estate loans through our own staff. We generally do not purchase commercial real estate loans. At June 30, 2007, commercial real estate loans totaled $77.8 million, or 11.1% of our gross loan portfolio, of which $28.3 million or 36.4% of our commercial real estate loan portfolio were to borrowers occupying the underlying collateral. Our largest commercial real estate loan at June 30, 2007 was a $5.2 million loan secured by an industrial facility located in Riverside County performing in accordance with its terms. We do not originate commercial construction loans.

          We originate only adjustable-rate commercial real estate loans. The interest rate on these loans is tied to a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on our commercial real estate loans generally do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 30 years, have maturities of up to 15 years and carry prepayment penalties.

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          Loans secured by commercial real estate are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state licensed fee appraisers approved by the Board of Directors. All the properties securing our commercial real estate loans are located in California. In order to monitor the adequacy of cash flows on income producing properties, the borrowers are required to provide periodic financial information. See “- Loan Originations, Purchases, Sales and Repayments.”

          Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. If we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Further, our commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. See “- Asset Quality - Non-Performing Loans.”

          Consumer Loans. We offer a variety of secured consumer loans, including home equity lines of credit, new and used auto loans, and loans secured by savings deposits. We also offer a limited amount of unsecured loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At June 30, 2007, our consumer loan portfolio, exclusive of automobile loans, totaled $13.5 million, or 1.9%, of our gross loan portfolio.

          The most significant component of our consumer lending is automobile loans. We originate automobile loans only on a direct basis with the borrower. Loans secured by automobiles totaled $53.1 million, or 7.6%, of our gross loan portfolio at June 30, 2007. Automobile loans may be written for up to seven years for new automobiles and a maximum of five years for used automobiles (with an age limit of five years) and have fixed rates of interest. Loan-to-value ratios for automobile loans are up to 100% of the sales price for new automobiles and up to 100% of value on used cars, based on valuation from official used car guides.

          Each automobile loan requires the borrower to keep the financed vehicle fully insured against loss or damage by fire, theft and collision. In addition, we have the right to force place insurance coverage in the event the required physical damage insurance on the vehicle is not maintained by the borrower. Our primary focus when originating automobile loans is on the ability of the borrower to repay the loan rather than the value of the underlying collateral. The amount financed by us is generally up to the full sales price of the financed vehicle plus sales tax, dealer preparation, license, and title fees, plus the cost of a vehicle and warranty contract.

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          Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Loan Originations, Purchases, Sales and Repayments

          We originate loans through employees located at our offices. Walk-in customers and referrals from our current customer base, advertisements, real estate brokers and mortgage loan brokers are also important sources of loan originations.

          While we originate adjustable rate and fixed rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. We also purchase real estate whole loans as well as participation interests in real estate loans. From time to time, we have sold participation interests in some of our larger real estate loans. At June 30, 2007, our real estate loan portfolio totaled $635.4 million or 90.5% of the gross loan portfolio. Purchased real estate loans at June 30, 2007 totaled $406.5 million, or 64.0% of the real estate loan portfolio. At June 30, 2006, our real estate loan portfolio totaled $585.1 million or 91.9% of the gross loan portfolio. Purchased real estate loans at June 30, 2006 totaled $386.9 million or 66.1% of the real estate loan portfolio.

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          The following table shows the loan origination, purchase, sale and repayment activities of Kaiser Federal Bank for the periods indicated, and includes loans originated for both our own portfolio and for sale of participating interests.

	Year ended June 30,

	2007	2006	2005

	(In thousands)
Originations by type:
Adjustable rate:
Real estate-one to four-family	$2,399	$—	$3,942
-commercial	23,432	32,154	6,200
-multi-family	13,740	14,771	17,750
Non-real estate – other consumer	3,542	5,694	4,445

Total adjustable rate	43,113	52,619	32,337

Fixed rate:
Real estate-one to four-family	20,574	14,238	10,446
Non-real estate - consumer automobile	35,654	26,318	18,453
- other consumer	11,841	8,591	8,617
Total fixed rate	68,069	49,147	37,516

Total loans originated	111,182	101,766	69,853

Purchases:
Adjustable rate:
Real estate- one to four-family	—	13,074	73,740
-commercial	—	—	3,993
-multi-family	—	2,430	10,152

Total adjustable rate	—	15,504	87,885

Fixed rate:
Real estate- one to four-family	109,830	145,771	62,825
Total fixed rate	109,830	145,771	62,825

Total loans purchased	109,830	161,275	150,710

Sales and repayments:
Sales and loan participations sold	—	—	—
Principal repayments	155,872	165,244	178,183

Total reductions	155,872	165,244	178,183
Decrease in other items, net	(90)	(1,271)	(1,019)

Net increase	$65,050	$96,526	$41,361

Asset Quality

          We do not originate, purchase or hold in our loan portfolio teaser option-ARM loans or negative amortizing loans. We underwrite all real estate loans based on an applicant’s employment history, credit history and an appraised value of the subject property. At June 30, 2007, one- to four-family residential mortgage loans totaled $469.5 million, or 66.9%, of our gross loan portfolio of which $348.8 million were fixed rate and $120.7 million were adjustable rate loans. Adjustable rate mortgages generally pose different credit risks than fixed rate loan mortgages, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. Beginning in 2005, we originated and purchased for portfolio more fixed rate loans than adjustable rate loans. At June 30, 2005, one-to-four family fixed rate loans totaled $133.9 million compared to $238.3 million in adjustable rate loans. At June 30, 2006, one-to-four family fixed rate loans totaled $258.9 million compared to $178.1 million in

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adjustable rate loans. Although we have reduced the amount of adjustable rate loans held in portfolio, we have not experienced significant delinquencies for these loans.

          For one- to four-family residential, multi-family and commercial real estate loans serviced by us, a delinquency notice is sent to the borrower when the loan is eight days past due. When the loan is 20 days past due, we mail a subsequent delinquency notice to the borrower. Typically, before the loan becomes 30 days past due, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 10 days to bring the account current. Once the loan becomes 60 days delinquent, and an acceptable repayment plan has not been agreed upon, the servicing officer will turn over the account to the deed of trust trustee with instructions to initiate foreclosure.

          Real estate loans serviced by a third party are subject to the servicing institution’s collection policies. However, we track each purchased loan individually to ensure full payments are received as scheduled. Each month, third party servicers are required to provide delinquent loan status reports to our servicing officer, which are included in the month-end delinquent real estate report to management.

          When a borrower fails to make a timely payment on a consumer loan, a delinquency notice is sent when the loan is 10 days past due. When the loan is 20 days past due, we mail a subsequent delinquency notice to the borrower. Once a loan is 30 days past due, our staff contacts the borrower by telephone to determine the reason for delinquency and to request payment of the delinquent amount in full or the establishment of an acceptable repayment plan to bring the loan current. If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured loans and small claims or legal action for unsecured loans.

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          Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent:

	60-89 Days		90 Days or More		Total Delinquent Loans

	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount

	(Dollars in thousands)
At June 30, 2007
Real estate loans:
One- to four-family	—	$—	2	$1,115	2	$1,115
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	7	111	2	19	9	130
Home equity	—	—	—	—	—	—
Other	5	8	4	7	9	15

Total loans	12	$119	8	$1,141	20	$1,260

At June 30, 2006
Real estate loans:
One- to four-family	2	$383	—	$—	2	$383
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	8	108	7	57	15	165
Home equity	—	—	—	—	—	—
Other	3	3	6	10	9	13

Total loans	13	$494	13	$67	26	$561

At June 30, 2005
Real estate loans:
One- to four-family	—	$—	2	$757	2	$757
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	6	50	2	28	8	78
Home equity	—	—	—	—	—	—
Other	10	10	1	2	11	12

Total loans	16	$60	5	$787	21	$847

At June 30, 2004
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	40	502	9	79	49	581
Home equity	—	—	—	—	—	—
Other	97	93	2	3	99	96

Total loans	137	$595	11	$82	148	$677

At June 30, 2003
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	7	129	1	13	8	142
Home equity	—	—	—	—	—	—
Other	60	92	3	13	63	105

Total loans	67	$221	4	$26	71	$247

          Non-Performing Assets. The following table sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. All loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually

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collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income. Interest is not accrued on loans greater than 90 days or more delinquent. At each date presented we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at an interest rate materially less than current market rate).

          Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses.

	At June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family	$1,115	$—	$757	$—	$—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Other loans:
Automobile	19	57	28	79	13
Home Equity	—	—	—	—	—
Other	7	10	2	3	13

Total	1,141	67	787	82	26

Real estate owned and Repossessed assets:
Real estate loans:
One- to four-family	238	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Other loans:
Automobile	74	69	35	62	26
Home equity	—	—	—	—	—
Other	—	—	—	—	—

Total	312	69	35	62	26

Total non-performing assets	$1,453	$136	$822	$144	$52

Non-performing loans to total loans (1)	0.16%	0.01%	0.15%	0.02%	0.01%
Non-performing assets to total assets	0.18%	0.02%	0.13%	0.02%	0.01%
Non-accrued interest (2)	$17	$1	$25	$4	$1

(1)	Total loans are net of deferred fees and costs.
(2)	If interest on the loans classified as non-performing had been accrued, interest income in these amounts would have been accrued.

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          Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

          When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the Board of Directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

          In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 6. 8 % of our equity capital and 0. 8 % of our total assets at June 30, 2007.

          The aggregate amount of our classified and special mention assets at the dates indicated were as follows:

	At June 30,

	2007	2006	2005

	(In thousands)
Classified Assets:
Loss	$58	$90	$45
Doubtful	670	1,321	1,375
Substandard	2,010	1,134	1,459
Special Mention	3,495	2,497	1,793

Total	$6,233	$5,042	$4,672

          With the exception of these classified and special mention loans, management is not aware of any loans as of June 30, 2007, where the known credit problems of the borrower would cause us to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms.

          Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include loss ratio analysis by type of loan and specific allowances for identified problem loans, including the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan –

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Income Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

          The loss ratio analysis component of the allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.

          The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the loss related to this condition is reflected in the general allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

          Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in our market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement, we determine impairment by computing a fair value either based on discounted cash flows using the loan’s initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

          Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

          At June 30, 2007, our allowance for loan losses was $2.8 million or 0.4% of the total loan portfolio and 245.8% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is at an amount that will absorb probable incurred loan losses inherent in our loan portfolios.

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          The following sets forth an analysis of our allowance for loan losses.

	Year Ended June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)

Balance at beginning of period	$2,722	$2,408	$2,328	$2,281	$1,744

Charge-offs:
One- to four-family	—	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Consumer – automobile	676	547	500	675	842
Consumer – other	92	33	48	62	58

	768	580	548	737	900
Recoveries:
One- to four-family	—	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Consumer – automobile	312	234	203	279	296
Consumer – other	10	8	19	22	17

	322	242	222	301	313

Net charge-offs	446	338	326	436	587

Provision for losses	529	652	406	483	1,124

Balance at end of period	$2,805	$2,722	$2,408	$2,328	$2,281

Net charge-offs to average loans during this period(1)	0.07%	0.06%	0.06%	0.11%	0.19%

Net charge-offs to average non-performing loans during this period	47.90%	73.04%	112.37%	807.41%	715.85%

Allowance for loan losses to non-performing loans	245.84%	4,062.69%	305.97%	2,839.02%	8,773.08%

Allowance as a percent of total loans (end of period) (1)	0.40%	0.43%	0.45%	0.47%	0.58%

(1)	Total loans are net of deferred fees and costs.

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Allocation of Allowance for Loan Losses. The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

	At June 30,

	2007		2006		2005		2004		2003

	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family	$1,626	66.88%	$1,322	68.63%	$1,037	69.04%	$932	68.82%	$703	66.64%
Commercial	73	11.09	54	9.24	40	6.01	99	5.41	82	5.46
Multi-family	114	12.55	123	14.01	155	16.26	232	14.60	132	10.85
Other loans:
Automobile	922	7.56	1,184	6.53	1,143	7.16	1,008	9.54	1,289	14.60
Home equity	1	0.21	2	0.28	1	0.11	1	0.08	2	0.17
Other	69	1.71	37	1.31	32	1.42	56	1.55	73	2.28

Total allowance for loan losses	$2,805	100.00%	$2,722	100.00%	$2,408	100.00%	$2,328	100.00%	$2,281	100.00%

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Investment Activities

          General. We are required by federal regulations to maintain an amount of liquid assets in order to meet our liquidity needs. These assets consist of certain specified securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity, Capital Resources and Commitments.” Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.

          We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. See “Supervision and Regulation” for a discussion of additional restrictions on our investment activities.

          Under the direction and guidance of the Investment/Asset and Liability Management Committee and board policy, our president has the basic responsibility for the management of our investment portfolio. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

          The current structure of our investment portfolio provides liquidity when loan demand is high, assists in maintaining earnings when loan demand is low and maximizes earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. Management’s Discussion and Analysis of Financial Condition and Results of Operation–Management of Market Risk.”

          At June 30, 2007, our investment portfolio totaled $34.7 million and consisted principally of collateralized mortgage obligations, mortgage-backed securities, and U.S. government agency and government sponsored entity bonds. From time to time, investment levels may increase or decrease depending upon yields available on investment alternatives and management’s projected demand for funds for loan originations, deposits, and other activities. Our investment policy only permits us to buy investment grade securities.

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          The following table sets forth the composition of our investment portfolio at the dates indicated.

	At June 30,

	2007		2006		2005

	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total

Securities available-for-sale:	(Dollars in thousands)
U.S. government and government sponsored entity bonds	$2,994	8.63%	$5,392	14.96%	$10,864	21.87%
Mortgage-backed securities:
Freddie Mac	4,827	13.92	5,897	16.37	7,984	16.07
Collateralized mortgage obligations:
Freddie Mac	5,758	16.61	—	—	—	—

Total securities available-for-sale	$13,579	39.16%	$11,289	31.33%	$18,848	37.94%

Securities held-to-maturity:
U.S. government and government sponsored entity bonds	$12,000	34.61%	$12,000	33.31%	$10,000	20.13%
Mortgage-backed securities:
Fannie Mae	303	0.87	408	1.13	541	1.09
Freddie Mac	217	0.63	269	0.75	335	0.67
Ginnie Mae	146	0.42	168	0.47	250	0.50
Collateralized mortgage obligations:
Fannie Mae	2,747	7.92	3,372	9.36	4,617	9.29
Freddie Mac	4,926	14.21	7,197	19.98	12,570	25.30
Ginnie Mae	757	2.18	1,324	3.67	2,521	5.08

Total securities held-to-maturity	$21,096	60.84%	$24,738	68.67%	$30,834	62.06%

Total securities	$34,675	100.00%	$36,027	100.00%	$49,682	100.00%

Other earning assets:
Interest-bearing deposits in other financial institutions	$2,970	10.39%	$9,010	24.97%	$9,010	38.57%
Fed Funds	15,750	55.09	18,335	50.80	10,325	44.20
FHLB stock	9,870	34.52	8,746	24.23	4,027	17.23

Total other earning assets	$28,590	100.00%	$36,091	100.00%	$23,362	100.00%

Total securities and other earning assets	$63,265		$72,118		$73,044

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          While our collateralized mortgage-backed securities and mortgage-backed securities carry a reduced credit risk as compared to whole loans due to their issuance under government agency sponsored programs, they remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the investment securities. As a result of these factors, the estimated average lives of these securities will be shorter than the contractual maturities as shown on the following table.

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          Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2007 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One year or less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities available-for-sale:
U.S. government and government sponsored entity bonds	$—	—%	$3,000	5.30%	—	—%	$—	—%	$3,000	$2,994	$5.30%

Mortgage-backed securities:
Freddie Mac	—	—	3,836	3.26	1,130	3.86	—	—	4,966	4,827	3.40
Collateralized mortgage obligations Freddie Mac	—	—	—	—	—	—	5,827	5.37	5,827	5,758	5.37

Total securities available-for-sale	$—	—%	6,836	4.16%	1,130	3.86%	5,827	5.37%	13,793	13,579	4.65%

Securities held-to-maturity:
U.S. government and government sponsored entity bonds	$12,000	3.83	—	—	—	—	—	—	12,000	11,930	3.83
Mortgage-backed securities:
Fannie Mae	—	—	—	—	—	—	303	6.44	303	304	6.44
Freddie Mac	—	—	—	—	—	—	217	5.65	217	216	5.65
Ginnie Mae	—	—	—	—	—	—	146	6.05	146	146	6.05
Collateralized mortgage obligations
Fannie Mae	—	—	—	—	—	—	2,747	4.56	2,747	2,621	4.56
Freddie Mac	—	—	—	—	—	—	4,926	4.72	4,926	4,570	4.72
Ginnie Mae	—	—	—	—	—	—	757	3.45	757	727	3.45

Total securities held-to-maturity	12,000	3.83	—	—	—	—	9,096	4.67	21,096	20,514	4.19

Total securities	$12,000	3.83	6,836	4.16%	1,130	3.86%	$14,923	4.94%	$34,889	$34,093	4.37%

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          Interest Earning Deposits in Other Financial Institutions. Interest earning deposits in other financial institutions consists of certificates of deposits placed with multiple federally insured financial institutions in amounts that do not exceed the insurable limit of $100,000. These deposits are used as short-term investments as part of our overall asset/liability management. These certificates of deposit had a weighted-average yield of 3.4% and an average remaining life of four months at June 30, 2007.

          Federal Home Loan Bank Stock. As a member of the Federal Home Loan Bank of San Francisco, we are required to own capital stock in the Federal Home Loan Bank of San Francisco. The amount of stock we hold is based on percentages specified by the Federal Home Loan Bank of San Francisco on our outstanding advances and the requirements of their Mortgage Purchase Program. The redemption of any excess stock we hold is at the discretion of the Federal Home Loan Bank of San Francisco. The carrying value of Federal Home Loan Bank of San Francisco stock totaled $9.9 million and had a weighted-average-yield of 5.3% for the year ended June 30, 2007. The yield on the Federal Home Loan Bank of San Francisco stock is produced by stock dividends that are subject to the discretion of the Board of Directors of the Federal Home Loan Bank of San Francisco.

          Equity Investment. At June 30, 2007, we also had an investment in an affordable housing fund totaling $2.1 million with a commitment to fund an additional $193,000 for the purposes of obtaining tax credits and for Community Reinvestment Act purposes. The investment is being accounted for using the equity method of accounting. The investment is evaluated regularly for impairment based on the remaining allocable tax credits.

          Bank-Owned Life Insurance. In April 2005, we purchased $10.0 million in bank-owned life insurance, which covers certain key employees, to provide tax-exempt income to assist in offsetting costs associated with employee benefit plans offered by Kaiser Federal Bank. The bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized. At June 30, 2007, the cash surrender value was $11.0 million.

Sources of Funds

          General. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation of other investment securities, borrowings, and funds provided from operations.

          Deposits. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Our deposits consist of certificate of deposit accounts, savings, money market and demand deposit accounts. We have historically paid competitive rates on our deposit accounts. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. At June 30, 2007, 39.5% of the dollar amount of our deposits were from customers who are employed by the Kaiser Permanente Medical Care Program, one of the largest employers in Southern California. Our ATMs are located in branches and near Kaiser Permanente Medical Centers. We currently do not accept brokered deposits.

          The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and bi-weekly direct deposits from Kaiser Permanente Medical Care Program payrolls. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are a relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

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          The following table shows the distribution of various types of deposits and certain other information relating to as of the dates indicated.

	At June 30,

	2007		2006		2005

	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)
Noninterest-bearing demand	$43,169	8.74%	$43,137	9.31%	$43,744	9.19%

Savings	136,643	27.65	91,199	19.68	99,730	20.96

Money Market	75,599	15.30	110,987	23.95	107,080	22.51

Certificates of deposit:
1.00% - 1.99%	13	0.01	55.01		7,139	1.50
2.00% - 2.99%	939	0.19	4,911	1.06	49,332	10.37
3.00% - 3.99%	21,256	4.30	54,679	11.80	93,291	19.61
4.00% - 4.99%	119,952	24.27	150,843	32.54	55,168	11.59
5.00% - 5.99%	96,557	19.54	7,643	1.65	9,148	1.92
6.00% - 6.99%	—	—	—	—	5,021	1.06
7.00% - 7.99%	—	—	—	—	6,139	1.29

Total Certificates of deposit	238,717	48.31	218,131	47.06	225,238	47.34

Total	$494,128	100.00%	$463,454	100.00%	$475,792	100.00%

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          The following table sets forth our deposit flows during the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(Dollars in thousands)

Opening balance	$463,454	$475,792	$422,953
Acquired deposits	—	—	61,177 (1)
Deposits, net of withdrawals	15,752	(23,721)	(17,204)
Interest credited	14,922	11,383	8,866

Ending balance	$494,128	$463,454	$475,792

Net increase (decrease)	$30,674	$(12,338)	$52,839

Percent increase (decrease)	6.6%	(2.6)%	12.5%

(1)	In September 2004, we acquired $ 61.0 million in deposits from another financial institution in connection with a branch acquisition.

          The following table indicates the amount of Kaiser Federal Bank’s certificates of deposit by time remaining until maturity as of June 30, 2007.

	Less than or equal to one year	More than one to two years	More than two to three years	More than three to four years	More than four years	Total

	(Dollars in thousands)
1.00% - 1.99%	$13	$—	$—	$—	$—	$13
2.00% - 2.99%	913	26	—	—	—	939
3.00% - 3.99%	9,256	9,308	2,061	522	109	21,256
4.00% - 4.99%	74,834	10,811	17,886	12,883	3,538	119,952
5.00% - 5.99%	89,722	321	92	300	6,122	96,557

	$174,738	$20,466	$20,039	$13,705	$9,769	$238,717

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          As of June 30, 2007, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $93.5 million. At June 30, 2006, the amount of such deposits was $74.7 million. The following table sets forth the maturity of those certificates as of June 30, 2007.

Maturity Period	Certificates of Deposit

(In thousands)

Three months or less	$16,161
Over three through six months	28,285
Over six through twelve months	22,270
Over twelve months	26,831

Total	$93,547

          Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to purchase loans or to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of San Francisco.

          We may obtain advances from the Federal Home Loan Bank of San Francisco upon the security of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At June 30, 2007, we had $210.0 million in Federal Home Loan Bank advances outstanding.

          The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(Dollars in thousands)

Balance at end of period	$210,016	$179,948	$70,777

Average balance outstanding	189,217	148,408	60,354

Maximum month-end balance	210,016	179,948	90,444

Weighted average interest rate during the period	4.37%	4.14%	3.35%

Weighted average interest rate at end of period	4.44%	4.20%	3.40%

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Properties

          At June 30, 2007, we had three full service offices and six financial service centers. Our financial service centers provide all the same services as a full service office except they do not dispense cash, but cash is available from an ATM located on site. The net book value of our investment in premises, equipment and fixtures, excluding computer equipment, was approximately $2.7 million at June 30, 2007.

          The following table provides a list of our main and branch offices, all of which are leased with the exception of our Riverside branch.

Location	Owned or Leased	Lease Expiration Date	Deposits June 30, 2007

			(In thousands)
Home and Executive Office
1359 North Grand Avenue Covina, CA 91724	Leased	April 2010	$65,645

Branch Offices:
252 South Lake Avenue Pasadena, CA 91101	Leased	May 2015	$46,396

3375 Scott Boulevard, Suite 312 Santa Clara, CA 95054	Leased	May 2009	$55,455

9844 Sierra Avenue, Suite A Fontana, CA 92335	Leased	September 2011	$41,041

8501 Van Nuys Boulevard Panorama City, CA 91402	Leased	March 2011	$116,009

10105 Rosecrans Avenue Bellflower, CA 90706	Leased	March 2011	$46,698

26640 Western Avenue, Suite N Harbor City, CA 90170	Leased	February 2011	$22,047

1110 N. Virgil Avenue Los Angeles, CA 90029	Leased	March 2011	$66,480

11810 Pierce Street, Suite 150 Riverside, CA 92505	Owned	N/A	$34,357

          We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Kaiser Federal Bank and K-Fed Bancorp.

          We use an in-house system with support provided by a third-party vendor to maintain our data base of depositor and borrower customer information. The net book value of our data processing and computer equipment at June 30, 2007 was approximately $743,000.

Legal Proceedings

          From time to time, we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of this litigation or any material impact on our financial position, results of operations or cash flows.

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          In March 2007, U.S. Mortgage converted its Chapter 11 bankruptcy proceeding to a Chapter 7 in the District Court of Nevada. U.S. Mortgage was responsible for servicing various commercial real estate participation loans totaling approximately $1.0 million that Kaiser Federal Bank purchased from the company. Through this transition period, all servicing functions of U.S. Mortgage are being handled by the Bankruptcy Trustee.

          During the course of these proceedings, U.S. Bank has asserted a claim against $1.0 million in loan principal being serviced by U.S. Mortgage on the basis that U.S. Bank has a priority right to the funds. Kaiser Federal Bank is vigorously contesting this claim and believes it has the priority ownership interest in these loans.

Employees

          At June 30, 2007, we had a total of 83 employees, and 15 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

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SUPERVISION AND REGULATION

General

          As a federally chartered savings association, Kaiser Federal Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which we may engage, and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Kaiser Federal Bank also is a member of, and owns stock in, the Federal Home Loan Bank of San Francisco, which is one of the 12 regional banks in the Federal Home Loan Bank System. Kaiser Federal Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Kaiser Federal Bank and prepares reports for consideration by our Board of Directors on any operating deficiencies. Kaiser Federal Bank’s relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.

          There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.

Federal Banking Regulation

          Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Kaiser Federal Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets subject to applicable limits. Kaiser Federal Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Kaiser Federal Bank directly, including real estate investment, securities brokerage and insurance agency services subject to applicable registration and licensing requirements.

          Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, not in excess of 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2007, Kaiser Federal Bank was in compliance with the loans-to-one-borrower limitations.

          Qualified Thrift Lender Test. As a federal savings association, Kaiser Federal Bank is subject to the qualified thrift lender, or “QTL,” test. Under the QTL test, Kaiser Federal Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the

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sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the institution’s business.

          “Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Kaiser Federal Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.

          A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2007, Kaiser Federal Bank maintained approximately 87.4% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings association must file an application with the Office of Thrift Supervision for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

          Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

          Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

          Community Reinvestment Act and Fair Lending Laws. All savings associations have a continuing responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of

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Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Kaiser Federal Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all FDIC-insured institutions to publicly disclose their rating.

          Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and Regulation W of the Federal Reserve Board, which implements Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Kaiser Federal Financial Group, Inc. and its non-savings institution subsidiaries will be affiliates of Kaiser Federal Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

          Kaiser Federal Bank’s authority to extend credit to its directors, executive officers and 10% or greater stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board and regulations of the Office of Thrift Supervision. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Kaiser Federal Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Kaiser Federal Bank’s Board of Directors.

          Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement actions against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the savings association, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

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          Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan or implement an accepted compliance plan, the agency may take further enforcement action against the institution, including the issuance of a cease and desist order or the imposition of civil money penalties.

          Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and an 8% risk-based capital ratio.

          The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

          In assessing an association’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary. Kaiser Federal Bank, as a matter of prudent management, targets as its goal the maintenance of capital ratios which exceed these minimum requirements and that are consistent with Kaiser Federal Bank’s risk profile. At June 30, 2007, Kaiser Federal Bank exceeded each of its capital requirements.

          The Office of Thrift Supervision and other federal banking agencies risk-based capital standards also take into account interest rate risk, concentration of risk and the risks of non-traditional activities. The Office of Thrift Supervision monitors the interest rate risk of individual institutions through the Office of Thrift Supervision requirements for interest rate risk management, the ability of the Office of Thrift Supervision to impose individual minimum capital requirements on institutions that exhibit a high degree of interest rate risk, and the requirements of Thrift Bulletin 13a, which provides guidance on the management of interest rate risk and the responsibility of boards of directors in that area.

          The Office of Thrift Supervision continues to monitor the interest rate risk of individual institutions through analysis of the change in net portfolio value. Net portfolio value is defined as the net

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present value of the expected future cash flows of an entity’s assets and liabilities and, therefore, hypothetically represents the value of an institution’s net worth. The Office of Thrift Supervision has also used this net portfolio value analysis as part of its evaluation of certain applications or notices submitted by savings banks. The Office of Thrift Supervision, through its general oversight of the safety and soundness of savings associations, retains the right to impose minimum capital requirements on individual institutions to the extent the institution is not in compliance with certain written guidelines established by the Office of Thrift Supervision regarding net portfolio value analysis. The Office of Thrift Supervision has not imposed any such requirements on Kaiser Federal Bank.

          At June 30, 2007, Kaiser Federal Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

          Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); or

•	critically undercapitalized (less than 2% tangible capital).

          Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” or is deemed to have notice and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

•	an amount equal to 5% of the savings association’s total assets at the time it became “undercapitalized”; and

•

the amount that is necessary (or would have been necessary) to bring the association into compliance with all capital standards applicable with respect to such association as of the time it fails to comply withy a capital restoration plan.

          If a savings association fails to submit an acceptable plan, it is treated as if it were “significantly undercapitalized.” In addition, numerous mandatory supervisory restrictions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

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          At June 30, 2007, Kaiser Federal Bank met the criteria for being considered “well-capitalized.”

          Deposit Insurance. Kaiser Federal Bank is a member of the Deposit Insurance Fund, maintained by the FDIC, and Kaiser Federal Bank pays its deposit insurance assessments to the Deposit Insurance Fund. The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005 (the “Deposit Insurance Fund Act”). In addition to merging the insurance funds, the Deposit Insurance Fund Act established a statutory minimum and maximum designated reserve ratio for the Deposit Insurance Fund and granted the FDIC greater flexibility in establishing the required reserve ratio. In its regulations implementing the Deposit Insurance Fund Act, the FDIC has set the current annual designated reserve ratio for the Deposit Insurance Fund at 1.25%.

          In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium. The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system, the FDIC assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment). Each risk category is assigned an assessment rate. Assessment rates currently range from .05% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.43% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns). The FDIC is authorized to raise the assessment rates as necessary to maintain the Deposit Insurance Fund. The Kaiser Federal Bank assessment rate at June 30, 2007 was .05% per $100 of deposits. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Kaiser Federal Bank.

          In addition, all FDIC -insured institutions are required to pay a pro rata portion of the interest due on obligations issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation. At June 30, 2007, the FDIC assessed Deposit Insurance Fund-insured deposits 1.22 basis points (0.122%) per $100 of deposits to cover those obligations. The Financing Corporation rate is adjusted quarterly to reflect changes in assessment bases of the Deposit Insurance Fund. This obligation will continue until the Financing Corporation bonds mature in 2017.

          Assessments. The Office of Thrift Supervision charges assessments to recover the cost of examining federal savings associations and their affiliates. These assessments are based on three components: (i) the size of the institution on which the basic assessment is based; (ii) the institution’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and (iii) the complexity of the institution’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings institution that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion.

          The Office of Thrift Supervision also assesses fees against savings and loan holding companies, such as Kaiser Federal Financial Group, Inc. The Office of Thrift Supervision semi-annual assessment for savings and loan holding companies includes a $3,000 base assessment with an additional assessment based on the holding company’s risk or complexity, organizational form and condition.

          Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some

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additional service from the savings association or its affiliates or not obtain services of a competitor of the savings association.

          Federal Home Loan Bank System. Kaiser Federal Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks each of which is subject to regulation and supervision of the Federal Housing Finance Board. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Banks. It makes loans or advances to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the Federal Home Loan Banks. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long-term advances. As a member of the Federal Home Loan Bank of San Francisco, Kaiser Federal Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2007, Kaiser Federal Bank was in compliance with this requirement.

Federal Reserve System

          Institutions must maintain a reserve of 3% against aggregate transaction accounts between $7.8 million and $48.3 million (subject to adjustment by the Federal Reserve Board) plus a reserve of 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $48.3 million. The first $7.8 million of otherwise reservable balances is exempt from the reserve requirements. Kaiser Federal Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Kaiser Federal Bank’s interest-earning assets. At June 30, 2007, Kaiser Federal Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

          The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including federal savings associations, like Kaiser Federal Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

          Kaiser Federal Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

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Privacy Requirements of the Gramm-Leach-Bliley Act

          The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Holding Company Regulation

          Upon completion of the conversion, Kaiser Federal Financial Group, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Kaiser Federal Financial Group, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Kaiser Federal Bank.

          Under federal law, unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, such as Kaiser Federal Financial Group, Inc., are limited to those activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

          Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

          As a public company, Kaiser Federal Financial Group, Inc. is subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

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•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

          Section 402 of the Sarbanes-Oxley Act prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to loans made by an insured depository institution, such as Kaiser Federal Bank, that are subject to the insider lending restrictions of Regulation O of the Federal Reserve Board.

Federal Securities Laws

          Kaiser Federal Financial Group, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the

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conversion, shares of Kaiser Federal Financial Group, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Kaiser Federal Financial Group, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Kaiser Federal Financial Group, Inc. may be resold without registration. Shares purchased by an affiliate of Kaiser Federal Financial Group, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Kaiser Federal Financial Group, Inc. meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Kaiser Federal Financial Group, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Kaiser Federal Financial Group, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Kaiser Federal Financial Group, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

          General. Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to K-Fed Bancorp or Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. has not yet filed a federal income tax return due to its recent organization. Kaiser Federal Bank’s federal income tax returns have never been audited by the Internal Revenue Service.

          It is anticipated that Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank will file separate federal and state income tax returns after completion of the offering. It is anticipated that any cash distributions made by Kaiser Federal Financial Group, Inc. to its stockholders would be considered to be taxable dividends to the extent of current or accumulated earnings and profits.

          Method of Accounting. For federal income tax purposes, Kaiser Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on June 30, for filing its federal income tax return.

          Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Kaiser Federal Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

          Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At June 30, 2007, Kaiser Federal Bank had no net operating loss carryforwards for federal income tax purposes.

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          Corporate Dividends-Received Deduction. K-Fed Bancorp may eliminate from its income dividends received from Kaiser Federal Bank as a wholly owned subsidiary of K-Fed Bancorp if it elects to file a consolidated return with Kaiser Federal Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

          K-Fed Bancorp and Kaiser Federal Bank are subject to the California Corporate (Franchise) tax which is assessed at the rate of 10.84%. For this purpose, taxable income generally means federal taxable income subject to certain modifications provided for in California law.

          As a Maryland business corporation, Kaiser Federal Financial Group, Inc. will be required to file annual returns with the State of Maryland.

MANAGEMENT

Management of Kaiser Federal Financial Group, Inc.

          The Board of Directors of Kaiser Federal Financial Group, Inc. will consist of six individuals who currently serve as directors of K-Fed Bancorp, K-Fed Mutual Holding Company and Kaiser Federal Bank. The Board of Directors of Kaiser Federal Financial Group, Inc. will be divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year. The directors will be elected by the stockholders of Kaiser Federal Financial Group, Inc. for three year terms, and until their successors are elected and have qualified. The terms of the directors of each of Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank are identical. The executive officers of Kaiser Federal Financial Group, Inc. are also executive officers of K-Fed Bancorp. We expect that Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank will continue to have common directors until there is a business reason to establish separate management structures.

          The following individuals will serve as the executive officers of Kaiser Federal Financial Group, Inc. and hold the office set forth below opposite their name.

Executive	Position Held

Kay M. Hoveland	President and Chief Executive Officer
Dustin Luton	Senior Vice President and Chief Financial Officer

          Executive officers of Kaiser Federal Financial Group, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.

          Directors of Kaiser Federal Financial Group, Inc. initially will not be compensated by Kaiser Federal Financial Group, Inc. but will serve for and be compensated by Kaiser Federal Bank. It is not anticipated that separate compensation will be paid to directors of Kaiser Federal Financial Group, Inc. until such time as these persons devote significant time to the separate management of Kaiser Federal Financial Group, Inc. affairs, which is not expected to occur until Kaiser Federal Financial Group, Inc. becomes actively engaged in additional businesses other than holding the stock of Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. may determine that such compensation is appropriate in the future.

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          The Business Background of K-Fed Bancorp Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

          The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.

          James L. Breeden. Mr. Breeden has served as chairman of the Board of Directors since November 2000. He is a retired hospital administrator for the Kaiser Foundation Hospitals where he worked for 27 years.

           Laura Weisshar. Ms. Weisshar was appointed to the Board of Directors on October 31, 2007. She has been employed by the Kaiser Foundation Health Plan since 1992, serving in a number of management positions until her appointment in 2002 as the Vice President and Controller of the Kaiser Permanente Southern California Region. Ms. Weisshar is licensed as a certified public accountant in the State of California.

          Kay M. Hoveland. Ms. Hoveland has served as president and chief executive officer of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union, since 1987. Ms. Hoveland has served as president and chief executive officer of K-Fed Bancorp since its formation in July 2003.

          Rita H. Zwern. Ms. Zwern has been employed by Kaiser Foundation Health Plan since 1984 and currently is the manager of State Programs, located in Pasadena, California. Ms. Zwern has served as secretary of K-Fed Bancorp since its formation in July 2003.

          Gerald A. Murbach. Mr. Murbach is a retired human resources consultant who worked for the Universal Music Group during 2001 and the Times Mirror newspapers from 1992 to 2001.

          Robert C. Steinbach. Mr. Steinbach has served as a manager for the Department of Building and Safety of the City of Los Angeles since 2002 and has been with the Department since 1985.

Executive Officers Who Are Not Directors

          The business experience for at least the past five years for each of the three executive officers of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union, who do not serve as directors, is set forth below.

          Dustin Luton. Mr. Luton became chief financial officer in November of 2006. Previously, he was the Partner in Charge of the Southern California office of the National Credit Union Division of the accounting firm, McGladrey & Pullen, LLP, which served as the former registered public accounting firm of the K-Fed Bancorp until 2004. He was employed by McGladrey & Pullen, LLP since 2000 and was responsible for supervising the professional staff and professional services provided to clients in the Southern California region. In addition, he was the National Assurance Leader of the National Credit Union Division.

          Nancy J. Huber. Ms. Huber has served as chief credit officer of Kaiser Federal Bank since 1999 and Community Reinvestment Act officer since 2002. From 1995 until 1999, she served as vice president of credit.

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          Jeanne R. Thompson. Ms. Thompson has served as chief operating officer of Kaiser Federal Bank since 2001. She served as senior vice president for branch operations of Indy Mac Bank, located in Pasadena, California from 1983 until 2001.

Board Independence

          The Board of Directors consists of a majority of “independent directors” within the meaning of the Nasdaq corporate governance listing standards. The Board of Directors has determined that directors Breeden, Murbach, Weisshar and Zwern are each “independent” within the meaning of the Nasdaq corporate governance listing standards. The Board of Directors has adopted a policy that the independent directors of the board shall meet in executive sessions periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

Meetings and Committees of the Board of Directors

          Our business is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the fiscal year ended June 30, 2007, the Board of Directors of K-Fed Bancorp held four regular meetings and one special meeting and the Board of Directors of Kaiser Federal Bank held 12 regular meetings and no special meetings. No director attended fewer than 75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he or she served during fiscal 2007.

          Executive Committee. The executive committee consists of directors Breeden, who serves as chairman, Hoveland, Zwern and Steinbach. The executive committee meets as needed. The executive committee is generally authorized to act on behalf of the full Board of Directors when certain business matters require prompt action. The executive committee did not meet during the fiscal year ended June 30, 2007.

          Audit Committee. The audit committee consists of directors Breeden , who serves as chairman, Weisshar and Zwern. The audit committee meets as needed. The audit committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the audit committee meets with the independent registered public accounting firm on a quarterly basis to discuss the results of operations and on an annual basis to review the results of the annual audit and other related matters. Each member of the audit committee is “independent” as defined in the Nasdaq corporate governance listing standards and Rule 10A-3 of the Securities and Exchange Commission. The Board of Directors has determined that director Weisshar qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. The audit committee met four times during the fiscal year ended June 30, 2007.

          Compensation Committee. The compensation committee is responsible for recommending to the full board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the Board of Directors and other matters of personnel policy and practice and coordinating such actions with the human resources committee of Kaiser Federal Bank. The compensation committee of K-Fed Bancorp is comprised of directors Breeden (Chairman), Murbach, Weisshar and Zwern. Each member of the compensation committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.The compensation committee met twice during fiscal 2007.

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          The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the Board of Directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our growth strategy and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of K-Fed Bancorp. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. For a discussion of how the compensation committee evaluates compensation components in making its decisions, see “Compensation Discussion and Analysis.”

          Governance/Nominating Committee. The governance/nominating committee consists of directors Murbach and Zwern. Each member of the governance/nominating committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The governance/nominating committee met one time during the fiscal year ended June 30, 2007.

Executive Compensation

Compensation Discussion and Analysis

          We believe the most effective executive compensation program is one that is aligned with achievement of our long-term strategic goals and we intend for our compensation program to align executives’ interests with those of the stockholders by rewarding performance for implementing our various strategies with the ultimate objective of improving shareholder value. We evaluate both performance and compensation to ensure that we maintain our ability to attract and retain employees in key positions and to ensure that compensation provided to key employees keeps these employees focused on value creation.

          In this regard, we provide what we consider to be a competitive compensation package for the named executive officers comprised of a base salary, an annual incentive plan, a stock option plan, a recognition and retention plan, an employee stock ownership plan, a 401(k) Plan, and a deferred compensation program as well as health and welfare benefits.

          The compensation committee is responsible for all compensation and benefit matters relating to the executive officers, including the evaluation and compensation of our president and chief executive officer. The president and chief executive officer evaluates the performance of the other named executive officers and recommends to the compensation committee the named executive officers’ compensation levels for approval. The compensation committee regularly evaluates and approves all compensation practices applicable to the named executive officers, including the president and chief executive officer.

Base Salary

          It is our philosophy to maintain base salaries at levels comparable to the salaries paid by similar organizations. In establishing base salaries, we take into account each executive officer’s ability and experience as well as past and potential performance. On an annual basis, each executive officer is evaluated and their base salary may be adjusted based on market data as well as taking into account the above factors.

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Annual Incentive Plan

          The Annual Incentive Plan is an integral part of an executive’s total compensation package that recognizes the executive’s annual contribution to our success. The Plan is designed to: 1) support a business change to community-based banking; 2) support a culture change to pay-for-performance; 3) focus the executive team on annual goals to meet long-term goals; 4) reward executives for their effort; and 5) align compensation with the goals of the organization and marketplace practices. The award is achieved only if Kaiser Federal Bank achieves a minimum return on average assets (ROA) which is set each year. If our return on assets goal is achieved, each individual executive must also achieve certain personal performance objectives set by the president and chief executive officer or the Board of Directors. One of these goals must address expense management. The president and chief executive officer is eligible to receive up to 30% of her annual base salary and the remaining named executive officers are eligible to receive up to 20% of their annual base salaries under this plan. In addition, the dollar amount of an award may be further increased over such maximums up to an additional 20% of the award to recognize achievement significantly in excess of performance objectives.

Equity Compensation

          The compensation committee uses the award of stock options and restricted stock under the recognition and retention plan to align the interests of the named executive officers with those of our stockholders. At the annual meeting of stockholders in 2004, stockholders approved our stock option plan and recognition and retention plan. Ms. Hoveland, Ms. Huber, and Ms. Thompson received both stock options and awards from the compensation committee under each of those equity compensation plans during 2004. Mr. Luton received his stock options and stock awards when he became chief financial officer in November 2006. Both the stock options and the stock awards vest at a rate of 20% per year over five years commencing on the first anniversary of the award. The compensation committee believes that the five year vesting of stock options and restricted stock awards will focus senior management on long term performance and stock appreciation. Except for Mr. Luton, no additional options or awards were granted to any of the named executive officers in fiscal years ended June 30, 2006 and 2007.

          Information regarding the outstanding stock option grants and unvested recognition and retention plan awards is included in the section titled “- Outstanding Equity Awards at Year End,” below. For information regarding our expense related to the portion of each stock option and restricted stock plan award that vested during fiscal 2007, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R), see “Summary Compensation Table.”

Benefit Plans

          The compensation committee annually reviews the expense and appropriateness of all benefit plans for the named executive officers and all other employees. The benefit plans include a 401(k) plan, deferred compensation plan, employee stock ownership plan, and other benefit plans such as medical, dental, life and disability insurance.

          The named executive officers are eligible to participate in a 401(k) Plan which includes a match of up to 50% of the participant’s eligible contributions up to 10% of the participant’s salary. The match and the investment options are identical to those available to all other participants. Under the terms of our employee stock ownership plan, all named executive officers receive an annual allocation of our common stock based upon the participant’s eligible compensation up to $210,000. Participation levels for named executive officers are identical to those of all other employee stock ownership plan participants.

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          The named executive officers are eligible to participate in the nonqualified deferred retirement plan, which allows them to defer a portion of their compensation earned during the plan year. At our discretion, we have the ability to match the elective deferrals of the participants. However, we have not made any matching contributions to this plan since inception.

Summary Compensation

          The following table sets forth for the fiscal year ended June 30, 2007, certain information as to the total remuneration paid by Kaiser Federal Bank to Ms. Hoveland, who serves as president and chief executive officer, Mr. Luton, who serves as chief financial officer and certain information as to the total remuneration paid by Kaiser Federal Bank to the other most highly compensated executive officers of Kaiser Federal Bank, other than Ms. Hoveland or Mr. Luton, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as a named executive officer.

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and non- qualified deferred compensation earnings(4)	All other compensation(5)	Total

Kay M. Hoveland, President and Chief Executive Officer	2007	$280,851	$—	$112,800	$102,000	$100,800	$40,835	$105,734	$743,020

Dustin Luton, Chief Financial Officer	2007	130,308	—	43,950	21,300	30,250	—	6,000	231,808

Jeanne R. Thompson, Chief Operating Officer	2007	145,830	—	28,200	22,440	5,000	—	55,949	257,419

Nancy J. Huber, Chief Credit Officer	2007	159,835	—	28,200	22,440	28,122	—	62,182	300,779

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2004 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited consolidated financial statements included in this prospectus.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of stock option awards pursuant to the 2004 Stock Option Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 10 to our audited consolidated financial statements included in this prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.

(3)	All cash incentive plan awards are reported for the fiscal year for which they were earned. These awards are traditionally paid during the first quarter of the following fiscal year.
(4)

Kaiser Federal Bank maintains an executive deferral program for the benefit of senior executive officers. Ms. Hoveland is currently the only executive officer who has chosen to participate. The amount represents the change in net present value of accrued benefits under the plan during fiscal 2007.

(5)

Amounts shown include (a) the market value as of June 30, 2007 of ESOP awards allocated to each named executive officer for fiscal 2007; (b) the amount of dividends earned on the unvested portion of previously awarded shares of common stock under our 2004 Recognition and Retention Plan; and (c) the matching contributions made to the 401(k) Plan on behalf of the named executive officers. The following table lists all the amounts included in “All Other Compensation” column for each named executive officer.

(6)	Mr. Luton joined Kaiser Federal Bank effective November 15, 2006.

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All Other Compensation

Name	Perquisites(1)	Contributions to 401(k) Plan	RRP Dividends(2)	ESOP Shares Granted(3)	Directors Fees(4)	Total

Kay M. Hoveland	$—	$7,524	$10,880	$65,030	$22,300	$105,734
Dustin Luton	—	—	6,000	—	—	6,000
Jeanne R. Thompson	—	6,373	2,720	46,856	—	55,949
Nancy J. Huber	—	4,295	2,720	55,167	—	62,182

(1)	For the fiscal year ended June 30, 2007, no named executive officer received perquisites or personal benefits which exceeded $10,000.
(2)	Represents dividends on unearned restricted stock awards.
(3)	Market value of shares granted under the ESOP. See Note 11 - Employee Stock Ownership Plan to our financial statements in this prospectus.
(4)	Ms. Hoveland, the president and chief executive officer, is also a director.

          Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of June 30, 2007 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Kay M. Hoveland, President and Chief Executive Officer	11/14/2004	40,000	60,000	—	$14.50	11/14/2014	24,000	$376,560	—	—

Dustin Luton, Chief Financial Officer	11/15/2006	—	40,000	—	17.40	11/15/2016	20,000	313,800	—	—

Jeanne R. Thompson, Chief Operating Officer	11/14/2004	8,800	13,200	—	14.50	11/14/2014	6,000	94,140	—	—

Nancy J. Huber, Chief Credit Officer	11/14/2004	8,800	13,200	—	14.50	11/14/2014	6,000	94,140	—	—

(1)	Stock options expire 10 years after the grant date.
(2)	This amount is based on the fair market value of K-Fed Bancorp common stock on June 29, 2007 of $15.69.

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Benefits

          General. Kaiser Federal Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees.

          401(k) Plan. Kaiser Federal Bank provides its employees with a qualified profit sharing plan under the applicable provisions of the Internal Revenue Code of 1986, as amended.

          Employees who are age 21 or older are eligible to begin making salary deferral contributions beginning in the first calendar quarter on or after they become an employee. This is their earliest entry date. Employees are eligible to receive contributions other than salary deferral contributions beginning in the first calendar quarter on or after they are an employee, are age 21 or older, and have completed one year of entry service.

          Eligible employees may contribute up to 15% of their compensation each pay period to the 401(k) Plan on a pre-tax basis, not to exceed $15,500 for the calendar year 2007. The maximum deferral percentage and/or dollar amount may also be limited by Internal Revenue Service regulations. For eligible employees, we currently match 50% of the first 10% of the compensation an employee defers each pay period.

          Employees are always 100% vested in the contributions they choose to defer, whereas vesting in Kaiser Federal Bank contributions is based on years of vesting service in which an employee works at least 1,000 hours. Vesting in Kaiser Federal Bank contributions begins after two years of vesting service and increases for each year of vesting service until an employee becomes fully vested after six years of vesting service.

          Employees may receive money from their vested accounts at retirement (age 65), early retirement (age 55 and ten years of vesting service), age 59 ½ and still working, death, disability, or termination of employment. Employees may obtain loans from their vested account balances or withdraw all or part of their vested accounts (not earnings) if they can prove financial hardship and are unable to meet their financial needs another way.

          Kaiser Federal Bank may amend the 401(k) Plan at any time, except that no amendment may be made which would reduce the interest of any participant in or beneficiary of the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries unless necessary to comply with any law or regulation issued by any governmental agency to which the 401(k) Plan is subject.

          Employee Stock Ownership Plan. In connection with our minority stock offering, we adopted the K-Fed Bancorp Employee Stock Ownership Plan or ESOP for eligible employees of K-Fed Bancorp and any subsidiary, including Kaiser Federal Bank. Employees of K-Fed Bancorp and Kaiser Federal Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

          The ESOP borrowed funds from K-Fed Bancorp to purchase 454,940 shares of the common stock sold in our stock offering. The shares of common stock were purchased with proceeds of a $4.5 million loan from K-Fed Bancorp. The loan to the ESOP bears interest at 4.0% and will be repaid principally from Kaiser Federal Bank’s contributions to the ESOP over a period of ten years. The collateral for the loan is the shares of common stock of K-Fed Bancorp purchased by the ESOP. Shares purchased by the ESOP are held in a suspense account and are released to participants’ accounts as debt service payments

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are made. Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s compensation to the total compensation of all eligible participants. Forfeitures are reallocated among remaining participating employees and may reduce any amount K-Fed Bancorp might otherwise have contributed to the ESOP. A participant vests in 100% of his or her account balance after six years of credited service. In the case of a “change in control,” as defined in the ESOP, which triggers a termination of the ESOP, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. K-Fed Bancorp’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

          Annual Incentive Plan. Kaiser Federal Bank maintains an Annual Incentive Plan for our key employees. Participants are awarded a percentage of their base salary, based upon their position with Kaiser Federal Bank that is tied to achieving a minimum return on assets and the attainment of personal performance goals established by the employee and his or her supervisor.

K-Fed Bancorp 2004 Stock Benefit Plans

          Outside directors and key employees of Kaiser Federal Bank, K-Fed Bancorp or their affiliates are eligible to participate in and receive awards of stock options and restricted stock under the K-Fed Bancorp 2004 Stock Option Plan, and the K-Fed Bancorp 2004 Recognition and Retention Plan, respectively. A total of 568,675 shares of our common stock is reserved for the 2004 Stock Option Plan and 227,470 shares of our common stock is reserved for the 2004 Recognition and Retention Plan. On November 16, 2004, directors Murbach, Nicewicz (who resigned on September 18, 2007), Steinbach and Zwern each were granted non-qualified stock options to purchase 14,000 shares of our common stock. Chairman Breeden was granted non-qualified stock options to purchase 28,000 shares of our common stock. Additionally, incentive stock options to purchase 100,000, 22,000 and 22,000 shares of our common stock were each granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively. On November 16, 2004, a total of 373,600 stock options were granted to directors and employees. All of the stock options granted to the directors and key employees on November 16, 2004 were granted at an exercise price of $14.50 per share, the fair market value of our common stock on the grant date. On November 15, 2006, incentive stock options to purchase 40,000 shares of our common stock was granted to Mr. Luton, the chief financial officer, with an exercise price of $17.40 per share, the fair market value of our common stock on the grant date.

          On November 16, 2004, directors Murbach, Nicewicz, Steinbach and Zwern were granted a restricted stock award of 7,200 shares of our common stock. Chairman Breeden was granted a restricted stock award of 11,300 shares of our common stock. Additionally, restricted stock awards of 40,000, 10,000 and 10,000 shares of our common stock were granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively. On November 16, 2006, Mr. Luton was granted a restricted stock award of 20,000 shares of our common stock.

          All stock options and restricted stock awards vest in 20% increments over a five-year period, beginning on the first anniversary of the award date. Stock options will vest and become immediately exercisable and restricted stock awards will vest upon the grantee’s death, disability or following a change in control of K-Fed Bancorp.

Effect on Existing Compensation Plans

          Under the plan of conversion and reorganization, the existing 2004 Stock Option Plan and 2004 Recognition and Retention Plan of K-Fed Bancorp will become stock benefit plans of Kaiser Federal Financial Group, Inc. and shares of Kaiser Federal Financial Group, Inc. common stock will be issued (or

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reserved for issuance) pursuant to such benefit plans and not shares of K-Fed Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or Kaiser Federal Financial Group, Inc. common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive K-Fed Bancorp common stock currently under any agreement between K-Fed Bancorp and Kaiser Federal Bank and any director, officer or employee of Kaiser Federal Bank or under any plan or program of K-Fed Bancorp or Kaiser Federal Bank (including, without limitation, the 2004 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Kaiser Federal Financial Group, Inc. common stock and an identical right to make payment in common stock under any such agreement between K-Fed Bancorp or Kaiser Federal Bank and any director, officer or employee or under such plan or program of K-Fed Bancorp or Kaiser Federal Bank, and (ii) rights outstanding under the 2004 Stock Option Plan shall be assumed by Kaiser Federal Financial Group, Inc. and thereafter shall be rights only for shares of Kaiser Federal Financial Group, Inc. common stock, with each such right being for a number of shares of Kaiser Federal Financial Group, Inc. common stock based upon the exchange ratio and the number of shares of K-Fed Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

          Options Exercised and Stock Vested. The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended June 30, 2007.

Option Exercises and Stock Vested for the Fiscal Year

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)

Kay M. Hoveland, President and Chief Executive Officer	—	$—	8,000	$140,640

Dustin Luton, Chief Financial Officer	—	—	—	—

Jeanne R. Thompson, Chief Operating Officer	—	—	2,000	35,160

Nancy H. Huber, Chief Credit Officer	—	—	2,000	35,160

(1)	The value realized on vesting represents the market value on the day the stock vested.

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          Nonqualified Deferred Compensation. The following table sets forth information with respect to the Executive Nonqualified Retirement Plan at and for the year ended June 30, 2007 for the named executive officers.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Kay M. Hoveland, President and Chief Executive Officer	$—	$—	$40,835	$—	$1,013,464

Dustin Luton, Chief Financial Officer	—	—	—	—	—

Jeanne R. Thompson, Chief Operating Officer	—	—	—	—	—

Nancy H. Huber, Chief Credit Officer	—	—	—	—	—

          Kaiser Federal Bank Executive Non-Qualified Retirement Plan. Kaiser Federal Bank also maintains an executive deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their compensation into a non-qualified deferral program to supplement their retirement earnings. Ms. Hoveland, currently the only participant in the program, had $1.0 million in compensation deferred pursuant to this program as of June 30, 2007.

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          Potential Payments Upon Termination or Change in Control. The following table shows, as of June 30, 2007, in all cases, potential payments following a termination of employment or a change in control of K-Fed Bancorp.

	Voluntary Resignation	Early Retirement	Normal Retirement	Involuntary Termination	Involuntary Termination for cause	Involuntary Termination after change in control	Disability	Death

Kay M. Hoveland
2004 Stock Option Plan(1)	$—	$—	$—	$—	$—	$119,000	$119,000	$119,000
2004 Recognition and Retention Plan(1)	$—	$—	$—	$—	$—	$376,560	$376,560	$376,560
Executive Nonqualified Retirement Plan(2)	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464

Dustin Luton
2004 Stock Option Plan(3)	$—	$—	$—	$—	$—	$—	$—	$—
2004 Recognition and Retention Plan(3)	$—	$—	$—	$—	$—	$313,800	$313,800	$313,800

Jeanne R. Thompson
2004 Stock Option Plan(4)	$—	$—	$—	$—	$—	$26,180	$26,180	$26,180
2004 Recognition and Retention Plan(4)	$—	$—	$—	$—	$—	$94,140	$94,140	$94,140

Nancy J. Huber
2004 Stock Option Plan(5)	$—	$—	$—	$—	$—	$26,180	$26,180	$26,180
2004 Recognition and Retention Plan(5)	$—	$—	$—	$—	$—	$94,140	$94,140	$94,140

(1)

As of June 30, 2007, 16,000 restricted shares have vested and 40,000 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 40,000 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 24,000 unvested shares of restricted stock and 60,000 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

(2)	Represents the amount of Ms. Hoveland’s deferred compensation plan as of June 30, 2007.
(3)

As of June 30, 2007, no restricted shares have vested and no stock options have vested or been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. As of June 30, 2007, 20,000 unvested shares of restricted stock and 40,000 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability. As of June 30, 2007, none of Mr. Luton’s stock options were in the money.

(4)

As of June 30, 2007, 4,000 restricted shares have vested and 8,800 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 8,800 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 6,000 unvested shares of restricted stock and 13,200 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

(5)

As of June 30, 2007, 4,000 restricted shares have vested and 8,800 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 8,800 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 6,000 unvested shares of restricted stock and 13,200 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

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Directors Compensation

          Members of the Board of Directors and the committees of K-Fed Bancorp do not receive separate compensation for their service on the Board of Directors or the committees of K-Fed Bancorp.

          For the fiscal year ended June 30, 2007, members of the Board of Directors of Kaiser Federal Bank received an annual stipend of $10,000 plus an annual fee of $7,500 for Board of Directors meetings. The chairman of the Board of Directors received an annual stipend of $25,000 plus an annual fee of $7,500 for Board of Directors meetings. Each member of Kaiser Federal Bank’s executive committee received an annual fee of $4,800. Each member of Kaiser Federal Bank’s other committees received an annual fee of $1,200 with the committee chairman receiving $1,600. The Board Chairman received annual fees of $15,000 for attending weekly credit committee and asset/liability management committee meetings.

          Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors.

Director Compensation

Name(1)	Fees earned or paid in cash	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation(4)	Total

James C. Breeden	$67,300	$31,866	$28,560	$—	$—	$3,074	$130,800
Frank G. Nicewicz (5)	19,100	20,304	14,280	—	—	1,958	55,642
Rita H. Zwern	23,500	20,304	14,280	—	—	1,958	60,042
Gerald A. Murbach	19,100	20,304	14,280	—	—	1,958	55,642
Robert C. Steinbach	23,500	20,304	14,280	—	—	1,958	60,042

(1)

Ms. Hoveland, the president and chief executive officer, is also a director. Ms. Hoveland receives compensation for serving on the board, however, her compensation has been omitted from this table and is reported in the Summary Compensation table.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2004 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended June 30, 2007 included in this prospectus.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of stock option awards pursuant to the 2004 Stock Option Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 10 to our audited financial statements for the fiscal year ended June 30, 2007 included in this prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.

(4)	This amount represents dividends received on unvested stock awards in 2007. For the year ended June 30, 2007, no director received perquisites or personal benefits, which exceeded $10,000.
(5)	Mr. Nicewicz resigned from the Board of Directors effective September 18, 2007.

Transactions with Certain Related Persons

          Kaiser Federal Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

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          All loans Kaiser Federal Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Kaiser Federal Bank. Loans to all directors and executive officers and their associates totaled approximately $813,000 at June 30, 2007, which was 0. 9 % of our stockholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2007.

Indemnification of Directors and Officers

          The officers, directors, agents and employees of Kaiser Federal Financial Group, Inc. are indemnified with respect to certain actions pursuant to Kaiser Federal Financial Group, Inc.’s articles of incorporation and Maryland law. Maryland law allows Kaiser Federal Financial Group, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Kaiser Federal Financial Group, Inc. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated; or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Benefits to be Considered Following Completion of the Conversion

          Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the stock offering if the stock-based incentive plan is adopted within one year after the stock offering, in accordance with Office of Thrift Supervision policy.

          The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Kaiser Federal Financial Group, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

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•

any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Kaiser Federal Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Kaiser Federal Bank or Kaiser Federal Financial Group, Inc.; and

•

our executive officers or directors must exercise or forfeit their options in the event that Kaiser Federal Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

          In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

          Employment Agreements. Following completion of the conversion and offering, Kaiser Federal Bank plans to enter into an employment agreement with Ms. Hoveland for a three-year term with an initial salary of $350,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Upon each anniversary date of the agreement, the term will be extended for an additional year unless Kaiser Federal Bank notifies Ms. Hoveland at least 30 days prior to such date that it intends to not extend the term. Under the agreement, Ms. Hoveland’s employment may be terminated for cause at an time, in which event she would have no right to receive compensation or other benefits for any period after termination.

          Certain events resulting in Ms. Hoveland’s termination or resignation will entitle her to payments of severance benefits following termination of employment. Ms. Hoveland will be entitled to severance benefits under the employment agreement in the event (A) her employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) she resigns during the term of the agreement within two years after any of the following events (i) a requirement that she report to a corporate officer instead of the Board of Directors, (ii) a material change in her functions, duties or responsibilities, which change would cause her position to become of lesser responsibility, importance or scope of authority, (iii) a material reduction in her base salary, or the budget over which she has authority (iv) a relocation of her principal place of employment by more than 25 miles from the location as of the date of the agreement, or (v) a material breach of the agreement by Federal Kaiser Bank, then she would be entitled to a severance payment equal to three times her highest annual rate of base salary at any time during the term of the agreement and three times her highest annual bonus received during the latest three calendar years prior to the termination. In addition, she would be entitled, at no expense to her, to the continuation of substantially comparable life, medical and disability coverage for such period. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

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          In addition, Kaiser Federal Bank plans to enter into employment agreements with Mr. Luton, Ms. Thompson and Ms. Huber upon completion of the conversion that contain similar terms as the agreement for Ms. Hoveland. The agreement for each of Mr. Luton, Ms. Thompson and Ms. Huber provide for a term of two years with an initial salary of $226,600, $144,664 and $156,000, respectively. In addition, the agreement for each of Mr. Luton, Ms. Thompson and Ms. Huber provide for a severance payment equal to two times their highest annual rate of base salary at any time during the term of the agreement and two times their highest annual bonus received during the latest three calendar years prior to the termination.

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Beneficial Ownership of Common Stock

          The following table provides the positions, ages and terms of office as applicable to our directors and executive officers along with the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of October 26 , 2007.

Name (1)	Age(2)	Positions Held with K-Fed Bancorp	Director Since (3)	Current Term to Expire	Shares of Common Stock Beneficially Owned (4)(5)		Percent of Class

DIRECTORS

James L. Breeden	64	Chairman of the Board	1987	2007	61,237	(6)	*
Laura Weisshar	56	Director	2007	2007	7,000	(7)	*
Kay M. Hoveland	60	Director, President and Chief Executive Officer	2000	2008	171,154	(8)	*
Rita H. Zwern	59	Director and Secretary	1987	2008	30,600	(9)	*
Gerald A. Murbach	59	Director	2000	2009	45,600	(10)	*
Robert C. Steinbach	54	Director	2000	2009	49,000	(11)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Dustin Luton	37	Chief Financial Officer	N/A	N/A	28,227	(12)	*
Nancy J. Huber**	44	Chief Credit Officer	N/A	N/A	47,165	(13)	*
Jeanne R. Thompson**	60	Chief Operating Officer	N/A	N/A	43,011	(14)	*

All directors and executive officers as a group (9 persons)					482,994		3. 4%

K-Fed Mutual Holding Company 1359 North Grand Avenue Covina, California 91724					8,861,750		63.5%

Hovde Capital Advisors LLC 1826 Jefferson Place, N.W. Washington, D.C. 20036(15)					910,611		6.5%

K-Fed Mutual Holding Company, and all directors and executive officers as a group					9,344,744		66. 3%

*	Less than 1%.
**	Ms. Huber and Ms. Thompson are officers of Kaiser Federal Bank only.
(1)	The mailing address for each person listed is 1359 North Grand Avenue, Covina, California 91724.
(2)	As of October 26 , 2007.
(3)

Reflects initial appointment to the Board of Directors of Kaiser Permanente Federal Credit Union, the predecessor to Kaiser Federal Bank, with the exception of Directors Steinbach, Murbach and Hoveland. Each director of K-Fed Bancorp is also a director of Kaiser Federal Bank and K-Fed Mutual Holding Company, which owns the majority of the issued and outstanding shares of common stock of K-Fed Bancorp.

(4)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the dates as of which beneficial ownership is being determining. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(5)

Includes 4,320 unvested shares of restricted stock for each of directors Murbach, Steinbach and Zwern, 6,780 unvested shares of restricted stock for Chairman Breeden, and 24,000, 20,000, 6,000 and 6,000 unvested shares of restricted stock for Ms. Hoveland, Mr. Luton, Ms. Huber and Ms. Thompson, respectively, granted under the K-Fed Bancorp 2004 Recognition and Retention Plan. Includes 10,610, 0, 8,965 and 8,362 shares of common stock allocated to the accounts of Ms. Hoveland, Mr. Luton, Ms. Huber and Ms. Thompson, respectively, under the K-Fed Bancorp employee stock ownership plan.

(6)

Includes 2,637 shares of common stock held by Mr. Breeden’s spouse and 15,500 shares of common stock held in an IRA for Mr. Breeden. Includes 16,800 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 .

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(7)	Includes 7,000 shares of common stock held in a living trust.
(8)

Includes 56,000 shares of common stock held in a trust for Ms. Hoveland, 1,100 shares of common stock held in a Keogh plan for Ms. Hoveland’s spouse and 19, 444 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 60 ,000 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 .

(9)	Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 . Ms. Zwern has pledged 10,000 shares of our common stock as security for a loan.
(10)	Includes 15,000 shares of common stock held by Mr. Murbach’s spouse. Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 .
(11)	Includes 15,000 shares of common stock held by Mr. Steinbach’s spouse. Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 .
(12)	Includes 227 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 8,000 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 .
(13)	Includes 13,200 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 . Ms. Huber has pledged 15,000 shares of our common stock as security for a loan.
(14)

Includes 1,172 shares of common stock held by Ms. Thompson’s spouse, 1,400 shares of common stock held in a trust for Ms. Thompson and 4, 483 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 13,200 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007 . Ms. Thompson has pledged 15,000 shares of our common stock as security for a loan.

(15)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, Hovde Capital Advisors LLC claims shared voting and dispositive ownership over all shares reported. Hovde Capital Advisors LLC is an investment manager whose managed accounts are the direct owners of the shares of common stock. This reported amount of shares of common stock does not reflect any changes in those shareholdings that may have occurred since the date of such filing.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

          The table below sets forth, for each of Kaiser Federal Financial Group, Inc.’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of K-Fed Bancorp common stock as of October 26 , 2007;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of Kaiser Federal Financial Group, Inc. common stock to be held upon consummation of the conversion.

          In each case, it is assumed that subscription shares are sold at the maximum of the offering range. See “The Conversion and Offering—Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held

Name of Beneficial Owner	Number of Exchange Shares to be Held (2)	Number of Shares	Dollar Amount	Number of Shares	Percentage of Total Outstanding

Directors:

James L. Breeden	103,306	5,000	$50,000	108,306	*
Kay M. Hoveland	288,736	20,000	200,000	308,736	1.3%
Rita H. Zwern	51,622	100	1,000	51,722	*
Gerald A. Murbach	76,927	—	—	76,927	*
Robert C. Steinbach	82,663	1,000	10,000	83,663	*
Laura Weisshar	11,809	—	—	11,809	*

Executive Officers who are not Directors:
Dustin Luton	47,618	5,000	50,000	52,618	*
Nancy J. Huber	79,567	5,000	50,000	84,567	*
Jeanne R. Thompson	72,559	10,500	105,000	83,059	*

Total for Directors and Executive Officers	814,807	46,600	$466,000	861,407	3. 6%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Beneficial Ownership of Common Stock” and assumes an exchange ratio of 1.6870 shares for each share of K-Fed Bancorp.

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THE CONVERSION AND OFFERING

          The Boards of Directors of K-Fed Bancorp and K-Fed Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of K-Fed Mutual Holding Company (depositors of Kaiser Federal Bank) and the stockholders of K-Fed Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

          The respective Boards of Directors of K-Fed Mutual Holding Company and K-Fed Bancorp adopted the plan of conversion and reorganization on June 26, 2007. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. K-Fed Mutual Holding Company, the mutual holding company parent of K-Fed Bancorp, will be merged into Kaiser Federal Bank, and K-Fed Mutual Holding Company will no longer exist. K-Fed Bancorp, which owns 100% of Kaiser Federal Bank, will be succeeded by a new Maryland corporation named Kaiser Federal Financial Group, Inc. As part of the conversion, the ownership interest in K-Fed Bancorp of K-Fed Mutual Holding Company will be offered for sale in the offering by K-Fed Bancorp. When the conversion is completed, all of the outstanding common stock of Kaiser Federal Bank will be owned by Kaiser Federal Financial Group, Inc., and all of the outstanding common stock of Kaiser Federal Financial Group, Inc. will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

          Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of K-Fed Bancorp common stock owned by persons other than K-Fed Mutual Holding Company will be canceled and converted automatically into new shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of K-Fed Bancorp for new shares, the public stockholders will own the same percentage of shares of common stock of Kaiser Federal Financial Group, Inc. that they owned in K-Fed Bancorp immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.

          Kaiser Federal Financial Group, Inc. intends to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan), and to contribute the balance of the net proceeds to Kaiser Federal Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

          The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2006.

(ii)

Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

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(iii)	Third, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Kaiser Federal Bank at the close of business on October 31 , 2007.

          If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California; and

(ii)	K-Fed Bancorp’s public stockholders as of November 14 , 2007.

          We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”

          We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Kaiser Federal Financial Group, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

          The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Kaiser Federal Bank and at the West Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to K-Fed Mutual Holding Company’s application to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also an exhibit to Kaiser Federal Financial Group, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

          The primary reasons for the conversion and offering are to:

•	support internal growth through loan purchases and lending in the communities we serve;

•	enhance existing products and services, and support the development of new products and services;

•	build or lease new branch facilities or acquire branches from other financial institutions;

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•

finance the acquisition of financial institutions, or other financial service companies primarily in Southern California, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.

          As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since K-Fed Mutual Holding Company is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not currently have any agreement or understanding as to any specific acquisition.

Approvals Required

          The affirmative vote of a majority of the total eligible votes of the members of K-Fed Mutual Holding Company as of October 31 , 2007 is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of K-Fed Mutual Holding Company will also be approving the merger of K-Fed Mutual Holding Company into Kaiser Federal Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of K-Fed Bancorp, including shares held by K-Fed Mutual Holding Company, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of K-Fed Bancorp held by the public stockholders of K-Fed Bancorp as of November 14 , 2007 are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

Share Exchange Ratio for Current Stockholders

          Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of K-Fed Bancorp common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own approximately the same percentage of common stock in Kaiser Federal Financial Group, Inc. after the conversion as they held in K-Fed Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of our currently outstanding K-Fed Bancorp common stock. The exchange ratio is based on the percentage of K-Fed Bancorp common stock held by the public, the independent valuation of Kaiser Federal Financial Group, Inc. prepared by RP Financial, LC. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from

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approximately 1.2469 exchange shares for each publicly held share of K-Fed Bancorp at the minimum of the offering range to 1.9401 exchange shares for each publicly held share of K-Fed Bancorp at the adjusted maximum of the offering range.

          If you are a stockholder of K-Fed Bancorp, at the conclusion of the conversion and offering, your shares will be exchanged for shares of Kaiser Federal Financial Group, Inc. The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

          The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many whole shares of Kaiser Federal Financial Group, Inc. a hypothetical owner of K-Fed Bancorp common stock would receive in the exchange for 100 shares of K-Fed Bancorp common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of K-Fed Bancorp		Total Shares of Common Stock to be Outstanding After the Conversion and Offering	Exchange Ratio	Equivalent Per Share Current Market Price(1)	New Shares That Would be Received for 100 Existing Shares

	Amount	Percent	Amount	Percent

Minimum	11,050,000	63.5%	6,343,386	36.5%	17,393,386	1.2469	$12.47	124
Midpoint	13,000,000	63.5%	7,462,808	36.5%	20,462,808	1.4670	14.67	146
Maximum	14,950,000	63.5%	8,582,229	36.5%	23,532,229	1.6870	16.87	168
15% above Maximum	17,192,500	63.5%	9,869,563	36.5%	27,062,063	1.9401	19.40	194

(1)

Represents the value of shares of Kaiser Federal Financial Group, Inc. received in the conversion by a holder of one share of K-Fed Bancorp at the exchange ratio, assuming the market price of $10.00 per share.

Effects of Conversion on Depositors, Borrowers and Members

          Continuity. While the conversion is being accomplished, the normal business of Kaiser Federal Bank of accepting deposits and making loans will continue without interruption. Kaiser Federal Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Kaiser Federal Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving K-Fed Bancorp at the time of the conversion will be the directors of Kaiser Federal Financial Group, Inc. after the conversion.

          Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Kaiser Federal Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Effect on Loans. No loan outstanding from Kaiser Federal Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

          Effect on Voting Rights of Members. At present, all depositors of Kaiser Federal Bank are members of, and have voting rights in, K-Fed Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of K-Fed

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Mutual Holding Company and will no longer have voting rights, unless they purchase shares of Kaiser Federal Financial Group, Inc.’s common stock. Upon completion of the conversion, all voting rights in Kaiser Federal Bank will be vested in Kaiser Federal Financial Group, Inc. as the sole stockholder of Kaiser Federal Bank. The stockholders of Kaiser Federal Financial Group, Inc. will possess exclusive voting rights with respect to Kaiser Federal Financial Group, Inc. common stock.

          Tax Effects. We will receive an opinion of counsel or tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to K-Fed Mutual Holding Company, K-Fed Bancorp, the public stockholders of K-Fed Bancorp (except for cash paid for fractional shares), members of K-Fed Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Kaiser Federal Bank. See “—Material Income Tax Consequences.”

          Effect on Liquidation Rights. Each depositor in Kaiser Federal Bank has both a deposit account in Kaiser Federal Bank and a pro rata ownership interest in the net worth of K-Fed Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of K-Fed Mutual Holding Company and Kaiser Federal Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in K-Fed Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of K-Fed Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

          Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that K-Fed Mutual Holding Company and Kaiser Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of K-Fed Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

          In the unlikely event that Kaiser Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2006 and September 30, 2007 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Kaiser Federal Financial Group, Inc. as the holder of Kaiser Federal Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

          The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Kaiser Federal Bank and K-Fed Mutual Holding Company have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $110,000 and $10,000 for expenses. Kaiser Federal Bank and K-Fed Mutual Holding Company have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any

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losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

          The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between K-Fed Bancorp and the peer group. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

          The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the consolidated financial statements of K-Fed Bancorp. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of K-Fed Bancorp and the projected results and financial condition of Kaiser Federal Financial Group, Inc.;

•	the economic and demographic conditions in K-Fed Bancorp’s existing market area;

•	certain historical, financial and other information relating to K-Fed Bancorp;

•

a comparative evaluation of the operating and financial characteristics of K-Fed Bancorp with those of other similarly situated publicly traded savings institutions located in its market area and the western regions of the United States;

•	the impact of the conversion and offering on K-Fed Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Kaiser Federal Financial Group, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Kaiser Federal Financial Group, Inc. after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 2.9% of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

          The independent valuation states that as of August 31, 2007, the estimated pro forma market value, or valuation range, of Kaiser Federal Financial Group, Inc. ranged from a minimum of $173.9 million to a maximum of $235.3 million, with a midpoint of $204.6 million and an adjusted maximum of $270.6 million. The Board of Directors of Kaiser Federal Financial Group, Inc. decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of K-Fed Bancorp

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common stock owned by K-Fed Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share. Based on the valuation range, the percentage of K-Fed Bancorp common stock owned by K-Fed Mutual Holding Company and the $10.00 price per share, the minimum of the offering range will be 11,050,000 shares, the midpoint of the offering range will be 13,000,000 shares and the maximum of the offering range will be 14,950,000 shares of common stock, with an adjusted maximum of 17,192,500 shares.

          The Board of Directors of Kaiser Federal Financial Group, Inc. reviewed the independent valuation and, in particular, considered the following:

•	K-Fed Bancorp’s financial condition and results of operations;

•	comparison of financial performance ratios of K-Fed Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of K-Fed Bancorp common stock.

          All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of K-Fed Bancorp or Kaiser Federal Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Kaiser Federal Financial Group, Inc. to less than $173.9 million or more than $270.6 million the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Kaiser Federal Financial Group, Inc.’s registration statement.

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Kaiser Federal Bank as a going concern and should not be considered as an indication of the liquidation value of Kaiser Federal Bank. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $270.6 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 17,192,500 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers. The subscription price of $10.00 per share of common stock will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range of up to 17,192,500 shares.

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          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $171.9 million and a corresponding increase in the offering range to more than 17,192,500 shares, or a decrease in the minimum of the valuation range to less than $110.5 million and a corresponding decrease in the offering range to fewer than 11,050,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Kaiser Federal Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the period, his or her stock order will be cancelled and payment will be returned promptly, with interest at Kaiser Federal Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [Extension Date #2], two years after the special meeting of depositors to vote on the conversion.

          An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Kaiser Federal Financial Group, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Kaiser Federal Financial Group, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

          Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Kaiser Federal Bank and as specified under “Where You Can Find Additional Information.”

Exchange of Existing Stockholders’ Stock Certificates

          The conversion of existing outstanding shares of K-Fed Bancorp common stock into the right to receive shares of Kaiser Federal Financial Group, Inc. common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, our exchange agent, will send a transmittal form to each public stockholder of K-Fed Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange stock certificates of K-Fed Bancorp common stock for stock certificates of Kaiser Federal Financial Group, Inc. common stock. We expect that stock certificates evidencing shares of Kaiser Federal Financial Group, Inc. common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, K-Fed Bancorp stock certificates and other required documents. You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Shares held by public stockholders through a brokerage account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.

          No fractional shares of Kaiser Federal Financial Group, Inc. common stock will be issued to any public stockholder of K-Fed Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would

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otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered K-Fed Bancorp stock certificates. If your shares of common stock are held in street name (such as a brokerage account), you will automatically receive cash in lieu of fractional shares in your brokerage account.

          After the conversion, K-Fed Bancorp stockholders who hold stock certificates will not receive shares of Kaiser Federal Financial Group, Inc. common stock and will not be paid dividends on the shares of Kaiser Federal Financial Group, Inc. common stock until existing certificates representing shares of K-Fed Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of K-Fed Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Kaiser Federal Financial Group, Inc. common stock into which those shares have been converted by virtue of the conversion.

          If a certificate for K-Fed Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

          All shares of Kaiser Federal Financial Group, Inc. common stock that we issue in exchange for existing shares of K-Fed Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Subscription Offering and Subscription Rights

          In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

          Priority 1: Eligible Account Holders. Each Kaiser Federal Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2006 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) five percent (5%) of the shares of common stock sold in the offering, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for

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which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

          To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of K-Fed Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2006.

          Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, consisting of our employee benefit plans, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee benefit plans intends to purchase 6.0% of the shares of common stock issued in the offering. If market conditions warrant, in the judgment of its trustees, the employee benefit plans may elect to fill its subscription rights, in whole or in part, through open-market purchases.

          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Kaiser Federal Bank depositor with a Qualifying Deposit at the close of business on September 30, 2007 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of (i) five percent (5%) of the shares of common stock sold in the offering, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Kaiser Federal Bank as of the close of business on the voting record date of October 31 , 2007 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor,

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nontransferable subscription rights to purchase up to five percent (5%) of the shares of common stock sold in the offering, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at October 31 , 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Expiration Date. The subscription offering will expire at 12:00 Noon, Pacific Time, on [Expiration Date], unless extended by us for up to 45 days. Such extension may be made without notice to you. Extensions beyond [Extension Date #1] will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

Community Offering

          To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

(i)	Natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California;

(ii)	K-Fed Bancorp’s public stockholders as of November 14 , 2007; and

(iii)	Other members of the general public.

          Purchasers in the community offering may purchase up to five percent (5%) of the shares of common stock sold in the offering, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

          If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of K-Fed Bancorp as of November 14 , 2007, the allocation procedures described above will apply to the stock orders of such persons. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In addition, orders received for Kaiser Federal Financial Group, Inc. common stock in the community offering will first be filled up to a

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maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

          The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

          Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Kaiser Federal Financial Group, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [Extension Date #1], in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

          As a final step in the conversion, the plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods, Inc. as agent of Kaiser Federal Financial Group, Inc. We call this the syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the direct community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

          The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, acting alone, or with an associate or group of persons acting in concert, may purchase more than five percent (5%) of the shares of common stock in the syndicated community offering, subject to the overall purchase and ownership limitations. See “– Limitations on Stock Purchases.”

          Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of Kaiser Federal Financial Group, Inc. common stock. When, and if, Keefe, Bruyette & Woods, Inc. and Kaiser Federal Financial Group, Inc. believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. The dealers will send confirmations of the orders to their customers on the next business day after the order

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date. The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, the dealers will deposit funds to the account established by Kaiser Federal Financial Group, Inc. for each dealer. Each customer’s funds forwarded to Kaiser Federal Bank, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Kaiser Federal Bank from the dealers, funds will earn interest at Kaiser Federal Bank’s passbook (statement savings) account rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above. Notwithstanding the foregoing, any checks received by Keefe, Bruyette & Woods, Inc. or any selected dealer specifically for payment for the shares will be forwarded to Kaiser Federal Financial Group, Inc. by noon of the day following receipt for deposit to the account established by Kaiser Federal Financial Group, Inc. for each dealer. Keefe, Bruyette & Woods, Inc. shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time prior to the closing of the offering.

          The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by Kaiser Federal Financial Group, Inc. with the approval of the Office of Thrift Supervision. The syndicated community offering may not be extended past _________, 2009. See “– How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Limitations on Common Stock Purchases

          The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock or more than five percent (5%) of the shares of common stock sold in the offering;

(ii)

No person exercising subscription rights through one deposit account may purchase more than five percent (5%) of the shares of common stock sold in the offering. No person exercising subscription rights through one or more similarly titled individual deposit accounts, and no group of persons exercising subscription rights though one deposit account, may purchase more than five percent (5%) of the shares of common stock sold in the offering;

(iii)

Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iv)

Except for tax qualified employee benefit plans, including our employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than five percent (5%) of the shares of common stock sold in the offering in all categories of the offering combined;

(v)	Current stockholders of K-Fed Bancorp are subject to an ownership limitation. As previously described, current stockholders of K-Fed Bancorp will receive shares of

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Kaiser Federal Financial Group, Inc. common stock in exchange for their existing shares of K-Fed Bancorp common stock at the conclusion of the conversion and offering. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing K-Fed Bancorp common stock, may not exceed 5% of the shares of common stock of Kaiser Federal Financial Group, Inc. to be issued and outstanding at the completion of the conversion; and

(vi)

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Kaiser Federal Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

          Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of K-Fed Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. The maximum purchase limitation of five percent (5%) of the shares sold in the offering may be further increased to 9.99%, provided that orders for Kaiser Federal Financial Group, Inc. common stock exceeding five percent (5%) of the shares sold in the offering shall not exceed in the aggregate ten (10%) of the total shares sold in the offering.

          In the event of an increase in the offering range of up to 17,192,500 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)	to fill the tax-qualified employee benefit plans, including the employee stock ownership plan’s, subscription for up to 10% of the total number of shares of common stock issued in the offering;

(ii)

in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)

to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California, then to K-Fed Bancorp’s public stockholders as of November 14 , 2007 and then to members of the general public.

The term “associate” of a person means:

(i)

any corporation or organization, other than K-Fed Bancorp, Kaiser Federal Bank or a majority-owned subsidiary of Kaiser Federal Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

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(ii)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan of Kaiser Federal Bank in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of K-Fed Bancorp or Kaiser Federal Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

          We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

          Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank and except as described below. Any purchases made by any associate of Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Kaiser Federal Financial Group, Inc.”

Marketing Arrangements

          To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority . Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the offering by, among other things:

(i)	acting as our financial advisor and marketing agent for the conversion and offering;

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(ii)	managing the Stock Information Center;

(iii)	providing administrative services;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials;

(v)	soliciting orders for common stock; and

(vi)	assisting in soliciting proxies of our members.

          For these services, Keefe, Bruyette & Woods, Inc. will receive an advisory and administrative fee of $50,000 and a sales fee equal to 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 5.5% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Keefe, Bruyette & Woods, Inc.). Keefe, Bruyette & Woods, Inc. also will be reimbursed for allocable expenses in an amount not to exceed $30,000, and for attorneys’ fees and allocable expenses in an amount not to exceed $55,000.

          We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities.

          Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Kaiser Federal Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Kaiser Federal Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Offering Deadline

          The offering will expire at 12:00 Noon, Pacific Time, on [Expiration Date], unless we extend it, without notice to you, for up to 45 days. Any extension of the subscription and/or community offering beyond [Extension Date #1] would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be cancelled and payment will be returned promptly, with interest calculated at Kaiser Federal Bank’s passbook savings rate, and deposit account withdrawal authorizations will be

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cancelled. We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [Extension Date #2], which is two years after the special meeting of depositors to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Kaiser Federal Bank’s passbook savings rate from the date of receipt.

Prospectus Delivery

          To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Procedure for Purchasing Shares in the Subscription and Community Offerings

          Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 12:00 Noon Pacific Time, on [Expiration Date] at our Stock Information Center. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Our Stock Information Center is located in our main office at 1359 North Grand Avenue, Covina, California. Stock order forms may not be delivered to our other Kaiser Federal Bank offices. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

          If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.

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          By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Kaiser Federal Bank or the federal government, and that you received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Kaiser Federal Financial Group, Inc.; or

(ii)	authorization of withdrawal from the types of Kaiser Federal Bank deposit accounts designated on the stock order form.

          Appropriate means for designating withdrawals from deposit accounts at Kaiser Federal Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Kaiser Federal Bank or another depository institution and will earn interest calculated at Kaiser Federal Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

          You may not remit Kaiser Federal Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Kaiser Federal Financial Group, Inc. You may not designate on your stock order form a direct withdrawal from an Kaiser Federal Bank individual retirement account. See “—Using Individual Retirement Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Kaiser Federal Bank deposit accounts with check-writing privileges. Please provide a check instead. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

          Regulations prohibit Kaiser Federal Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

          We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community or syndicated offering at any time prior to the completion of the conversion. This payment may be made by wire transfer.

          If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an

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unrelated financial institution or Kaiser Federal Financial Group, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Funds to Purchase Shares

          If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Kaiser Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Kaiser Federal Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account before you place your stock order. There will be no early withdrawal or interest penalties for these transfers. The new trustee will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Assistance on how to transfer individual retirement accounts maintained at Kaiser Federal Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account or any other retirement account at Kaiser Federal Bank or elsewhere to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [Expiration Date] offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

          Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

          Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority , particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

          Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from

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transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

          We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

          Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call or visit our Stock Information Center, located in our main office at 1359 North Grand Avenue, Covina, California. The Stock Information Center is open Monday 12:00 Noon until 4:00 p.m., Tuesday-Thursday 8:30 a.m. until 4:00 p.m. and Friday 8:30 a.m. until 12:00 Noon, Pacific Time. The Stock Information Center will be closed weekends and bank holidays. Employees of other Kaiser Federal Bank branch offices will not accept stock order forms or proxy cards.

Liquidation Rights

          In the unlikely event of a complete liquidation of K-Fed Bancorp prior to the conversion, all claims of creditors of K-Fed Bancorp, including those of depositors of Kaiser Federal Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of K-Fed Bancorp remaining, these assets would be distributed to stockholders, including K-Fed Mutual Holding Company. In the unlikely event that K-Fed Mutual Holding Company and K-Fed Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of K-Fed Mutual Holding Company remaining, members of K-Fed Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Kaiser Federal Bank immediately prior to liquidation. In the unlikely event that Kaiser Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Kaiser Federal Financial Group, Inc. as the holder of Kaiser Federal Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

          The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

(i)	K-Fed Mutual Holding Company’s ownership interest in the retained earnings of K-Fed Bancorp as of the date of its latest balance sheet contained in this prospectus; or

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(ii)

the retained earnings of Kaiser Federal Bank as of the date of the latest financial statements set forth in the prospectus used by Kaiser Federal Bank’s mutual predecessor when it reorganized into K-Fed Mutual Holding Company in July, 2003.

          The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Kaiser Federal Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Kaiser Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Kaiser Federal Bank, would be entitled, on a complete liquidation of Kaiser Federal Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Kaiser Federal Financial Group, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Kaiser Federal Bank on March 31, 2006, or September 30, 2007. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2006, or September 30, 2007 bears to the balance of all deposit accounts in Kaiser Federal Bank on such dates.

          If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2006 or September 30, 2007 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Kaiser Federal Financial Group, Inc. as the sole stockholder of Kaiser Federal Bank.

Material Income Tax Consequences

          Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members of K-Fed Mutual Holding Company and stockholders of K-Fed Bancorp. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that K-Fed Bancorp or Kaiser Federal Bank would prevail in a judicial proceeding.

          K-Fed Mutual Holding Company and K-Fed Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.

The conversion of K-Fed Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of K-Fed Bancorp with and into Kaiser Federal

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Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

Neither K-Fed Bancorp, Kaiser Federal Bank, nor the stockholders of K-Fed Bancorp will recognize any gain or loss upon the transfer of assets of K-Fed Bancorp to Kaiser Federal Bank in exchange for shares of common stock of Kaiser Federal Bank, which will be constructively received by Kaiser Federal Financial Group, Inc.’s stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.

The basis of the assets of K-Fed Bancorp and the holding period of such assets to be received by Kaiser Federal Bank will be the same as the basis and holding period in such assets in the hands of K-Fed Bancorp immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.

The conversion of K-Fed Mutual Holding Company, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of K-Fed Mutual Holding Company with and into Kaiser Federal Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.

The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in K-Fed Mutual Holding Company for interests in a liquidation account established in Kaiser Federal Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.

None of K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of K-Fed Mutual Holding Company to Kaiser Federal Bank in exchange for an interest in a liquidation account established in Kaiser Federal Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Kaiser Federal Bank.

7.

Current stockholders of K-Fed Bancorp will not recognize any gain or loss upon their constructive exchange of K-Fed Bancorp common stock for shares of Kaiser Federal Bank which will in turn be exchanged for new shares of Kaiser Federal Financial Group, Inc. common stock.

8.

Each stockholder’s aggregate basis in shares of Kaiser Federal Financial Group, Inc. common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of K-Fed Bancorp common stock surrendered in exchange therefore.

9.

Each stockholder’s holding period in his or her Kaiser Federal Financial Group, Inc. common stock received in the exchange will include the period during which K-Fed Bancorp common stock surrendered was held, provided that the K-Fed Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

10.

Cash received by any current stockholder of K-Fed Bancorp in lieu of a fractional share interest in shares of Kaiser Federal Financial Group, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share

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interest of Kaiser Federal Financial Group, Inc. common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

11.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Kaiser Federal Financial Group, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Kaiser Federal Financial Group, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

12.

It is more likely than not that the basis of the shares of Kaiser Federal Financial Group, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Kaiser Federal Financial Group, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by Kaiser Federal Financial Group, Inc. on the receipt of money in exchange for Kaiser Federal Financial Group, Inc. common stock sold in the offering.

          The opinion addresses all material federal income tax consequences of the conversion and reorganization. The tax opinion as to items 11 and 12 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

          The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

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          The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Kaiser Federal Financial Group, Inc.’s registration statement. Advice regarding the California state income tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLP, tax advisors to K-Fed Mutual Holding Company and K-Fed Bancorp.

          We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

          If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

          All shares of common stock purchased in the offering by a director or an executive officer of Kaiser Federal Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Kaiser Federal Financial Group, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

          Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

          Office of Thrift Supervision regulations prohibit Kaiser Federal Financial Group, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF K-FED BANCORP

          General. As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. There are differences in the rights of stockholders of K-Fed Bancorp and stockholders of Kaiser Federal Financial Group, Inc. caused by differences between

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federal and Maryland law and regulations and differences in K-Fed Bancorp’s federal stock charter and bylaws and Kaiser Federal Financial Group, Inc.’s Maryland articles of incorporation and bylaws.

          This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. and the Maryland General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws.

          Authorized Capital Stock. K-Fed Bancorp’s authorized capital stock currently consists of 18,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock. After the conversion, Kaiser Federal Financial Group, Inc.’s authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of serial preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of Kaiser Federal Financial Group, Inc. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

          Issuance of Capital Stock. Pursuant to applicable laws and regulations, K-Fed Mutual Holding Company is required to own not less than a majority of the outstanding shares of K-Fed Bancorp common stock. K-Fed Mutual Holding Company will no longer exist following consummation of the conversion.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas K-Fed Bancorp’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Kaiser Federal Financial Group, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment. The Office of Thrift Supervision regulations also require stockholder approval of stock-based compensation plans within one year of the completion of the conversion.

          Voting Rights. Neither K-Fed Bancorp’s stock charter or bylaws nor Kaiser Federal Financial Group, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

          Payment of Dividends. The ability of K-Fed Bancorp to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings associations such as Kaiser Federal Bank. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Although Kaiser Federal Financial Group, Inc. is not

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subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect Kaiser Federal Financial Group, Inc. because dividends from Kaiser Federal Bank will be the primary source of funds of Kaiser Federal Financial Group, Inc. for the payment of dividends to its stockholders.

          Certain restrictions generally imposed on Maryland corporations may also have an impact on Kaiser Federal Financial Group, Inc.’s ability to pay dividends. Maryland law generally provides that Kaiser Federal Financial Group, Inc. is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

          Board of Directors. K-Fed Bancorp’s stock charter and bylaws and Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

          Under K-Fed Bancorp’s bylaws, any vacancies on the Board of Directors of K-Fed Bancorp may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of K-Fed Bancorp to fill vacancies may only serve until the next annual meeting of stockholders. Under Kaiser Federal Financial Group, Inc.’s articles of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

          Under K-Fed Bancorp’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Kaiser Federal Financial Group, Inc.

          Limitations on Liability. The charter and bylaws of K-Fed Bancorp do not limit the personal liability of directors.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that directors will not be personally liable for monetary damages to Kaiser Federal Financial Group, Inc. for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, or (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Kaiser Federal Financial Group, Inc.

          Indemnification of Directors, Officers, Employees and Agents. K-Fed Bancorp’s bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations, K-Fed Bancorp shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of K-Fed Bancorp or its stockholders. K-Fed Bancorp

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also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, K-Fed Bancorp is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

          The officers, directors, agents and employees of Kaiser Federal Financial Group, Inc. are indemnified with respect to certain actions pursuant to Kaiser Federal Financial Group, Inc.’s articles of incorporation and Maryland law. Maryland law allows Kaiser Federal Financial Group, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Kaiser Federal Financial Group, Inc. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and materials to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

          Special Meetings of Stockholders. K-Fed Bancorp’s bylaws provide that special meetings of K-Fed Bancorp’s stockholders may be called by the Chairman, the president, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of K-Fed Bancorp entitled to vote at the meeting. Kaiser Federal Financial Group, Inc.’s bylaws provide that special meetings of the stockholders of Kaiser Federal Financial Group, Inc. may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

          Stockholder Nominations and Proposals. K-Fed Bancorp’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with K-Fed Bancorp at least five days before the date of any such meeting.

          Kaiser Federal Financial Group, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Kaiser Federal Financial Group, Inc. at least 90 days prior and not earlier than 120 days prior to the anniversary date of the mailing of proxy materials by Kaiser Federal Financial Group, Inc. in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

          Management believes that it is in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

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          Stockholder Action Without a Meeting. The bylaws of K-Fed Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Kaiser Federal Financial Group, Inc.’s bylaws provide similar authority of stockholders to act without a meeting.

         Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to K-Fed Bancorp, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

          Limitations on Voting Rights of Greater-than-10% Stockholders. K-Fed Bancorp’s charter provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Kaiser Federal Financial Group, Inc.’s articles of incorporation also has a similar provision.

          Mergers, Consolidations and Sales of Assets. A federal regulation applicable to K-Fed Bancorp generally requires the approval of two-thirds of the Board of Directors of K-Fed Bancorp and the holders of two-thirds of the outstanding stock of K-Fed Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of K-Fed Bancorp’s assets. Such regulation permits K-Fed Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

(i)	it does not involve an interim savings institution;

(ii)	K-Fed Bancorp’s federal stock charter is not changed;

(iii)

each share of K-Fed Bancorp’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of K-Fed Bancorp after such effective date; and

(iv)	either:

(a) no shares of voting stock of K-Fed Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)

the authorized but unissued shares or the treasury shares of voting stock of K-Fed Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of K-Fed Bancorp outstanding immediately prior to the effective date of the transaction.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation require the approval of the holders of at least 80% of Kaiser Federal Financial Group, Inc.’s outstanding shares of voting stock to approve certain “Business Combinations” involving an “Interested Stockholder” except where:

(i)

the proposed transaction has been approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

(ii)	certain “fair price” provisions are complied with.

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(iii)

The term “Interested Stockholder” includes any person or entity, other than Kaiser Federal Financial Group, Inc. or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Kaiser Federal Financial Group, Inc. This provision of the articles of incorporation applies to any “Business Combination,” which is defined to include, among other things, any merger or consolidation of Kaiser Federal Financial Group, Inc. or transfer, or other disposition of 25% or more of the assets of Kaiser Federal Financial Group, Inc. with an Interested Stockholder;

          Under Maryland law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of two-thirds of the corporation’s outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the two-thirds approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of 80% of all outstanding stock and two-thirds of the outstanding stock excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to Board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Kaiser Federal Financial Group, Inc.

          Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

          Under Maryland law, stockholders of Kaiser Federal Financial Group, Inc. will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Kaiser Federal Financial Group, Inc. is a party as long as the common stock of Kaiser Federal Financial Group, Inc. trades on the Nasdaq Stock Market.

          Amendment of Governing Instruments. No amendment of K-Fed Bancorp’s stock charter may be made unless it is first proposed by the Board of Directors of K-Fed Bancorp, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Kaiser Federal Financial Group, Inc.’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock if at least two-thirds of the members of the Board of Directors approves such amendment, except that the provisions of the articles of incorporation governing preferred stock, no cumulative voting,

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stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, limitations on the liability of directors and officers and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.

          The bylaws of K-Fed Bancorp may be amended by a majority vote of the full Board of Directors of K-Fed Bancorp or by a majority of the votes cast by the stockholders of K-Fed Bancorp at any legal meeting. Kaiser Federal Financial Group, Inc.’s bylaws may be amended only by a majority vote of the Board of Directors of Kaiser Federal Financial Group, Inc. or by the holders of at least 80% of the outstanding common stock.

          Residency Requirement for Directors. Kaiser Federal Financial Group, Inc.’s bylaws provide that only persons who reside or work in California will be qualified to be appointed or elected to the Board of Directors of Kaiser Federal Financial Group, Inc. K-Fed Bancorp’s federal bylaws have no similar provision.

          Purpose and Anti-Takeover Effects of Kaiser Federal Financial Group, Inc.’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Kaiser Federal Financial Group, Inc. and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Kaiser Federal Financial Group, Inc. and that is in the best interests of all stockholders.

          Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Kaiser Federal Financial Group, Inc. for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Kaiser Federal Financial Group, Inc.’s assets.

          Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

          Despite our belief as to the benefits to stockholders of these provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws, these provisions may also have the effect of

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discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

          Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

          The cumulative effect of the restrictions on acquisition of Kaiser Federal Financial Group, Inc. contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Kaiser Federal Financial Group, Inc. may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

RESTRICTIONS ON ACQUISITION OF KAISER FEDERAL FINANCIAL GROUP, INC.

          Although the Board of Directors of Kaiser Federal Financial Group, Inc. is not aware of any effort that might be made to obtain control of Kaiser Federal Financial Group, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Kaiser Federal Financial Group, Inc.’s articles of incorporation to protect the interests of Kaiser Federal Financial Group, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Kaiser Federal Bank, Kaiser Federal Financial Group, Inc. or Kaiser Federal Financial Group, Inc.’s stockholders.

          The following discussion is a general summary of the material provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws, Kaiser Federal Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws and Kaiser Federal Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of K-Fed Mutual Holding Company’s application for conversion with the Office of Thrift Supervision and Kaiser Federal Financial Group, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Kaiser Federal Financial Group, Inc.’s Articles of Incorporation and Bylaws

          Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Kaiser Federal Financial Group, Inc. more difficult.

          Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of

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candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

          Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, by a majority of the whole Board or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

          Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

          Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

          Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

          Authorized but Unissued Shares. After the conversion, Kaiser Federal Financial Group, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Kaiser Federal Financial Group, Inc. Following the Conversion.” The articles of incorporation authorize 25 million shares of serial preferred stock. Kaiser Federal Financial Group, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Kaiser Federal Financial Group, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Kaiser Federal Financial Group, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

          Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our Board of Directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	Preferred stock;

(iii)	Prohibition of cumulative voting;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

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(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Kaiser Federal Financial Group, Inc.

          The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

          Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

          Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s

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voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

          The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF KAISER FEDERAL FINANCIAL GROUP, INC. FOLLOWING THE CONVERSION

General

          At the effective date, Kaiser Federal Financial Group, Inc. is authorized to issue 100 million shares of common stock, par value of $0.01 per share, and 25 million shares of preferred stock, par value $0.01 per share. Kaiser Federal Financial Group, Inc. currently expects to issue in the offering up to 14,950,000 shares of common stock, subject to adjustment, and up to 8,582,229 shares, subject to adjustment, in exchange for the publicly held shares of K-Fed Bancorp. Kaiser Federal Financial Group, Inc. will not issue shares of preferred stock in the conversion. Each share of Kaiser Federal Financial Group, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

          The shares of common stock of Kaiser Federal Financial Group, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

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Common Stock

          Dividends. Kaiser Federal Financial Group, Inc. may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by Kaiser Federal Financial Group, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Kaiser Federal Financial Group, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Kaiser Federal Financial Group, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. Upon consummation of the conversion, the holders of common stock of Kaiser Federal Financial Group, Inc. will have exclusive voting rights in Kaiser Federal Financial Group, Inc. They will elect Kaiser Federal Financial Group, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Kaiser Federal Financial Group, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Kaiser Federal Financial Group, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

          As a federal stock savings association, corporate powers and control of Kaiser Federal Bank are vested in its Board of Directors, who elect the officers of Kaiser Federal Bank and who fill any vacancies on the Board of Directors. Voting rights of Kaiser Federal Bank are vested exclusively in the owners of the shares of capital stock of Kaiser Federal Bank, which will be Kaiser Federal Financial Group, Inc., and voted at the direction of Kaiser Federal Financial Group, Inc.’s Board of Directors. Consequently, the holders of the common stock of Kaiser Federal Financial Group, Inc. will not have direct control of Kaiser Federal Bank.

          Liquidation. In the event of any liquidation, dissolution or winding up of Kaiser Federal Bank, Kaiser Federal Financial Group, Inc., as the holder of 100% of Kaiser Federal Bank’s capital stock, would be entitled to receive all assets of Kaiser Federal Bank available for distribution, after payment or provision for payment of all debts and liabilities of Kaiser Federal Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Kaiser Federal Financial Group, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Kaiser Federal Financial Group, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of Kaiser Federal Financial Group, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

          None of the shares of Kaiser Federal Financial Group, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may,

159

without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

          The transfer agent and registrar for Kaiser Federal Financial Group, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

          The consolidated financial statements of K-Fed Bancorp as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007included in this registration statement, have been audited by Crowe Chizek and Company, LLP, independent registered public accounting firm, as stated in their report, which is included and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          RP Financial, LC. has consented to the publication herein of the summary of its report to Kaiser Federal Financial Group, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

          Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Kaiser Federal Financial Group, Inc., K-Fed Mutual Holding Company, K-Fed Bancorp and Kaiser Federal Bank, will issue to Kaiser Federal Financial Group, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain matters relating to state taxation will be passed upon for us by Crowe Chizek and Company LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Breyer & Associates PC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          Kaiser Federal Financial Group, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Kaiser Federal Financial Group, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

          K-Fed Mutual Holding Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision,

160

1700 G Street, N.W., Washington, D.C. 20552, and at the West Regional Office of the Office of Thrift Supervision, 2001 Junipero Serra Boulevard, Suite 650, Daly City, California 94014. Our plan of conversion and reorganization is available, upon request, at each of our banking offices.

          In connection with the offering, Kaiser Federal Financial Group, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Kaiser Federal Financial Group, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Kaiser Federal Financial Group, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

161

K-Fed Bancorp

The consolidated financial statements of Kaiser Federal Financial Group Inc. have been omitted because Kaiser Federal Financial Group Inc. has not conducted any business other than that of an organizational nature. All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

F - 1

MANAGEMENT’S REPORT ON INTERNAL CONTROL

          The management of K-Fed Bancorp, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even an effective system of internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

          Management has assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on that assessment, management concluded that, as of June 30, 2007, the Company’s internal control over financial reporting was effective.

          The effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, has been audited by Crowe Chizek and Company LLP, an independent registered public accounting firm. As stated in their attestation report, they express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007. See “Report of Independent Registered Public Accounting Firm.”

/s/	Kay M. Hoveland	/s/	Dustin Luton

	Kay M. Hoveland		Dustin Luton
	President and Chief Executive Officer		Chief Financial Officer

F - 2

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
K-Fed Bancorp
Covina, California

We have audited the accompanying consolidated statements of financial condition of K-Fed Bancorp as of June 30, 2007 and 2006, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007. We also have audited K-Fed Bancorp’s internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).” K-Fed Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for it’s assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Report on Internal Control. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

F - 3

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-Fed Bancorp as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, K-Fed Bancorp maintained, in all material respects, effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

	/s/	Crowe Chizek and Company LLP

Oak Brook, Illinois		Crowe Chizek and Company LLP

August 25, 2007

F - 4

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	June 30 2007	June 30 2006

ASSETS
Cash and due from banks	$10,982	$7,244
Federal funds sold	15,750	18,335

Total cash and cash equivalents	26,732	25,579
Interest earning deposits in other financial institutions	2,970	9,010
Securities available-for-sale	13,579	11,289
Securities held-to-maturity, fair value of $20,514 and $23,939 at June 30, 2007 and June 30, 2006, respectively	21,096	24,738
Federal Home Loan Bank stock, at cost	9,870	8,746
Loans receivable	701,962	636,822
Deferred net loan origination fees	(134)	(202)
Net premium on purchased loans	120	195
Allowance for loan losses	(2,805)	(2,722)

Loans receivable, net	699,143	634,093
Accrued interest receivable	3,259	2,767
Premises and equipment, net	3,484	3,416
Core deposit intangible	323	437
Goodwill	3,950	3,950
Bank-owned life insurance	10,954	10,514
Other assets	4,265	4,360

Total assets	$799,625	$738,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing	$43,169	$43,137
Interest bearing	450,959	420,317

Total deposits	494,128	463,454
Federal Home Loan Bank advances, short-term	20,000	10,000
Federal Home Loan Bank advances, long-term	190,016	169,948
Accrued expenses and other liabilities	3,164	2,840

Total liabilities	707,308	646,242
Commitments and contingent liabilities	—	—
Stockholders’ equity
Nonredeemable serial preferred stock, $.01 par value; 2,000,000 shares authorized; issued and outstanding — none	—	—
Common stock, $0.01 par value; 18,000,000 authorized;
June 30, 2007 — 14,724,760 shares issued.
June 30, 2006 — 14,702,040 shares issued.	147	147
Additional paid-in capital	57,626	56,456
Retained earnings	49,084	46,224
Accumulated other comprehensive loss, net of tax	(126)	(247)
Unearned employee stock ownership plan shares	(3,071)	(3,526)
Treasury stock, at cost (June 30, 2007 — 775,815 shares; June 30, 2006 — 495,970 shares)	(11,343)	(6,397)

Total stockholders’ equity	92,317	92,657

Total liabilities and stockholders’ equity	$799,625	$738,899

The accompanying notes are an integral part of these financial statements

F - 5

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Years Ended June 30

	2007	2006	2005

Interest income
Interest and fees on loans	$37,379	$32,918	$25,519
Interest on securities, taxable	1,365	1,611	1,935
Federal Home Loan Bank dividends	480	280	151
Other interest	1,942	1,012	563

Total interest income	41,166	35,821	28,168

Interest Expense
Interest on Federal Home Loan Bank advances	8,261	6,140	2,022
Interest on deposits	14,879	11,324	8,778

Total interest expense	23,140	17,464	10,800

Net interest income	18,026	18,357	17,368
Provision for loan losses	529	652	406

Net interest income after provision for loan losses	17,497	17,705	16,962

Noninterest income
Service charges and fees	2,013	1,827	1,845
ATM fees and charges	1,612	1,481	1,355
Referral commissions	259	238	207
Loss on equity investment	(99)	(588)	(505)
Bank-owned life insurance	439	426	89
Other noninterest income	35	42	65

Total noninterest income	4,259	3,426	3,056

Noninterest expense
Salaries and benefits	7,619	7,298	6,562
Occupancy and equipment	2,091	1,775	1,459
ATM expense	1,249	1,135	1,049
Advertising and promotional	316	407	401
Professional services	913	751	754
Postage	315	295	268
Telephone	461	363	331
Other operating expense	1,554	1,452	1,217

Total noninterest expense	14,518	13,476	12,041

Income before income tax expense	7,238	7,655	7,977
Income tax expense	2,534	2,726	2,980

Net income	$4,704	$4,929	$4,997

Earnings per common share:
Basic	$0.35	$0.36	$0.36
Diluted	$0.34	$0.36	$0.36

The accompanying notes are an integral part of these financial statements

F - 6

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

		Common Stock							Treasury Stock

	Comprehensive Income	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss, net	Unearned ESOP Shares	Unearned Stock Awards	Shares	Amount	Total

Balance, June 30, 2004		14,548,500	146	55,083	38,513	(190)	(4,436)	—	—	—	89,116
Comprehensive income
Net income for the year ended June 30, 2005	$4,997	—	—	—	4,997	—	—	—	—	—	4,997
Other comprehensive income – unrealized gain on securities, net of tax	22	—	—	—	—	22	—	—	—	—	22

Total comprehensive income	$5,019

Dividends declared ($0.16 per share) *		—	—	—	(821)	—	—	—	—	—	(821)
Issuance of stock awards		166,300	1	2,344	—	—	—	(2,345)	—	—	—
Purchase of treasury stock		—	—	—	—	—	—	—	(278,470)	(3,453)	(3,453)
Allocation of stock awards		—	—	—	—	—	—	288	—	—	288
Forfeiture of stock awards		(3,000)	—	(42)	—	—	—	42	—	—	—
Allocation of ESOP common stock		—	—	156	—	—	455	—	—	—	611

Balance, June 30, 2005		14,711,800	147	57,541	42,689	(168)	(3,981)	(2,015)	(278,470)	(3,453)	$90,760
Comprehensive income
Net income for the year ended June 30, 2006	$4,929	—	—	—	4,929	—	—	—	—	—	4,929
Other comprehensive income – unrealized loss on securities, net of tax	(79)	—	—	—	—	(79)	—	—	—	—	(79)

Total comprehensive income	$4,850

Dividends declared ($0.28 per share) *		—	—	—	(1,394)	—	—	—	—	—	(1,394)
Purchase of treasury stock		—	—	—	—	—	—	—	(217,500)	(2,944)	(2,944)
Stock options earned		—	—	370	—	—	—	—	—	—	370
Allocation of stock awards		—	—	439	—	—	—	—	—	—	439
Forfeiture of stock awards		(9,760)	—	—	—	—	—	—	—	—	—
Transfer due to adoption of SFAS 123R		—	—	(2,015)	—	—	—	2,015	—	—	—
Allocation of ESOP common stock		—	—	121	—	—	455	—	—	—	576

Balance, June 30, 2006		14,702,040	$147	$56,456	$46,224	$(247)	$(3,526)	$—	(495,970)	$(6,397)	$92,657
Comprehensive income
Net income for the year ended June 30, 2007	$4,704	—	—	—	4,704	—	—	—	—	—	4,704
Other comprehensive income – unrealized gain on securities, net of tax	121	—	—	—	—	121	—	—	—	—	121

Total comprehensive income	$4,825

Dividends declared ($0.39 per share) *		—	—	—	(1,844)	—	—	—	—	—	(1,844)
Purchase of treasury stock		—	—	—	—	—	—	—	(279,845)	(4,946)	(4,946)
Stock options earned		—	—	259	—	—	—	—	—	—	259
Allocation of stock awards		—	—	366	—	—	—	—	—	—	366
Issuance of stock awards		35,000	—	—	—	—	—	—	—	—	—
Forfeiture of stock awards		(24,000)	—	—	—	—	—	—	—	—	—
Exercise of stock options		11,720	—	170	—	—	—	—	—	—	170
Tax benefit of stock awards and options		—	—	40	—	—	—	—	—	—	40
Allocation of ESOP common stock		—	—	335	—	—	455	—	—	—	790

Balance, June 30, 2007		14,724,760	$147	$57,626	$49,084	$(126)	$(3,071)	$—	(775,815)	$(11,343)	$92,317

* K-Fed Mutual Holding Company waived its receipt of dividends on the 8,861,750 shares it owns.

The accompanying notes are an integral part of these financial statements

F - 7

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

	Years Ended June 30

	2007	2006	2005

OPERATING ACTIVITIES
Net income	$4,704	$4,929	$4,997
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of net premium on securities	248	94	164
Amortization of net premiums on loan purchases	39	547	1,357
Accretion of net loan origination fees	(51)	(29)	(53)
Accretion of net premiums on purchased certificates of deposit	(43)	(63)	(99)
Provision for loan losses	529	652	406
Federal Home Loan Bank stock dividend	(480)	(280)	(151)
Depreciation and amortization	742	507	459
Amortization of core deposit intangible	114	131	108
Loss on equity investment	99	588	505
Increase in cash surrender value of bank-owned life insurance	(439)	(426)	(89)
Amortization of debt exchange costs	68	171	250
Allocation of ESOP common stock	790	576	611
Allocation of stock awards	366	439	288
Stock options earned	259	370	—
Provision for deferred income taxes	85	54	(258)
Net change in accrued interest receivable	(492)	(457)	(267)
Net change in other assets	191	(519)	(19)
Net change in accrued expenses and other liabilities	324	(34)	198

Net cash provided by operating activities	7,053	7,250	8,407

INVESTING ACTIVITIES
Purchases of held-to-maturity securities	—	(2,000)	(5,000)
Proceeds from maturities of held-to-maturity securities	3,425	8,051	15,428
Purchases of available-for-sale securities	(8,860)	—	—
Proceeds from maturities of available-for-sale securities	6,745	7,375	2,127
Net change in interest bearing deposits with other financial institutions	6,040	—	(6,040)
Purchases of loans	(109,794)	(161,071)	(151,145)
Net change in loans, excluding loan purchases	43,989	63,375	108,098
Purchase of FHLB stock	(644)	(4,439)	(1,547)
Redemption of FHLB stock	—	—	961
Purchase of equity investment	(128)	(232)	(229)
Purchase of bank-owned life insurance	—	—	(10,000)
Net cash received from branch acquisition	—	—	56,491
Purchases of premises and equipment	(810)	(2,432)	(408)

Net cash (used in) provided by investing activities	(60,037)	(91,373)	8,736

FINANCING ACTIVITIES
Proceeds from FHLB advances	40,000	128,000	208,416
Repayment of FHLB advances	(10,000)	(19,000)	(207,416)
Debt exchange costs	—	—	(473)
Net change in deposits	30,717	(12,275)	(8,239)
Exercise of stock options	170	—	—
Tax benefit of stock awards and options	40	—	—
Dividends paid on common stock	(1,844)	(1,394)	(821)
Purchase of treasury stock	(4,946)	(2,944)	(3,453)

Net cash provided by (used in) financing activities	54,137	92,387	(11,986)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,153	8,264	5,157
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,579	17,315	12,158

CASH AND CASH EQUIVALENTS AT END OF YEAR	$26,732	$25,579	$17,315

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid on deposits and FHLB advances	$23,115	$17,352	$10,638
Income taxes paid	2,760	3,271	2,942
SUPPLEMENTAL NONCASH DISCLOSURES
Transfers from loans to real estate owned	$238	$—	$—

The accompanying notes are an integral part of these financial statements

F - 8

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: K-Fed Bancorp (the Company) is a majority-owned subsidiary of K-Fed Mutual Holding Company (the Parent). The Company and its Parent are holding companies. The Company’s sole subsidiary, Kaiser Federal Bank (the Bank), is a federally chartered stock savings association, which provides retail and commercial banking services to individual and business customers from its nine branches throughout California. While the Bank originates many types of retail, and commercial real estate loans, the majority of its residential real estate loans have been purchased from other financial institutions. The accounting and reporting policies of the Company and the Bank conform to U.S. generally accepted accounting principles (GAAP) and general industry practices.

The Company’s business activities generally are limited to passive investment activities and oversight of its investment in the Bank. Unless the context otherwise requires, all references to the Company include the Bank and the Company on a consolidated basis.

Change in Reporting Entity: On July 1, 2003, the Bank consummated its reorganization into a federally chartered mutual holding company form of organization, whereby the Bank became the wholly owned subsidiary of the newly formed Company with the Company becoming a wholly owned subsidiary of the newly formed Parent. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer. Therefore, K-Fed Bancorp recorded the acquisition of the Bank at historical cost.

Execution of Plan of Stock Issuance: On November 22, 2003, and amended on February 9, 2004, the Board of Directors adopted a plan of stock issuance to sell a minority interest of its common stock to eligible depositors of the Bank in a subscription offering, with the majority of the common stock owned by K-Fed Mutual Holding Company. The plan was accomplished through the sale to eligible depositors on March 30, 2004 of 5,686,750 shares (including shares allocated to the Employee Stock Ownership Plan), representing 39.09% of the Company’s stock.

The issued shares resulted in gross proceeds of $56.9 million. In connection with the offering, the Company loaned $4.5 million to the Bank’s Employee Stock Ownership Plan to purchase stock and incurred $1.7 million of expenses associated with the offering resulting in net proceeds of $50.7 million to the Company. The aggregate purchase price was determined by an independent appraisal. Consistent with the Company’s stated intent for use of the stock offering proceeds, one-half of the total proceeds less offering expenses ($27.6 million) was invested in the Bank and placed in the Bank’s general funds for general corporate purposes. In addition to the 5,686,750 shares issued to eligible depositors, the Company issued 8,861,750 additional shares to K-Fed Mutual Holding Company. As a result of the offering, purchasers in the offering owned 39.09% of K-Fed Bancorp’s common stock, and K-Fed Mutual Holding Company owned 60.91%.

Principles of Consolidation and Basis of Presentation: The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.

F - 9

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Use of Estimates in the Preparation of Consolidated Financial Statements: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the consolidated financial statements and thus actual results could differ from the amounts reported and disclosed herein. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of financial instruments, and mortgage-loan prepayment assumptions used to determine the effective interest amortization of loan premiums and discounts.

Cash and Cash Equivalents: Cash and cash equivalents consist of vault and ATM cash, daily federal funds sold, demand deposits due from other banks, and other certificates of deposit that have an original maturity of less than 90 days. For purposes of the Statement of Cash Flows, the Company reports net cash flows for customer loan transactions (excluding loan purchases) and deposit transactions, as well as transactions involving interest bearing deposits in other financial institutions.

Interest Bearing Deposits in Other Financial Institutions: Interest bearing deposits in other financial institutions consist of interest-bearing time deposits in depository institutions with an original maturity equal to or greater than 90 days and are carried at cost and have a weighted average life of less than one year.

Securities: Securities available-for-sale represent securities that may be sold prior to maturity. These securities are stated at fair value, and any unrealized net gains and losses are reported as a separate component of equity until realized, net of any tax effect. Estimated fair values for investments are obtained from quoted market prices where available. Where quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments. Premiums or discounts are recognized in interest income using the effective interest method over the estimated life of the investment. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Securities available-for-sale may be sold in response to changes in market interest rates, repayment rates, the need for liquidity, and changes in the availability and the yield on alternative investments. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Securities for which the Company has the positive intent and ability to hold until maturity are classified as securities held-to-maturity and are recorded at cost, adjusted for unamortized premiums or discounts.

Federal Home Loan Bank Stock: The Bank, as a member of the Federal Home Loan Bank of San Francisco (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding mortgage loans or 4.7% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The Bank carries FHLB stock at cost. Cash and stock dividends are reported as income.

F - 10

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by net premiums on purchased loans. Interest on loans is recognized over the terms of the loans and is accrued as earned, using the effective interest method. Net premiums on purchased loans are recognized in interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method. The estimated lives of these loan pools are re-evaluated periodically based on actual prepayments. The current estimated lives of these loan pools range from two to eight years. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the estimated lives of the related loans.

We underwrite purchased loans in accordance with our underwriting standards. The majority of the loans that we purchase are acquired with servicing released to allow for greater investments in real-estate lending without having to significantly increase our servicing and operations costs.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by non-payment of a monthly installment by the due date. Accrual of interest on loans is discontinued when the loan becomes past due 90 days as to either principal or interest. All interest accrued but not collected for loans that are placed on non-accrual status or subsequently charged off is reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal and future payments are reasonably assured, in which case the loan is returned to accrual status.

Allowance for Loan Losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged off against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will absorb probable incurred losses relating to specifically identified loans, as well as probable incurred credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and may require adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer loans and peer group loss experience for real estate loans adjusted for qualitative factors.

F - 11

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

A loan is impaired when it is probable, based on current information and events, the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Commercial real estate loans are evaluated for impairment based on their past due status and are measured on an individual basis based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Leasehold improvements and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method with a useful live of 25 years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which is usually 3 to 5 years. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the terms of the related leases or their useful life, which is usually 5 to 10 years.

Real Estate Owned: Real estate acquired in settlement of loans (“REO”) consists of property acquired through foreclosure proceedings or by deed in lieu of foreclosure. Generally, all loans greater than 90 days delinquent are processed for foreclosure and, if necessary, a specific valuation allowance is established. The Bank acquires title to the property in most foreclosure actions that are not reinstated by the borrower. Once real estate is acquired in settlement of a loan, the property is recorded as REO at the lower of carrying value or fair market value, less estimated selling costs. Fair value is determined by an appraisal obtained at the of time foreclosure. The REO balance is reduced for any subsequent declines in fair value.

Bank-Owned Life Insurance: The Bank has purchased life insurance policies on certain key employees. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Investment in Limited Liability Partnership: The Company has an investment in an affordable housing fund totaling $2,087,000 and $2,187,000 at June 30, 2007 and 2006, respectively, with a commitment to fund an additional $193,000 at June 30, 2007, for the purposes of obtaining tax credits and for Community Reinvestment Act purposes. The investment is recorded in other assets on the balance sheet and is accounted for using the equity method of accounting. Under the equity method of accounting, the Company recognizes its ownership share of the profits and losses of the fund. This investment is regularly evaluated for impairment by comparing the carrying value to the remaining tax credits and future tax benefit expected to be received. Tax credits received from the fund are accounted for in the period earned (the flow-through method) and are included in income as a reduction of income tax expense.

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from a branch acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which was determined to be 8 years.

Long-Term Assets: Premises and equipment, core deposit and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make or purchase loans. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock-Based Compensation: In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation.

FAS-123R eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based method. FAS-123R is effective as of the first interim or annual reporting period that begins after June 15, 2005. The Company adopted FAS-123R effective July 1, 2005 applying the modified prospective transition method. Under the modified prospective transition method, the financial statements will not reflect restated amounts. The options become exercisable in equal installments over a five-year period beginning one year from the date of grant. The options expire ten years from the date of grant and are subject to certain restrictions and limitations. The Company assumes 10% on ISO stock options and 5% on NQSO options in forfeitures as a component for determining expense related to the Stock Option Plan. The effect of this pronouncement on future operations will depend on the fair value of future options issued and accordingly, cannot be determined at this time.

F - 13

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following table illustrates the pro forma effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS 123 and SFAS 148 to stock-based employee compensation for the year ended June 30, 2005 prior to the Company’s adoption of SFAS 123(R) (Dollars in thousands):

Net income as reported	$4,997
Add: Stock-based compensation recorded, net of tax	—
Less: Total stock-based compensation costs determined under the fair value based method, net of tax	(206)

Net income, pro forma	$4,791

Earnings per share – as reported
Basic	$0.36
Diluted	$0.36

Earnings per share – pro forma
Basic	$0.34
Diluted	$0.34

Income Taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Employee Stock Ownership Plan (ESOP): The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction of stockholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to service the debt.

Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock awards.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) which supplements SFAS No. 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the

F - 14

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard on July 1, 2007 did not have a significant impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurement would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (July 1, 2008 for us), and interim periods within those fiscal years, with early adoption permitted. We do not expect the adoption of this standard will have a significant impact on the Company’s financial condition or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS 154. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of this standard on July 1, 2007 did not have a significant impact on the Company’s financial condition or results of operations.

Under Emerging Issues Task Force (“EITF”) 06-4: Accounting for deferred compensation and postretirement benefit aspects of endorsement split dollar life insurance arrangements, the EITF reached a consensus that requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer who is the policy holder has a liability for the benefit it is providing to the employee. If the employer has agreed to maintain the insurance policy in force for the employee’s benefit during retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Also, if the employer has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized under SFAS 106. As of September 20, 2006, this FASB board ratified the above. It is applicable for fiscal years beginning after December 15, 2006. We do not expect the adoption of this standard will have a significant impact on the Company’s financial condition or results of operations.

Under EITF 06-5: Accounting for Purchases of Life Insurance - Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Life Insurance”, the Task Force reached a consensus that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. The task forces agreed that contractual limitations should be considered when determining the realizable amounts. Those amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. The task force also agreed that fixed amounts that are recoverable by the policyholder in future periods in excess of one year from the surrender of the policy should be recognized at their present value. The task force also reached a consensus that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual life by individual life policy. The Task force also noted that any amount that is ultimately realized by the policyholder upon the assumed surrender of the final policy shall be included in the amount that could be realized under the insurance contract. The issue is effective for fiscal years beginning after December 15, 2006, but early adoption is permitted. This was ratified at the Task Force, September 20, 2006 meeting. We do not expect the adoption of this standard to have a significant impact on the Company’s financial condition or results of operations.

In February 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”, (“FAS 159”). FAS 159 provide companies with an option to report selected financial assets and liabilities at fair value. Most of the provisions of this statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity makes that election within the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”. We do not believe adoption of this Statement will have a material effect on the Company’s consolidated financial statements.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $1,174,000 and $1,101,000 at June 30, 2007 and 2006, respectively.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

2.	INVESTMENTS

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

		(In thousands)
June 30, 2007
U.S. government agency and government sponsored entity bonds	$2,994	$—	$(6)
Mortgage-backed:
Freddie Mac	4,827	—	(139)
Collateralized mortgage obligations:
Freddie Mac	5,758	—	(69)

Total	$13,579	$—	$(214)

June 30, 2006
U.S. government agency and government sponsored entity bonds	$5,392	$—	$(108)
Mortgage-backed:
Freddie Mac	5,897	—	(313)

Total	$11,289	$—	$(421)

F - 17

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

		(In thousands)
June 30, 2007
U.S. government agency and government sponsored entity bonds	$12,000	$—	$(70)	$11,930
Mortgage-backed
Fannie Mae	303	1	—	304
Freddie Mac	217	—	(1)	216
Ginnie Mae	146	—	—	146
Collateralized mortgage obligations
Fannie Mae	2,747	—	(126)	2,621
Freddie Mac	4,926	—	(356)	4,570
Ginnie Mae	757	—	(30)	727

Total	$21,096	$1	$(583)	$20,514

June 30, 2006
U.S. government agency and government sponsored entity bonds	$12,000	$—	$(267)	$11,733
Mortgage-backed
Fannie Mae	408	2	—	410
Freddie Mac	269	1	—	270
Ginnie Mae	168	1	—	169
Collateralized mortgage obligations
Fannie Mae	3,372	1	(162)	3,211
Freddie Mac	7,197	—	(374)	6,823
Ginnie Mae	1,324	—	(1)	1,323

Total	$24,738	$5	$(804)	$23,939

There were no sales of securities during the years ending June 30, 2007, 2006, and 2005.

The fair value of debt securities and carrying amount, if different, at June 30, 2007 by contractual maturity were as follows:

	Held-to-Maturity		Available-for-Sale

	Carrying Amount	Fair Value	Fair Value

		(In thousands)

Due within one year	$12,000	$11,930	$—
Due from one year to five years	—	—	2,994
Due from five years to ten years	—	—	—
Due after ten years	—	—	—
Mortgage-backed securities and Collateralized mortgage obligations	9,096	8,584	10,585

	$21,096	$20,514	$13,579

F - 18

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with unrealized losses at June 30, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 months		12 months or more		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

			(In thousands)
June 30, 2007
Description of Securities
U.S. government agency	$—	$—	$14,924	$(76)	$14,924	$(76)
Mortgage-backed	216	(1)	4,827	(139)	5,043	(140)
Collateralized mortgage obligations	972	(2)	12,163	(579)	13,135	(581)

Total temporarily impaired	$1,188	$(3)	$31,914	$(794)	$33,102	$(797)

June 30, 2006
Description of Securities
U.S. government agency	$1,982	$(18)	$15,143	$(357)	$17,125	$(375)
Mortgage-backed	—	—	5,898	(312)	5,898	(312)
Collateralized mortgage obligations	2,914	(114)	8,402	(424)	11,316	(538)

Total temporarily impaired	$4,896	$(132)	$29,443	$(1,093)	$34,339	$(1,225)

The Company evaluates securities for other-than-temporary impairment-at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At June 30, 2007, fifteen debt securities had unrealized losses with aggregate depreciation of 2.3% for the Company’s amortized cost basis. At June 30, 2006, thirteen debt securities had unrealized losses with aggregate depreciation of 3.4% for the Company’s amortized cost basis. The unrealized losses

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

relate principally to the general change in interest rate levels that has occurred since the securities purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, and fully expects to recover their value, no declines are deemed to be other than temporary.

3.	LOANS

The composition of loans consists of the following:

	June 30,

	2007	2006

	(In thousands)

Real Estate:
One- to four-family residential, fixed rate	$348,798	$258,918
One- to four-family residential, variable rate	120,661	178,106
Multi-family residential, variable rate	88,112	89,220
Commercial real estate, variable rate	77,821	58,845

	635,392	585,089

Consumer:
Automobile	53,100	41,572
Home equity	1,446	1,787
Other consumer loans, primarily unsecured	12,024	8,374

	66,570	51,733

Total loans	701,962	636,822
Deferred net loan origination fees	(134)	(202)
Net premiums on purchased loans	120	195
Allowance for loan losses	(2,805)	(2,722)

	$699,143	$634,093

In addition to the above, the Company participates with other financial institutions in certain loans they have originated. The Company continues to service the participants’ balance, which at June 30, 2007 totaled $1.3 million and represented 2 loans. The Company receives a servicing fee of 25 basis points on these participated loans.

The Company has purchased real-estate loan participations originated by other financial institutions. All of these loan participations were purchased without recourse and are secured by real property. The originating financial institution performs all servicing functions on these loans. The Company does not service loans for the benefit of others.

The Company’s one- to four-family interest-only mortgages loans totaled $100,424,000 and $90,327,000 at June 30, 2007 and June 30, 2006, respectively.

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following is an analysis of the changes in the allowance for loan losses:

	Years Ended June 30

	2007	2006	2005

	(In thousands)

Balance, beginning of year	$2,722	$2,408	$2,328
Provision for loan losses	529	652	406
Recoveries	322	242	222
Loans charged off	(768)	(580)	(548)

Balance, end of year	$2,805	$2,722	$2,408

There were no loans individually classified as impaired during the periods or as of June 30, 2007 and 2006.

Loans on which accrual of interest has been discontinued or reduced amounted to $1,141,000, $67,000 and $787,000 at June 30, 2007, 2006, and 2005 respectively. If interest on those loans had been accrued, such income would have been $17,000, $1,000, and $25,000 for the years ended June 30, 2007, 2006, and 2005 respectively. The effects of troubled debt restructurings are not considered material to the Company’s financial position and results of operations.

4.	CONCENTRATIONS OF CREDIT RISK

The Kaiser Permanente Medical Care Program employs a large percentage of the Bank’s account holders. Further, a significant concentration of the Bank’s borrowers resides in California. Although the Bank has a diversified loan portfolio, borrowers’ ability to repay loans may be affected by the economic climate of either the health care industry or the overall geographic region in which borrowers reside.

5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	June 30,

	2007	2006

	(In thousands)

Building	$1,214	$998
Leasehold improvements	915	827
Furniture and equipment	4,505	4,034

	6,634	5,859
Accumulated depreciation and amortization	(3,150)	(2,443)

	$3,484	$3,416

Depreciation expense on premises and equipment totaled $742,000, $507,000, and $459,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

The Company leases office space in eight buildings. The operating leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses over base period amounts. All rental payments are dependent only upon the lapse of time.

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K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Minimum rental payments under operating leases with initial or remaining terms of one year or more at June 30, 2007 are as follows (in thousands):

Years ended June 30,
2008	$845
2009	861
2010	784
2011	381
2012	147
Thereafter	423

$3,441

Rental expense, including property taxes and common area maintenance for the years ended June 30, 2007, 2006, and 2005 for all facilities leased under operating leases totaled $967,000, $874,000, and $683,000, respectively.

6.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The activity in balance for goodwill during the year is as follows (in thousands):

	Year Ended June 30, 2007	Year Ended June 30, 2006

Beginning of year	$3,950	$3,950
Acquired goodwill	—	—
Impairment	—	—

End of year	$3,950	$3,950

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end (in thousands):

	Year Ended June 30, 2007		Year Ended June 30, 2006

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$676	$353	$676	$239

Aggregate amortization expense was $114,000, $131,000 and $108,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

F - 22

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Estimated amortization expense for each of the next five years is as follows (in thousands):

Years ended June 30,
2008	$97
2009	80
2010	62
2011	45
2012	27

7.	DEPOSITS

The following table shows the distribution of, and certain other information relating to, deposits by type of deposit, as of the dates indicated.

	June 30,

	2007	2006

	(In thousands)

Noninterest-bearing demand	$43,169	$43,137
Savings	136,643	91,199
Money Market	75,599	110,987
Certificates of deposit	238,717	218,131

Total deposits	$494,128	$463,454

Deposits by maturity are summarized as follows:

	June 30,

	2007	2006

	(In thousands)

No contractual maturity	$255,411	$245,323
0-1 year maturity	174,738	122,766
Over 1-2 year maturity	20,466	32,169
Over 2-3 year maturity	20,039	18,861
Over 3-4 year maturity	13,705	23,252
Over 4-5 year maturity	9,769	21,083

Total deposits	$494,128	$463,454

The aggregate amount of certificates of deposit in denominations of $100,000 or more at June 30, 2007 and 2006 was $93,547,000 and $74,697,000, respectively. Deposits that are greater than $100,000 are generally not federally insured.

F - 23

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Interest expense by major category is summarized as follows:

	Years Ended June 30

	2007	2006	2005

	(In thousands)

Savings	$1,925	$395	$405
Money Market	2,700	2,343	1,396
Certificates of deposit	10,254	8,586	6,977

Total	$14,879	$11,324	$8,778

8.	FEDERAL HOME LOAN BANK ADVANCES

At June 30, 2007, the stated interest rates on the Bank’s advances from the FHLB ranged from 3.18% to 5.28%, with a weighted average stated rate of 4.44%. At June 30, 2006, the stated interest rates on the Bank’s advances from the FHLB ranged from 2.74% to 4.77%, with a weighted average stated rate of 4.20%. The contractual maturities by year of the Bank’s advances are as follows:

	June 30,

	2007	2006

	(In thousands)
Years ended June 30,
2007	$—	$10,000
2008	20,000	20,000
2009	28,000	28,000
2010	70,000	70,000
2011	52,000	52,000
2012	40,000	—

Total advances	210,000	180,000
Deferred debt exchange costs	16	(52)

Total	$210,016	$179,948

The Bank’s advances from the FHLB were collateralized by certain real estate loans of an aggregate unpaid principal balance of $623,792,000 and $597,051,000 as of the most recent notification date for June 30, 2007 and 2006, respectively. At June 30, 2007 and June 30, 2006, the amount available to borrow under this agreement was $101,407,000 and $109,455,000, respectively. Each advance is payable at its maturity date. At June 30, 2007, the Bank had a $20,000,000 FHLB putable advance scheduled to mature on June 28, 2012. The advance has a below-market, fixed initial coupon rate of 4.93% in exchange for the Bank selling FHLB the option to require repayment of the advance quarterly after June 28, 2009. FHLB advances are subject to a prepayment penalty if repaid before the maturity date.

The average balance of FHLB advances for the years ended June 30, 2007 and June 30, 2006 were $189,217,000 and $148,408,000 with average costs of 4.37% and 4.14%, respectively.

F - 24

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

In August 2004, the Bank paid-off and replaced a $50 million advance from the Federal Home Loan Bank of San Francisco with five $10 million advances. The prepayment penalty of $473,000 assessed by the Federal Home Loan Bank of San Francisco is being amortized over the life of the new advances using the interest method in accordance with EITF 96-19, issued by the Financial Accounting Standards Board in 1996.

9.	EMPLOYEE BENEFITS

401(k) Plan: The Company has a 401(k) pension plan that allows eligible employees to defer a portion of their salary into the 401(k) plan. The Company matches 50% of the first 10% of employees’ wage reductions. The Company contributed $120,000, $145,000, and $136,000 respectively, to the plan for the years ended June 30, 2007, 2006, and 2005.

Deferred Compensation Plan: The Company has an executive salary deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their compensation into a non-qualified deferral program to supplement their retirement earnings. At June 30, 2007 and 2006 the Company has accrued a liability for executive deferrals of $1,013,000 and $973,000, respectively.

Incentive Plan: The Company maintains an Annual Incentive Plan for key employees. Participants are awarded a percentage of their base salary for attaining certain personal performance goals. The compensation expense related to these plans for the year ended June 2007, 2006, and 2005 totaled $71,000, $227,000 and $191,000 respectively.

10.	EMPLOYEE STOCK COMPENSATION

Recognition and Retention Plan (“RRP”): The Company’s RRP provides for issue of shares to directors, officers, and employees. Compensation expense is recognized over the vesting period of the shares based on the market value at date of grant. These shares vest over a five year period. Pursuant to the Company’s 2004 RRP, 227,470 shares of the Company’s common stock may be awarded. There were 107,660 restricted shares outstanding and the Company had an aggregate of 62,930 restricted shares available for future issuance under the RRP at June 30, 2007.

A summary of changes in the Company’s RRP shares for the year follows:

	Shares	Weighted Average Grant Date Fair Value

RRP shares at July 1, 2006	120,880	$14.10
Granted	35,000	17.58
Vested	(24,220)	14.10
Forfeited	(24,000)	14.10

RRP shares at June 30, 2007	107,660	$15.23

F - 25

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

As of June 30, 2007, there was $1,349,000 of total unrecognized compensation cost related to nonvested shares under the plan. The cost is expected to be recognized over a weighted average period of 3.1 years. The total fair value of shares vested during the years ended June 30, 2007, 2006 and 2005 was $342,000, $461,000 and $0.

Stock Option Plan (“SOP”): The Company’s SOP provides for issue of options to directors, officers and employees. Pursuant to the Company’s 2004 SOP, 568,675 shares of the Company’s common stock may be awarded. The Company implemented the SOP to promote the long-term interest of the Company and its shareholders by providing an incentive to those key employees who contribute to the operational success of the Company. The options become exercisable in equal installments over a five-year period beginning one year from the date of grant. The options expire ten years from the date of grant and are subject to certain restrictions and limitations. Compensation expense, net of tax effects related to the SOP was $228,000 and $329,000 for years ended June 30, 2007 and June 30, 2006, respectively. A summary of the status of the Company’s stock option plan and changes is presented below:

	June 30, 2007

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of period	350,720	$14.50
Granted	62,000	16.77
Exercised	(11,720)	14.50
Forfeited or expired	(52,600)	14.50

Outstanding at end of period	348,400	$14.90	7.72 years	$342,136

Options exercisable at end of period	114,560	$14.50	7.38 years	$136,326

Information related to the stock option plan during each year follows:

	June 30, 2007	June 30, 2006

	(In thousands)
Intrinsic value of stock options exercised	$28	$—
Cash received from options exercised	170	—
Tax benefit realized from option exercises	5	—
Weighted average fair value of stock options granted	$4.25	$—

There were no options granted in the year ended June 30, 2006. Stock options granted during the years ended June 30, 2007 and June 30, 2005 were computed using the Black-Scholes option pricing model to determine the fair value of options with the following assumptions as of the date of grant:

F - 26

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

	June 30, 2007	June 30, 2006	June 30, 2005

Risk-free interest rate	4.67%	—%	3.54%
Expected option life	6.52 years	—	5 Years
Expected price volatility	23.35%	—%	39.18%
Expected dividend yield	2.33%	—%	1.33%

Estimated fair value of stock options granted	$4.25	$—	5.10

At June 30, 2007, the Company had an aggregate of 208,555 options available for future issuance under the SOP.

As of June 30, 2007, there was $878,000 of unrecognized compensation cost related to nonvested stock options. The cost is expected to be recognized over a weighted average period of 7.7 years. Expense will vary based on actual forfeitures.

11.	EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

During 2004, the Company implemented the Employee Stock Ownership Plan (ESOP), which covers substantially all of its employees. In connection with the stock offering, the Company issued 454,940 shares of common stock for allocation under the ESOP in exchange for a ten-year note in the amount of $4.5 million. The $4.5 million for the ESOP purchase was borrowed from the Company. The ESOP shares initially were pledged as collateral for the loan.

The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company’s contributions to the ESOP and earnings on ESOP assets. Shares issued to the ESOP are allocated to ESOP participants based on the proportion of debt service paid in the year. Principal and interest payments are scheduled to occur over a ten-year period. Contributions to the ESOP were $417,000, $442,000, and $481,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

During the year ended June 30, 2007, 45,494 shares of stock with an average fair value of $17.36 per share were committed to be released, resulting in ESOP compensation expense of $790,000. During the year ended 2006, 45,494 shares of stock with an average fair value of $12.66 per share were committed to be released, resulting in ESOP compensation expense of $576,000. Shares held by the ESOP at June 30, 2007 and 2006 are as follows:

	2007	2006

Allocated shares	147,856	102,362
Unearned shares	307,084	352,578

Total ESOP shares	454,940	454,940

Fair value of unearned shares (in thousands)	$4,818	$5,109

F - 27

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

12.	INCOME TAXES

The components of income tax expense are as follows:

	June 30

	2007	2006	2005

	(In thousands)
Current
Federal	$1,674	$1,941	$2,375
State	775	731	863

	2,449	2,672	3,238

Deferred
Federal	62	49	(210)
State	23	5	(48)

	85	54	(258)

Income tax expense	$2,534	$2,726	$2,980

The income tax provision differs from the amount of income tax determined by applying the federal income tax determined by applying the federal income tax rate of 34% for all periods presented due to the following:

	June 30

	2007	2006	2005

	(Dollars in thousands)

Federal income tax at statutory rate	$2,460	$2,603	$2,712
State taxes, net of federal tax benefit	525	487	532
Bank-owned life insurance	(149)	(145)	(30)
ESOP expenses	117	41	53
General business credit	(311)	(335)	(295)
Stock options	63	93	—
RRP expenses	—	(26)	—
Other, net	(171)	8	8

Total	$2,534	$2,726	$2,980

Tax expense as a percentage of income before tax	35.0%	35.6%	37.4%

F - 28

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The Company’s total net deferred tax assets are as follows:

	June 30

	2007	2006

	(In thousands)

Deferred tax assets:
Allowance for loan losses	$1,051	$913
Accrued expenses	436	429
Accrued state income tax	276	268
Unrealized loss on securities available-for-sale	88	173
RRP Plan	85	110

Total deferred tax assets	1,936	1,893

Deferred tax liabilities:
Premises and equipment	(174)	(221)
Goodwill and other intangibles	(204)	(124)
Federal Home Loan Bank Stock dividends	(487)	(290)
Other	(34)	(51)

Total deferred tax liabilities	(899)	(686)

Net deferred tax asset, included in other assets	$1,037	$1,207

13.	CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital to total assets (as defined). Management’s opinion, as of June 30, 2007, is that the Bank meets all capital adequacy requirements to which it is subject.

F - 29

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

As of June 30, 2007 and 2006, the most recent notification from the Office of Thrift Supervision, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Capital Adequacy Requirements		Minimum Required to be Well Capitalized Under Prompt Corrective Actions Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)

June 30, 2007:
Total capital (to risk-weighted assets)	$67,622	13.30%	$40,660	8.00%	$50,825	10.00%
Tier 1 capital (to risk-weighted assets)	64,875	12.76	20,330	4.00	30,495	6.00
Tier 1 (core) capital (to adjusted tangible assets)	64,875	8.32	31,191	4.00	38,989	5.00

June 30, 2006:
Total capital (to risk-weighted assets)	$71,632	16.03%	$35,741	8.00%	$44,676	10.00%
Tier 1 capital (to risk-weighted assets)	68,910	15.42	17,870	4.00	26,806	6.00
Tier 1 (core) capital (to adjusted tangible assets)	68,910	9.58	28,771	4.00	35,964	5.00

The following is a reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital.

	June 30

	2007	2006

	(In thousands)

GAAP Equity	$69,148	$73,297
Goodwill and other intangibles	(4,273)	(4,387)

Tier 1 Capital	64,875	68,910
General allowance for loan losses	2,747	2,722

Total regulatory capital	$67,622	$71,632

Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

Generally, savings institutions, such as Kaiser Federal Bank, that before and after the proposed distribution are well-capitalized, may make capital distributions during any calendar year up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision

F - 30

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

may have its dividend authority restricted by the Office of Thrift Supervision. The amount of retained earnings available for dividends was $3.8 million at June 30, 2007. Kaiser Federal Bank may pay dividends to K-Fed Bancorp in accordance with this general authority.

K-Fed Bancorp is not currently subject to prompt corrective action regulations.

14.	LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Company is a party to various legal actions normally associated with collections of loans and other business activities of financial institutions, the aggregate effect of which, in management’s opinion, would not have a material adverse effect on the financial condition or results of operations of the Company.

At June 30, 2007 and 2006, there were was $14,285,000 and $15,466,000, respectively, in cash and cash equivalents with balances in excess of insured limits.

Outstanding mortgage loan commitments at June 30, 2007 and 2006 amounted to $7.5 million and $1.3 million, respectively. As of June 30, 2007, $595,000 of commitments were issued at a fixed rate of 6.375%. There were no commitments to purchase mortgage loans at June 30, 2007 and 2006, respectively.

Available credit on home equity and unsecured lines of credit is summarized as follows:

	June 30

	2007	2006

	(In thousands)

Home equity	$1,930	$2,372
Other consumer	4,485	4,693

	$6,415	$7,065

Commitments for home equity and unsecured lines of credit may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements of the Company. These commitments are not reflected in the financial statements.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

F - 31

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate fair value:

Investments

Estimated fair values for investments are obtained from quoted market prices where available. Where quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans

The estimated fair value for all fixed rate loans and variable rate loans with an initial fixed rate feature is determined by discounting the estimated cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities.

The estimated fair value for variable rate loans with no initial fixed rate feature is the carrying amount.

Deposits

The estimated fair value of deposit accounts (savings, non interest bearing demand and money market accounts) is the carrying amount. The fair value of fixed-maturity time certificates of deposit is estimated by discounting the estimated cash flows using the current rate at which similar certificates would be issued.

FHLB Advances

The fair values of the FHLB advances are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Other On-Balance-Sheet Financial Instruments

Other on-balance-sheet financial instruments include cash and cash equivalents, accrued interest receivable, FHLB stock and accrued expenses and other liabilities. The carrying value of each of these financial instruments is a reasonable estimation of fair value.

Off-Balance-Sheet Financial Instruments

The fair values for the Company’s off-balance sheet loan commitments are estimated based on fees charged to others to enter into similar agreements taking into account the remaining terms of the agreements and credit standing of the Company’s customers. The estimated fair value of these commitments is not significant.

F - 32

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The estimated fair values of the Company’s financial instruments are summarized as follows:

	June 30, 2007		June 30, 2006

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In thousands)
Financial assets:
Cash and cash equivalents	$26,732	$26,732	$25,579	$25,579
Interest bearing deposits in other financial institutions	2,970	2,954	9,010	8,865
Securities available-for-sale	13,579	13,579	11,289	11,289
Securities held-to-maturity	21,096	20,514	24,738	23,939
Federal Home Loan Bank Stock	9,870	9,870	8,746	8,746
Loans, net	699,143	680,196	634,093	613,105
Accrued interest receivable	3,259	3,259	2,767	2,767
Financial liabilities:
Deposits	494,128	493,329	463,454	459,917
FHLB advances	210,016	204,745	179,948	172,372

F - 33

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

16.	BUSINESS COMBINATION

On September 24, 2004, the Bank acquired the Panorama City branch of Pan American Bank. The acquisition was accounted for as a purchase and accordingly was included in the results of operations from the date of acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Assets acquired:
Teller and vault cash	$128
Loans	23
Other assets / prepayment credits	38
Core deposit intangible	676

Total assets acquired	865
Liabilities assumed:
Deposit accounts	60,971
Discount on certificates of deposit	206
Accrued interest payable	1

Total liabilities assumed (net of assets acquired)	60,313
Cash received from Pan American Bank	56,363

Goodwill	$3,950

The core deposit intangible is being amortized over 8 years on an accelerated basis and is deducted for tax purposes over 15 years using the straight line method. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is not amortizable but is subject to annual impairment testing and is deducted for tax purposes over 15 years using the straight line method.

The Bank acquired the branch at this premium to further solidify its market share in the Los Angeles County market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location.

F - 34

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

17.	EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow (dollars in thousands).

	June 30

	2007	2006	2005

	(In thousands, except per share data)
Basic
Net income	$4,704	$4,929	$4,997

Weighted average common shares outstanding	13,627,566	13,867,645	14,071,992

Basic earnings per share	$0.35	$0.36	$0.36

Diluted
Net income	$4,704	$4,929	$4,997

Weighted average common shares outstanding for basic earnings per common share	13,627,566	13,867,645	14,071,992
Add: Dilutive effects of stock awards	23,028	—	—
Add: Dilutive effects of stock options	1,657	—	—
Average shares and dilutive potential common shares	13,652,251	13,867,645	14,071,992

Diluted earnings per common share	$0.34	$0.36	$0.36

The effect of stock awards and stock options was not included in the calculation of diluted earnings per share for the years ended June 30, 2006 and June 30, 2005 because to do so would have been anti-dilutive. For the years ended June 30, 2007, there were no antidilutive options or awards.

18.	OTHER COMPREHENSIVE LOSS (INCOME)

Other comprehensive (loss) income components and related taxes were as follows:

	June 30

	2007	2006	2005

	(In thousands)
Unrealized holding gain (loss) on securities available-for-sale	$207	$(135)	$37

Tax effect	(86)	56	(15)

Other comprehensive income (loss)	$121	$(79)	$22

F - 35

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

19.	CONDENSED CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table sets forth our Company’s unaudited results of operations for the four quarters ended 2007 and 2006. The sum of the quarterly data may not be equal to the annual data.

	Three months ended

	September 30	December 31	March 31	June 30

	(In thousands, except share data)
Fiscal Year 2007
Interest income	$9,725	$10,245	$10,468	$10,728
Interest expense	5,153	5,859	5,938	6,190

Net interest income	4,572	4,386	4,530	4,538
Provision for loan losses	122	180	116	111
Noninterest income	1,076	1,009	1,093	1,081
Noninterest expense	3,427	3,533	3,851	3,707

Income before income tax	2,099	1,682	1,656	1,801
Income tax expense	784	537	543	670

Net income	$1,315	$1,145	$1,113	$1,131

Basic and Diluted earnings per share	$0.10	$0.08	$0.08	$0.08

Fiscal Year 2006
Interest income	$7,686	$9,013	$9,474	$9,648
Interest expense	3,316	4,429	4,772	4,947

Net interest income	4,370	4,584	4,702	4,701
Provision for loan losses	165	195	128	164
Noninterest income	745	951	873	857
Noninterest expense	3,307	3,251	3,369	3,549

Income before income tax	1,643	2,089	2,078	1,845
Income tax expense	589	767	723	647

Net income	$1,054	$1,322	$1,355	$1,198

Basic and Diluted earnings per share	$0.08	$0.10	$0.10	$0.09

F - 36

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

20. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Condensed financial information of K-Fed Bancorp follows:

CONDENSED BALANCE SHEET
(In thousands)

	June 30 2007	June 30 2006

Assets
Cash and cash equivalents	$6,036	$4,087
Securities available for sale	13,579	11,289
ESOP Loan	3,264	3,678
Investment in bank subsidiary	69,148	73,297
Accrued income receivable	78	50
Other assets	226	308

	$92,331	$92,709

Liabilities & Stockholders’ Equity
Accrued expenses and other liabilities	$14	$52
Stockholders’ equity	92,317	92,657

	$92,331	$92,709

F - 37

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

CONDENSED STATEMENT OF INCOME
(Dollars in thousands)

	June 30

	2007	2006	2005

	(In thousands)
Income
Interest on ESOP Loan	$3	$46	$102
Dividend from subsidiary	10,000	—	—
Interest on investment securities, taxable	405	513	604
Other interest and dividend income	351	44	39

Total income	10,759	603	745
Expenses
Other operating expenses	291	250	276

Income before income taxes and equity in undistributed earnings of bank subsidiary	10,468	353	469
Income taxes	160	145	182

Income before equity in undistributed earnings of bank subsidiary	10,308	208	287
Equity in undistributed earnings of bank subsidiary (dividends in excess of earnings)	(5,604)	4,721	4,710

Net income	$4,704	$4,929	$4,997

F - 38

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

CONDENSED STATEMENT OF CASH FLOWS
(Dollars in thousands)

	June 30

	2007	2006	2005

	(In thousands)
OPERATING ACTIVITIES
Net income	$4,704	$4,929	$4,997
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of bank subsidiary	5,604	(4,721)	(4,710)
Amortization of net premiums on investments	31	49	65
Net change in accrued income receivable	(28)	26	7
Net change in other assets	(3)	(74)	(45)
Net change in accrued expenses and other liabilities	(38)	37	(90)

Net cash provided by operating activities	10,270	246	224

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(8,860)	—	—
Proceeds from maturities of available-for-sale investments	6,745	7,375	2,127
Net change in ESOP loan receivable	414	397	382

Net cash (used in) provided by investing activities	(1,701)	7,772	2,509

FINANCING ACTIVITIES
Dividends paid on common stock	(1,844)	(1,394)	(821)
Exercise of stock options	170	—	—
Purchase of treasury stock	(4,946)	(2,944)	(3,453)

Net cash used in financing activities	(6,620)	(4,338)	(4,274)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,949	3,680	(1,541)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,087	407	1,948

CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,036	$4,087	$407

F - 39

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

21. STOCK CONVERSION

On June 26, 2007, the Board of Directors of K-Fed Mutual Holding Company approved a plan to convert the Mutual Holding Company from the mutual to stock form of organization. The Mutual Holding Company is a federally chartered mutual holding company and currently owns approximately 63.5% of the outstanding shares of common stock of K-Fed Bancorp, which owns 100% of the issued and outstanding shares of the capital stock of Kaiser Federal Bank (the “Bank”). Pursuant to the terms of K-Fed Mutual Holding Company’s plan of conversion and reorganization, K-Fed Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of K-Fed Bancorp that is currently owned by K-Fed Mutual Holding Company. Upon the completion of the conversion and offering, K-Fed Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of K-Fed Bancorp will receive shares of common stock of Kaiser Federal Financial Group in exchange for their shares of K-Fed Bancorp common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).

In connection with the conversion, shares of common stock of a new successor holding company, representing the ownership interest of the Mutual Holding Company, will be offered for sale to depositors of the Bank. The following persons and employee benefit plan have subscription rights to purchase shares of common stock of the new holding company in the following order of priority: (1) depositors of record as of March 31, 2006; (2) the Bank’s employee stock ownership plan; (3) depositors of record as of the end of the calendar quarter preceding the commencement of the offering; and (4) depositors entitled to vote on the conversion proposal. If necessary, shares will be offered to the general public. In addition, upon completion of the conversion of the Mutual Holding Company, shares of the Company’s common stock held by public stockholders will be exchanged for shares of a new corporation, which will become the Bank’s new parent holding company. As a result of the conversion and offering, the Mutual Holding Company and Company will cease to exist.

The conversion is subject to approval of the Office of Thrift Supervision as well as the approval of the Mutual Holding Company’s members (depositors of the Bank) and the Company’s stockholders. Proxy materials setting forth information relating to the conversion and offering will be sent to the members of the Mutual Holding Company and stockholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. The conversion and offering are expected to be completed in the fourth quarter of 2007.

Offering costs have been deferred and will be deducted from the proceeds of the shares sold in the offering. If the offering is not completed, all costs will be charged to expense. At June 30, 2007, $26,000 of offering costs had been incurred and deferred.

F - 40

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 14,950,000 Shares

(Subject to Increase to up to 17,192,500 Shares)

Kaiser Federal Financial Group, Inc.

(Proposed Holding Company for
Kaiser Federal Bank)

COMMON STOCK
par value $0.01 per share

PROSPECTUS

KEEFE BRUYETTE & WOODS

November____, 2007

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until the later of _________, 2007 or 25 days after the commencement of the syndicated community offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS OF KAISER FEDERAL FINANCIAL GROUP, INC.
PROXY STATEMENT/PROSPECTUS OF K-FED BANCORP

          K-Fed Bancorp, Kaiser Federal Bank and K-Fed Mutual Holding Company are proposing to convert from the mutual holding company structure to a fully public ownership structure. Currently, K-Fed Mutual Holding Company owns 63.5% of the outstanding shares of K-Fed Bancorp’s common stock. The remaining 36.5% of K-Fed Bancorp’s outstanding shares of common stock is owned by public stockholders. As a result of the conversion, Kaiser Federal Financial Group, Inc., a Maryland corporation, which was recently formed by Kaiser Federal Bank, would become the parent holding company for Kaiser Federal Bank.

          If we complete the conversion, shares of K-Fed Bancorp’s common stock owned by the public will be exchanged for between 6,343,386 and 8,582,229 shares of common stock of Kaiser Federal Financial Group, Inc. so that K-Fed Bancorp’s existing public stockholders will own approximately the same percentage of Kaiser Federal Financial Group, Inc. common stock as they owned of K-Fed Bancorp’s common stock immediately prior to the conversion (not including their purchases of new shares of common stock in the offering). The number of Kaiser Federal Financial Group, Inc. shares to be issued in the exchange offer may be increased to 9,869,563 shares as a result of regulatory considerations, demand for the shares of common stock or changes in financial market conditions. The actual number of shares that you will receive will depend on the exchange ratio, which will depend on the percentage of K-Fed Bancorp’s common stock held by public stockholders at the completion of the conversion and offering, the final independent appraisal of Kaiser Federal Financial Group, Inc. and the number of shares of Kaiser Federal Financial Group, Inc. common stock sold in the offering. It will not depend on the market price of K-Fed Bancorp’s common stock. Based on the $________ per share closing price of K-Fed Bancorp’s common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least ________ shares of Kaiser Federal Financial Group, Inc. are sold in the offering (close to the ____________ of the offering range), the initial value of the Kaiser Federal Financial Group, Inc. common stock you receive in the share exchange would be less than the market value of the K-Fed Bancorp common stock that you currently own. See “Risk Factors – The Market Value Of Kaiser Federal Financial Group, Inc. Common Stock Received In The Share Exchange May Be Less Than The Market Value Of K-Fed Bancorp Common Stock Exchanged.”

          Concurrently with the exchange offer, we are offering up to 14,950,000 shares of common stock of Kaiser Federal Financial Group, Inc., representing the 63.5% ownership interest of K-Fed Mutual Holding Company in K-Fed Bancorp, for sale to eligible Kaiser Federal Bank depositors and the public at a price of $10.00 per share. We may increase the maximum number of shares that we sell in the offering, without notice to persons who have subscribed for shares, by up to 15%, to 17,192,500 shares, as a result of regulatory considerations, demand for the shares of common stock or changes in financial market conditions. If the conversion and offering are completed, Kaiser Federal Bank would become a wholly owned subsidiary of Kaiser Federal Financial Group, Inc., and 100% of the common stock of Kaiser Federal Financial Group, Inc. would be owned by public stockholders. As a result of the conversion and offering, K-Fed Mutual Holding Company and K-Fed Bancorp would cease to exist.

          K-Fed Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “KFED.” Upon completion of the conversion and offering, the shares of common stock of Kaiser Federal Financial Group, Inc. will replace K-Fed Bancorp’s shares of common stock. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “KFFG.”

          The conversion and offering cannot be completed unless the stockholders of K-Fed Bancorp approve the plan of conversion and reorganization. Your vote is important. Whether or not you plan to attend our annual meeting, please take the time to vote by completing and returning the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote for the proposals described in this proxy statement/prospectus.

          This document serves as the proxy statement for the annual meeting of stockholders of K-Fed Bancorp and the prospectus for the shares of Kaiser Federal Financial Group, Inc.’s common stock to be issued in exchange for shares of K-Fed Bancorp’s common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by

Kaiser Federal Financial Group, Inc. of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which is made pursuant to a separate prospectus.

          Shares of Kaiser Federal Financial Group, Inc. common stock not purchased by eligible depositors of Kaiser Federal Bank may be available for sale to the public. If you are interested in receiving a prospectus and stock order form, please call our Stock Information Center. The toll-free telephone number is 1-877-552-5662 .

          For assistance with voting, please contact Regan & Associates, Inc. at (___) ___-_____ from _______ __.m. to _______ __.m., Monday through Friday and Saturday from ________.m. to _______ __.m., Pacific Time.

          This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page __.

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

          Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this proxy statement/prospectus is ______, 2007, and is first being mailed to stockholders of K-Fed Bancorp on or about _____, 2007.

REFERENCE TO ADDITIONAL INFORMATION

          For additional information, please see the section entitled “Where You Can Find More Information” beginning on page [__] of this proxy statement/prospectus. A copy of the plan of conversion and reorganization is available for inspection at each of Kaiser Federal Bank’s offices.

          For information on voting your proxy card, please refer to the instructions on the enclosed proxy card.

          You should rely only on the information contained in this proxy statement/prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of K-Fed Bancorp, K-Fed Mutual Holding Company, Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank and their subsidiaries may change after the date of this proxy statement/prospectus. Delivery of this proxy statement/prospectus and the exchange of shares of Kaiser Federal Financial Group, Inc. common stock made hereunder does not mean otherwise.

3

K-FED BANCORP
1359 North Grand Avenue
Covina, California 91724
(626) 339-9663

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

          On December 18 , 2007, K-Fed Bancorp will hold an annual meeting of stockholders at the _________________________________________________________. The meeting will begin at _____, Pacific Time. At the meeting, stockholders will consider and act on the following:

1.	The election of two directors of K-Fed Bancorp.

2.	The ratification of the appointment of Crowe Chizek and Company, LLP as the independent registered public accounting firm for K-Fed Bancorp for the fiscal year ending June 30, 2008;

3.

A plan of conversion and reorganization pursuant to which K-Fed Mutual Holding Company will be merged into Kaiser Federal Bank, and K-Fed Bancorp will be succeeded by Kaiser Federal Financial Group, Inc., a new Maryland corporation. Pursuant to the plan of conversion and reorganization, shares of common stock representing K-Fed Mutual Holding Company’s current 63.5% ownership interest in K-Fed Bancorp will be offered for sale in an offering. Common stock of K-Fed Bancorp currently held by public stockholders will be converted into shares of Kaiser Federal Financial Group, Inc. common stock pursuant to an exchange ratio meant to maintain public stockholders’ existing percentage ownership exclusive of their purchases of additional shares of common stock in the offering;

4.

The approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion and reorganization;

5.	The following informational proposals:

	5a.	Approval of an increase in the authorized shares of capital stock;

	5b.	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

	5c.	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit business combinations with interested stockholders;

5d.

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Kaiser Federal Financial Group, Inc.’s articles of incorporation;

5e.

Approval of a Provision in Kaiser Federal Financial Group, Inc.’s Bylaws Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to Kaiser Federal Financial Group, Inc.’s Bylaws;

5f.

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock; and

6.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

          The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 5a through 5f were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.

          The Board of Directors has fixed November 14 , 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at an adjournment or postponement thereof.

          Upon written request addressed to the Corporate Secretary of K-Fed Bancorp at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion and reorganization. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion and reorganization, the written request should be received by K-Fed Bancorp by _______________ __, 2007.

          Please complete and sign the enclosed proxy, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Rita H. Zwern
Corporate Secretary
Covina, California
____________, 2007

QUESTIONS AND ANSWERS
FOR STOCKHOLDERS OF K-FED BANCORP
REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion and reorganization. The plan of conversion and reorganization, described herein, has been conditionally approved by our regulator, the Office of Thrift Supervision; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

Q.	WHAT ARE STOCKHOLDERS BEING ASKED TO APPROVE?

A.

K-Fed Bancorp stockholders as of November 14 , 2007 are being asked to vote on the plan of conversion and reorganization of K-Fed Mutual Holding Company and K-Fed Bancorp. Pursuant to the plan of conversion and reorganization, K-Fed Mutual Holding Company will convert from the mutual holding company form to the stock form of organization. As part of the conversion, our newly formed Maryland corporation, Kaiser Federal Financial Group, Inc. is currently conducting an offering of common stock to eligible depositors of Kaiser Federal Bank, eligible stockholders and to the public. The shares offered represent K-Fed Mutual Holding Company’s current ownership interest in K-Fed Bancorp. Voting for approval of the plan of conversion and reorganization will also include approval of the exchange ratio, the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. (including the anti-takeover/limitations on stockholder rights provisions) and the amendment to the Kaiser Federal Bank’s charter. Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and reorganization or related stock offering.

In addition, K-Fed Bancorp stockholders are being asked to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion and reorganization.

Stockholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of Kaiser Federal Financial Group, Inc.:

	•	Approval of an increase in the authorized shares of capital stock;

	•	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

	•	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit business combinations with interested stockholders;

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Kaiser Federal Financial Group, Inc.’s articles of incorporation;

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s bylaws requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Kaiser Federal Financial Group, Inc.’s bylaws; and

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock.

The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws, which are summarized as informational proposals were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Your vote is important. Without sufficient votes “FOR” adoption, we cannot implement the plan of conversion and reorganization or related stock offering.

Q.	WHAT ARE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.

The primary reasons for the conversion and offering are to (1) support internal growth through loan purchases and lending in the communities we serve; (2) enhance existing products and services, and support the development of new products and services; (3) build or lease new branch facilities or acquire branches from other financial institutions; (4) finance the acquisition of financial institutions or other financial service companies primarily in southern California, although we do not currently have any understandings or agreements regarding any specific acquisition transaction; (5) improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and (6) use the additional capital for other general corporate purposes.

Q.	WHAT WILL STOCKHOLDERS RECEIVE FOR THEIR EXISTING K-FED BANCORP SHARES?

A.

As more fully described in “Proposal 3 – Approval of the Plan of Conversion and Reorganization – Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 1.2469 shares at the minimum and 1.9401 shares at the adjusted maximum of the offering range of Kaiser Federal Financial Group, Inc. common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of K-Fed Bancorp common stock, and the exchange ratio is 1.4670 (at the midpoint of the offering range), after the conversion you will receive 146 shares of K-Fed Bancorp common stock and $7.00 in cash, the value of the fractional share, based on the $10.00 per share purchase price of stock in the offering. Stockholders who hold shares in street-name at a brokerage firm do not need to take any action to exchange their shares of common stock. Your shares will be automatically exchanged within your brokerage account. Stockholders with stock certificates will receive a transmittal form with instructions on how to surrender stock certificates after completion of the conversion. You should not submit a stock certificate until you receive a transmittal form.

Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.

The amount of common stock Kaiser Federal Financial Group, Inc. will issue in the offering and the exchange is based on an independent appraisal of the estimated market value of Kaiser Federal Financial Group, Inc., assuming the conversion and offering are completed. RP Financial, LC., an appraisal firm experienced in appraisal of financial institutions, has estimated that, as of August 31, 2007, this market value ranged from $173.9 million to $235.3 million, with a midpoint of $204.6 million. Based on this valuation, the 63.5% ownership interest of K-Fed Mutual Holding Company being sold in the offering and the $10.00 per share purchase price, the number of shares of common stock being offered for sale by Kaiser Federal Financial Group, Inc. will range from 11,050,000 shares to 14,950,000 shares. The $10.00 per share price was selected primarily because it is a commonly selected per share price for mutual-to-stock conversion offerings. The independent appraisal is based in part on K-Fed Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to K-Fed Bancorp.

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.

No. If you hold stock certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion. If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion and reorganization.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.

Yes. Eligible depositors of Kaiser Federal Bank have priority subscription rights allowing them to purchase common stock in a subscription offering. Shares not purchased in the subscription offering may be available for sale to the public, including K-Fed Bancorp stockholders, in a community offering, as described herein. In the event orders for Kaiser Federal Financial Group, Inc. common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the California Counties of Los Angeles, San Bernardino, Riverside and Santa Clara, next to cover orders of K-Fed Bancorp stockholders as of November 14 , 2007, and thereafter to cover orders of other members of the general public. Stockholders of K-Fed Bancorp are subject to an ownership limitation. Shares of common stock purchased in the offering by a stockholder and his or her associates or individuals acting in concert with the stockholder, plus any shares a stockholder and these individuals receive in the exchange for existing shares of K-Fed Bancorp common stock, may not exceed 5% of the total shares of common stock of Kaiser Federal Financial Group, Inc. to be issued and outstanding after the completion of the conversion. If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at 1-877-552-5662 from Monday 12:00 Noon until 4:00 p.m., Tuesday-Thursday 8:30 a.m. until 4:00 p.m. and Friday 8:30 a.m. until 12:00 Noon, Pacific Time. The Stock Information Center is closed weekends and bank holidays.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) by the Stock Information Center no later than _____ Noon, Pacific Time on ____________2007.

Other Questions?

For answers to other questions, please read the proxy statement/prospectus. Questions about voting on the plan of conversion and reorganization may be directed to Regan & Associates, Inc. at
(___) ___-_____.

INFORMATION ABOUT THE ANNUAL MEETING

To Be Held on December 18 , 2007

General

          This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of K-Fed Bancorp of proxies to be voted at the annual meeting of stockholders to be held at _______________________________________on December 18 , 2007 at _____, Pacific Time, and any adjournment or postponement thereof.

          The purpose of the annual meeting is to consider and vote upon the election of directors, the ratification of the appointment of our independent registered public accounting firm, the Plan of Conversion and Reorganization of K-Fed Mutual Holding Company and K-Fed Bancorp. In addition, stockholders will vote on a proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion and reorganization. Stockholders will vote on the following informational proposals with respect to the articles of incorporation of Kaiser Federal Financial Group, Inc.:

•	Approval of an increase in the authorized shares of capital stock;

•	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

•	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit business combinations with interested stockholders;

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Kaiser Federal Financial Group, Inc.’s articles of incorporation;

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s bylaws requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Kaiser Federal Financial Group, Inc.’s bylaws; and

•

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock.

          The plan of conversion and reorganization provides for a series of transactions, referred to as the conversion and offering, which will result in the elimination of the mutual holding company. The plan of conversion and reorganization will also result in the creation of a new stock holding company which will own all of the outstanding shares of Kaiser Federal Bank, the exchange of shares of common stock of K-Fed Bancorp by stockholders other than K-Fed Mutual Holding Company, who are referred to as the “public stockholders,” for shares of the new stock holding company, Kaiser Federal Financial Group, Inc., and the issuance and the sale of additional shares to depositors of Kaiser Federal Bank and others in an offering.

          Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion and reorganization by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of K-Fed Mutual Holding Company at the annual meeting of members, (3) holders of at least two-thirds of the shares of the outstanding K-Fed Bancorp common stock at the annual meeting of stockholders, and (4) the holders of at least a majority of the shares of outstanding common stock of K-Fed Bancorp, excluding shares held by K-Fed Mutual Holding Company, at the annual meeting of stockholders.

          This proxy statement/prospectus, together with the accompanying proxy card, is first being mailed or delivered to stockholders of K-Fed Bancorp on or about November 14 , 2007.

          Voting in favor of or against the Plan of Conversion and Reorganization includes a vote for or against the conversion of K-Fed Mutual Holding Company to a stock holding company as contemplated by the Plan of Conversion and Reorganization. Voting in favor of the Plan of Conversion and Reorganization will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Kaiser Federal Bank.

Who Can Vote at the Meeting

          You are entitled to vote your K-Fed Bancorp common stock if our records show that you held your shares as of the close of business on November 14 , 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

          As of the close of business on ____________, 2007, there were _________ shares of K-Fed Bancorp common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

          If you are a stockholder as of the close of business on November 14 , 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of K-Fed Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

          The annual meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

          Proposal 1: Election of Directors. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

          Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2008. The ratification of this matter shall be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

          Proposal 3: Approval of the Plan of Conversion and Reorganization. To be approved, the plan of conversion and reorganization requires the affirmative vote of two-thirds of the outstanding shares of K-Fed Bancorp common stock, including the shares held by K-Fed Mutual Holding Company, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares held by K-Fed Mutual Holding Company. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion and reorganization.

          Proposal 4: Approval of the adjournment of the annual meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of K-Fed Bancorp common stock to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion and reorganization.

          Informational Proposals 5a through 5f: Approval of certain provisions in Kaiser Federal Financial Group, Inc.’s articles of incorporation. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

          Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of K-Fed Bancorp.

Shares Held by K-Fed Mutual Holding Company and Our Officers and Directors

          As of October 26 , 2007, K-Fed Mutual Holding Company beneficially owned 8,861,750 shares of K-Fed Bancorp common stock. This equals 63.5% of our outstanding shares. K-Fed Mutual Holding Company intends to vote all of its shares in favor of Proposal 1, election of directors, Proposal 2, ratification of our independent registered public accounting firm, Proposal 3, approval of the plan of conversion and reorganization, Proposal 4, approval of the adjournment of the annual meeting, and Informational Proposals 5a through 5e.

          As of _______, 2007, our officers and directors beneficially owned _______ shares of K-Fed Bancorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals _____% of our outstanding shares and _____% of shares held by persons other than K-Fed Mutual Holding Company.

Voting by Proxy

          Our Board of Directors is sending you this proxy statement/prospectus to request that you allow your shares of K-Fed Bancorp common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of K-Fed Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors. Our Board of Directors recommends that you vote “FOR” the director nominees, “FOR” the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2008, “FOR” approval of the plan of conversion and reorganization, “FOR” approval of the adjournment of the annual meeting, and “FOR” each of the Informational Proposals 5a through 5f.

          If any matters not described in this proxy statement/prospectus are properly presented at the annual meeting, the Board of Directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the annual meeting.

          You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of K-Fed Bancorp in writing before your common stock has been voted at the annual meeting, deliver a later-dated proxy or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

          If your K-Fed Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

          This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the annual meeting by the Board of Directors. K-Fed Bancorp will pay the costs of soliciting proxies from its stockholders. To the extent necessary to permit approval of the Plan of Conversion and Reorganization and the other proposals being considered, Regan & Associates, Inc. , our proxy solicitor, directors, officers or employees of K-Fed Bancorp and Kaiser Federal Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. We will pay Regan & Associates $15,000 for fees and out-of-pocket expenses.

          We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

          The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the above described proposals, including, the adoption of the Plan of Conversion and Reorganization and promptly return it in the enclosed self-addressed, postage-

prepaid proxy reply envelope. Voting the proxy card will not prevent you from voting in person at the annual meeting.

          Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion and Reorganization.

SUMMARY

          This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1-Election of Directors,” “Proposal 2- Ratification of Appointment of Independent Registered Public Accounting Firm,” “Proposal 3- Approval of The Plan of Conversion and Reorganization,” “Proposal 4-Adjournment of the Annual Meeting,” “Proposals 5a through 5f- Informational Proposals Related to the Articles of Incorporation of Kaiser Federal Financial Group, Inc.” and the consolidated financial statements and the notes to the consolidated financial statements.

Revocation of Proxies

          This proxy statement/prospectus is furnished in connection with the solicitation of proxies on behalf of the board of directors of K-Fed Bancorp to be used at the 2007 annual meeting of stockholders of K-Fed Bancorp. The accompanying notice of annual meeting of stockholders and this proxy statement/prospectus are first being mailed to stockholders on or about November___, 2007.

          Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the board of directors of K-Fed Bancorp will be voted in accordance with the directions given thereon. You can vote your shares of our common stock prior to the annual meeting by signing and returning the enclosed proxy card to us, in accordance with instructions set forth on the proxy card. Proxies received by us, which are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this proxy statement/prospectus for consideration at the annual meeting.

          Proxies may be revoked by sending written notice of revocation to the Secretary of K-Fed Bancorp, Rita H. Zwern, at our address shown above, or by returning a duly executed proxy bearing a later date by mail. The presence at the annual meeting of any stockholder who had previously given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of K-Fed Bancorp prior to the voting of such proxy.

          Holders of record of our common stock, par value $0.01 per share, as of the close of business on November 14 , 2007 are entitled to one vote for each share then held. As of ________, 2007, there were __________ shares of our common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

Plan of Conversion

          The Boards of Directors of K-Fed Bancorp, K-Fed Mutual Holding Company, Kaiser Federal Bank and Kaiser Federal Financial Group, Inc. have adopted a plan of conversion and reorganization, pursuant to which Kaiser Federal Bank will reorganize from a mutual holding company structure to a stock form holding company structure. Public stockholders of K-Fed Bancorp will receive shares in Kaiser Federal Financial Group, Inc. in exchange for their shares of K-Fed Bancorp common stock based on an exchange ratio. This conversion to a stock holding company structure also includes the offering by Kaiser Federal Financial Group, Inc. of shares of its common stock to eligible depositors of Kaiser Federal Bank in a subscription offering and, if necessary, to the public in a community offering and syndicated community offering. Following the conversion and offering, K-Fed Mutual Holding Company and K-Fed Bancorp will no longer exist, and Kaiser Federal Financial Group, Inc. will be the parent company of Kaiser Federal Bank.

          The conversion and offering cannot be completed unless the stockholders of K-Fed Bancorp approve the plan of conversion and reorganization. K-Fed Bancorp’s stockholders will vote on the plan of conversion and reorganization at K-Fed Bancorp’s annual meeting. This document is the proxy statement used by K-Fed Bancorp’s Board of Directors to solicit proxies for the annual meeting. It is also the prospectus of Kaiser Federal Financial Group, Inc. regarding the shares of Kaiser Federal Financial Group, Inc. common stock to be issued to K-Fed Bancorp’s stockholders in the share exchange. This document does not serve as the prospectus relating to the offering by Kaiser Federal Financial Group, Inc. of its shares of common stock in the subscription offering and any community offering or syndicated community offering, which are made pursuant to a separate prospectus.

          In addition, informational proposals relating to Kaiser Federal Financial Group, Inc.’s articles of incorporation are also described in this proxy statement/prospectus. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals.

The K-Fed Bancorp Annual meeting

          Date, Time and Place. K-Fed Bancorp will hold its annual meeting of stockholders to consider and vote on the plan of conversion and reorganization at the ___________________________________________________ on December 18 , 2007 at _____, Pacific Time.

The Proposals. Stockholders will be voting on the following proposals at the annual meeting:

1.	The election of two directors of K-Fed Bancorp;

2.	The ratification of the appointment of Crowe Chizek and Company, LLP as the independent registered public accounting firm for K-Fed Bancorp for the fiscal year ending June 30, 2008;

3.	Approval of the plan of conversion and reorganization;

4.

Approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of conversion;

5.	The following informational proposals:

	5a.	Approval of an increase in the authorized shares of capital stock;

	5b.	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors;

	5c.	Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit business combinations with interested stockholders;

5d.

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Kaiser Federal Financial Group, Inc.’s articles of incorporation;

5e.

Approval of a provision in Kaiser Federal Financial Group, Inc.’s bylaws requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Kaiser Federal Financial Group, Inc.’s bylaws;

5f.

Approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock; and

6.	Any other matters that may properly come before the annual meeting or any adjournment or postponement thereof (the Board of Directors is not aware of any such matters).

          The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 5a through 5f were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required

          Proposal 1: Election of Directors. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

          Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm: The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2008. The ratification of this matter shall be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN.”

          Proposal 3: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of (i) the holders of a majority of the outstanding shares of common stock of K-Fed Bancorp, other than K-Fed Mutual Holding Company, and (ii) the holders of two-thirds of the votes eligible to be cast by stockholders of K-Fed Bancorp, including K-Fed Mutual Holding Company.

          Proposal 4: Approval of the adjournment of the annual meeting. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of K-Fed Bancorp common stock to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion and reorganization.

          Informational Proposals 5a through 5f. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

          Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of K-Fed Bancorp.

          Management anticipates that K-Fed Mutual Holding Company, our majority stockholder, will vote all of its shares of common stock in favor of all the matters set forth above. If K-Fed Mutual Holding Company votes all of its shares in favor of each proposal, the approval of the election of the director nominees, the ratification of Crowe Chizek and Company LLP, and the adjournment of the annual meeting if necessary, would be assured.

          As of the voting record date, the directors and executive officers of K-Fed Bancorp beneficially owned _________ shares, or approximately ___% of the outstanding shares of K-Fed Bancorp common stock and K-Fed Mutual Holding Company owned 8,861,750 shares, or approximately 63.5% of the outstanding shares of K-Fed Bancorp common stock.

          Your Board of Directors unanimously recommends that you vote “FOR” the plan of conversion and reorganization, “FOR” the adjournment of the annual meeting and “FOR” the Informational Proposals 5a through 5f.

The Companies

          Kaiser Federal Financial Group, Inc.

          Kaiser Federal Financial Group, Inc. is a newly-formed Maryland corporation that was incorporated on September 24, 2007 to be the successor corporation to K-Fed Bancorp upon completion of the conversion. Kaiser Federal Financial Group, Inc. will own all of the outstanding shares of common stock of Kaiser Federal Bank upon completion of the conversion.

          Kaiser Federal Financial Group, Inc.’s executive offices are located at 1359 North Grand Avenue, Covina, California 91724. Our telephone number at this address is (626) 339-9663.

          K-Fed Mutual Holding Company

          K-Fed Mutual Holding Company is the federally chartered mutual holding company of K-Fed Bancorp. K-Fed Mutual Holding Company’s principal business activity is the ownership of 8,861,750 shares of common stock of K-Fed Bancorp, or 63.5% of the issued and outstanding shares as of June 30, 2007. The remaining 5,087,195 shares of K-Fed Bancorp common stock were held by the public. After the completion of the conversion, K-Fed Mutual Holding Company will cease to exist.

          K-Fed Bancorp

          K-Fed Bancorp is a federally chartered corporation that owns all of the outstanding shares of common stock of Kaiser Federal Bank. At June 30, 2007, K-Fed Bancorp had consolidated assets of $799.6 million, deposits of $494.1 million and stockholders’ equity of $92.3 million. After the completion of the conversion, K-Fed Bancorp will cease to exist, and will be succeeded by Kaiser Federal Financial Group, Inc., a new Maryland corporation formed to be K-Fed Bancorp’s successor corporation. As of June 30, 2007, K-Fed Bancorp had 13,948,945 shares of common stock outstanding.

          Kaiser Federal Bank

          Kaiser Federal Bank is a federally chartered savings association headquartered in Covina, California. It was originally founded in 1953 as a credit union to serve the employees of the Kaiser Foundation Hospital in Los Angeles, California and converted to a federal mutual savings association in 1999. Kaiser Federal Bank reorganized into the mutual holding company structure in 2003 and became the wholly owned subsidiary of K-Fed Bancorp. Kaiser Federal Bank conducts its business from three full-service banking offices and six financial service centers that provide all the same services as a full service branch but do not dispense or accept cash except through an on-site ATM. We currently have 54 ATMs.

          Kaiser Federal Bank’s principal business activity has historically consisted of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and, to a lesser extent, multi-family residential and commercial real estate loans. Kaiser Federal Bank also originates automobile and other consumer loans. Historically, Kaiser Federal Bank has not made commercial business loans or residential or commercial real estate construction loans. Kaiser Federal Bank purchases a significant amount of loans as well as originates loans in order to more efficiently use its resources to build its loan portfolio without additional staff. For the fiscal year ended June 30, 2007, Kaiser Federal Bank purchased $109.8 million in one- to four-family residential mortgage loans. Kaiser Federal Bank did not purchase any other type of loan. Kaiser Federal Bank offers a variety of deposit accounts, including savings accounts, money market accounts, demand deposit accounts, individual retirement accounts (“IRA”) and certificate of deposit accounts with varied terms ranging from 90 days to five years, and emphasizes personal and efficient service for its customers. See “Business of Kaiser Federal Bank—General.”

Our Current Organizational Structure

          In March 2004, K-Fed Bancorp completed a minority stock offering by selling approximately 39.0% of its shares of common stock to depositors of Kaiser Federal Bank. The majority of the outstanding shares of common stock of K-Fed Bancorp are owned by K-Fed Mutual Holding Company, which is a mutual holding company with no stockholders. K-Fed Bancorp owns 100% of the outstanding shares of common stock of Kaiser Federal Bank.

          Pursuant to the terms of K-Fed Mutual Holding Company’s plan of conversion and reorganization, K-Fed Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of K-Fed Bancorp that is currently owned by K-Fed Mutual Holding Company. Upon the completion of the conversion and offering, K-Fed Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of K-Fed Bancorp will receive shares of common stock of Kaiser Federal Financial Group, Inc. in exchange for their shares of K-Fed Bancorp common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).

          The following diagram shows our current organizational structure:

Our Organizational Structure Following the Conversion and Offering

          After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

          Our goal is to operate as a well-capitalized and profitable financial institution. We seek to accomplish this goal by:

•	Continu ing our focus on maintaining cost efficiencies through purchases of loans to grow our loan portfolio and expanding our market locations through the use of financial service centers and ATMs;

•

Continuing our branch expansion by building or leasing new branch facilities or by acquiring branches from other financial institutions primarily located near Kaiser Permanente Medical Centers in Southern California. We have no current understandings or agreements for the establishment of any branch;

•

Capitalizing on the profitability and growth opportunities in our retail banking network by expanding existing individual customer relationships and developing new customer relationships to increase our core deposits;

•

Increasing our originations of commercial real estate and multi-family lending while maintaining a moderate growth of one - to four-family residential real estate loans through originations, purchases and sales of one- to four-family residential real estate loans while continuing to apply our underwriting standards in order to maintain a high quality loan portfolio;

•

Enhancing existing products and services, and supporting the development of new products and services by investing, for example, in technology to support development of commercial deposit products such as sweep accounts and business checking services; and

•	Expanding through acquisitions of other financial institutions, primarily in Southern California. We have no current understandings or agreements for any specific acquisition.

          See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a more detailed discussion of our business strategy.

Reasons for the Conversion and Offering

          Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position and support future growth. Completing the conversion and offering is necessary for us to continue to grow and execute our business strategy. We believe that our conversion to a fully public company and the increased capital resources that will result from the sale of our shares of common stock will provide us with the flexibility to:

•	support internal growth through loan purchases and lending in the communities we serve;

•	enhance existing products and services, and support the development of new products and services;

•	build or lease new branch facilities or acquire branches from other financial institutions;

•

finance the acquisition of financial institutions, or other financial service companies primarily in Southern California, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.

Terms of the Conversion and Offering

          Pursuant to K-Fed Mutual Holding Company’s plan of conversion and reorganization, our organization will convert from a partially public form to a fully public form of holding company structure. In connection with the conversion, we are selling shares of common stock that represent the ownership interest in K-Fed Bancorp currently held by K-Fed Mutual Holding Company.

          We are offering between 11,050,000 and 14,950,000 shares of common stock to eligible depositors of Kaiser Federal Bank, to our tax qualified employee benefit plans, including our employee stock ownership plan and our 401(k) plan and, to the extent shares remain available, to natural persons residing in the California Counties of Los Angeles, San Bernardino, Riverside and Santa Clara, to our existing public stockholders and to the general public. The number of shares of common stock to be sold may be increased to up to 17,192,500 as a result of regulatory considerations, demand for our shares, or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 17,192,500 shares or decreased to fewer than 11,050,000 shares, or the offering is extended beyond [Extension Date #1], purchasers will not have the opportunity to modify or cancel their stock orders once submitted. If the number of shares of common stock to be sold is increased to more than 17,192,500 shares or decreased to fewer than 11,050,000 shares, or if the offering is extended beyond [Extension Date #1], purchasers will have the opportunity to maintain, cancel or change their orders for common stock during a designated resolicitation period or have their funds returned promptly with interest. If you do not provide us with written indication of your intent, your stock order will be cancelled, your funds will be returned to you with interest calculated at Kaiser Federal Bank’s passbook savings rate and any deposit account withdrawal authorization will be cancelled.

          The purchase price of each share of common stock to be offered for sale in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our financial advisor and selling agent in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

          We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50 at the close of business on March 31, 2006.

(ii)

Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Kaiser Federal Bank at the close of business on October 31 , 2007.

          Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given first to natural persons residing in the California Counties of Los Angeles, San Bernardino, Riverside and Santa Clara, and then to K-Fed Bancorp public stockholders as of November 14 , 2007. The community offering, if held, may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering.” We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

          If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering in accordance with K-Fed Mutual Holding Company’s plan of conversion and reorganization. A detailed description of share allocation procedures can be found in the section of this proxy statement/prospectus entitled “Proposal 3 — Approval of the Plan of Conversion and Reorganization.”

How We Intend to Use the Proceeds from the Offering

          We estimate that the aggregate net proceeds from the offering will be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%. Kaiser Federal Financial Group, Inc. intends to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Approximately $53.1 million to $71.6 million of the net proceeds (or $82.2 million if the offering range is increased by 15%) will be invested in Kaiser Federal Bank.

          A portion of the net proceeds retained by Kaiser Federal Financial Group, Inc. will be loaned to our employee stock ownership plan to fund its purchase of shares of common stock in the offering (between 663,000 shares and 897,000 shares, or 1,031,550 shares if the offering is increased by 15%). The employee stock ownership plan was established in connection with our 2004 minority stock issuance. As of June 30, 2007, there were 307,084 shares remaining unallocated in the plan. The remainder of the net proceeds may be used for general corporate purposes, including paying cash dividends or repurchasing shares of our common stock. Funds invested in Kaiser Federal Bank will be used to support increased lending and new products and services. The net proceeds retained by Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank may also be used for future business expansion such as acquisitions of banking or financial services companies and the establishment of additional branch offices primarily in Southern California, and for general corporate purposes. We currently have no arrangements or understandings regarding any specific transaction or any new branch location. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Please see the section of this proxy statement/prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the net proceeds from the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

          The offering range and exchange ratio are based on an independent appraisal of the estimated market value of Kaiser Federal Financial Group, Inc., assuming the conversion, the exchange and the offering are completed. RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions, has estimated that, as of August 31, 2007, this pro forma market value ranged from $173.9 million to $235.3 million, with a midpoint of $204.6 million. Based on this valuation, the ownership interest of K-Fed Mutual Holding Company being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Kaiser Federal Financial Group, Inc. will range from 11,050,000 shares to 14,950,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio will range from 1.2469 shares at the minimum of the offering range to 1.6870 shares at the maximum of the offering range in order to preserve the existing percentage ownership of public stockholders in our organization (excluding any new shares purchased by them in the offering). The independent appraisal is based in part on K-Fed Bancorp’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded thrift holding companies that RP Financial, LC. considered comparable to K-Fed Bancorp.

          The independent appraisal does not indicate actual market value or post offering trading value. Do not assume or expect that the estimated valuation as indicated above means that, after the conversion and offering, the shares of our common stock will trade at or above the $10.00 purchase price.

          The following table presents a summary of selected pricing ratios for the peer group companies, Kaiser Federal Financial Group, Inc. (on a pro forma basis) and K-Fed Bancorp (on a historical basis). The pricing ratios are based on earnings and other information as of and for the twelve months ended June 30, 2007 and stock price information as of August 31, 2007, as reflected in RP Financial, LC.’s appraisal report, dated August 31, 2007. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 16.1% on a price-to-book value basis and a discount of 20.9% on a price-to-tangible book value basis, and a premium of 82.0% on a price-to-core earnings basis.

          Our Board of Directors, in reviewing and approving the independent appraisal, considered the range of price-to-core earnings multiples, the range of price-to-book value and price-to-tangible book value ratios at the different ranges of shares of common stock to be sold in the offering, and did not consider one valuation approach to be more important than the other. Instead, in approving the independent appraisal, the Board of Directors concluded that these ranges represented the appropriate balance of the three approaches to establishing our estimated valuation range, and the number of shares of common stock to be sold, in comparison to the peer group institutions. Specifically, in approving the independent appraisal, the Board of Directors believed that we would not be able to sell our shares at a price-to-book and price-to-tangible book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting discount/premium took into consideration the potential financial impact of the conversion and offering as well as the trading price of K-Fed Bancorp common stock, which decreased from $14.75 per share on June 27, 2007, the closing price on the last trading day immediately preceding the announcement of the conversion, to $13.72 per share, the trading price on August 31, 2007, the effective date of the independent appraisal.

	Price-to-core earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio

Kaiser Federal Financial Group, Inc. (on a pro forma basis, assuming completion of the conversion)
Minimum	25.64	x	92.59%	94.79%
Midpoint	29.41	x	100.10%	102.25%
Maximum	32.26	x	106.50%	108.58%
Maximum, as adjusted	35.71	x	112.74%	114.81%

Valuation of peer group companies, as of August 31, 2007
Averages	17.73	x	126.99%	137.30%
Medians	15.43	x	119.01%	124.46%

          RP Financial, LC. will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value changes to either below $173.9 million or above $270.6 million, we will resolicit persons who submitted stock orders. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Stock Pricing and Number of Shares to be Issued.”

After-Market Performance Information

          The following table presents selected stock price performance information for all conversions of mutual holding companies to stock holding companies, commonly referred to as “second-step” conversions, completed between January 1, 2005 and August 31, 2007. The companies for which the stock price performance is presented completed their conversions in different market conditions than Kaiser Federal Financial Group, Inc. and may have issued more or less than the 63.5% ownership interest of K-Fed Mutual Holding Company being offered by Kaiser Federal Financial Group, Inc. in the offering. In addition, the companies may have no similarities to Kaiser Federal Financial Group, Inc. with regard to the market in which Kaiser Federal Financial Group, Inc. competes, earnings quality or growth potential, among other factors. The information shown in the following table was not included in the independent appraisal report; however, RP Financial, LC. did consider the after-market trading performance of any transaction that was completed within the three months prior to the August 31, 2007 valuation date used in the appraisal.

			Price Performance From Initial Trading Date

Institution	Conversion Date	Exchange	% Change 1 day	% Change 1 week	% Change 4 weeks	Through August 31, 2007

Abington Bancorp, Inc. (ABBC)	06/28/07	Nasdaq	(4.0)	(1.6)	(6.6)	(4.1)
People’s United Financial, Inc. (PBCT)	04/16/07	Nasdaq	3.8%	2.0%	0.9%	(11.6)%
Osage Bancshares, Inc. (OSBK)	01/18/07	Nasdaq	(0.5)	(0.5)	(2.5)	(16.0)
Westfield Financial, Inc. (WFD)	01/04/07	Amex	7.0	7.5	9.9	1.1
Citizens Community Bancorp, Inc. (CZWI)	11/01/06	Nasdaq	(2.5)	(1.0)	(2.5)	(10.0)
Liberty Bancorp, Inc. (LBCP)	07/24/06	Nasdaq	2.5	1.0	(0.8)	8.1
First Clover Leaf Financial Corp. (FCLF)*	07/11/06	Nasdaq	3.9	6.0	9.8	9.0
Monadnock Bancorp, Inc. (MNKB)	06/29/06	Otcbb	—	(5.0)	(15.6)	(15.6)
New England Bancshares, Inc. (NEBS)	12/29/05	Nasdaq	6.6	7.0	7.0	20.1
American Bancorp of New Jersey, Inc. (ABNJ)	10/06/05	Nasdaq	1.6	(2.0)	0.1	11.0
Hudson City Bancorp, Inc. (HCBK)	06/07/05	Nasdaq	9.6	10.7	15.5	42.2
First Federal of Northern Michigan (FFNM)	04/04/05	Nasdaq	(5.1)	(7.0)	(16.0)	(20.0)
Rome Bancorp, Inc. (ROME)	03/31/05	Nasdaq	0.5	(2.0)	(5.6)	19.0

		Averages	1.8%	1.2%	(0.5)%	2.6%

*	Transaction involved simultaneous acquisition.

          The table above presents only short-term historical information on stock price performance for a small number of transactions, which may not be indicative of the short or long-term performance of such stock prices. The table above is also not intended to predict how our shares of common stock may perform following the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

          You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade at or below $10.00 per share. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to read this entire proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page __.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

          Employee Stock Ownership Plan. Our tax-qualified employee stock ownership plan expects to purchase up to 6.0% of the shares of common stock we sell in the offering, or 897,000 shares of common stock, assuming we sell the maximum number of the shares proposed to be sold which, when combined with the existing shares held by the employee stock ownership plan, will be less than 8.0% of the shares outstanding following the conversion as required by Office of Thrift Supervision regulations. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 6.0% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees that was established in 2004 in connection with our minority stock offering and that, as of June 30, 2007, had 307,084 shares remaining unallocated under this plan. Assuming the employee stock ownership plan purchases 897,000 shares in the offering, which when combined with the 307,084 unallocated shares currently outstanding, for an aggregate amount of 1,204,084 unallocated shares under the plan, we will recognize compensation expense of $12.0 million over a 20-year period for the plan, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

          Stock-Based Incentive Plan. We also intend to implement a new stock-based incentive plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required under Office of Thrift Supervision regulations limiting the amount of shares of common stock that may be granted under the plan and the applicable vesting period if adopted within 12 months following completion of the conversion. If adopted after 12 months, the stock-based incentive plan would also have to be submitted for approval by Kaiser Federal Financial Group, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment but would not have the limitations under the noted regulation. If adopted within

12 months following the completion of the conversion, the stock-based incentive plan will reserve a number of shares up to 3.7%of the shares of common stock sold in the offering, or up to 557,541 shares of common stock at the maximum of the offering range, for awards of restricted stock to key employees and directors, at no cost to the recipients, in order to ensure that the aggregate number of restricted shares of common stock subject to the new stock-based incentive plan and the 2004 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding (including shares issued in exchange for existing shares of K-Fed Bancorp common stock) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock awarded under the stock-based incentive plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 2.3% in their ownership interest in Kaiser Federal Financial Group, Inc. If adopted within 12 months following the completion of the conversion, the stock-based incentive plan will also reserve a number of shares up to 9.3% of the shares of common stock sold in the offering, or up to 1,393,854 shares of common stock at the maximum of the offering range, for grants of stock options to key employees and directors in order to ensure that the aggregate number of shares reserved does not exceed 10.0% of the shares outstanding (including shares issued in exchange for existing shares of K-Fed Bancorp common stock) following completion of the conversion as required by Office of Thrift Supervision regulations. If the shares of common stock issued upon the exercise of options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 5.6% in their ownership interest in Kaiser Federal Financial Group, Inc. Restricted stock awards and stock option grants made under this plan would be subject to vesting over a period of not less than five years. If the stock-based incentive plan is adopted more than one year after the completion of the conversion, awards of restricted stock or grants of stock options under the plan may exceed 3.7%and 9.3%, respectively, of the shares sold in the offering and have a shorter vesting period. We have not determined at this time whether we will adopt the stock-based incentive plan within 12 months after completion of the conversion or thereafter. For a description of our current stock benefit plans, see “Proposal 1-Election of Directors—Benefit Plans.”

          The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are expected under the new stock-based incentive plan as a result of the conversion. The table also shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(1)					Value of Grants (2)
				Dilution Resulting From Issuance of Shares for Stock Benefit Plans
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering			At Minimum of Offering Range	At Maximum of Offering Range

Employee stock ownership plan	663,000	897,000	6.0%	—%		$6,630,000	$8,970,000
Restricted stock awards	412,096	557,541	3.7	2.3	(3)	4,120,960	5,575,410
Stock options	1,030,240	1,393,854	9.3	5.6	(3)	2,606,507	3,526,451

Total	2,105,336	2,848,395	19.0%	7.7%		$13,357,467	$18,071,861

(1)

The stock-based incentive plan may award a greater number of options and shares, respectively, if the plan is adopted more than one year after the completion of the conversion, although such plan may remain subject to supervisory restrictions.

(2)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.53 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option life of 6.25 years; a dividend rate of 2.33%; a risk free interest rate of 4.67%; and a volatility rate of 23.35% based on an index of publicly traded thrift institutions. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

(3)	Calculated at the maximum of the offering range, and assumes such shares come from authorized but unissued shares.

Existing and New Stock Benefit Plans	Participants	Shares		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Existing employee stock ownership plan shares	Employees	767,495	(1)	$7,674,950		3.3%
New employee stock ownership plan shares	Employees	897,000		8,970,000		3.8

Total employee stock ownership plan shares	Employees	1,664,495		16,644,950		7.1

Existing shares of restricted stock	Directors, Officers and Employees	383,748	(2)	3,837,480	(3)	1.6
New shares of restricted stock	Directors, Officers and Employees	557,541		5,575,410		2.4

Total shares of restricted stock	Directors, Officers and Employees	941,289		9,412,890		4.0
Existing stock options	Directors, Officers and Employees	959,369	(4)	2,609,484	(5)	4.1
New stock options	Directors, Officers and Employees	1,393,854		3,526,451	(5)	5.9

Total stock options	Directors, Officers and Employees	2,353,223		6,135,935		10.0

Total of stock benefit plans		4,959,007		$32,193,775		21.1%

(1)

K-Fed Bancorp initially established an employee stock ownership plan, which purchased 454,940 shares of its common stock in its minority stock issuance. As of June 30, 2007, the employee stock ownership plan held 454,940 shares of which 147,856 have been allocated. These shares will be exchanged for 767,495 shares using the exchange ratio at the maximum of the offering range.

(2)

Represents 227,470 shares of restricted stock authorized for grant under the 2004 Recognition and Retention Plan, which will be exchanged for 383,748 shares using the exchange ratio at the maximum of the offering range. As of June 30, 2007, 164,540 shares of restricted stock were awarded. As of June 30, 2007, 56,880 shares or 25% of the shares awarded have vested and will be exchanged for 95,958 shares using the exchange ratio at the maximum of the offering range.

(3)

The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(4)

Represents 568,675 shares reserved for issuance under the 2004 Stock Option Plan, which will be exchanged for 959,369 shares using the exchange ratio at the maximum of the offering range. Options to purchase a total of 348,400 shares have been granted and are outstanding under the existing 2004 Stock Option Plan, which will be exchanged for options to purchase a total of 587,760 shares using the exchange ratio at the maximum of the offering range. A total of 11,720 options have been exercised. A total of 22% of the outstanding awards or 126,280 options have vested, which will be exchanged for 213,038 shares using the exchange ratio at the maximum of the offering range.

(5)

The weighted-average fair value of stock options granted under the 2004 Stock Option Plan has been estimated at $4.59 per option using the Black-Scholes option pricing model. The assumptions used for the options granted in 2004 were: exercise price, $15.18; a dividend yield range of 1.33% to 2.35%; expected life of five to seven years; an expected volatility range of 23.0% to 39.18%; and a risk-free interest rate range of 3.54% to 4.77%. The fair value of stock options granted under the 2004 Stock Option Plan has been adjusted to $2.72 per option to reflect the additional shares issued at the maximum exchange ratio from the conversion and stock offering. The fair value of stock options to be granted under the new stock-based incentive plan has been estimated based on an index of publicly traded thrift institutions at $2.53 per option using the Black-Scholes option pricing model with the following assumptions; exercise price, $10.00; trading price on date of grant; dividend yield, 2.33%; expected life, 6.25 years; expected volatility, 23.35%; and risk-free interest rate, 4.67%.

          The value of the restricted shares awarded under the stock-based incentive plan will be based on the market value of Kaiser Federal Financial Group, Inc.’s common stock at the time the shares are awarded. The stock-based incentive plan is subject to stockholder approval, and cannot be implemented until at least six months after completion of the conversion and offering. The following table presents the total value of all shares that would be available for award and issuance under the new stock-based incentive plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	412,096 Shares Awarded at Minimum of Range	484,819 Shares Awarded at Midpoint of Range	557,541 Shares Awarded at Maximum of Range	641,173 Shares Awarded at Maximum of Range, As Adjusted

$8.00	$3,296,768	$3,878,552	$4,460,328	$5,129,384
10.00	4,120,960	4,848,190	5,575,410	6,411,730
12.00	4,945,152	5,817,828	6,690,492	7,694,076
14.00	5,769,344	6,787,466	7,805,574	8,976,422

          The grant-date fair value of the options granted under the new stock-based incentive plan will be based in part on the price of shares of common stock of Kaiser Federal Financial Group, Inc. at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the proposed stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share.

Exercise Price	Grant Date Fair Value Per Option	1,030,240 Options at Minimum of Range	1,212,047 Options at Midpoint of Range	1,393,854 Options at Maximum of Range	1,602,932 Options at Maximum of Range, As Adjusted

$8.00	$2.02	$2,081,084	$2,448,335	$2,815,585	$3,237,923
10.00	2.53	2,606,507	3,066,479	3,526,451	4,055,418
12.00	3.04	3,131,930	3,684,623	4,237,316	4,872,913
14.00	3.54	3,647,050	4,290,646	4,934,243	5,674,379

          The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade at or below $10.00 per share. Before you make an investment decision, we urge you to read this entire proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 30.

The Exchange of Existing Shares of K-Fed Bancorp Common Stock

          If you are a stockholder of K-Fed Bancorp as of the conclusion of the conversion, your shares will be canceled and exchanged for shares of common stock of Kaiser Federal Financial Group, Inc. The number of shares of common stock you receive will be based on an exchange ratio determined as of the conclusion of the conversion, which will depend upon our final appraised value. The number of shares you receive will not be based on the market price of our currently outstanding K-Fed Bancorp shares. Instead, the exchange ratio will ensure that existing public stockholders of K-Fed Bancorp will own the same percentage of Kaiser Federal Financial Group, Inc.’s common stock after the conversion and offering exclusive of their purchase of any additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The following table shows how the exchange ratio will adjust, based on the valuation of Kaiser Federal Financial Group, Inc. and the number of shares of common stock issued in the offering. The table also shows the number of whole shares of Kaiser Federal Financial Group, Inc. common stock a hypothetical owner of K-Fed Bancorp common stock would receive in exchange for 100 shares of K-Fed Bancorp common stock owned at the consummation of the conversion, depending on the number of shares of common stock sold in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of K- Fed Bancorp		Total Shares of Common Stock to be Outstanding after the Conversion and Offering	Exchange Ratio	Equivalent Per Share Current Market Price(1)	New Shares That Would be Received for 100 Existing Shares

	Amount	Percent	Amount	Percent

Minimum	11,050,000	63.5%	6,343,386	36.5%	17,393,386	1.2469	$12.47	124
Midpoint	13,000,000	63.5%	7,462,808	36.5%	20,462,808	1.4670	14.67	146
Maximum	14,950,000	63.5%	8,582,229	36.5%	23,532,229	1.6870	16.87	168
Maximum; as adjusted	17,192,500	63.5%	9,869,563	36.5%	27,062,063	1.9401	19.40	194

(1)

Represents the value of shares of Kaiser Federal Financial Group, Inc. common stock received in the conversion by a holder of one share of K-Fed Bancorp at the exchange ratio, assuming the market price of $10.00 per share.

          If you own shares of K-Fed Bancorp common stock through a brokerage account in “street name,” you do not need to take any action to exchange your shares of common stock. Your shares will be automatically exchanged. If you hold K-Fed Bancorp stock certificate(s), you will receive a transmittal form with instructions on how to surrender your stock certificate(s) after consummation of the conversion. New certificate(s) of Kaiser Federal Financial Group, Inc. common stock will be mailed to you within five business days after the exchange agent receives your properly executed transmittal form and your K-Fed Bancorp stock certificate(s). You should not submit a stock certificate for exchange until you receive a transmittal form.

          No fractional shares of Kaiser Federal Financial Group, Inc. common stock will be issued to any public stockholder of K-Fed Bancorp. For each fractional share that would otherwise be issued, Kaiser Federal Financial Group, Inc. will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share purchase price of the common stock in the offering.

          Outstanding options to purchase shares of K-Fed Bancorp common stock also will convert into and become options to purchase new shares of Kaiser Federal Financial Group, Inc. common stock. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2007, there were 348,400 outstanding options to purchase shares of K-Fed Bancorp common stock, 114,560 of which have vested. Such options will be converted into options to purchase 142,844 shares of common stock at the minimum of the offering range and 193,262 shares of common stock at the maximum of the offering range. Because Office of Thrift Supervision regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised for authorized, but unissued shares of common stock following the conversion, stockholders would experience dilution of approximately 5.6% at the minimum of the offering range and 5.6% at the maximum of the offering range.

Limits on How Much Common Stock You May Purchase

          The minimum number of shares of common stock that may be purchased in the offering is 25.

          If you are not currently a K-Fed Bancorp stockholder –

          No person exercising subscription rights through one or more similarly titled individual deposit accounts, and no group of persons exercising subscription rights through one deposit account may purchase more than five percent (5%) of the common stock sold in the offering. At the midpoint of the offering range this would be $6,500,000 or 650,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed five percent (5%) of the common stock sold in the offering:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you are a trustee, have a controlling beneficial interest or hold a senior position; or

•	other persons who may be your associates or persons acting in concert with you.

          Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of five percent (5%) of the common stock sold in the offering in all categories of the offering combined.

          See the detailed description of purchase limitations and definitions of “acting in concert” and “associate” in “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Limitations on Common Stock Purchases.”

          If you are currently a K-Fed Bancorp stockholder –

          In addition to the above purchase limitations, there is an ownership limitation for stockholders other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of K-Fed Bancorp common stock, may not exceed five percent (5%) of the total shares of common stock to be issued and outstanding after the completion of the conversion.

          Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase and ownership limitations at any time.

How You May Purchase Shares of Common Stock

          In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Kaiser Federal Financial Group, Inc.; or

(ii)	authorizing us to withdraw funds from the types of Kaiser Federal Bank deposit accounts designated on the stock order form.

          Kaiser Federal Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use Kaiser Federal Bank line of credit check or any type of third party check or wire transfer to pay for shares of common stock. Please do not submit cash.

          You may purchase shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment payable to Kaiser Federal Financial Group, Inc. or authorization to withdraw funds from one or more of your Kaiser Federal Bank deposit accounts, provided that we receive the stock order form before 12:00 Noon, Pacific Time, on [Expiration Date], which is the end of the offering period. Checks and money orders will be immediately deposited in a segregated account with Kaiser Federal Bank or another insured depository institution upon receipt. We will pay interest calculated at Kaiser Federal Bank’s passbook savings rate from the date funds are received until completion or termination of the conversion. On your stock order form, you may not authorize direct withdrawal from a Kaiser Federal Bank individual retirement account. If you wish to use funds in an individual retirement account to purchase shares of our common stock, please see “—Using Individual Retirement Account Funds to Purchase Shares” below. You may not designate a withdrawal from Kaiser Federal Bank accounts with check-writing privileges. Please provide a check instead.

          Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. If a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook savings rate subsequent to the withdrawal. All funds authorized for withdrawal from deposit accounts at Kaiser Federal Bank must be available in the accounts at the time the stock order is received. However, funds will not be withdrawn from an account until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you.

          We are not required to accept copies or facsimiles of stock order forms. By signing the stock order form, you are acknowledging both receipt of this proxy statement/prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Kaiser Federal Bank, Kaiser Federal Financial Group, Inc. or the federal government.

Using Individual Retirement Account Funds to Purchase Shares

          You may be able to subscribe for shares of common stock using funds in your individual retirement account. However, shares of common stock must be held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, Kaiser Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our common stock. If you wish to use some or all of the funds in your Kaiser Federal Bank individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Expiration Date] offering deadline, for assistance with purchases using your individual retirement account or other retirement account that you may have at Kaiser Federal Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Delivery of Stock Certificates

          Certificates representing shares of common stock sold in the offering will be mailed by regular mail to the persons entitled thereto at the certificate registration address noted on the stock order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

You May Not Sell or Transfer Your Subscription Rights

          Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, in the event of an oversubscription.

Deadline for Orders of Common Stock

          If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) by the Stock Information Center located in our main office at 1359 North Grand Avenue, Covina, California 91724 no later than 12:00 Noon, Pacific Time, on [Expiration Date].

          Once submitted, your order is irrevocable unless the offering is terminated or extended or the number of shares to be issued increases to more than 17,192,500 shares or decreases to less than 11,050,000 shares. We may extend the [Expiration Date] expiration date, without notice to you, until [Extension Date #1]. If the offering is extended beyond [Extension Date #1], or if the offering range is increased or decreased, we will be required to resolicit purchasers before proceeding with the offering. In either of these cases, purchasers will have the right to maintain, change or cancel their orders. If we do not receive a written response from a purchaser to any resolicitation, the purchaser’s order will be cancelled and all funds received will be returned promptly with interest, and deposit account withdrawal authorizations will be cancelled. No extension may last longer than 90 days. All extensions, in the aggregate, may not last beyond [Extension Date #2].

          Although we will make reasonable attempts to provide this proxy statement/prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 Noon, Pacific Time, on [Expiration Date], whether or not we have been able to locate each person entitled to subscription rights.

          TO ENSURE THAT EACH PERSON RECEIVES A PROXY STATEMENT/PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF THE OFFERING IN ACCORDANCE WITH FEDERAL LAW, NO PROXY STATEMENT/PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS PRIOR TO THE OFFERING EXPIRATION DATE OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO THE OFFERING EXPIRATION DATE.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

          If we do not receive orders for at least 11,050,000 shares of common stock in the subscription, community and/or syndicated community offering, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond the [Extension Date #1] expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Alternatively, we may terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

Purchases by Officers and Directors

          We expect our directors and executive officers, together with their associates, to purchase 46,600 shares of common stock in the offering. The purchase price paid by them will be the same $10.00per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to own

861,407 shares of common stock, or 3. 6 % of our total outstanding shares of common stock at the maximum of the offering range, including shares they receive in exchange for shares they currently own in K-Fed Bancorp.

Market for Common Stock

          Publicly held shares of K-Fed Bancorp’s common stock trade on the Nasdaq Global Market under the symbol “KFED.” Upon completion of the conversion, the shares of common stock of Kaiser Federal Financial Group, Inc. will replace K-Fed Bancorp’s existing shares. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “KFFG.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. K-Fed Bancorp currently has 23 registered market makers. There can be no assurance that persons purchasing shares of common stock in the offering will be able to sell their shares at or above the $10.00 price per share.

Our Dividend Policy

          As of June 30, 2007, K-Fed Bancorp currently paid a quarterly cash dividend of $0.10 per share, which equals $0.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.32, $0.27, $0.24 and $0.21 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 3.2%, 2.7%, 2.4% and 2.1%, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay after the conversion will preserve the dividend amount that K-Fed Bancorp stockholders currently receive, as adjusted to reflect the exchange ratio. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future.

          See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Market For The Common Stock” for information regarding our historical dividend payments.

Tax Consequences

          As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, Kaiser Federal Financial Group, Inc., persons eligible to subscribe in the subscription offering, or existing stockholders of K-Fed Bancorp. Existing stockholders of K-Fed Bancorp who receive cash in lieu of fractional share interests in shares of Kaiser Federal Financial Group, Inc. common stock will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions to Completion of the Conversion

          We cannot complete the conversion and offering unless:

•

The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of K-Fed Mutual Holding Company (depositors of Kaiser Federal Bank as of October 31 , 2007);

•

The plan of conversion and reorganization is approved by a vote of at least two-thirds of the outstanding shares of common stock of K-Fed Bancorp, including shares held by K-Fed Mutual Holding Company (because K-Fed Mutual Holding Company owns more than 50% of the outstanding shares of K-Fed Bancorp common stock, we expect that K-Fed Mutual Holding Company will control the outcome of this vote);

•

The plan of conversion and reorganization is approved by vote of at least a majority of the outstanding shares of common stock of K-Fed Bancorp, excluding those shares held by K-Fed Mutual Holding Company;

•	We sell at least the minimum number of shares of common stock offered; and

•

We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering, however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

          K-Fed Mutual Holding Company intends to vote its ownership interest in favor of the plan of conversion and reorganization. At October 26 , 2007, K-Fed Mutual Holding Company owned 63.5% of the outstanding shares of common stock of K-Fed Bancorp. The directors and executive officers of K-Fed Bancorp and their affiliates beneficially owned 482,994 shares of K-Fed Bancorp, or 3. 4 % of the outstanding shares of common stock as of October 26 , 2007. They have indicated their intention to vote those shares in favor of the plan of conversion and reorganization.

Decrease in Stockholders’ Rights for Existing Stockholders of K-Fed Bancorp

          As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. Some rights of stockholders of Kaiser Federal Financial Group, Inc. will be reduced compared to the rights stockholders currently have in K-Fed Bancorp. The reduction in stockholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in stockholder rights under the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. are not mandated by Maryland law but have been chosen by management as being in the best interests of Kaiser Federal Financial Group, Inc. and all of its stockholders. The differences in stockholder rights in the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. include the following: (i) approval by at least 80% of outstanding shares required to remove a director for cause; (ii) greater lead time required for stockholders to submit proposals for new business or nominate directors; (iii) approval by at least 80% of outstanding shares required to amend the articles of incorporation and bylaws; (iv) a residency requirement for directors; and (v) approval by at least 80% of outstanding shares required to approve business combinations involving an interested stockholder. See “Comparison of Stockholders’ Rights For Existing Stockholders of K-Fed Bancorp” for a discussion of these differences.

Important Risks in Owning Kaiser Federal Financial Group, Inc.’s Common Stock

          Before you decide to purchase stock, you should read the “Risk Factors” section on pages __ to __ of this proxy statement/prospectus.

RISK FACTORS

          You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

The Current Interest Rate Environment Has Had And Can Have An Adverse Effect On Our Net Interest Income.

          Net income is the amount by which net interest income and non-interest income exceeds non-interest expenses and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

          A substantial percentage of our interest-earning assets, such as residential mortgage loans, have longer maturities than our interest-bearing liabilities, which consist primarily of deposits and borrowings. As a result, our net interest income is adversely affected if the average cost of our interest-bearing liabilities increases more rapidly than the average yield on our interest-earning assets.

          Long-term interest rates are generally higher than short-term interest rates. In the past few years, however, the difference between long-term rates and short-term rates has narrowed from historical levels, placing pressure on our net interest income. Our average net interest rate spread (the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities) decreased to 1.87% for the year ended June 30, 2007 from 2.17% and 2.48% for the years ended June 30, 2006 and 2005, respectively, and our net interest margin (net interest income as a percent of average interest-earning assets) decreased to 2.43% for the year ended June 30, 2007 from 2.66% and 2.93% for the years ended June 30, 2006 and 2005, respectively. We expect that our net interest rate spread and net interest margin will continue to be compressed in the current interest rate environment, which will have a negative effect on our profitability. See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

We Purchase A Large Percentage Of Our Real Estate Mortgage Loans From Third Parties And Our Net Income Would Be Negatively Affected If We Are Unable To Continue To Purchase These Loans.

          We have purchased without recourse a substantial number of our one- to four-family real estate mortgage loans from large third party originators since 2001. As of June 30, 2007, $391.9 million or 83.5% of our $469.5 million one- to four-family real estate mortgage loan portfolio consisted of purchased loans. As of the same date, $313.4 million of these purchased loans were non-conforming to secondary mortgage standards due to the principal amount of each loan and therefore are not saleable to Freddie Mac or Fannie Mae. In addition, $22.4 million of these purchased principal amount of each loan were to borrowers with a credit score less than or equal to 660 which may be an indication of a creditimpaired borrower. This pool of purchased loans also included $117.2 million in loans underwritten on the stated income of the borrower, the reasonableness of which was verified through sources other than the borrower.

          We purchase these loans, with servicing retained by the seller, in order to increase our net interest income. By emphasizing loan purchases, we avoid the costs of additional origination staff and infrastructure and believe we increase the overall profitability from these loans. We review each loan to ensure that it meets our own underwriting standards before making any commitment to purchase the loan. Should we be unable to purchase loans from these third party originators in the future due to pricing considerations, loan quality or acceptable sellers, among other factors, our ability to originate residential mortgage loans may be disrupted unless we are able to find suitable replacements or have the capability to produce a greater volume of mortgage originations through our lending staff. A disruption to our residential mortgage lending program may negatively impact our net income.

           All of our real estate loans, including our purchased loans, are secured by properties located in the State of California. As a result our one- to four-family real estate mortgage loan portfolio, including purchased loans, are subject to market risks in California. The sale of new and existing one- to four-family homes in Southern California is at a 15 year low. In addition, default rates statewide in California on one- to four-family loans in the second quarter of 2007 were also at the highest levels in a decade. A decline in home sales reduces lending opportunities and may negatively affect our income since a substantial portion of our loan portfolio consists of one- to four-family residential loans.

Our Loan Portfolio Possesses Increased Risk Due To Our Level Of Multi-Family Real Estate, Commercial Real Estate And Consumer Loans Which Could Increase Our Level Of Provision For Loan Losses.

          Our outstanding multi-family real estate, commercial real estate and consumer loans accounted for approximately 33.1% of our total loan portfolio as of June 30, 2007. Generally, management considers these types of loans to involve a higher degree of risk compared to permanent first mortgage loans on one- to four-family, owner occupied residential properties. These loans have higher risks than permanent loans secured by residential real estate for the following reasons:

•

Multi-Family Real Estate Loans. These loans are underwritten on the income producing potential of the property, financial strength of the borrower and any guarantors. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•

Commercial Real Estate Loans. These loans are underwritten on the income producing potential of the property or the successful operation of the borrower’s business, financial strength of the borrower and any guarantors which can be significantly affected by conditions in the real estate markets or in the economy. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•

Consumer Loans. Consumer loans (such as automobile loans) are collateralized, if at all, by assets that may not provide adequate source of repayment of the loan due to depreciation, damage or loss. As a result, consumer loan collections are dependant on the borrower’s continuing financial stability and thus, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

          Management plans to increase emphasis on higher yielding products such as multi-family and commercial real estate loans, while maintaining a moderate growth of one- to four-family residential real estate loans. Many of our commercial and multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. Further, commercial and multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial and multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. As a result of the above factors, management may determine it necessary to increase the level of provision for loan losses. Increased provisions for loan losses could negatively affect our results of operation.

Future Changes in Interest Rates Could Reduce Our Net Income.

          To be profitable, we must earn more money in interest received on loans and investments than what we pay in interest to depositors and lenders. The Federal Reserve Board increased the targeted Federal Funds Rate four times during calendar year 2006, from 4.25% to 5.25%, with all increases occurring during the first six months of 2006. On September 18, 2007 and October 31, 2007 , the Federal Reserve Board decreased its target for the Federal Funds Rate from 5.25% to 4.75% and from 4.75% to 4.50%, respectively . The targeted Federal Funds Rate has a direct correlation to general rates of interest, including our interest-bearing deposits. Kaiser Federal Bank’s mix of asset and liabilities are considered to be sensitive to interest rate changes. Accordingly, if short-term interest rates continue to rise, net interest income could be reduced because interest paid on interest-bearing liabilities, including deposits and borrowings, increases more quickly than interest received on interest-earning assets, including loans and mortgage-backed and related securities. In addition, rising interest rates may negatively affect income because higher rates may reduce the demand for loans and the value of mortgage-related and investment securities.

          In a declining rate environment, we may be susceptible to the prepayment or refinancing of high rate loans, which could reduce net interest income. Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

          We principally manage interest rate risk by managing our volume and mix of our interest earning assets and funding our interest bearing liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Management of Market Risk.”

Our Loan Portfolio Possesses Increased Risk Due To Its Rapid Expansion, Unseasoned Nature And Amount Of Nonconforming Loans.

          From June 30, 2003 to June 30, 2007, our loan portfolio increased by $309.5 million or 79.4%. As a result of this rapid expansion, a significant portion of our portfolio is unseasoned and may not have had sufficient time to perform to properly indicate the potential performance. Our unseasoned adjustable rate loans have not, therefore, been subject to an interest rate environment that causes them to adjust to the maximum level and may involve risks resulting from potentially increasing payment obligations by the borrower as a result of the repricing. A significant portion of our one- to four-family residential loans are non-conforming to secondary market requirements, due mainly to the large loan size, loan terms or the credit score of the borrower and, therefore, are not saleable to Freddie Mac or Fannie Mae. At June 30, 2007, 40.9% of our one- to four-family loans consisted of loans that were considered nonconforming due to loan size. In addition, $32.9 million of our one- to four-family residential loans were to borrowers with a credit score less than or equal to 660 which may be an indication of a credit-impaired borrower.

          As of June 30, 2007, we held in our portfolio $100.4 million in one-to four-family interest-only mortgage loans. This amount represents 14.3% of our gross loan portfolio, with $55.2 million of that amount comprised of adjustable rate loans. The interest rate on these loans are initially fixed for three, five or seven year terms and then adjust in accordance with the terms of the loan to require payment of both principal and interest in order to amortize the loan for the remainder of the term. In 2005, we began underwriting interest-only loans based on the fully amortized payment and for an adjustable rate loan by qualifying the borrower based upon the rate that would apply upon the first interest rate adjustment rather than upon origination. We have also purchased loans to borrowers who provide limited or no documentation of assets or income, known as stated income loans. At June 30, 2007, we had $118.8 million of stated income loans consisting of $79.4 million in fixed rate stated income loans and $39.4 million in adjustable rate stated income loans. Included in our stated income loans at June 30, 2007 were $42.4 million of interest only loans.

          These types of one- to four-family residential loans are generally considered to have an increased risk of delinquency and foreclosure than conforming loans and may result in higher levels of provisions for loan losses. For example, if the interest rate adjustment results in the borrower being unable to make higher payments of both interest and principal or to refinance the loan, we would be required to initiate collection efforts including foreclosure in order to protect our investment. Although we have not experienced such increased delinquencies or foreclosures in the current interest rate environment, there can be no assurance that our residential loan portfolio would not be adversely affected in the event of a downturn in regional or national economic conditions. In addition, there can be no assurance, that we will recover funds in an amount equal to any remaining loan balance. Consequently, we could sustain loan losses and potentially incur a higher provision for loan loss expense.

If The Allowance For Loan Losses Is Not Sufficient To Cover Actual Losses, Net Income May Be Negatively Affected.

          Credit risk is inherent in the lending business, and failure to adequately assess such credit risk could have a material adverse affect on our financial condition and results of operations. Management makes various assumptions and judgments about the collectibility of the loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. In determining the amount of the allowance for loans losses, management reviews the loan portfolio and Kaiser Federal Bank’s historical loss and delinquency experience, as well as overall economic conditions. If management’s assumptions are incorrect, the allowance for loan losses may be insufficient to cover probable losses in the loan portfolio, resulting in additions to the allowance. The allowance for loan losses is also periodically reviewed by the Office of Thrift Supervision, who may disagree with the allowance and require us to increase or decrease such amount. Additions to the allowance for loans losses would be made through increased provisions for loan losses and would negatively affect our results of operations. At June 30, 2007, our allowance for loan losses was $2.8 million, or 0.40% of total loans and 245.84% of non-performing loans.

We Depend On Our Management Team To Implement Our Business Strategy And Execute Successful Operations And We Could Be Harmed By The Loss Of Their Services.

          We are dependent upon the services of our senior management team. Our strategy and operations are directed by the senior management team. Upon completion of the conversion and offering, our president and chief executive officer and our three other executive officers will enter into employment agreements with Kaiser Federal Bank. Any loss of the services of the president and chief executive officer or other members of the management team could impact our ability to implement our business strategy, and have a material adverse effect on our results of operations and our ability to compete in our markets.

See “Management– Benefits to be Considered Following Completion of the Conversion—Employment Agreements.”

Strong Competition In Our Primary Market Area May Reduce Our Ability To Attract And Retain Deposits And Also May Increase Our Cost of Funds.

          We operate in a very competitive market for the attraction of deposits, the primary source of our funding. Historically, our most direct competition for deposits has come from credit unions, community banks, large commercial banks and thrift institutions within our primary market areas. In recent years competition has also come from institutions that largely deliver their services over the internet. Such competitors have the competitive advantage of lower infrastructure costs. Particularly in times of extremely low or extremely high interest rates, we have faced significant competition for investors’ funds from short-term money market securities and other corporate and government securities. During periods of regularly increasing interest rates, competition for interest bearing deposits increases as customers, particularly certificate of deposit customers, tend to move their accounts between competing businesses to obtain the highest rates in the market. As a result, Kaiser Federal Bank incurs a higher cost of funds in an effort to attract and retain customer deposits. We strive to grow our lower cost deposits, such as non-interest bearing checking accounts, in order to reduce our cost of funds.

Strong Competition In Our Primary Market Area May Reduce Our Ability To Obtain Loans And Also Decrease Our Yield On Loans.

          We are located in a competitive market that affects our ability to obtain loans through origination or purchase as well as originating them at rates that provide an attractive yield. Competition for loans comes principally from mortgage bankers, commercial banks, other thrift institutions, nationally based homebuilders and credit unions. Internet based lenders have also become a greater competitive factor in recent years. Such competition for the origination and purchase of loans may limit future growth and earnings prospects.

If Economic Conditions Deteriorate In Our Primary Market Of Southern California, Our Results Of Operations And Financial Condition Could Be Adversely Impacted As Borrowers’ Ability To Repay Loans Declines And The Value Of The Collateral Securing Loans Decreases.

          Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal and California state governments and other significant external events. As of June 30, 2007, 66.9% or $469.5 million of our loan portfolio consisted of loans secured by one- to four-family residences. All our loans are secured by real estate located in California. Decreases in California real estate values could adversely affect the value of property used as collateral. In the event that we are required to foreclose on a property securing a mortgage loan or pursue other remedies in order to protect our investment, there can be no assurance that we will recover funds in an amount equal to any remaining loan balance as a result of prevailing general economic or local conditions, real estate values and other factors associated with the ownership of real property. As a result, the market value of the real estate or other collateral underlying the loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans. Consequently, we would sustain loan losses and potentially incur a higher provision for loan loss expense. Adverse changes in the economy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on earnings.

We Operate In A Highly Regulated Environment And May Be Adversely Affected By Changes In Laws And Regulations.

          Kaiser Federal Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, its chartering authority, and by the Federal Deposit Insurance Corporation, which insures Kaiser Federal Bank’s deposits. As a thrift holding company, we are subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which financial institutions and their holding companies may engage and are intended primarily for the protection of the federal deposit insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operations of financial institutions, the classification of assets by financial institutions and the adequacy of financial institutions’ allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Kaiser Federal Bank and K-Fed Bancorp or its successor.

          Kaiser Federal Bank’s operations are also subject to extensive regulation by other federal, state and local governmental authorities, and are subject to various laws and judicial and administrative decisions that impose requirements and restrictions on operations. These laws, rules and regulations are frequently changed by legislative and regulatory authorities. There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect the business, financial condition or prospects. See “Supervision and Regulation.”

Risks Related to the Conversion, Offering and Share Exchange

The Market Value Of Kaiser Federal Financial Group, Inc. Common Stock Received In The Share Exchange May Be Less Than The Market Value Of K-Fed Bancorp Common Stock Exchanged.

          The number of shares of Kaiser Federal Financial Group, Inc. common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of K-Fed Bancorp common stock held by the public prior to the conversion and offering, the final independent appraisal of Kaiser Federal Financial Group, Inc. common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public stockholders of K-Fed Bancorp common stock will own approximately the same percentage of Kaiser Federal Financial Group, Inc. common stock after the conversion and offering as they owned of K-Fed Bancorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of K-Fed Bancorp common stock.

          The exchange ratio ranges from a minimum of 1.2469 to a maximum of 1.6870 shares of Kaiser Federal Financial Group, Inc. common stock per share of K-Fed Bancorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.9401shares of Kaiser Federal Financial Group, Inc. common stock per share of K-Fed Bancorp common stock. Shares of Kaiser Federal Financial Group, Inc. common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of K-Fed Bancorp common stock at the time of the exchange, the initial market value of the Kaiser Federal Financial Group, Inc. common stock that you receive in the share exchange could be less than the market value of the K-Fed Bancorp common stock that you currently own. If the conversion is completed at the midpoint of the offering range, each share of K-Fed Bancorp would be converted into 1.4670 shares of Kaiser Federal

Financial Group, Inc. common stock with an initial value of $14.67 based on the $10.00 purchase price of stock in the offering. This compares to the closing sale price of $_____ per share price for the K-Fed Bancorp common stock on __________, 2007, as reported on the Nasdaq Global Market. The decline in the initial value of the Kaiser Federal Financial Group, Inc. common stock received in exchange for K-Fed Bancorp common stock could be even greater if the market price for K-Fed Bancorp common stock increases prior to the completion of the conversion. See “Proposal 3- Approval of The Plan of Conversion and Reorganization – Share Exchange Ratio for Current Stockholders.”

The Future Price Of The Shares Of Common Stock May Be Less Than The $10.00 Purchase Price Per Share In The Offering.

          We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Kaiser Federal Financial Group, Inc. and the outlook for the financial institutions industry in general.

Our Failure To Effectively Utilize The Net Proceeds Of The Offering Could Reduce Our Return On Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.

          Kaiser Federal Financial Group, Inc. intends to contribute between $53.1 million and $71.6 million of the net proceeds of the offering (or $82.2 million at the adjusted maximum of the offering range) to Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends or for other general corporate purposes. Kaiser Federal Financial Group, Inc. also expects to use a portion of the net proceeds it retains to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. Kaiser Federal Bank may use the net proceeds it receives to fund new loans, purchase investment securities, acquire financial institutions or financial services companies, build new branches or acquire branches or for other general corporate purposes. With the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. We have not established a timetable for the effective deployment of the net proceeds, and we cannot predict how long we will require to effectively deploy the net proceeds.

          Additionally, net income divided by average stockholders’ equity, known as “return on equity,” and net income divided by average total assets, known as “return on assets” are ratios many investors use to compare the performance of a financial institution to its peers. Our return on equity ratio for the years ended June 30, 2007 and June 30, 2006 was 5.09% and 5.33%, respectively, compared to an average of 5.48% for all publicly traded savings institutions as of August 3, 2007. Our return on assets ratio for the years ended June 30, 2007 and June 30, 2006 was 0.61% and 0.68%, respectively, compared to an average of 0.56% for all publicly traded savings institutions as of August 3, 2007. Our return on equity has decreased from 6.05% for the fiscal year ended June 30, 2004 to 5.09% for the year ended June 30, 2006.

Our return on assets, however, has increased from 0.58% for the year ended June 30, 2004 to 0.61% for the year ended June 30, 2007. Until we can increase our net interest income and non-interest income and effectively deploy the additional capital raised in the offering, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

The Ownership Interest Of Management And Employees Could Enable Insiders To Prevent A Merger That May Provide Stockholders A Premium For Their Shares.

          The shares of common stock that our directors and officers intend to purchase in the offering, when combined with the shares that they will receive in the exchange for their existing shares of K-Fed Bancorp common stock is expected to result in management and the board controlling approximately 3. 6 % of our outstanding shares of common stock at the maximum of the offering range. As of October 26 , 2007, directors and officers owned 3. 4 % of the outstanding shares of K-Fed Bancorp common stock. These shares, when combined with the 6.0% of the shares in the offering expected to be purchased by our employee stock ownership plan, will result in management and employees controlling a large percentage of our common stock. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage a potential sale of Kaiser Federal Financial Group, Inc. that our stockholders may desire. In addition, the total voting power of management and employees could, in the future, exceed 15. 7 % of our outstanding shares of common stock if a stock-based incentive plan is adopted in the future. Such voting power could enable management and employees as a group to possibly defeat a stockholder matter that requires an 80% vote, including removal of directors, and certain amendments to our articles of incorporation and bylaws.

There May Be a Limited Market For Our Common Stock, Which May Lower Our Stock Price And Make It More Difficult For Investors To Sell Their Shares Of Our Common Stock.

          We currently trade on the Nasdaq Global Market and plan to continue to do so following the conversion. However, we cannot guarantee that the shares of common stock will be regularly traded. Even if a liquid market develops for our common stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Kaiser Federal Financial Group, Inc. nor the market makers in the common stock can control. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

          Additionally, the aggregate purchase price of common stock sold in the offering is based on an independent appraisal. After our shares begin trading, the marketplace will determine the price per share, which may be influenced by various factors, such as prevailing interest rates, investor perceptions of Kaiser Federal Financial Group, Inc., economic conditions and the outlook for financial institutions. Price fluctuations may be unrelated to the operating performance of particular companies. In several cases, due to market volatility, shares of common stock of newly converted savings institutions traded below the price at which the shares were sold in the companies’ initial public offerings. We cannot assure you that, after the conversion, the trading price of our common stock will be at or above $10.00.

The Implementation Of The Stock-Based Incentive Plan May Dilute Your Ownership Interest.

          We intend to adopt a new stock-based incentive plan following the conversion and offering, subject to receipt of stockholder approval. This stock-based incentive plan may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock of Kaiser Federal Financial Group, Inc. While our intention is to fund this plan through open market purchases, stockholders would experience a reduction in ownership interest totaling 7.7% at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options or shares of restricted common stock under the plan in an amount equal to up to 3.7% and 9.3%, respectively, of the shares sold in the offering. In the event we adopt the plan within one year following the conversion, shares of restricted stock to be issued and options to be granted under the stock-based incentive plan will be limited in order to ensure that the aggregate number of shares of restricted common stock and option awards subject to the new stock-based incentive plan and the 2004 Recognition and Retention Plan and the 2004 Stock Option Plan do not exceed 4.0% and 10.0%, respectively, of the total shares outstanding (including shares issued by Kaiser Federal Financial Group, Inc. in exchange for existing shares of K-Fed Bancorp) following completion of the conversion and the offering. In the event the stock-based incentive plan is adopted after one year and newly issued shares are used to fund stock options or shares of restricted stock, such dilution would be increased in the event the shares granted under the plan are greater since the noted aggregate restrictions would not apply.

Additional Expenses Following The Conversion From The Compensation And Benefit Expenses Associated With The Implementation Of The New Stock-Based Incentive Plan Will Adversely Affect Our Profitability.

          We intend to adopt a new stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) or options to purchase shares of our common stock. If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the conversion and offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the conversion and offering. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the conversion and offering, our costs would increase further since the amount of such shares in the plan could exceed Office of Thrift Supervision limitations and any dilution to stockholders (if authorized, but unissued shares are used) would also increase.

          Following the conversion and offering, our non-interest expenses are likely to increase as we will recognize additional annual employee compensation and benefit expenses stemming from the shares granted to employees and executives under our stock-based incentive plan. We cannot predict the actual amount of these new stock-related compensation and benefit expenses because applicable accounting practices require that expenses be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. In addition, we would recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts (i.e., as the loan used to acquire these shares is repaid) and would recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The additional expense in the first year following the conversion and offering has been estimated to be approximately $448,500 ($264,000 after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefit Plans.”

Various Factors May Make Takeover Attempts More Difficult To Achieve.

          Our Board of Directors has no current intention to sell control of Kaiser Federal Financial Group, Inc. Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Kaiser Federal Financial Group, Inc. without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution or its holding company without the prior approval of the Office of Thrift Supervision.

•

Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. and Maryland law may make it more difficult and expensive to pursue a takeover attempt which management opposes, even if the takeover is favored by a majority of our stockholders. These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation provide that certain mergers or acquisitions must be approved by stockholders owning at least 80% of our shares of common stock, unless the transaction has been approved by a majority of the disinterested directors or certain fair price and procedure requirements have been satisfied. Additional provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

•

Issuance of stock options and restricted stock. We also intend to issue stock options and shares of restricted stock to key employees and directors that will require payments to them in connection with a change in control of Kaiser Federal Financial Group, Inc. These payments may have the effect of increasing the costs of acquiring Kaiser Federal Financial Group, Inc., thereby discouraging future takeover attempts.

The Rights Of Existing Stockholders Of K-Fed Bancorp Will Be Reduced Under Kaiser Federal Financial Group, Inc.’s Articles Of Incorporation And Bylaws.

          As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. Some rights of stockholders of Kaiser Federal Financial Group, Inc. will be reduced compared to the rights stockholders currently have in K-Fed Bancorp. Many of the differences in stockholder rights under our articles of incorporation and bylaws, while not mandated by Maryland law, are permitted and have been chosen by management as being in the best interests of Kaiser Federal Financial Group, Inc. and all of our stockholders.

          For example, current stockholders must submit nominations for election of directors at an annual meeting of stockholders and any new business to be taken up at such a meeting by filing the proposal in writing with K-Fed Bancorp at least five days before the date of any such meeting. However, Kaiser Federal Financial Group, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Kaiser Federal Financial Group, Inc. at least 90 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders. Similarly, under the current federal charter, special meetings of stockholders may be called by the holders of not less than one-tenth of the outstanding capital stock entitled to vote at the meeting. However, Kaiser Federal Financial Group, Inc.’s bylaws provide that special meetings of the stockholders may be called by the president or, by a majority of the whole board on the written request of stockholders entitled to cast at least a majority of all votes. See “Comparison of Stockholders’ Rights for Existing Stockholders of K-Fed Bancorp” for a discussion of these differences.

PROPOSAL 1 — ELECTION OF DIRECTORS

          Our board of directors consists of six members. Our bylaws provide that approximately one-third of the directors are to be elected annually. Directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Two directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The governance/nominating committee has nominated James L. Breeden and Laura Weisshar to serve as directors for three-year terms. Both of the nominees are currently members of the board of directors.

          The following table provides the positions, ages and terms of office as applicable to our directors and executive officers along with the beneficial ownership of our common stock held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of October 26 , 2007. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age(2)	Positions Held with K-Fed Bancorp	Director Since (3)	Current Term to Expire	Shares of Common Stock Beneficially Owned (4)(5)		Percent of Class

DIRECTORS

James L. Breeden	64	Chairman of the Board	1987	2007	61,237	(6)	*
Laura Weisshar	56	Director	2007	2007	7,000	(7)	*
Kay M. Hoveland	60	Director, President and Chief Executive Officer	2000	2008	171,154	(8)	*
Rita H. Zwern	59	Director and Secretary	1987	2008	30,600	(9)	*
Gerald A. Murbach	59	Director	2000	2009	45,600	(10)	*
Robert C. Steinbach	54	Director	2000	2009	49,000	(11)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Dustin Luton	37	Chief Financial Officer	N/A	N/A	28,227	(12)	*
Nancy J. Huber**	44	Chief Credit Officer	N/A	N/A	47,165	(13)	*
Jeanne R. Thompson**	60	Chief Operating Officer	N/A	N/A	43,011	(14)	*

All directors and executive officers as a group (9 persons)					482,994	3.4%

K-Fed Mutual Holding Company 1359 North Grand Avenue Covina, California 91724					8,861,750	63.5%

Hovde Capital Advisors LLC 1826 Jefferson Place, N.W. Washington, D.C. 20036(15)					910,611	6.5%

K-Fed Mutual Holding Company, and all directors and executive officers as a group					9,344,744	66.3%

(Footnotes begin on next page)

*	Less than 1%.
**	Ms. Huber and Ms. Thompson are officers of Kaiser Federal Bank only.
(1)	The mailing address for each person listed is 1359 North Grand Avenue, Covina, California 91724.
(2)	As of October 26, 2007.
(3)

Reflects initial appointment to the Board of Directors of Kaiser Permanente Federal Credit Union, the predecessor to Kaiser Federal Bank, with the exception of Directors Steinbach, Murbach and Hoveland. Each director of K-Fed Bancorp is also a director of Kaiser Federal Bank and K-Fed Mutual Holding Company, which owns the majority of the issued and outstanding shares of common stock of K-Fed Bancorp.

(4)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the dates as of which beneficial ownership is being determining. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(5)

Includes 4,320 unvested shares of restricted stock for each of directors Murbach, Steinbach and Zwern, 6,780 unvested shares of restricted stock for Chairman Breeden, and 24,000, 20,000, 6,000 and 6,000 unvested shares of restricted stock for Ms. Hoveland, Mr. Luton, Ms. Huber and Ms. Thompson, respectively, granted under the K-Fed Bancorp 2004 Recognition and Retention Plan. Includes 10,610, 0, 8,965 and 8,362 shares of common stock allocated to the accounts of Ms. Hoveland, Mr. Luton, Ms. Huber and Ms. Thompson, respectively, under the K-Fed Bancorp employee stock ownership plan.

(6)

Includes 2,637 shares of common stock held by Mr. Breeden’s spouse and 15,500 shares of common stock held in an IRA for Mr. Breeden. Includes 16,800 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007.

(7)	Includes 7,000 shares of common stock held in a living trust.
(8)

Includes 56,000 shares of common stock held in a trust for Ms. Hoveland, 1,100 shares of common stock held in a Keogh plan for Ms. Hoveland’s spouse and 19,444 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 60,000 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007.

(9)	Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007. Ms. Zwern has pledged 10,000 shares of our common stock as security for a loan.
(10)	Includes 15,000 shares of common stock held by Mr. Murbach’s spouse. Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007.
(11)	Includes 15,000 shares of common stock held by Mr. Steinbach’s spouse. Includes 8,400 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007.
(12)	Includes 227 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 8,000 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007.
(13)	Includes 13,200 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007. Ms. Huber has pledged 15,000 shares of our common stock as security for a loan.
(14)

Includes 1,172 shares of common stock held by Ms. Thompson’s spouse, 1,400 shares of common stock held in a trust for Ms. Thompson and 4,483 shares of common stock held in the Kaiser Federal Bank 401(k) Plan. Includes 13,200 shares that can be acquired pursuant to stock options within 60 days of October 26, 2007. Ms. Thompson has pledged 15,000 shares of our common stock as security for a loan.

(15)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, Hovde Capital Advisors LLC claims shared voting and dispositive ownership over all shares reported. Hovde Capital Advisors LLC is an investment manager whose managed accounts are the direct owners of the shares of common stock. This reported amount of shares of common stock does not reflect any changes in those shareholdings that may have occurred since the date of such filing.

          The Business Background of K-Fed Bancorp Directors. The business experience for the past five years of each of our continuing directors and nominee directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.

Directors

          The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.

          James L. Breeden. Mr. Breeden has served as chairman of the Board of Directors since November 2000. He is a retired hospital administrator for the Kaiser Foundation Hospitals where he worked for 27 years.

           Laura Weisshar. Ms. Weisshar was appointed to the Board of Directors on October 31, 2007. She has been employed by the Kaiser Foundation Health Plan since 1992, serving in a number of management positions until her appointment in 2002 as the Vice President and Controller of the Kaiser Permanente Southern California Region. Ms. Weisshar is licensed as a certified public accountant in the State of California.

          Kay M. Hoveland. Ms. Hoveland has served as president and chief executive officer of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union, since 1987. Ms. Hoveland has served as president and chief executive officer of K-Fed Bancorp since its formation in July 2003.

          Rita H. Zwern. Ms. Zwern has been employed by Kaiser Foundation Health Plan since 1984 and currently is the manager of State Programs, located in Pasadena, California. Ms. Zwern has served as secretary of K-Fed Bancorp since its formation in July 2003.

          Gerald A. Murbach. Mr. Murbach is a retired human resources consultant who worked for the Universal Music Group during 2001 and the Times Mirror newspapers from 1992 to 2001.

          Robert C. Steinbach. Mr. Steinbach has served as a manager for the Department of Building and Safety of the City of Los Angeles since 2002 and has been with the Department since 1985.

Executive Officers Who Are Not Directors

          The business experience for at least the past five years for each of the three executive officers of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union, who do not serve as directors, is set forth below.

          Dustin Luton. Mr. Luton became chief financial officer in November of 2006. Previously, he was the Partner in Charge of the Southern California office of the National Credit Union Division of the accounting firm, McGladrey & Pullen, LLP, which served as the former registered public accounting firm of the K-Fed Bancorp until 2004. He was employed by McGladrey & Pullen, LLP since 2000 and was responsible for supervising the professional staff and professional services provided to clients in the Southern California region. In addition, he was the National Assurance Leader of the National Credit Union Division.

          Nancy J. Huber. Ms. Huber has served as chief credit officer of Kaiser Federal Bank since 1999 and Community Reinvestment Act officer since 2002. From 1995 until 1999, she served as vice president of credit.

          Jeanne R. Thompson. Ms. Thompson has served as chief operating officer of Kaiser Federal Bank since 2001. She served as senior vice president for branch operations of Indy Mac Bank, located in Pasadena, California from 1983 until 2001.

Board Independence

          The Board of Directors consists of a majority of “independent directors” within the meaning of the Nasdaq corporate governance listing standards. The Board of Directors has determined that directors Breeden, Murbach, Weisshar and Zwern are each “independent” within the meaning of the Nasdaq corporate governance listing standards. The Board of Directors has adopted a policy that the independent directors of the board shall meet in executive sessions periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

Meetings and Committees of the Board of Directors

          Our business is conducted at regular and special meetings of the full Board of Directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the fiscal year ended June 30, 2007, the Board of Directors of K-Fed Bancorp held four regular meetings and one special meeting and the Board of Directors of Kaiser Federal Bank held 12 regular meetings and no special meetings. No director attended fewer than

75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he or she served during fiscal 2007.

          Executive Committee. The executive committee consists of directors Breeden, who serves as chairman, Hoveland, Zwern and Steinbach. The executive committee meets as needed. The executive committee is generally authorized to act on behalf of the full Board of Directors when certain business matters require prompt action. The executive committee did not meet during the fiscal year ended June 30, 2007.

          Audit Committee. The audit committee consists of directors Breeden , who serves as chairman, Weisshar (appointed on October 31, 2007) and Zwern. The audit committee meets as needed. The audit committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the audit committee meets with the independent registered public accounting firm on a quarterly basis to discuss the results of operations and on an annual basis to review the results of the annual audit and other related matters. Each member of the audit committee is “independent” as defined in the Nasdaq corporate governance listing standards and Rule 10A-3 of the Securities and Exchange Commission. The Board of Directors has determined that director Weisshar qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Our board of directors has adopted a written charter for the audit committee which is available on K-Fed Bancorp’s website at www.k-fed.com. The audit committee met four times during the fiscal year ended June 30, 2007.

          Compensation Committee. The compensation committee is responsible for recommending to the full board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the Board of Directors and other matters of personnel policy and practice and coordinating such actions with the human resources committee of Kaiser Federal Bank. The compensation committee of K-Fed Bancorp is comprised of directors Breeden (Chairman), Murbach, Weisshar (appointed on October 31, 2007) and Zwern. Each member of the compensation committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The report of the compensation committee is included elsewhere in this proxy statement/prospectus. Our board of directors has adopted a written charter for the compensation committee which is available on K-Fed Bancorp’s website at www.k-fed.com. The compensation committee met twice during fiscal 2007.

          The role of the compensation committee is to review annually the compensation levels of the executive officers and recommend compensation changes to the Board of Directors. The compensation committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable us to attract, motivate and retain talented executive officers who are capable of achieving our growth strategy and enhancing long-term stockholder value. The compensation committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of K-Fed Bancorp. The key elements of our compensation program for executives are: base salary, annual incentive compensation and stock based award compensation. For a discussion of how the compensation committee evaluates compensation components in making its decisions, see “Compensation Discussion and Analysis.”

          Governance/Nominating Committee. The governance/nominating committee consists of directors Murbach and Zwern. Each member of the governance/nominating committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. The board of directors has adopted a written charter for the governance/nominating committee, which is available on K-Fed Bancorp’s website at www.k-fed.com. The governance/nominating committee met one time during the fiscal year ended June 30, 2007.

          The functions of the governance/nominating committee include the following:

•	leading the search for individuals qualified to become members of the board of directors and to select director nominees to be presented for stockholder approval;

•

developing and recommending to the board of directors other specific criteria not specified in its charter for the selection of individuals to be considered for election or re-election to the board of directors;

•	adopting procedures for the submission of recommendations by stockholders for nominees for the board of directors; and

•	annually reviewing the adequacy of its charter and recommending any proposed changes to the board of directors.

          The governance/nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. In addition, the governance/nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The governance/nominating committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;

•	experience and achievements that have given them the ability to exercise and develop good business judgment;

•	a willingness to devote the necessary time to the work of the board of directors and its committees, which includes being available for board and committee meetings;

•	a familiarity with the communities in which we operate and/or are actively engaged in community activities;

•	involvement in other activities or interests that do not create a conflict with their responsibilities to us and our stockholders; and

•	the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

          The governance/nominating committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

          Procedures for the Nomination of Directors by Stockholders. The governance/nominating committee has adopted procedures for the submission of recommendations for director nominees by our stockholders. If a determination is made that an additional candidate is needed for the board of directors, the governance/nominating committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to the chairman of the governance/nominating committee at 1359 North Grand Avenue, Covina, California 91724. The

chairman must receive a submission not less than one hundred and twenty (120) days prior to the date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the governance/nominating committee;

•

the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement/prospectus pursuant to Regulation 14A of the Securities Exchange Act of 1934;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of K-Fed Bancorp or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

          A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of our stockholders must comply with the procedural and informational requirements described in our bylaws.

          Stockholder Communications with the Board of Directors. A stockholder who wants to communicate with the board of directors or with any individual director can write to K-Fed Bancorp at 1359 North Grand Avenue, Covina, California 91724, attention: chairman of the governance/nominating committee. The letter should indicate that the author is a stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•

attempt to handle the inquiry directly, or forward the communication for response by another employee. For example, a request for information about us as a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

          At each board of directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

          The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The codes are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. The codes are available on K-Fed Bancorp’s website at www.k-fed.com. Amendments to and waivers from the Code of Ethics will also be disclosed on K-Fed Bancorp’s website.

Attendance at Annual Meetings of Stockholders

          Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend our annual meetings. All of our current directors attended the prior year’s annual meeting of stockholders.

Audit Committee Report

          Our audit committee operates under a written charter adopted by the board of directors. The audit committee charter is available on K-Fed Bancorp’s website at www.k-fed.com. The audit committee has issued a report which states that it has:

•	reviewed and discussed with management and our independent registered public accounting firm, our audited consolidated financial statements for the fiscal year ended June 30, 2007;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•

received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent registered public accounting firm their independence from us.

          Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2007 and to be filed with the Securities and Exchange Commission. In addition, the audit committee approved the appointment of Crowe Chizek and Company LLP as the independent registered public accounting firm for us for the fiscal year ending June 30, 2008, subject to the ratification of this appointment by our stockholders.

          This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the audit committee.

Frank G. Nicewicz, Chairman
James L. Breeden
Rita H. Zwern

Section 16(a) Beneficial Ownership Reporting Compliance

          Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports, no officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the fiscal year ended June 30, 2007 except for Director James Breeden who filed one late Form 4 transaction.

Executive Compensation

Compensation Discussion and Analysis

          We believe the most effective executive compensation program is one that is aligned with achievement of our long-term strategic goals and we intend for our compensation program to align executives’ interests with those of the stockholders by rewarding performance for implementing our various strategies with the ultimate objective of improving shareholder value. We evaluate both performance and compensation to ensure that we maintain our ability to attract and retain employees in key positions and to ensure that compensation provided to key employees keeps these employees focused on value creation.

          In this regard, we provide what we consider to be a competitive compensation package for the named executive officers comprised of a base salary, an annual incentive plan, a stock option plan, a recognition and retention plan, an employee stock ownership plan, a 401(k) Plan, and a deferred compensation program as well as health and welfare benefits.

          The compensation committee is responsible for all compensation and benefit matters relating to the executive officers, including the evaluation and compensation of our president and chief executive officer. The president and chief executive officer evaluates the performance of the other named executive officers and recommends to the compensation committee the named executive officers’ compensation levels for approval. The compensation committee regularly evaluates and approves all compensation practices applicable to the named executive officers, including the president and chief executive officer.

Base Salary

          It is our philosophy to maintain base salaries at levels comparable to the salaries paid by similar organizations. In establishing base salaries, we take into account each executive officer’s ability and experience as well as past and potential performance. On an annual basis, each executive officer is evaluated and their base salary may be adjusted based on market data as well as taking into account the above factors.

Annual Incentive Plan

          The Annual Incentive Plan is an integral part of an executive’s total compensation package that recognizes the executive’s annual contribution to our success. The Plan is designed to: 1) support a business change to community-based banking; 2) support a culture change to pay-for-performance; 3) focus the executive team on annual goals to meet long-term goals; 4) reward executives for their effort; and 5) align compensation with the goals of the organization and marketplace practices. The award is achieved only if Kaiser Federal Bank achieves a minimum return on average assets (ROA) which is set each year. If our return on assets goal is achieved, each individual executive must also achieve certain personal performance objectives set by the president and chief executive officer or the Board of Directors. One of these goals must address expense management. The president and chief executive officer is eligible to receive up to 30% of her annual base salary and the remaining named executive officers are eligible to receive up to 20% of their annual base salaries under this plan. In addition, the dollar amount of an award may be further increased over such maximums up to an additional 20% of the award to recognize achievement significantly in excess of performance objectives.

Equity Compensation

          The compensation committee uses the award of stock options and restricted stock under the recognition and retention plan to align the interests of the named executive officers with those of our stockholders. At the annual meeting of stockholders in 2004, stockholders approved our stock option plan and recognition and retention plan. Ms. Hoveland, Ms. Huber, and Ms. Thompson received both stock options and awards from the compensation committee under each of those equity compensation plans during 2004. Mr. Luton received his stock options and stock awards when he became chief financial officer in November 2006. Both the stock options and the stock awards vest at a rate of 20% per year over five years commencing on the first anniversary of the award. The compensation committee believes that the five year vesting of stock options and restricted stock awards will focus senior management on long term performance and stock appreciation. Except for Mr. Luton, no additional options or awards were granted to any of the named executive officers in fiscal years ended June 30, 2006 and 2007.

          Information regarding the outstanding stock option grants and unvested recognition and retention plan awards is included in the section titled “- Outstanding Equity Awards at Year End,” below. For information regarding our expense related to the portion of each stock option and restricted stock plan award that vested during fiscal 2007, as calculated in accordance with Statement of Financial Accounting Standards No. 123(R), see “Summary Compensation Table.”

Benefit Plans

          The compensation committee annually reviews the expense and appropriateness of all benefit plans for the named executive officers and all other employees. The benefit plans include a 401(k) plan, deferred compensation plan, employee stock ownership plan, and other benefit plans such as medical, dental, life and disability insurance.

          The named executive officers are eligible to participate in a 401(k) Plan which includes a match of up to 50% of the participant’s eligible contributions up to 10% of the participant’s salary. The match and the investment options are identical to those available to all other participants. Under the terms of our employee stock ownership plan, all named executive officers receive an annual allocation of our common stock based upon the participant’s eligible compensation up to $210,000. Participation levels for named executive officers are identical to those of all other employee stock ownership plan participants.

          The named executive officers are eligible to participate in the nonqualified deferred retirement plan, which allows them to defer a portion of their compensation earned during the plan year. At our discretion, we have the ability to match the elective deferrals of the participants. However, we have not made any matching contributions to this plan since inception.

Compensation Committee Interlocks and Insider Participation

          The compensation committee is composed of independent directors within the meaning of the NASDAQ corporate governance listing standards. The compensation committee consists of directors Breeden, who serves as chairman, Murbach and Zwern. Under the board’s policies, Ms. Hoveland, and any other director who is also an executive officer of K-Fed Bancorp and Kaiser Federal Bank, will not participate in the board of director’s determination of compensation for their respective offices.

Report of the Compensation Committee on Executive Compensation

          The compensation committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement/prospectus.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement/prospectus into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the compensation committee:

James L. Breeden, Chairman	Gerald A. Murbach
Frank G. Nicewicz	Rita H. Zwern

Summary Compensation

          The following table sets forth for the fiscal year ended June 30, 2007, certain information as to the total remuneration paid by Kaiser Federal Bank to Ms. Hoveland, who serves as president and chief executive officer, Mr. Luton, who serves as chief financial officer and certain information as to the total remuneration paid by Kaiser Federal Bank to the other most highly compensated executive officers of Kaiser Federal Bank, other than Ms. Hoveland or Mr. Luton, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as a named executive officer.

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and non- qualified deferred compensation earnings(4)	All other compensation(5)	Total

Kay M. Hoveland, President and Chief Executive Officer	2007	$280,851	$—	$112,800	$102,000	$100,800	$40,835	$105,734	$743,020

Dustin Luton, Chief Financial Officer	2007	130,308	—	43,950	21,300	30,250	—	6,000	231,808

Jeanne R. Thompson, Chief Operating Officer	2007	145,830	—	28,200	22,440	5,000	—	55,949	257,419

Nancy J. Huber, Chief Credit Officer	2007	159,835	—	28,200	22,440	28,122	—	62,182	300,779

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2004 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited consolidated financial statements included in this proxy statement/prospectus.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of stock option awards pursuant to the 2004 Stock Option Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 10 to our audited consolidated financial statements included in this proxy statement/prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.

(3)	All cash incentive plan awards are reported for the fiscal year for which they were earned. These awards are traditionally paid during the first quarter of the following fiscal year.
(4)

Kaiser Federal Bank maintains an executive deferral program for the benefit of senior executive officers. Ms. Hoveland is currently the only executive officer who has chosen to participate. The amount represents the change in net present value of accrued benefits under the plan during fiscal 2007.

(5)

Amounts shown include (a) the market value as of June 30, 2007 of ESOP awards allocated to each named executive officer for fiscal 2007; (b) the amount of dividends earned on the unvested portion of previously awarded shares of common stock under our 2004 Recognition and Retention Plan; and (c) the matching contributions made to the 401(k) Plan on behalf of the named executive officers. The following table lists all the amounts included in “All Other Compensation” column for each named executive officer.

(6)	Mr. Luton joined Kaiser Federal Bank effective November 15, 2006.

All Other Compensation

Name	Perquisites(1)	Contributions to 401(k) Plan	RRP Dividends(2)	ESOP Shares Granted(3)	Directors Fees(4)	Total

Kay M. Hoveland	$—	$7,524	$10,880	$65,030	$22,300	$105,734
Dustin Luton	—	—	6,000	—	—	6,000
Jeanne R. Thompson	—	6,373	2,720	46,856	—	55,949
Nancy J. Huber	—	4,295	2,720	55,167	—	62,182

(1)	For the fiscal year ended June 30, 2007, no named executive officer received perquisites or personal benefits which exceeded $10,000.
(2)	Represents dividends on unearned restricted stock awards.
(3)	Market value of shares granted under the ESOP. See Note 11 - Employee Stock Ownership Plan to our financial statements in this proxy statement/prospectus.
(4)	Ms. Hoveland, the president and chief executive officer, is also a director.

          Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of June 30, 2007 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards

Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date(1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Kay M. Hoveland, President and Chief Executive Officer	11/14/2004	40,000	60,000	—	$14.50	11/14/2014	24,000	$376,560	—	—

Dustin Luton, Chief Financial Officer	11/15/2006	—	40,000	—	17.40	11/15/2016	20,000	313,800	—	—

Jeanne R. Thompson, Chief Operating Officer	11/14/2004	8,800	13,200	—	14.50	11/14/2014	6,000	94,140	—	—

Nancy J. Huber, Chief Credit Officer	11/14/2004	8,800	13,200	—	14.50	11/14/2014	6,000	94,140	—	—

(1)	Stock options expire 10 years after the grant date.
(2)	This amount is based on the fair market value of K-Fed Bancorp common stock on June 29, 2007 of $15.69.

Benefits

          General. Kaiser Federal Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees.

          401(k) Plan. Kaiser Federal Bank provides its employees with a qualified profit sharing plan under the applicable provisions of the Internal Revenue Code of 1986, as amended.

          Employees who are age 21 or older are eligible to begin making salary deferral contributions beginning in the first calendar quarter on or after they become an employee. This is their earliest entry date. Employees are eligible to receive contributions other than salary deferral contributions beginning in the first calendar quarter on or after they are an employee, are age 21 or older, and have completed one year of entry service.

          Eligible employees may contribute up to 15% of their compensation each pay period to the 401(k) Plan on a pre-tax basis, not to exceed $15,500 for the calendar year 2007. The maximum deferral percentage and/or dollar amount may also be limited by Internal Revenue Service regulations. For eligible employees, we currently match 50% of the first 10% of the compensation an employee defers each pay period.

          Employees are always 100% vested in the contributions they choose to defer, whereas vesting in Kaiser Federal Bank contributions is based on years of vesting service in which an employee works at least 1,000 hours. Vesting in Kaiser Federal Bank contributions begins after two years of vesting service and increases for each year of vesting service until an employee becomes fully vested after six years of vesting service.

          Employees may receive money from their vested accounts at retirement (age 65), early retirement (age 55 and ten years of vesting service), age 59 ½ and still working, death, disability, or termination of employment. Employees may obtain loans from their vested account balances or withdraw all or part of their vested accounts (not earnings) if they can prove financial hardship and are unable to meet their financial needs another way.

          Kaiser Federal Bank may amend the 401(k) Plan at any time, except that no amendment may be made which would reduce the interest of any participant in or beneficiary of the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries unless necessary to comply with any law or regulation issued by any governmental agency to which the 401(k) Plan is subject.

          Employee Stock Ownership Plan. In connection with our minority stock offering, we adopted the K-Fed Bancorp Employee Stock Ownership Plan or ESOP for eligible employees of K-Fed Bancorp and any subsidiary, including Kaiser Federal Bank. Employees of K-Fed Bancorp and Kaiser Federal Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

          The ESOP borrowed funds from K-Fed Bancorp to purchase 454,940 shares of the common stock sold in our stock offering. The shares of common stock were purchased with proceeds of a $4.5 million loan from K-Fed Bancorp. The loan to the ESOP bears interest at 4.0% and will be repaid principally from Kaiser Federal Bank’s contributions to the ESOP over a period of ten years. The collateral for the loan is the shares of common stock of K-Fed Bancorp purchased by the ESOP. Shares purchased by the ESOP are held in a suspense account and are released to participants’ accounts as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s compensation to the total compensation of all eligible participants. Forfeitures are reallocated among remaining participating employees and may reduce any amount K-Fed Bancorp might otherwise have contributed to the ESOP. A participant vests in 100% of his or her account balance after six years of credited service. In the case of a “change in control,” as defined in the ESOP, which triggers a termination of the ESOP, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. K-Fed Bancorp’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

          Annual Incentive Plan. Kaiser Federal Bank maintains an Annual Incentive Plan for our key employees. Participants are awarded a percentage of their base salary, based upon their position with Kaiser Federal Bank that is tied to achieving a minimum return on assets and the attainment of personal performance goals established by the employee and his or her supervisor.

K-Fed Bancorp 2004 Stock Benefit Plans

          Outside directors and key employees of Kaiser Federal Bank, K-Fed Bancorp or their affiliates are eligible to participate in and receive awards of stock options and restricted stock under the K-Fed Bancorp 2004 Stock Option Plan, and the K-Fed Bancorp 2004 Recognition and Retention Plan, respectively. A total of 568,675 shares of our common stock is reserved for the 2004 Stock Option Plan and 227,470 shares of our common stock is reserved for the 2004 Recognition and Retention Plan. On November 16, 2004, directors Murbach, Nicewicz (who resigned on September 18, 2007), Steinbach and Zwern each were granted non-qualified stock options to purchase 14,000 shares of our common stock. Chairman Breeden was granted non-qualified stock options to purchase 28,000 shares of our common stock. Additionally, incentive stock options to purchase 100,000, 22,000 and 22,000 shares of our common stock were each granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively. On November 16, 2004, a total of 373,600 stock options were granted to directors and employees. All of the stock options granted to the directors and key employees on November 16, 2004 were granted at an exercise price of $14.50 per share, the fair market value of our common stock on the grant date. On November 15, 2006, incentive stock options to purchase 40,000 shares of our common stock was granted to Mr. Luton, the chief financial officer, with an exercise price of $17.40 per share, the fair market value of our common stock on the grant date.

          On November 16, 2004, directors Murbach, Nicewicz, Steinbach and Zwern were granted a restricted stock award of 7,200 shares of our common stock. Chairman Breeden was granted a restricted stock award of 11,300 shares of our common stock. Additionally, restricted stock awards of 40,000, 10,000 and 10,000 shares of our common stock were granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively. On November 16, 2006, Mr. Luton was granted a restricted stock award of 20,000 shares of our common stock.

          All stock options and restricted stock awards vest in 20% increments over a five-year period, beginning on the first anniversary of the award date. Stock options will vest and become immediately exercisable and restricted stock awards will vest upon the grantee’s death, disability or following a change in control of K-Fed Bancorp.

Effect on Existing Compensation Plans

          Under the plan of conversion and reorganization, the existing 2004 Stock Option Plan and 2004 Recognition and Retention Plan of K-Fed Bancorp will become stock benefit plans of Kaiser Federal Financial Group, Inc. and shares of Kaiser Federal Financial Group, Inc. common stock will be issued (or reserved for issuance) pursuant to such benefit plans and not shares of K-Fed Bancorp common stock. Upon consummation of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or Kaiser Federal Financial Group, Inc. common stock based upon the exchange ratio. Upon completion of the conversion, (i) all rights to purchase, sell or receive K-Fed Bancorp common stock currently under any agreement between K-Fed Bancorp and Kaiser Federal Bank and any director, officer or employee of Kaiser Federal Bank or under any plan or program of K-Fed Bancorp or Kaiser Federal Bank (including, without limitation, the 2004 Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Kaiser Federal Financial Group, Inc. common stock and an identical right to make payment in common stock under any such agreement between K-Fed Bancorp or Kaiser Federal Bank and any director, officer or employee or under such plan or program of K-Fed Bancorp or Kaiser Federal Bank, and (ii) rights outstanding under the 2004 Stock Option Plan shall be assumed by Kaiser Federal Financial Group, Inc. and thereafter shall be rights only for shares of Kaiser Federal Financial Group, Inc. common stock, with each such right being for a number of shares of Kaiser Federal Financial Group, Inc. common stock based upon the exchange ratio and the number of shares of K-Fed Bancorp that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

          Options Exercised and Stock Vested. The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended June 30, 2007.

Option Exercises and Stock Vested for the Fiscal Year

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)

Kay M. Hoveland, President and Chief Executive Officer	—	$—	8,000	$140,640

Dustin Luton, Chief Financial Officer	—	—	—	—

Jeanne R. Thompson, Chief Operating Officer	—	—	2,000	35,160

Nancy H. Huber, Chief Credit Officer	—	—	2,000	35,160

(1)	The value realized on vesting represents the market value on the day the stock vested.

          Nonqualified Deferred Compensation. The following table sets forth information with respect to the Executive Nonqualified Retirement Plan at and for the year ended June 30, 2007 for the named executive officers.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Kay M. Hoveland, President and Chief Executive Officer	$—	$—	$40,835	$—	$1,013,464

Dustin Luton, Chief Financial Officer	—	—	—	—	—

Jeanne R. Thompson, Chief Operating Officer	—	—	—	—	—

Nancy H. Huber, Chief Credit Officer	—	—	—	—	—

          Kaiser Federal Bank Executive Non-Qualified Retirement Plan. Kaiser Federal Bank also maintains an executive deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their compensation into a non-qualified deferral program to supplement their retirement earnings. Ms. Hoveland, currently the only participant in the program, had $1.0 million in compensation deferred pursuant to this program as of June 30, 2007.

          Potential Payments Upon Termination or Change in Control. The following table shows, as of June 30, 2007, in all cases, potential payments following a termination of employment or a change in control of K-Fed Bancorp.

	Voluntary Resignation	Early Retirement	Normal Retirement	Involuntary Termination	Involuntary Termination for cause	Involuntary Termination after change in control	Disability	Death

Kay M. Hoveland
2004 Stock Option Plan(1)	$—	$—	$—	$—	$—	$119,000	$119,000	$119,000
2004 Recognition and Retention Plan(1)	$—	$—	$—	$—	$—	$376,560	$376,560	$376,560
Executive Nonqualified Retirement Plan(2)	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464	$1,013,464

Dustin Luton
2004 Stock Option Plan(3)	$—	$—	$—	$—	$—	$—	$—	$—
2004 Recognition and Retention Plan(3)	$—	$—	$—	$—	$—	$313,800	$313,800	$313,800

Jeanne R. Thompson
2004 Stock Option Plan(4)	$—	$—	$—	$—	$—	$26,180	$26,180	$26,180
2004 Recognition and Retention Plan(4)	$—	$—	$—	$—	$—	$94,140	$94,140	$94,140

Nancy J. Huber
2004 Stock Option Plan(5)	$—	$—	$—	$—	$—	$26,180	$26,180	$26,180

2004 Recognition and Retention Plan(5)	$—	$—	$—	$—	$—	$94,140	$94,140	$94,140

(1)

As of June 30, 2007, 16,000 restricted shares have vested and 40,000 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 40,000 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 24,000 unvested shares of restricted stock and 60,000 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

(2)	Represents the amount of Ms. Hoveland’s deferred compensation plan as of June 30, 2007.
(3)

As of June 30, 2007, no restricted shares have vested and no stock options have vested or been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. As of June 30, 2007, 20,000 unvested shares of restricted stock and 40,000 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability. As of June 30, 2007, none of Mr. Luton’s stock options were in the money.

(4)

As of June 30, 2007, 4,000 restricted shares have vested and 8,800 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 8,800 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 6,000 unvested shares of restricted stock and 13,200 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

(5)

As of June 30, 2007, 4,000 restricted shares have vested and 8,800 stock options have vested and not been exercised. At June 30, 2007, the restricted shares of common stock granted under the plan were valued at $15.69 per share. At the same date, the “in-the-money” value of 8,800 vested and unexercised stock options granted on November 16, 2004 was $1.19 per share, based on an exercise price of $14.50 per option and a share value of $15.69. As of June 30, 2007, 6,000 unvested shares of restricted stock and 13,200 unvested stock options granted to the executive will vest in the event of a change in control of K-Fed Bancorp, or the executive’s death or disability.

Directors Compensation

          Members of the Board of Directors and the committees of K-Fed Bancorp do not receive separate compensation for their service on the Board of Directors or the committees of K-Fed Bancorp.

          For the fiscal year ended June 30, 2007, members of the Board of Directors of Kaiser Federal Bank received an annual stipend of $10,000 plus an annual fee of $7,500 for Board of Directors meetings. The chairman of the Board of Directors received an annual stipend of $25,000 plus an annual fee of $7,500 for Board of Directors meetings. Each member of Kaiser Federal Bank’s executive committee received an annual fee of $4,800. Each member of Kaiser Federal Bank’s other committees received an annual fee of $1,200 with the committee chairman receiving $1,600. The Board Chairman received annual fees of $15,000 for attending weekly credit committee and asset/liability management committee meetings.

          Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors.

Director Compensation

Name(1)	Fees earned or paid in cash	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation	Change in pension value and non-qualified deferred compensation earnings	All other compensation(4)	Total

James C. Breeden	$67,300	$31,866	$28,560	$—	$—	$3,074	$130,800
Frank G. Nicewicz (5)	19,100	20,304	14,280	—	—	1,958	55,642
Rita H. Zwern	23,500	20,304	14,280	—	—	1,958	60,042
Gerald A. Murbach	19,100	20,304	14,280	—	—	1,958	55,642
Robert C. Steinbach	23,500	20,304	14,280	—	—	1,958	60,042

(1)

Ms. Hoveland, the president and chief executive officer, is also a director. Ms. Hoveland receives compensation for serving on the board, however, her compensation has been omitted from this table and is reported in the Summary Compensation table.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of restricted stock awards pursuant to the 2004 Recognition and Retention Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended June 30, 2007 included in this proxy statement/prospectus.

(3)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes, for the fiscal year ended June 30, 2007, in accordance with FAS 123(R), of stock option awards pursuant to the 2004 Stock Option Plan and thus include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of this amount are included in footnote 10 to our audited financial statements for the fiscal year ended June 30, 2007 included in this proxy statement/prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions.

(4)	This amount represents dividends received on unvested stock awards in 2007. For the year ended June 30, 2007, no director received perquisites or personal benefits, which exceeded $10,000.
(5)	Mr. Nicewicz resigned from the Board of Directors effective September 18, 2007.

Transactions with Certain Related Persons

          Kaiser Federal Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

          All loans Kaiser Federal Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Kaiser Federal Bank. Loans to all directors and executive officers and their associates totaled approximately $813,000 at June 30, 2007, which was 0. 9 % of our stockholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2007.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          Our independent registered public accounting firm for the year ended June 30, 2007 was Crowe Chizek and Company LLP. Our audit committee has approved the engagement of Crowe Chizek and Company LLP to be our independent registered public accounting firm for the fiscal year ending June 30, 2008, subject to the ratification of the engagement by our stockholders. At the annual meeting, our stockholders will consider and vote on the ratification of the engagement of Crowe Chizek and Company LLP for the fiscal year ending June 30, 2008. A representative of Crowe Chizek and Company LLP is expected to attend the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

          Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek and Company LLP during the fiscal years ended June 30, 2007 and June 30, 2006, respectively. The aggregate fees included in the audit category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the noted fiscal years.

	2007	2006

Audit Fees	$160,000	$71,000
Audit Related Fees	$—	$35,000
Tax Fees	$23,450	$31,300
All Other Fees	$4,195	$—

          Audit Fees. Audit fees of $160,000 and $71,000 in fiscal 2007 and 2006, respectively, were for the audit of our consolidated financial statements. The audit fees for fiscal 2007 and 2006 included fees for review of the financial statements included in our annual and quarterly reports and filed with the Securities and Exchange Commission and the preparatory internal controls attestation required under regulations of the Securities and Exchange Commission.

          Audit-Related Fees. Audit-related fees of $0 and $35,000 in fiscal years 2007 and 2006, respectively were for compliance with Federal Banking and Securities laws, which are reasonably related to the performance of the audit of and review of the financial statements and that are not reported in “Audit Fees,” above.

          Tax Fees. Tax fees of $23,450 in fiscal year 2007 and $31,300 in fiscal year 2006 were for services related to tax compliance and tax planning.

          All Other Fees. Other fees of $4,195 in fiscal year 2007 were for the annual software license fee for management’s assessment of internal controls over financial reporting.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

          The audit committee has considered whether the provision of non-audit services, which relate primarily to tax consulting and other compliance services rendered, is compatible with maintaining the independence of Crowe Chizek and Company LLP. The audit committee concluded that performing such services does not affect the independence of Crowe Chizek and Company LLP in performing its function as auditor of K-Fed Bancorp.

          The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

          In order to ratify the selection of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2008, the proposal must receive at least a majority of the votes cast, without regard to broker non-votes, either in person or by proxy, in favor of such ratification. The audit committee of the board of directors recommends a vote “FOR” the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2008.

PROPOSAL 3 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

          The Boards of Directors of K-Fed Bancorp and K-Fed Mutual Holding Company have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of K-Fed Mutual Holding Company (depositors of Kaiser Federal Bank) and the stockholders of K-Fed Bancorp. A special meeting of members and a special meeting of stockholders have been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

          The respective Boards of Directors of K-Fed Mutual Holding Company and K-Fed Bancorp adopted the plan of conversion and reorganization on June 26, 2007. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. K-Fed Mutual Holding Company, the mutual holding company parent of K-Fed Bancorp, will be merged into Kaiser Federal Bank, and K-Fed Mutual Holding Company will no longer exist. K-Fed Bancorp, which owns 100% of Kaiser Federal Bank, will be succeeded by a new Maryland corporation named Kaiser Federal Financial Group, Inc. As part of the conversion, the ownership interest in K-Fed Bancorp of K-Fed Mutual Holding Company will be offered for sale in the offering by K-Fed Bancorp. When the conversion is completed, all of the outstanding common stock of Kaiser Federal Bank will be owned by Kaiser Federal Financial Group, Inc., and all of the outstanding common stock of Kaiser Federal Financial Group, Inc. will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this proxy statement/prospectus.

          Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of K-Fed Bancorp common stock owned by persons other than K-Fed Mutual Holding Company will be canceled and converted automatically into new shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of K-Fed Bancorp for new shares, the public stockholders will own the same percentage of shares of common stock of Kaiser Federal Financial Group, Inc. that they owned in K-Fed Bancorp immediately prior to the conversion, excluding any shares they purchased in the offering and cash paid in lieu of fractional shares.

          Kaiser Federal Financial Group, Inc. intends to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan), and to contribute the balance of the net proceeds to Kaiser Federal Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

          The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	First, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2006.

(ii)

Second, to our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.

(iii)	Third, to depositors with accounts at Kaiser Federal Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2007.

(iv)	Fourth, to depositors of Kaiser Federal Bank at the close of business on October 31 , 2007.

          If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer shares of common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California; and

(ii)	K-Fed Bancorp’s public stockholders as of November 14 , 2007.

          We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “—Community Offering.”

          We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Kaiser Federal Financial Group, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

          The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Kaiser Federal Bank and at the West Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to K-Fed Mutual Holding Company’s application to convert from mutual to stock form, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also an exhibit to Kaiser Federal Financial Group, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

          The primary reasons for the conversion and offering are to:

•	support internal growth through loan purchases and lending in the communities we serve;

•	enhance existing products and services, and support the development of new products and services;

•	build or lease new branch facilities or acquire branches from other financial institutions;

•

finance the acquisition of financial institutions, or other financial service companies primarily in Southern California, although we do not currently have any understandings or agreements regarding any specific acquisition transaction;

•	improve the liquidity of our shares of common stock and enhance stockholder returns through higher earnings and more flexible capital management strategies; and

•	use the additional capital for other general corporate purposes.

          As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since K-Fed Mutual Holding Company is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We do not currently have any agreement or understanding as to any specific acquisition.

Approvals Required

          The affirmative vote of a majority of the total eligible votes of the members of K-Fed Mutual Holding Company as of October 31 , 2007 is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of K-Fed Mutual Holding Company will also be approving the merger of K-Fed Mutual Holding Company into Kaiser Federal Bank. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of K-Fed Bancorp, including shares held by K-Fed Mutual Holding Company, and the affirmative vote of the holders of a majority of the outstanding shares of common stock of K-Fed Bancorp held by the public stockholders of K-Fed Bancorp as of November 14 , 2007 are also required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by such agency.

Share Exchange Ratio for Current Stockholders

          Office of Thrift Supervision regulations provide that in a conversion of a mutual holding company to fully stock form, the public stockholders will be entitled to exchange their shares for common stock of the new holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly held share of K-Fed Bancorp common stock will, on the effective date of the conversion, be automatically converted into the right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own approximately the same percentage of common stock in Kaiser Federal Financial Group, Inc. after the conversion as they held in K-Fed Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio is not dependent on the market value of our currently outstanding K-Fed Bancorp common stock. The exchange ratio is based on the percentage of K-Fed Bancorp common stock held by the public, the independent valuation of Kaiser Federal Financial Group, Inc. prepared by RP Financial, LC. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.2469 exchange shares for each publicly held share of K-Fed Bancorp at the minimum of the offering range to 1.9401 exchange shares for each publicly held share of K-Fed Bancorp at the adjusted maximum of the offering range.

          If you are a stockholder of K-Fed Bancorp, at the conclusion of the conversion and offering, your shares will be exchanged for shares of Kaiser Federal Financial Group, Inc. The number of shares you receive will be based on the number of shares of common stock you own and the final exchange ratio determined as of the conclusion of the conversion.

          The following table shows how the exchange ratio will adjust, based on the number of shares of common stock issued in the offering. The table also shows how many whole shares of Kaiser Federal Financial Group, Inc. a hypothetical owner of K-Fed Bancorp common stock would receive in the exchange for 100 shares of K-Fed Bancorp common stock owned at the consummation of the conversion, depending on the number of shares issued in the offering.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of K-Fed Bancorp		Total Shares of Common Stock to be Outstanding After the Conversion and Offering	Exchange Ratio	Equivalent Per Share Current Market Price(1)	New Shares That Would be Received for 100 Existing Shares

	Amount	Percent	Amount	Percent

Minimum	11,050,000	63.5%	6,343,386	36.5%	17,393,386	1.2469	$12.47	124
Midpoint	13,000,000	63.5%	7,462,808	36.5%	20,462,808	1.4670	14.67	146
Maximum	14,950,000	63.5%	8,582,229	36.5%	23,532,229	1.6870	16.87	168
15% above Maximum	17,192,500	63.5%	9,869,563	36.5%	27,062,063	1.9401	19.40	194

(1)

Represents the value of shares of Kaiser Federal Financial Group, Inc. received in the conversion by a holder of one share of K-Fed Bancorp at the exchange ratio, assuming the market price of $10.00 per share.

Effects of Conversion on Depositors, Borrowers and Members

          Continuity. While the conversion is being accomplished, the normal business of Kaiser Federal Bank of accepting deposits and making loans will continue without interruption. Kaiser Federal Bank will continue to be a federally chartered savings association and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Kaiser Federal Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving K-Fed Bancorp at the time of the conversion will be the directors of Kaiser Federal Financial Group, Inc. after the conversion.

          Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Kaiser Federal Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

          Effect on Loans. No loan outstanding from Kaiser Federal Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

          Effect on Voting Rights of Members. At present, all depositors of Kaiser Federal Bank are members of, and have voting rights in, K-Fed Mutual Holding Company as to all matters requiring membership action. Upon completion of the conversion, depositors will cease to be members of K-Fed Mutual Holding Company and will no longer have voting rights, unless they purchase shares of Kaiser Federal Financial Group, Inc.’s common stock. Upon completion of the conversion, all voting rights in Kaiser Federal Bank will be vested in Kaiser Federal Financial Group, Inc. as the sole stockholder of Kaiser Federal Bank. The stockholders of Kaiser Federal Financial Group, Inc. will possess exclusive voting rights with respect to Kaiser Federal Financial Group, Inc. common stock.

          Tax Effects. We will receive an opinion of counsel or tax advisor with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to K-Fed Mutual Holding Company, K-Fed Bancorp, the public stockholders of K-Fed Bancorp (except for cash paid for fractional shares), members of K-Fed Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Kaiser Federal Bank. See “—Material Income Tax Consequences.”

          Effect on Liquidation Rights. Each depositor in Kaiser Federal Bank has both a deposit account in Kaiser Federal Bank and a pro rata ownership interest in the net worth of K-Fed Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of K-Fed Mutual Holding Company and Kaiser Federal Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in K-Fed Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of K-Fed Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

          Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that K-Fed Mutual Holding Company and Kaiser Federal Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of

K-Fed Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

          In the unlikely event that Kaiser Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2006 and September 30, 2007 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Kaiser Federal Financial Group, Inc. as the holder of Kaiser Federal Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

          The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Kaiser Federal Bank and K-Fed Mutual Holding Company have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $110,000 and $10,000 for expenses. Kaiser Federal Bank and K-Fed Mutual Holding Company have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

          The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies, subject to valuation adjustments applied by RP Financial, LC. to account for differences between K-Fed Bancorp and the peer group. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

          The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this proxy statement/prospectus, including the consolidated financial statements of K-Fed Bancorp. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of K-Fed Bancorp and the projected results and financial condition of Kaiser Federal Financial Group, Inc.;

•	the economic and demographic conditions in K-Fed Bancorp’s existing market area;

•	certain historical, financial and other information relating to K-Fed Bancorp;

•

a comparative evaluation of the operating and financial characteristics of K-Fed Bancorp with those of other similarly situated publicly traded savings institutions located in its market area and the western regions of the United States;

•	the impact of the conversion and offering on K-Fed Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Kaiser Federal Financial Group, Inc.; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

          Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Kaiser Federal Financial Group, Inc. after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 2.9% of the common stock issued in the offering by the stock-based incentive plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

          The independent valuation states that as of August 31, 2007, the estimated pro forma market value, or valuation range, of Kaiser Federal Financial Group, Inc. ranged from a minimum of $173.9 million to a maximum of $235.3 million, with a midpoint of $204.6 million and an adjusted maximum of $270.6 million. The Board of Directors of Kaiser Federal Financial Group, Inc. decided to offer the shares of common stock for a price of $10.00 per share. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the percentage of K-Fed Bancorp common stock owned by K-Fed Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares of common stock divided by the price per share. Based on the valuation range, the percentage of K-Fed Bancorp common stock owned by K-Fed Mutual Holding Company and the $10.00 price per share, the minimum of the offering range will be 11,050,000 shares, the midpoint of the offering range will be 13,000,000 shares and the maximum of the offering range will be 14,950,000 shares of common stock, with an adjusted maximum of 17,192,500 shares.

          The Board of Directors of Kaiser Federal Financial Group, Inc. reviewed the independent valuation and, in particular, considered the following:

•	K-Fed Bancorp’s financial condition and results of operations;

•	comparison of financial performance ratios of K-Fed Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of K-Fed Bancorp common stock.

          All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of K-Fed Bancorp or Kaiser Federal Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Kaiser Federal Financial Group, Inc. to less than $173.9 million or more than $270.6 million the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Kaiser Federal Financial Group, Inc.’s registration statement.

          The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Kaiser Federal Bank as a going concern and should not be considered as an indication of the liquidation value of Kaiser Federal Bank. Moreover, because the independent valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares of common stock at prices at or above the $10.00 price per share.

          Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $270.6 million, without resoliciting purchasers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 17,192,500 shares, to reflect changes in the market and financial conditions, demand for the shares of common stock or regulatory considerations. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of purchasers. The subscription price of $10.00 per share of common stock will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution of additional shares of common stock to be issued in the event of an increase in the offering range of up to 17,192,500 shares.

          If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $171.9 million and a corresponding increase in the offering range to more than 17,192,500 shares, or a decrease in the minimum of the valuation range to less than $110.5 million and a corresponding decrease in the offering range to fewer than 11,050,000 shares, then, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization, cancel deposit account withdrawal authorizations and promptly return by check all funds received with interest at Kaiser Federal Bank’s passbook savings rate of interest. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and offering. In the event that we extend the offering and conduct a resolicitation, purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the period, his or her stock order will be cancelled and payment will be returned promptly, with interest at Kaiser Federal Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [Extension Date #2], two years after the special meeting of depositors to vote on the conversion.

          An increase in the number of shares of common stock to be issued in the offering would decrease both a purchaser’s ownership interest and Kaiser Federal Financial Group, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a purchaser’s ownership interest and Kaiser Federal Financial Group, Inc.’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

          Copies of the independent valuation appraisal report prepared by RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of Kaiser Federal Bank and as specified under “Where You Can Find Additional Information.”

Exchange of Existing Stockholders’ Stock Certificates

          The conversion of existing outstanding shares of K-Fed Bancorp common stock into the right to receive shares of Kaiser Federal Financial Group, Inc. common stock will occur automatically on the effective date of the conversion. As soon as practicable after the effective date of the conversion, our exchange agent, will send a transmittal form to each public stockholder of K-Fed Bancorp who holds stock certificates. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions on how to exchange stock certificates of K-Fed Bancorp common stock for stock certificates of Kaiser Federal Financial Group, Inc. common stock. We expect that stock certificates evidencing shares of Kaiser Federal Financial Group, Inc. common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, K-Fed Bancorp stock certificates and other required documents. You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Shares held by public stockholders through a brokerage account in “street name” will be exchanged automatically upon the conclusion of the conversion; no transmittal forms will be mailed relating to these shares.

          No fractional shares of Kaiser Federal Financial Group, Inc. common stock will be issued to any public stockholder of K-Fed Bancorp when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered K-Fed Bancorp stock certificates. If your shares of common stock are held in street name (such as a brokerage account), you will automatically receive cash in lieu of fractional shares in your brokerage account.

          After the conversion, K-Fed Bancorp stockholders who hold stock certificates will not receive shares of Kaiser Federal Financial Group, Inc. common stock and will not be paid dividends on the shares of Kaiser Federal Financial Group, Inc. common stock until existing certificates representing shares of K-Fed Bancorp common stock are surrendered for exchange in compliance with the terms of the transmittal form. When stockholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of K-Fed Bancorp common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of Kaiser Federal Financial Group, Inc. common stock into which those shares have been converted by virtue of the conversion.

          If a certificate for K-Fed Bancorp common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholder’s expense.

          All shares of Kaiser Federal Financial Group, Inc. common stock that we issue in exchange for existing shares of K-Fed Bancorp common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

Subscription Offering and Subscription Rights

          In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and subject to the minimum, maximum and overall purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

          Priority 1: Eligible Account Holders. Each Kaiser Federal Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2006 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of (i) five percent (5%) of the shares of common stock sold in the offering, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

          To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2006. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of K-Fed Bancorp or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2006.

          Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, consisting of our employee benefit plans, will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, although our employee benefit plans intends to purchase 6.0% of the shares of common stock issued in the offering. If market conditions warrant, in the judgment of its trustees, the employee benefit plans may elect to fill its subscription rights, in whole or in part, through open-market purchases.

          Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each Kaiser Federal Bank depositor with a Qualifying Deposit at the close of business on September 30, 2007 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefore, nontransferable subscription rights to purchase up to the greater of (i) five percent (5%) of the shares of common stock sold in the offering, (ii) one-tenth of one percent of the total offering of common stock; or (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

          To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Kaiser Federal Bank as of the close of business on the voting record date of October 31 , 2007 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to five percent (5%) of the shares of common stock sold in the offering, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in the proportion that the amount of the subscription of each Other Member whose subscription remains unsatisfied bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied. To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at October 31 , 2007. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

          Expiration Date. The subscription offering will expire at 12:00 Noon, Pacific Time, on [Expiration Date], unless extended by us for up to 45 days. Such extension may be made without notice to you. Extensions beyond [Extension Date #1] will require the approval of the Office of Thrift Supervision and a resolicitation of subscribers in the offering. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

Community Offering

          To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with the following preferences:

(i)	Natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California;

(ii)	K-Fed Bancorp’s public stockholders as of November 14, 2007; and

(iii)	Other members of the general public.

          Purchasers in the community offering may purchase up to five percent (5%) of the shares of common stock sold in the offering, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

          If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of K-Fed Bancorp as of November 14 , 2007, the allocation procedures described above will apply to the stock orders of such persons. In the event of an oversubscription among members of the general public, these same allocation procedures will also apply. In addition, orders received for Kaiser Federal Financial Group, Inc. common stock in the community offering will first be filled up to a maximum of two percent (2%) of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

          The term “residing” or “resident” as used in this proxy statement/prospectus means any person who occupies a dwelling within Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

          Expiration Date. The community offering, if any, may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering. Kaiser Federal Financial Group, Inc. may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond [Extension Date #1], in which case we will resolicit purchasers in the offering.

Syndicated Community Offering

          As a final step in the conversion, the plan of conversion and reorganization provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to selected members of the general public in a syndicated community offering through a syndicate of registered broker-dealers managed by Keefe, Bruyette & Woods, Inc. as agent of Kaiser Federal Financial Group, Inc. We call this the syndicated community offering. We expect that the syndicated community offering will begin as soon as practicable after termination of the subscription offering and the direct community offering, if any. We, in our sole discretion, have the right to reject orders in whole or in part received in the syndicated community offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.

          The price at which common stock is sold in the syndicated community offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, acting alone, or with an associate or group of persons acting in concert, may purchase more than five percent (5%) of the shares of common stock in the syndicated community offering, subject to the overall purchase and ownership limitations. See “– Limitations on Stock Purchases.”

          Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of Kaiser Federal Financial Group, Inc. common stock. When, and if, Keefe, Bruyette & Woods, Inc. and Kaiser Federal Financial Group, Inc. believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. The dealers will send confirmations of the orders to their customers on the next business day after the order date. The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, the dealers will deposit funds to the account established by Kaiser Federal Financial Group, Inc. for each dealer. Each customer’s funds forwarded to Kaiser Federal Bank, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Kaiser Federal Bank from the dealers, funds will earn interest at Kaiser Federal Bank’s passbook (statement savings) account rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above. Notwithstanding the foregoing, any checks received by Keefe, Bruyette & Woods, Inc. or any selected dealer specifically for payment for the shares will be forwarded to Kaiser Federal Financial Group, Inc. by noon of the day following receipt for deposit to the account established by Kaiser Federal Financial Group, Inc. for each dealer. Keefe, Bruyette & Woods, Inc. shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time prior to the closing of the offering.

          The syndicated community offering will be completed within 45 days after the termination of the subscription offering, unless extended by Kaiser Federal Financial Group, Inc. with the approval of the Office of Thrift Supervision. The syndicated community offering may not be extended past _________, 2009. See “– How We Determined Our Price and the Number of Shares to Be Issued in the Stock Offering” above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Limitations on Common Stock Purchases

          The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock or more than five percent (5%) of the shares of common stock sold in the offering;

(ii)

No person exercising subscription rights through one deposit account may purchase more than five percent (5%) of the shares of common stock sold in the offering. No person exercising subscription rights through one or more similarly titled individual deposit accounts, and no group of persons exercising subscription rights though one deposit account, may purchase more than five percent (5%) of the shares of common stock sold in the offering;

(iii)

Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock sold in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iv)

Except for tax qualified employee benefit plans, including our employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than five percent (5%) of the shares of common stock sold in the offering in all categories of the offering combined;

(v)

Current stockholders of K-Fed Bancorp are subject to an ownership limitation. As previously described, current stockholders of K-Fed Bancorp will receive shares of Kaiser Federal Financial Group, Inc. common stock in exchange for their existing shares of K-Fed Bancorp common stock at the conclusion of the conversion and offering. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing K-Fed Bancorp common stock, may not exceed 5% of the shares of common stock of Kaiser Federal Financial Group, Inc. to be issued and outstanding at the completion of the conversion; and

(vi)

The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Kaiser Federal Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the conversion.

          Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of K-Fed Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given, and, in our sole discretion, some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares may be given, the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. The maximum purchase limitation of five percent (5%) of the shares sold in the offering may be further increased to 9.99%, provided that orders for Kaiser Federal Financial Group, Inc. common stock exceeding five percent (5%) of the shares sold in the offering shall not exceed in the aggregate ten (10%) of the total shares sold in the offering.

          In the event of an increase in the offering range of up to 17,192,500 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)	to fill the tax-qualified employee benefit plans, including the employee stock ownership plan’s, subscription for up to 10% of the total number of shares of common stock issued in the offering;

(ii)

in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(iii)

to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in Los Angeles, San Bernardino, Riverside and Santa Clara Counties, California, then to K-Fed Bancorp’s public stockholders as of November 14 , 2007 and then to members of the general public.

The term “associate” of a person means:

(i)

any corporation or organization, other than K-Fed Bancorp, Kaiser Federal Bank or a majority-owned subsidiary of Kaiser Federal Bank, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan of Kaiser Federal Bank in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of K-Fed Bancorp or Kaiser Federal Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

          We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise.

          Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank and except as described below. Any purchases made by any associate of Kaiser Federal Financial Group, Inc. or Kaiser Federal Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Kaiser Federal Financial Group, Inc.”

Marketing Arrangements

          To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the offering by, among other things:

(i)	acting as our financial advisor and marketing agent for the conversion and offering;

(ii)	managing the Stock Information Center;

(iii)	providing administrative services;

(iv)	targeting our sales efforts, including assisting in the preparation of marketing materials;

(v)	soliciting orders for common stock; and

(vi)	assisting in soliciting proxies of our members.

          For these services, Keefe, Bruyette & Woods, Inc. will receive an advisory and administrative fee of $50,000 and a sales fee equal to 1.0% of the dollar amount of all shares of common stock sold in the subscription and community offering. The sales fee will be reduced by the advisory and administrative fee. No sales fee will be payable to Keefe, Bruyette & Woods, Inc. with respect to shares purchased by officers, directors and employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 5.5% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Keefe, Bruyette & Woods, Inc.). Keefe, Bruyette & Woods, Inc. also will be reimbursed for allocable expenses in an amount not to exceed $30,000, and for attorneys’ fees and allocable expenses in an amount not to exceed $55,000.

          We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities.

          Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Kaiser Federal Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Kaiser Federal Bank’s main office apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Offering Deadline

          The offering will expire at 12:00 Noon, Pacific Time, on [Expiration Date], unless we extend it, without notice to you, for up to 45 days. Any extension of the subscription and/or community offering beyond [Extension Date #1] would require the Office of Thrift Supervision’s approval. In such event, we would conduct a resolicitation. Purchasers would have the opportunity to maintain, change or cancel their stock orders within a specified period. If a purchaser does not respond during the resolicitation period, his or her stock order will be cancelled and payment will be returned promptly, with interest calculated at Kaiser Federal Bank’s passbook savings rate, and deposit account withdrawal authorizations will be cancelled. We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we will terminate the offering and cancel all orders, as described above. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond [Extension Date #2], which is two years after the special meeting of depositors to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds submitted, with interest calculated at Kaiser Federal Bank’s passbook savings rate from the date of receipt.

Prospectus Delivery

          To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Procedure for Purchasing Shares in the Subscription and Community Offerings

          Use of Stock Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 12:00 Noon Pacific Time, on [Expiration Date] at our Stock Information Center. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so, and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by bringing your stock order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Our Stock Information Center is located in our main office at 1359 North Grand Avenue, Covina, California. Stock order forms may not be delivered to our other Kaiser Federal Bank offices. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

          If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the stock order forms will be final.

          By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Kaiser Federal Bank or the federal government, and that you received a copy of this proxy statement/prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. You may not submit cash or wire transfers. Payment for shares may be made by:

(i)	personal check, bank check or money order, made payable to Kaiser Federal Financial Group, Inc.; or

(ii)	authorization of withdrawal from the types of Kaiser Federal Bank deposit accounts designated on the stock order form.

          Appropriate means for designating withdrawals from deposit accounts at Kaiser Federal Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current passbook savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Kaiser Federal Bank or another depository institution and will earn interest calculated at Kaiser Federal Bank’s passbook savings rate from the date payment is received until the offering is completed or terminated.

          You may not remit Kaiser Federal Bank line of credit checks, and we will not accept third-party checks, including those payable to you and endorsed over to Kaiser Federal Financial Group, Inc. You may not designate on your stock order form a direct withdrawal from an Kaiser Federal Bank individual retirement account. See “—Using Individual Retirement Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Kaiser Federal Bank deposit accounts with check-writing privileges. Please provide a check instead. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

          Regulations prohibit Kaiser Federal Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

          We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community or syndicated offering at any time prior to the completion of the conversion. This payment may be made by wire transfer.

          If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment from an unrelated financial institution or Kaiser Federal Financial Group, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Funds to Purchase Shares

          If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Kaiser Federal Bank’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Kaiser Federal Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account before you place your stock order. There will be no early withdrawal or interest penalties for these transfers. The new trustee will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s individual retirement account funds. An annual administrative fee may be payable to the new trustee. Assistance on how to transfer individual retirement accounts maintained at Kaiser Federal Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account or any other retirement account at Kaiser Federal Bank or elsewhere to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [Expiration Date] offering deadline, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

          Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the certificate registration address noted by them on the stock order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by our transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

          Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority , particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

          Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

          We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Liquidation Rights

          In the unlikely event of a complete liquidation of K-Fed Bancorp prior to the conversion, all claims of creditors of K-Fed Bancorp, including those of depositors of Kaiser Federal Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of K-Fed Bancorp remaining, these assets would be distributed to stockholders, including K-Fed Mutual Holding Company. In the unlikely event that K-Fed Mutual Holding Company and K-Fed Bancorp liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of K-Fed Mutual Holding Company remaining, members of K-Fed Mutual Holding Company would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Kaiser Federal Bank immediately prior to liquidation. In the unlikely event that Kaiser Federal Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Kaiser Federal Financial Group, Inc. as the holder of Kaiser Federal Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

          The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of:

(i)	K-Fed Mutual Holding Company’s ownership interest in the retained earnings of K-Fed Bancorp as of the date of its latest balance sheet contained in this proxy statement/prospectus; or

(ii)

the retained earnings of Kaiser Federal Bank as of the date of the latest financial statements set forth in the proxy statement/prospectus used by Kaiser Federal Bank’s mutual predecessor when it reorganized into K-Fed Mutual Holding Company in July, 2003.

          The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Kaiser Federal Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Kaiser Federal Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain his or her deposit account at Kaiser Federal Bank, would be entitled, on a complete liquidation of Kaiser Federal Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Kaiser Federal Financial Group, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Kaiser Federal Bank on March 31, 2006, or September 30, 2007. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2006, or September 30, 2007 bears to the balance of all deposit accounts in Kaiser Federal Bank on such dates.

          If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2006 or September 30, 2007 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Kaiser Federal Financial Group, Inc. as the sole stockholder of Kaiser Federal Bank.

Material Income Tax Consequences

          Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, Eligible Account Holders, Supplemental Eligible Account Holders, Other Members of K-Fed Mutual Holding Company and stockholders of K-Fed Bancorp. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that K-Fed Bancorp or Kaiser Federal Bank would prevail in a judicial proceeding.

          K-Fed Mutual Holding Company and K-Fed Bancorp have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.

The conversion of K-Fed Bancorp to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of K-Fed Bancorp with and into Kaiser Federal Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

Neither K-Fed Bancorp, Kaiser Federal Bank, nor the stockholders of K-Fed Bancorp will recognize any gain or loss upon the transfer of assets of K-Fed Bancorp to Kaiser Federal Bank in exchange for shares of common stock of Kaiser Federal Bank, which will be constructively received by Kaiser Federal Financial Group, Inc.’s stockholders. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.

The basis of the assets of K-Fed Bancorp and the holding period of such assets to be received by Kaiser Federal Bank will be the same as the basis and holding period in such assets in the hands of K-Fed Bancorp immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.

The conversion of K-Fed Mutual Holding Company, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of K-Fed Mutual Holding Company with and into Kaiser Federal Bank qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.

The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in K-Fed Mutual Holding Company for interests in a liquidation account established in Kaiser Federal Bank will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.

None of K-Fed Mutual Holding Company, K-Fed Bancorp, Kaiser Federal Bank, nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of K-Fed Mutual Holding Company to Kaiser Federal Bank in exchange for an interest in a liquidation account established in Kaiser Federal Bank for the benefit of eligible account holders and supplemental eligible account holders who remain depositors of Kaiser Federal Bank.

7.

Current stockholders of K-Fed Bancorp will not recognize any gain or loss upon their constructive exchange of K-Fed Bancorp common stock for shares of Kaiser Federal Bank which will in turn be exchanged for new shares of Kaiser Federal Financial Group, Inc. common stock.

8.

Each stockholder’s aggregate basis in shares of Kaiser Federal Financial Group, Inc. common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of K-Fed Bancorp common stock surrendered in exchange therefore.

9.

Each stockholder’s holding period in his or her Kaiser Federal Financial Group, Inc. common stock received in the exchange will include the period during which K-Fed Bancorp common stock surrendered was held, provided that the K-Fed Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

10.

Cash received by any current stockholder of K-Fed Bancorp in lieu of a fractional share interest in shares of Kaiser Federal Financial Group, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Kaiser Federal Financial Group, Inc. common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

11.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Kaiser Federal Financial Group, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Kaiser Federal Financial Group, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

12.

It is more likely than not that the basis of the shares of Kaiser Federal Financial Group, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Kaiser Federal Financial Group, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by Kaiser Federal Financial Group, Inc. on the receipt of money in exchange for Kaiser Federal Financial Group, Inc. common stock sold in the offering.

          The opinion addresses all material federal income tax consequences of the conversion and reorganization. The tax opinion as to items 11 and 12 above is based on the position that subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

          The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

          The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Kaiser Federal Financial Group, Inc.’s registration statement. Advice regarding the California state income tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLP, tax advisors to K-Fed Mutual Holding Company and K-Fed Bancorp.

          We also have received a letter from RP Financial, LC. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

          If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion

          All shares of common stock purchased in the offering by a director or an executive officer of Kaiser Federal Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Kaiser Federal Financial Group, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

          Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based incentive plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans.

          Office of Thrift Supervision regulations prohibit Kaiser Federal Financial Group, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

          The Board of Directors recommends that you vote “FOR” the Plan of Conversion and Reorganization.

PROPOSAL 4 - ADJOURNMENT OF THE ANNUAL MEETING

          If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and reorganization at the time of the annual meeting, the plan of conversion and reorganization may not be approved unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by K-Fed Bancorp at the time of the annual meeting to be voted for an adjournment, if necessary, K-Fed Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The Board of Directors of K-Fed Bancorp recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned annual meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the annual meeting of the hour, date and place to which the annual meeting is adjourned.

          The Board of Directors recommends that you vote “FOR” the adjournment of the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the proposal to approve the plan of conversion and reorganization.

PROPOSALS 5a THROUGH 5f - INFORMATIONAL PROPOSALS RELATED TO THE
ARTICLES OF INCORPORATION OF KAISER FEDERAL FINANCIAL GROUP, INC.

          By their approval of the plan of conversion and reorganization as set forth in Proposal 3, the Board of Directors of K-Fed Bancorp has approved each of the informational proposals numbered 5a through 5f, all of which relate to provisions included in the articles of incorporation or bylaws of Kaiser Federal Financial Group, Inc. Each of these informational proposals is discussed in more detail below.

          As a result of the conversion, the public stockholders of K-Fed Bancorp, whose rights are presently governed by the charter and bylaws of K-Fed Bancorp, will become stockholders of Kaiser Federal Financial Group, Inc., whose rights will be governed by the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter and bylaws of K-Fed Bancorp and the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

          The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals 5a through 5f were approved as part of the process in which the board of directors of K-Fed Bancorp approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Office of Thrift Supervision’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. K-Fed Bancorp’s stockholders are not being asked to approve these informational proposals at the annual meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if stockholders approve the plan of conversion and reorganization, regardless of whether stockholders vote to approve any or all of the informational proposals. The provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws which are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

          Informational Proposal 5a – Approval of an Increase of Authorized Shares of Capital Stock. The authorized capital stock of Kaiser Federal Financial Group, Inc. consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. The current authorized capital stock of K-Fed Bancorp consists of 18,000,000 shares of common stock, par value $0.01 per share, and 2,000,000shares of preferred stock, par value $0.01 per share.

          At June 30, 2007, there were 13,948,945 outstanding shares of common stock of K-Fed Bancorp and no outstanding shares of preferred stock. At the maximum of the offering range, we expect to issue an aggregate of 23,532,229 shares of Kaiser Federal Financial Group, Inc. common stock in the offering and as exchange shares, almost double the existing number of outstanding shares of K-Fed Bancorp. At the maximum of the offering range, an additional 959,369 shares of Kaiser Federal Financial Group, Inc. common stock will be reserved for issuance pursuant to the existing 2004 stock option plan and another 383,748 shares will be reserved for issuance pursuant to the 2004 recognition and retention plan. In addition, 1,951,395 shares would be reserved under the future stock-based incentive plan, which is contemplated. Given the increased number of shares of common stock to be issued and outstanding and reserved for issuance, an increase in the number of authorized shares of capital stock is believed to be appropriate.

          Kaiser Federal Financial Group, Inc.’s Board of Directors currently has no plans for the issuance of additional shares of common stock, other than the issuance of shares of pursuant to the terms of the existing 2004 stock option plan and 2004 recognition and retention plan and the proposed new stock-based incentive plan.

          All authorized and unissued shares of Kaiser Federal Financial Group, Inc.’s common stock and preferred stock following the conversion and offering will be available for issuance without further action of the stockholders, unless such action is required by applicable law or the listing standards of The Nasdaq Stock Market or the listing standards of any other stock exchange on which Kaiser Federal Financial Group, Inc.’s securities may then be listed.

          An increase in the number of authorized shares of capital stock may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of Kaiser Federal Financial Group, Inc., if such attempts are not approved by the Board of Directors. In the event that a tender offer or other takeover attempt is threatened, the Board of Directors could issue shares of stock from authorized and unissued shares in order to dilute the stock ownership of persons seeking to take control of Kaiser Federal Financial Group, Inc.

          The Board of Directors recommends that you vote “FOR” the proposal to increase the authorized shares of capital stock.

          Informational Proposal 5b – Approval of a Provision in Kaiser Federal Financial Group, Inc.’s Articles of Incorporation to Limit the Ability of Stockholders to Remove Directors. The articles of incorporation of Kaiser Federal Financial Group, Inc. provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of at least 80% of the shares entitled to vote in the election of directors.

          K-Fed Bancorp’s Bylaws provides that any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of stockholders called for such purpose. This has provided an adequate degree of protection under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from seeking removal of one or more directors in order to promote an agenda that may not be in the best interests of all other stockholders.

          The 80% voting requirement of the Articles of Incorporation of Kaiser Federal Financial Group, Inc. is intended to prevent sudden and fundamental changes to the composition of the Board of Directors except in the case of director misconduct. This provision does not prevent the replacement of one or more directors at an annual meeting of stockholders, and will not prevent replacement of the entire Board over the course of three years. This provision is intended to reduce the ability of anyone to coerce members of the Board of Directors by threatening them with removal from office, in cases where the directors are acting in good faith to discharge their duties to the corporation and to all stockholders as a group. This provision will not prevent a stockholder from conducting a proxy contest with respect to the election of directors at an annual meeting of stockholders.

          The higher vote threshold may make it more difficult to bring about a change in control of Kaiser Federal Financial Group, Inc. One method for a hostile stockholder to take control of a company is to acquire a majority of the outstanding shares of the company through a tender offer or open market purchases and then use its voting power to remove the existing directors.

          The Board of Directors believes that it is desirable to adopt this provision so that a director’s continued service will be conditioned on his or her ability to serve and discharge his or her duties to the corporation and the stockholders in good faith, rather than his or her position relative to a dominant stockholder.

          The Board of Directors recommends that you vote “FOR” the approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the ability of stockholders to remove directors.

          Informational Proposal 5c – Approval of a Provision In Kaiser Federal Financial Group, Inc.’s Articles Of Incorporation to Limit Business Combinations with Interested Stockholders. The articles of incorporation of Kaiser Federal Financial Group, Inc. require the approval of the holders of at least 80% of Kaiser Federal Financial Group, Inc.’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

          Under Kaiser Federal Financial Group, Inc.’s articles of incorporation, the term “interested stockholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of Kaiser Federal Financial Group, Inc.;

•

an affiliate of Kaiser Federal Financial Group, Inc. and at any time within the two-year period prior to the date in question was the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of the Kaiser Federal Financial Group, Inc.; or

•

an assignee of or has otherwise succeeded to any shares of voting stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

•

any merger or consolidation of Kaiser Federal Financial Group, Inc. or of its subsidiaries with (a) any interested stockholder; or (b) any other corporation, which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets of Kaiser Federal Financial Group, Inc. or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the Kaiser Federal Financial Group, Inc. and its subsidiaries;

•

the issuance or transfer by Kaiser Federal Financial Group, Inc. or any of its subsidiaries (in one transaction or a series of transactions) of any securities of Kaiser Federal Financial Group, Inc. or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined assets of Kaiser Federal Financial Group, Inc. and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Kaiser Federal Financial Group, Inc. or any of its subsidiaries;

•

the adoption of any plan or proposal for the liquidation or dissolution of Kaiser Federal Financial Group, Inc. proposed by or on behalf of any interested stockholder or any affiliate of such interested stockholder; or

•

any reclassification of securities (including any reverse stock split), or recapitalization of Kaiser Federal Financial Group, Inc., or any merger or consolidation of Kaiser Federal Financial Group, Inc. with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kaiser Federal Financial Group, Inc. or any of its

subsidiaries, which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

          Neither the charter or bylaws of K-Fed Bancorp nor the federal laws and regulations applicable to K-Fed Bancorp contain a provision that restricts business combinations between K-Fed Bancorp and any interested stockholder in the manner set forth above.

          This provision is intended to limit the ability of any person who acquires a significant number of shares of Kaiser Federal Financial Group, Inc. common stock to effect a transaction that may not be in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders generally. This will not prevent a significant stockholder from seeking approval of a business combination, but it will make it more difficult for such a stockholder to influence the outcome of a stockholder vote simply by acquiring a large number of shares of common stock but without persuading other stockholders of the merits of its proposed course of action.

          K-Fed Bancorp’s charter does not contain similar provisions regarding business combinations involving interested stockholders. This has not been necessary under the mutual holding company structure, in which the mutual holding company owns a majority of all voting shares and can prevent a third party from effecting a transaction that may be in its own self-interest but which may not be in the best interests of all other stockholders.

          The Board of Directors recommends that you vote “FOR” the approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit business combinations with interested stockholders.

          Informational Proposal 5d. - Approval of a Provision in Kaiser Federal Financial Group, Inc.’s Articles of Incorporation Requiring a Super-Majority Vote to Approve Certain Amendments to Kaiser Federal Financial Group, Inc.’s Articles of Incorporation. No amendment of the charter of K-Fed Bancorp may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of Kaiser Federal Financial Group, Inc. generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D and E of Article Fifth (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote), Article Seventh (Directors), Article Eighth (Bylaws), Article Ninth (Approval of Certain Business Combinations), Article Eleventh (Indemnification, etc. of Directors and Officers), Article Twelfth (Limitation of Liability) and Article Thirteen (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the Board of Directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock.

          These limitations on amendments to specified provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of stockholders to amend those provisions, K-Fed Mutual Holding Company, as a 63.5% stockholder, currently can effectively block any stockholder proposed change to the charter.

          This provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where to ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the Board of Directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Kaiser Federal Financial Group, Inc. and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

          The Board of Directors recommends that you vote “FOR” the approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation requiring a super-majority vote to approve certain amendments to Kaiser Federal Financial Group, Inc.’s articles of incorporation.

          Informational Proposal 5e. - Approval of a Provision in Kaiser Federal Financial Group, Inc.’s Bylaws Requiring a Super-Majority Vote of Stockholders to Approve Stockholder Proposed Amendments to Kaiser Federal Financial Group, Inc.’s Bylaws. An amendment to K-Fed Bancorp’s bylaws proposed by stockholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Office of Thrift Supervision. The bylaws of Kaiser Federal Financial Group, Inc. provide that stockholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

          These limitations on amendments to the bylaws of Kaiser Federal Financial Group, Inc. are intended to ensure that the bylaws are not limited or changed upon a simple majority vote of stockholders. While this limits the ability of stockholders to amend the bylaws, K-Fed Mutual Holding Company, as a 63.5% stockholder, currently can effectively block any stockholder proposed change to the bylaws. Also, the Board of Directors of both K-Fed Bancorp and Kaiser Federal Financial Group, Inc. may by a majority vote amend either company’s bylaws.

          This provision in Kaiser Federal Financial Group, Inc.’s bylaws could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The Board of Directors believes that the provision limiting amendments to the bylaws will put the Board of Directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of Kaiser Federal Financial Group, Inc. and the fundamental rights of its stockholders, and to preserve the ability of all stockholders to have an effective voice in the outcome of such matters.

          The Board of Directors recommends that you vote “FOR” the approval of the provision in Kaiser Federal Financial Group, Inc.’s bylaws requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Kaiser Federal Financial Group, Inc.’s bylaws.

          Informational Proposal 5f. – Approval of a Provision in Kaiser Federal Financial Group, Inc.’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of Kaiser Federal Financial Group, Inc.’s Outstanding Voting Stock. The articles of incorporation of Kaiser Federal Financial Group, Inc. provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Kaiser Federal Financial Group, Inc. to be beneficially, owned by such person and his or her affiliates).

          The foregoing restriction does not apply to any employee benefit plans of Kaiser Federal Financial Group, Inc. or any subsidiary or a trustee of a plan.

          The charter of K-Fed Bancorp provides that, for a period of five years from the effective date of Kaiser Federal Bank’s mutual holding company reorganization, no person, other than K-Fed Mutual Holding Company, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of K-Fed Bancorp or any subsidiary.

          The provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of Kaiser Federal Financial Group, Inc. common stock and thereby gain sufficient voting control so as to cause Kaiser Federal Financial Group, Inc. to effect a transaction that may not be in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders generally. This provision will not prevent a stockholder from seeking to acquire a controlling interest in Kaiser Federal Financial Group, Inc., but it will prevent a stockholder from voting more than 10% of the outstanding shares of common stock unless that stockholder has first persuaded the Board of Directors of the merits of the course of action proposed by the stockholder. The Board of Directors of Kaiser Federal Financial Group, Inc. believes that fundamental transactions generally should be first considered and approved by the Board of Directors as the Board generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that the Board of Directors’ ability to make the initial assessment could be impeded if a single stockholder could acquire a sufficiently large voting interest so as to control a stockholder vote on any given proposal. This provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most stockholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

          The Board of Directors recommends that you vote “FOR” the approval of a provision in Kaiser Federal Financial Group, Inc.’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Kaiser Federal Financial Group, Inc.’s outstanding voting stock.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
OF
K-FED BANCORP AND SUBSIDIARY

The summary financial information presented below is derived in part from the consolidated financial statements of K-Fed Bancorp. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at June 30, 2007 and 2006, and for the years ended June 30, 2007, 2006 and 2005 is derived in part from the audited consolidated financial statements of K-Fed Bancorp that appear in this proxy statement/prospectus. The information at June 30, 2005, 2004 and 2003, and for the years ended June 30, 2004 and 2003 is derived in part from audited consolidated financial statements that do not appear in this proxy statement/prospectus.

	At and for the Year Ended June 30,

	2007	2006	2005		2004	2003

	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$799,625	$738,899	$639,882		$584,422		$433,753
Total cash and cash equivalents	26,732	25,579	17,315		12,158		16,190
Loans receivable, net	699,143	634,093	537,567		496,206		389,640
Securities available-for-sale	13,579	11,289	18,848		21,003		—
Securities held-to-maturity	21,096	24,738	30,834		41,361		14,247
Interest bearing deposits in other financial institutions	2,970	9,010	9,010		2,970		6,437
Federal Home Loan Bank stock	9,870	8,746	4,027		3,290		2,602
Total deposits	494,128	463,454	475,792	[1]	422,953		346,239
Total borrowings	210,016	179,948	70,777		70,000		50,000
Total stockholders’ equity	92,317	92,657	90,760		89,116		35,395

Selected Operations Data:
Total interest income	$41,166	$35,821	$28,168		$22,037		$20,444
Total interest expense	23,140	17,464	10,800		9,622		8,365

Net interest income	18,026	18,357	17,368		12,415		12,079
Provision for loan losses	529	652	406		483		1,124

Net interest income after provision for loan losses	17,497	17,705	16,962		11,932		10,955
Total noninterest income	4,259	3,426	3,056		3,229		3,186
Total noninterest expense	14,518	13,476	12,041		10,000		9,992

Income before income tax expense	7,238	7,655	7,977		5,161		4,149

Income tax expense	2,534	2,726	2,980		1,993		1,710

Net income	$4,704	$4,929	$4,997		$3,168		$2,439

Basic earnings per share	$0.35	$0.36	$0.36		$0.06	$	n/m

Diluted earnings per share	$0.34	$0.36	$0.36		$0.06	$	n/m

Dividends per share	$0.39	$0.28	$0.16		$—		$—

[1]	In September 2004, we acquired $60 million in deposits from another financial institution in connection with a branch acquisition.

	At or for the Year Ended June 30,

	2007	2006	2005	2004	2003

Selected Operating Ratios:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.61%	0.68%	0.82%	0.58%	0.68%
Return on equity (ratio of net income to average total equity)	5.09%	5.33%	5.49%	6.05%	7.13%
Dividend payout ratio (1)	112.69%	78.62%	44.80%	n/a	n/a

Ratio of noninterest expense to average total assets	1.89%	1.87%	1.97%	1.82%	2.77%
Efficiency ratio (2)	65.15%	61.86%	58.96%	63.92%	65.46%
Ratio of average interest-earning assets to average interest-bearing liabilities	117.84%	119.38%	124.49%	117.32%	118.57%

Interest Rate Spread Information:
Average interest rate spread	1.87%	2.17%	2.48%	2.03%	2.98%
Interest rate spread at end of period	1.84%	2.18%	2.33%	2.31%	2.84%
Net interest margin (3)	2.43%	2.66%	2.93%	2.34%	3.42%

Asset Quality Ratios:
Non-performing assets to total assets	0.18%	0.02%	0.13%	0.02%	0.01%
Allowance for loan losses to non-performing loans(4)	245.84%	4062.69%	305.97%	2839.02%	8773.08%
Allowance for loan losses to total loans (4) (5)	0.40%	0.43%	0.45%	0.47%	0.58%
Net charge-offs to average outstanding loans	0.07%	0.06%	0.06%	0.11%	0.19%
Non-performing loans to total loans	0.16%	0.01%	0.15%	0.02%	0.01%

Capital Ratios:
Equity to total assets at end of period	11.55%	12.54%	14.18%	15.25%	8.16%
Average equity to average assets	12.00%	12.84%	14.85%	9.56%	9.47%
Tier 1 leverage	8.32%	9.58%	10.17%	11.05%	8.16%
Tier 1 risk-based	12.76%	15.42%	16.12%	17.95%	14.20%
Total risk-based	13.30%	16.03%	16.74%	18.63%	15.11%

Other Data:
Number of branches	9	7	5	4	3
Number of ATMs	54	52	30	28	13
Number of loans	9,442	8,942	8,847	9,936	11,020
Number of deposit accounts	66,330	64,995	65,724	65,264	64,495
Assets in millions per total number of full-time equivalent employees	$8.79	$7.46	$7.44	$7.04	$4.82

(1)	The dividend payout ratio is calculated using dividends declared and not waived by our mutual holding company parent, K-Fed Mutual Holding Company, divided by net income.
(2)	Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income, exclusive of securities gains and losses.
(3)	Net interest income divided by average interest-earning assets.
(4)	The allowance for loan losses at June 30, 2007, 2006, 2005, 2004, and 2003 was $2.8 million, $2.7 million, $2.4 million, $2.3 million, and $2.3 million, respectively.
(5)	Total loans are net of deferred fees and costs.

RECENT DEVELOPMENTS

           The following tables contain certain information concerning the financial position and results of operations of K-Fed Bancorp at the dates and for the periods indicated. The data presented at September 30, 2007 and for the three months ended September 30, 2007 and September 30, 2006 are derived from unaudited consolidated financial statements but, in the opinion of management, reflects all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended September 30, 2007 are not necessarily indicative of the results of operations that may be expected for the fiscal year ending June 30, 2008. As of November 1, 2007, we have not yet filed our quarterly report on Form 10-Q pursuant to the Securities Exchange Act of 1934, as amended. Accordingly, our independent registered public accounting firm has not completed its review of such financial statements.

	At September 30, 2007	At June 30, 2007

	(In thousands)
Selected Financial Condition Data:
Total assets	$805,779	$799,625
Total cash and cash equivalents	25,147	26,732
Loans receivable, net	707,690	699,143
Securities available-for-sale	13,301	13,579
Securities held-to-maturity	20,270	21,096
Interest bearing deposits in other financial institutions	2,970	2,970
Federal Home Loan Bank stock	10,137	9,870
Total deposits	508,683	494,128
Total borrowings	200,022	210,016
Total stockholders’ equity	93,257	92,317

	For the three months ended September 30,

	2007	2006

	(Dollars in thousands, except per share amounts)
Selected Operations Data:
Total interest income	$10,987	$9,725
Total interest expense	6,460	5,153
Net interest income	4,527	4,572
Provision for loan losses	168	122
Net interest income after provision for loan losses	4,359	4,450
Total noninterest income	1,041	1,076
Total noninterest expense	3,853	3,427

Income before income tax expense	1,547	2,099

Income tax expense	554	784

Net income	$993	$1,315

Basic earnings per share	$0.07	$0.10

Diluted earnings per share	$0.07	$0.10

Dividends per share	$0.10	$0.09

	At or for the three months ended September 30,

	2007	2006

Selected Operating Ratios:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.50%	0.71%
Return on equity (ratio of net income to average total equity)	4.28%	5.66%
Dividend payout ratio (1)	136.67%	93.81%

Ratio of noninterest expense to average total assets	1.92%	1.85%
Efficiency ratio (2)	69.12%	60.68%
Ratio of average interest-earning assets to average interest-bearing liabilities	114.54%	117.50%

Interest Rate Spread Information:
Average interest rate spread	1.87%	2.08%
Net interest margin (3)	2.37%	2.59%

Asset Quality Ratios:
Non-performing assets to total assets	0.06%	0.14%
Allowance for loan losses to non-performing loans(4)	639.06%	308.40%
Allowance for loan losses to total loans (4) (5)	0.41%	0.44%
Net charge-offs to average outstanding loans	0.01%	0.01%
Non-performing loans to total loans	0.06%	0.14%

Capital Ratios:
Equity to total assets at end of period	11.57%	12.31%
Average equity to average assets	11.56%	12.55%
Tier 1 leverage	8.40%	9.56%
Tier 1 risk-based	12.78%	15.26%
Total risk-based	13.33%	15.87%

Other Data:
Number of branches	9	9
Number of ATMs	54	52
Number of loans	9,274	8,837
Number of deposit accounts	65,960	65,327
Assets in millions per total number of full-time equivalent employees	$9.26	$7.71

(1)	The dividend payout ratio and calculated using dividends declared and not waived by our mutual holding company parent, K-Fed Mutual Holding Company, divided by net income (annualized).
(2)	Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income, exclusive of securities gains and losses (annualized).
(3)	Net interest income divided by average interest-earning assets.
(4)	The allowance for loan losses at September 30, 2007 and 2006 was $2.9 million and $2.8 million, respectively.
(5)	Total loans are net of deferred fees and costs.

Comparison of Financial Condition at September 30, 2007 and June 30, 2007.

           Assets. Cash and cash equivalents decreased $1.6 million, or 5.9% to $25.1 million at September 30, 2007 from $26.7 million at June 30, 2007. The decrease related to cash and due from banks which decreased $4.6 million to $6.4 million at September 30, 2007 from $11.0 million at June 30, 2007 offset by federal funds sold, which increased $2.9 million to $18.7 million at September 30, 2007 from $15.8 million at June 30, 2007. The decrease in cash and cash equivalents was primarily attributable to funding loan origination activity.

           Our investment portfolio decreased $1.1 million, or 3.2% to $33.6 million at September 30, 2007 from $34.7 million at June 30, 2007. The decrease was attributable to normal repayments of principal on our mortgage-backed securities and collateralized mortgage obligations.

           Our net loan portfolio increased $8.6 million, or 1.2% to $707.7 million at September 30, 2007 from $699.1 million at June 30, 2007. One- to four-family real estate loans decreased $11.1 million, or 2.4% to $458.4 million at September 30, 2007 from $469.5 million at June 30, 2007. Commercial real estate loans increased $7.9 million, or 10.1% to $85.7 million at September 30, 2007 from $77.8 million at June 30, 2007. Multifamily loans increased $10.2 million, or 11.5% to $98.3 million at September 30, 2007 from $88.1 million at June 30, 2007. Other loans which are comprised primarily of auto loans increased $1.8 million, or 2.7% to $68.4 million at September 30, 2007 from $66.6 million at June 30, 2007. The overall loan mix remained relatively consistent, with real estate loans comprising 90.4% of the total loan portfolio at September 30, 2007, compared with 90.5% at June 30, 2007.

           Deposits. Total deposits increased $14.6 million, or 2.9% to $508.7 million at September 30, 2007 from $494.1 million at June 30, 2007. The increase was primarily due to increases of $20.7 million in certificates of deposit and $2.0 million in checking accounts. These increases were offset by reductions of $4.9 million in savings accounts and $3.2 million in money market accounts. Certificates of deposit balances grew primarily as a result of obtaining a $15.0 million deposit from the State of California through the State’s Time Deposit program in exchange for pledging certain investment securities.

           Borrowings. Advances from the Federal Home Loan Bank of San Francisco decreased $10.0 million, or 4.8% to $200.0 million at September 30, 2007 from $210.0 million at June 30, 2007. We use either deposits or borrowings to fund assets depending on various factors including liquidity and asset/liability management strategies.

           Equity. Stockholders’ equity increased $940,000 to $93.3 million at September 30, 2007 from $92.3 million at June 30, 2007 primarily as a result of $993,000 in net income earned for the three months ended September 30, 2007, an unrealized gain on securities of $83,000, net of tax and the allocation of ESOP shares, stock awards, and stock options earned totaling $335,000. This gain was offset by cash payments of $471,000 in dividends to stockholders of record, excluding shares held by K-Fed Mutual Holding Company, of $0.10 per share for the quarter.

Comparison of Results of Operations for the Three Months Ended September 30, 2007 and September 30, 2006.

           General. Net income for the three months ended September 30, 2007 was $993,000, a decrease of $322,000, or 24.5%, compared to net income of $1.3 million for the three months ended September 30, 2006. Earnings per basic and diluted common share were $0.07 for the three months ended September 30, 2007 compared to $0.10 for the three months ended September 30, 2006. The decrease in net income primarily resulted from an increase in non-interest expense as described below.

           Interest Income. Interest income increased by $1.3 million or 13.0%, to $11.0 million for the three months ended September 30, 2007 from $9.7 million for the three months ended September 30, 2006. The primary factor for the increase in interest income was an increase in the average loans receivable balance of $70.9 million or 11.2%, from $631.9 million for the three months ended September 30, 2006 to $702.8 million for the three months ended September 30, 2007. The increase primarily attributable to increases in multifamily and non-residential real estate loans. Interest income also increased as a result of a 21 basis point increase in the average yield on loans receivable from 5.64% for the three months ended September 30, 2006 to 5.85% for the three months ended September 30, 2007. The increase in the average yield on loans receivable was primarily attributable to the addition of higher-yielding multifamily and non-residential real estate loans to our portfolio.

           Interest income on securities, excluding FHLB stock, increased by $26,000 or 7.5%, to $373,000 for the three months ended September 30, 2007 from $347,000 for the three months ended September 30, 2006. The increase resulted from a 46 basis point increase in the average yield on the securities investment portfolio from 3.92% for the three months ended September 30, 2006 to 4.38% for the three months ended September 30, 2007.

           Other interest income decreased by $139,000 or 38.5% to $222,000 for the three months ended September 30, 2007 from $361,000 for the three months ended September 30, 2006. The decrease was primarily attributable to a decrease in the average balance of fed funds sold of $7.3 million or 38.0%, from $19.1 million for the three months ended September 30, 2006 to $11.8 million for the three months ended September 30, 2007. The decrease in fed funds was attributable to increased loan growth during the comparable periods. Interest income was also reduced by a 13 basis point decrease in the average yield earned on fed funds sold from 5.14% for the three months ended September 30, 2006 to 5.01% for the three months ended September 30, 2007. The decrease in the average yield earned on fed funds sold was primarily attributable to declines in general market rates.

           Interest Expense. Interest expense increased $1.3 million, or 25.4%, for the three months ended September 30, 2007 to $6.5 million as compared to $5.2 million for the three months ended September 30, 2006. The increase was primarily attributable to an increase in the average balance of deposits and FHLB advances, combined with higher interest rates. The average balance of interest-bearing liabilities increased $67.0 million or 11.1% to $668.2 million for the three months ended September 30, 2007 from $601.2 million for the three months ended September 30, 2006. The average interest rates paid on interest-bearing liabilities increased 44 basis points to 3.87% for the three months ended September 30, 2007 from 3.43% for the three months ended September 30, 2006.

           Net Interest Income. Net interest income before provision for loan losses decreased $45,000 or 1.0%, to $4.5 million for the three months ended September 30, 2007 from $4.6 million for the three months ended September 30, 2006. The decline was attributable to continued compression in our net interest margin as a result of the current yield curve. As a result, the net interest margin decreased 22 basis points from 2.59% for the three months ended September 30, 2006 to 2.37% for the three months ended September 30, 2007.

           Provision for Loan Losses. Our provision for loan losses was $168,000 for the three months ended September 30, 2007 compared to $122,000 for the three months ended September 30, 2006. The allowance for loan losses as a percent of total loans was 0.41% at September 30, 2007 as compared to 0.44% at September 30, 2006. The increase in provision for loan losses was primarily attributable to an increase in our multifamily and commercial real estate lending, which has a higher risk than our traditional one- to four-family real estate lending. The assumptions are based both on current industry and economic trends in addition to our internal loan loss history. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both periods.

           Noninterest Income. Our noninterest income decreased $35,000, or 3.3%, to $1.0 million for the three months ended September 30, 2007 from $1.1 million for the three months ended September 30, 2006. The decrease was primarily the result of an increase in losses attributable to our investment in a California Affordable Housing Program offset by increased fee and transaction income related to customer service fees.

           Noninterest Expense. Our noninterest expense increased $426,000, or 12.4% to $3.9 million for the three months ended September 30, 2007 from $3.4 million for the three months ended September 30, 2006. The increase was primarily due to a $206,000 increase in salaries and benefits, a $106,000 increase in other operating expense and a $45,000 increase in professional services.

           Salaries and benefits represented 52.1% of total noninterest expense for the three months ended September 30, 2007 compared to 52.6% for the three months ended September 30, 2006. Total salaries and benefits increased $206,000, or 11.4% to $2.0 million for the three months ended September 30, 2007 from $1.8 million for the three months ended September 30, 2006. The increase was primarily due to annual salary increases and higher restricted stock award expense.

           Other operating expense increased $106,000, or 28.5% to $478,000 for the three months ended September 30, 2007 from $372,000 for the three months ended September 30, 2006. The increase was primarily attributable to the Federal Deposit Insurance Corporation imposing additional deposit insurance assessments effective January 1, 2007.

           Professional services increased $45,000, or 22.4% to $246,000 for the three months ended September 30, 2007 from $201,000 for the three months ended September 30, 2006. The increase in professional services was primarily due to increased legal costs stemming from the bankruptcy of U.S. Mortgage. See “Business of Kaiser Federal Bank – Legal Proceedings.”

           Income Tax Expense. Income tax expense for the three months ended September 30, 2007 was $554,000 compared to $784,000 for the three months ended September 30, 2006. This decrease was primarily the result of lower pre-tax income of $1.5 million for the three months ended September 30, 2007 compared to $2.1 million for the three months ended September 30, 2006. The effective tax rate was 35.8% and 37.4% for the three months ended September 30, 2007 and 2006, respectively. The decrease in the effective tax rate was due to low income housing credits, which have a greater impact on our tax rate when our taxable income is lower.

FORWARD-LOOKING STATEMENTS

          This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

          These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

          The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Public Accounting Oversight Board and the Financial Accounting Standards Board; and

•	changes in our organization, compensation and benefit plans.

          Any of the forward-looking statements we make in this proxy statement/prospectus and in other public statements we may make may turn out to be inaccurate due to mistaken assumptions we might make, because of the factors listed above or because of other factors we cannot control. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on these statements. Please see “Risk Factors” beginning on page 30.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

          Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%. Kaiser Federal Financial Group, Inc. expects to contribute to Kaiser Federal Bank not less than 50% of the net proceeds. We intend to retain between $46.5 million and $62.6 million of the net proceeds, or $71.9 million if the offering range is increased by 15% (excluding the portion of the net proceeds loaned to our employee stock ownership plan). Between $6.6 million and $9.0 million, or $10.3 million if the offering range is increased by 15%, will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock in the offering.

          A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and distribution of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of

	Minimum 11,050,000 Shares		Midpoint 13,000,000 Shares		Maximum 14,950,000 Shares		Maximum, As Adjusted 17,192,500 Shares (1)

	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)

Offering proceeds	$110,500		$130,000		$149,500		$171,925
Less offering expenses	4,324		5,332		6,340		7,500

Net offering proceeds	$106,176	100%	$124,668	100%	$143,160	100%	$164,425	100%

Distribution of net proceeds:
To Kaiser Federal Bank	$53,088	50.0%	$62,334	50.0%	$71,580	50.0%	$82,213	50.0%
To fund loan to employee stock ownership plan	$6,630	6.2%	$7,800	6.3%	$8,970	6.3%	$10,316	6.3%
Retained by Kaiser Federal Financial Group, Inc.	$46,458	43.8%	$54,534	43.7%	$62,610	43.7%	$71,896	43.7%

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

          Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Kaiser Federal Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if the shares sold in any syndicated community offering are greater than what has been assumed for purposes of this table. See “Pro Forma Data.”

Kaiser Federal Financial Group, Inc. May Use The Proceeds It Retains From The Offering:

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering;

•

to finance the acquisition of financial institutions or other financial service companies primarily in Southern California as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition transaction and it is impossible to determine when, if ever, such opportunities may arise;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

•	to invest in securities; and

•	for other general corporate purposes.

          Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

Kaiser Federal Bank May Use The Net Proceeds It Receives From The Offering:

•	to fund the origination and purchase of new loans including one- to four-family residential, multi-family and commercial real estate mortgage loans and consumer loans;

•	to enhance existing products and services and to support the development of new products and services;

•

to expand our retail banking franchise by acquiring branches from other financial institutions or by building or leasing new branches primarily in Southern California, although we do not currently have any agreements or understandings regarding the establishment of specific branches;

•

to acquire other financial institutions or other financial services companies primarily in Southern California as opportunities arise, although we do not currently have any agreements or understandings regarding any specific acquisition;

•	to invest in securities; and

•	for other general corporate purposes.

          Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

          We expect our return on equity to be relatively low until we are able to utilize effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to continue to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Conversion and Offering—Our Failure to Utilize Effectively The Net Proceeds Of The Offering Could Reduce Our

Return on Stockholders’ Equity And Our Return On Assets And Negatively Impact The Value Of Our Common Stock.”

OUR POLICY REGARDING DIVIDENDS

          K-Fed Bancorp currently pays a quarterly cash dividend of $0.10 per share, which equals $0.40 per share on an annualized basis. After the conversion, we intend to continue to pay cash dividends on a quarterly basis. After adjustment for the exchange ratio, we expect the annual dividends to equal $0.32, $0.27, $0.24 and $0.21 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 3.2%, 2.7%, 2.4% and 2.1% at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, based upon a stock price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of K-Fed Bancorp common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

          Under the rules of the Office of Thrift Supervision, Kaiser Federal Bank will not be permitted to pay dividends on its capital stock to Kaiser Federal Financial Group, Inc., its sole stockholder, if Kaiser Federal Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. See “Proposal 3— Approval of the Plan of Conversion and Reorganization—Liquidation Rights.” In addition, Kaiser Federal Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. At June 30, 2007, Kaiser Federal Bank would have been able to pay dividends in the amount of $ 1.5 million, upon prior notice to the Office of Thrift Supervision. Dividends in excess of such amount would require prior approval of the Office of Thrift Supervision. For information concerning additional federal and state law and regulations regarding the ability of Kaiser Federal Bank to make capital distributions, including the payment of dividends to Kaiser Federal Financial Group, Inc., see “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

          Unlike Kaiser Federal Bank, we are not restricted by Office of Thrift Supervision regulations on the payment of dividends to our stockholders, although the source of dividends will depend on the net proceeds retained by us and earnings and dividends from Kaiser Federal Bank. However, we will be subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

          Finally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the conversion, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

          See “Selected Consolidated Financial and Other Data of K-Fed Bancorp and Subsidiary” and “Market for the Common Stock” for information regarding our historical dividend payments.

MARKET FOR THE COMMON STOCK

          K-Fed Bancorp’s common stock currently trades on the Nasdaq Global Market under the symbol “KFED.” Upon completion of the conversion and offering, the shares of common stock of Kaiser Federal

Financial Group, Inc. will replace K-Fed Bancorp’s shares of common stock. We expect that Kaiser Federal Financial Group, Inc.’s shares of common stock will trade on the Nasdaq Global Market under the trading symbol “KFFG.” In order to list our common stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. K-Fed Bancorp currently has 23 registered market makers.

          The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in our common stock.

          The following table sets forth the high and low trading prices for shares of K-Fed Bancorp common stock and cash dividends paid per share for the periods indicated. As of June 30, 2007, there were 5,087,195 shares of K-Fed Bancorp common stock issued and outstanding (excluding shares held by K-Fed Mutual Holding Company). In connection with the conversion, each existing publicly held share of common stock of K-Fed Bancorp will be converted into a right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock, based upon the exchange ratio that is described in other sections of this proxy statement/prospectus. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Stockholders.”

Year Ending June 30, 2008	High	Low	Dividend Paid Per Share

Quarter Ended December 31, 2007 (through November___, 2007)	$	$ $
Quarter Ended September 30, 2007	15.70	12.43	0.10

Year Ended June 30, 2007	High	Low	Dividend Paid Per Share

Quarter ended June 30, 2007	$19.70	$14.51	$0.10
Quarter ended March 31, 2007	20.05	18.45	0.10
Quarter ended December 31, 2006	19.25	16.09	0.10
Quarter ended September 30, 2006	16.09	14.25	0.09

Year Ended June 30, 2006	High	Low	Dividend Paid Per Share

Quarter ended June 30, 2006	$14.49	$12.61	$0.08
Quarter ended March 31, 2006	12.74	12.05	0.07
Quarter ended December 31, 2005	12.54	11.88	0.07
Quarter ended September 30, 2005	13.04	12.13	0.06

          On June 27, 2007, the business day immediately preceding the public announcement of the conversion, and on June 28, 2007, the closing prices of K-Fed Bancorp common stock as reported on the Nasdaq Global Market were $14.75 per share and $15.00 per share, respectively. At June 30, 2007, K-Fed Bancorp had approximately 2,428 stockholders of record. On the effective date of the conversion, all publicly held shares of K-Fed Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to the exchange ratio. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Share Exchange Ratio for

Current Stockholders.” Options to purchase shares of K-Fed Bancorp common stock will be converted into options to purchase a number of shares of Kaiser Federal Financial Group, Inc. common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Proposal 1-Election of Directors.”

Stock Performance Graph

           Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the common stock of K-Fed Bancorp between March 31, 2004, the day the common stock commenced trading, and June 30, 2007, (b) the cumulative total return on stocks included in the Total Return Index for the NASDAQ Composite over such period, and (c) the cumulative total return on stocks included in the NASDAQ Bank Index over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

           There can be no assurance that K-Fed Bancorp stock performance will continue in the future with the same or similar trend depicted in the graph. K-Fed Bancorp will not make or endorse any predictions as to future stock performance.

	Period Ending

Index	03/31/04	06/30/04	09/30/04	12/31/04	03/31/05	06/30/05	09/30/05

K-Fed Bancorp	100.00	94.51	109.34	111.28	94.29	91.45	94.37
NASDAQ Composite	100.00	102.80	95.36	109.54	100.83	103.93	107.90
NASDAQ Bank	100.00	91.29	95.58	103.34	98.30	102.92	96.34

	Period Ending

Index	12/31/05	03/31/06	06/30/06	09/30/06	12/31/06	03/31/07	06/30/07

K-Fed Bancorp	91.10	95.18	110.67	122.54	144.40	144.26	122.46
NASDAQ Composite	110.59	117.33	108.92	113.25	121.11	121.43	130.54
NASDAQ Bank	101.97	104.78	108.37	111.06	115.90	110.69	106.86

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

          At June 30, 2007, Kaiser Federal Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Kaiser Federal Bank at June 30, 2007, and the pro forma regulatory capital of Kaiser Federal Bank, after giving effect to the sale of Kaiser Federal Financial Group, Inc.’s shares of common stock at a $10.00 per share purchase price. Accordingly, the table assumes the receipt by Kaiser Federal Bank of between $53.1 million and $71.6 million (and $82.2 million if the offering amount of the offering range is increased by 15%) of the net offering proceeds at the minimum and maximum of the offering range, respectively.

			Pro Forma at June 30, 2007 Based Upon the Sale at $10.00 Per Share

	Kaiser Federal Bank Historical at June 30, 2007		11,050,000 Shares (Minimum of Range)		13,000,000 Shares (Midpoint of Range)		14,950,000 Shares (Maximum of Range)		17,192,500 Shares (Maximum of Range, as Adjusted)(1)

	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)

	(Dollars in thousands)

Equity capital	$69,148	8.82%	$115,630	13.81%	$123,706	14.62%	$131,782	15.40%	$141,069	16.28%

Core (leverage) capital	$64,875	8.32%	$111,357	13.37%	$119,433	14.18%	$127,509	14.98%	$136,796	15.87%
Core (leverage) requirement (3)	31,191	4.00	33,315	4.00	33,685	4.00	34,055	4.00	34,480	4.00

Excess	$33,684	4.32%	$78,042	9.37%	$85,748	10.18%	$93,454	10.98%	$102,316	11.87%

Tier 1 risk-based capital (4)	$64,875	12.76%	$111,357	21.46%	$119,433	22.94%	$127,509	24.40%	$136,796	26.07%
Tier 1 requirement	20,330	4.00	20,755	4.00	20,829	4.00	20,903	4.00	20,988	4.00

Excess	$44,545	8.76%	$90,602	17.46%	$98,604	18.94%	$106,606	20.40%	$115,808	22.07%

Total risk-based capital (4)	$67,622	13.30%	$114,104	21.99%	$122,180	23.46%	$130,256	24.93%	$139,543	26.60%
Risk-based requirement	40,660	8.00	41,510	8.00	41,658	8.00	41,806	8.00	41,976	8.00

Excess	$26,962	5.30%	$72,594	13.99%	$80,522	15.46%	$88,450	16.93%	$97,567	18.60%

Reconciliation of capital infused into Kaiser Federal Bank:
Net proceeds			$53,088		$62,334		$71,580		$82,213
Add: Kaiser Federal Mutual Holding Company capital consolidation
Less:			24		24		24		24
Common stock acquired by employee stock ownership plan			6,630		7,800		8,970		10,316

Pro forma increase in GAAP and regulatory capital			$46,482		$54,558		$62,634		$71,921

(1)

As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)

The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

          The following table presents the historical consolidated capitalization of K-Fed Bancorp at June 30, 2007 and the pro forma consolidated capitalization of Kaiser Federal Financial Group, Inc. after giving effect to the conversion and offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		Kaiser Federal Financial Group, Inc. $10.00 Per Share Pro Forma

	K-Fed Bancorp Historical at June 30, 2007	11,050,000 Shares (Minimum of Range)	13,000,000 Shares (Midpoint of Range)	14,950,000 Shares (Maximum of Range)	17,192,500 Shares (Maximum of Range, as Adjusted)(1)

	(Dollars in thousands)

Deposits (2)	$494,128	$494,128	$494,128	$494,128	$494,128
Borrowed funds	210,016	210,016	210,016	210,016	210,016

Total deposits and borrowed funds	$704,144	$704,144	$704,144	$704,144	$704,144

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	147	174	205	235	271
Additional paid-in capital (3)	58,976	153,782	172,243	190,705	211,934
Retained earnings (5)	49,084	49,084	49,084	49,084	49,084
Accumulated other comprehensive income	(126)	(126)	(126)	(126)	(126)
Plus:
Cash held by K-Fed Mutual Holding Company		24	24	24	24
Less:
Treasury stock	(11,343)	—	—	—	—
Unallocated ESOP shares	(3,071)	(3,071)	(3,071)	(3,071)	(3,071)
Common stock held by existing recognition and retention plan	(1,350)	(1,350)	(1,350)	(1,350)	(1,350)
Common stock to be acquired by the ESOP(6)	—	(6,630)	(7,800)	(8,970)	(10,316)
Common stock to be acquired by the stock-based incentive plan (7)	—	(4,121)	(4,848)	(5,575)	(6,412)

Total stockholders’ equity	$92,317	$187,766	$204,361	$220,956	$240, 038

Pro Forma Shares Outstanding
Total shares outstanding		17,393,386	20,462,808	23,532,229	27,062,063
Exchange shares issued		6,343,386	7,462,808	8,582,229	9,869,563
Shares offered for sale		11,050,000	13,000,000	14,950,000	17,192,500

Total stockholders’ equity as a percentage of total assets	11.55%	20.98%	22.42%	23.80%	25.34%

(1)

As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings, or regulatory considerations.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals. On a pro forma basis, reflects transfer to equity of $24,000 in K-Fed Mutual Holding Company deposits held at Kaiser Federal Bank.

(3)

K-Fed Bancorp currently has 2,000,000 authorized shares of preferred stock and 18,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, Kaiser Federal Financial Group, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Kaiser Federal Financial Group, Inc. common stock to be outstanding, which is 17,393,386 shares, 20,462,808 shares, 23,532,229 shares and 27,062,063 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(Footnotes continued on next page)

(4)

No effect has been given to the issuance of additional shares of Kaiser Federal Financial Group, Inc. common stock pursuant to stock options to be granted under a stock-based incentive plan. If this plan is implemented, an amount up to 9.3% of the shares of Kaiser Federal Financial Group, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of options. No effect has been given to the exercise of options currently outstanding. See “Management—Benefits to be Considered Following Completion of the Conversion.”

(5)

The retained earnings of Kaiser Federal Bank will be substantially restricted after the conversion. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”

(6)

Assumes that 6.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Kaiser Federal Financial Group, Inc. The loan will be repaid principally from Kaiser Federal Bank’s contributions to the employee stock ownership plan. Since Kaiser Federal Financial Group, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Kaiser Federal Financial Group, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes at the midpoint, the maximum and the maximum as adjusted, of the offering range that a number of shares of common stock equal to 3.7% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases for the purpose of funding future grants of restricted stock. The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Kaiser Federal Financial Group, Inc. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Kaiser Federal Financial Group, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations. Implementation of the stock-based incentive plan will require stockholder approval. If the shares to fund the plan are assumed to come from authorized but unissued shares of Kaiser Federal Financial Group, Inc., the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 18,835,722, 22,159,674, 25,483,624 and 29,306,168, respectively, total stockholders’ equity would be $191.9 million, $209.2 million, $226.5 million and $246.5 million, respectively, and total stockholders’ ownership in Kaiser Federal Financial Group, Inc. would be diluted by approximately 5.6% at the maximum of the offering range.

PRO FORMA DATA

          The following tables summarize historical data of K-Fed Bancorp and pro forma data at and for the year ended June 30, 2007. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Kaiser Federal Bank, to the recoverability of intangibles or the tax effect of the recapture of the bad debt reserve. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Liquidation Rights.”

          The net proceeds in the tables are based upon the following assumptions:

(i)	all shares of common stock will be sold in the subscription and community offerings;

(ii)	46,600 shares of common stock will be purchased by our executive officers and directors, and their associates;

(iii)

our employee stock ownership plan will purchase 6.0% of the shares of common stock sold in the offering, with a loan from Kaiser Federal Financial Group, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

(iv)

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 1.0% of the common stock sold in the subscription and community offering. In addition, Keefe, Bruyette & Woods, Inc. will receive a fee of 5.5% of the common stock sold in the syndicated community offering. Such fee will be used to compensate Keefe, Bruyette & Woods, Inc. and broker-dealers selected by Kaiser Federal Financial Group, Inc. to assist Keefe, Bruyette & Woods, Inc. in selling the stock in the syndicated community offering. The following pro forma information assumes that at the minimum, midpoint, maximum and maximum, as adjusted, 4,667,000, 6,500,000, 8,330,000, and 10,440,950, shares are sold through the syndicated community offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees, and their immediate families; and

(v)

total expenses of the offering, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc., will be between $4.3 million at the minimum of the offering range and $7.5 million at the maximum of the offering range, as adjusted.

          We calculated pro forma consolidated net earnings for the year ended June 30, 2007 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 4.9%, (2.9% on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill as of June 30, 2007 (which we consider to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that Kaiser Federal Financial Group, Inc. will retain between $46.5 million and $62.6 million of the estimated net proceeds in the offering, or $71.9 million if the offering range is increased by 15% (excluding the portion the net proceeds loaned to our employee stock ownership plan). The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $106.2 million and $143.2 million, or $164.4 million if the offering range is increased by 15%.

          The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock.

At or for the Year Ended June 30, 2007 Based upon the Sale at $10.00 Per Share of

11,050,000 Shares at Minimum of Offering Range	13,000,000 Shares at Midpoint of Offering Range	14,950,000 Shares at Maximum of Offering Range	17,192,500 Shares at Maximum of Offering Range, as Adjusted(1)

(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$110,500	$130,000	$149,500	$171,925
Less: Expenses	4,324	5,332	6,340	7,500

Estimated net proceeds	$106,176	$124,668	$143,160	$164,425

Less: Common stock purchased by employee stock ownership plan	($6,630)	($7,800)	($8,970)	($10,316)
Less: Common stock purchased by the stock-based incentive plan	($4,121)	($4,848)	($5,575)	(6,412)
Plus: K-Fed Mutual Holding Company capital consolidation	24	24	24	24

Estimated net proceeds, as adjusted	$95,449	$112,044	$128,639	$147,722

For the Year Ended June 30, 2007
Consolidated net earnings:
Historical	$4,704	$4,704	$4,704	$4,704
Pro forma adjustments:
Income on adjusted net proceeds	2,760	3,240	3,720	4,272
Employee stock ownership plan (2)	(195)	(230)	(264)	(304)
Shares granted under the stock-based incentive plan (3)	(485)	(571)	(657)	(755)
Options granted under the stock-based incentive plan (4)	(469)	(551)	(634)	(729)

Pro forma net income	$6,315	$6,592	$6,869	$7,188

Net income per share (5):
Historical	$0.29	$0.24	$0.21	$0.18
Pro forma adjustments:
Income on adjusted net proceeds	0.17	0.17	0.17	0.17
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan (3)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under the stock-based incentive plan (4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (5) (6)	$0.39	$0.34	$0.31	$0.28

Offering price to pro forma net income per share	25.64	x	29.41	x	32.26	x	35.71	x
Number of shares used in net income per share calculations (5)	16,362,797	19,250,353	22,137,905	25,458,590

At June 30, 2007
Stockholders’ equity:
Historical	$92,317	$92,317	$92,317	$92,317
Estimated net proceeds	106,176	124,668	143,160	164,425
K-Fed Mutual Holding Company capital consolidation	24	24	24	24
Less: Common stock acquired by employee stock ownership plan (2)	(6,630)	(7,800)	(8,970)	(10,316)
Less: Common stock acquired by the stock-based incentive plan (3)	(4,121)	(4,848)	(5,575)	(6,412)

Pro forma stockholders’ equity	$187,766	$204,361	$220,956	$240,038

Less: Intangible assets	4,273	4,273	4,273	4,273

Pro forma tangible stockholders’ equity	$183,493	$200,088	$216,683	$235,765

Stockholders’ equity per share (7):
Historical	$5.31	$4.51	$3.92	$3.41
Estimated net proceeds	6.11	6.10	6.09	6.08
K-Fed Mutual Holding Company capital consolidation	0.00	0.00	0.00	0.00
Less: Common stock acquired by employee stock ownership plan (2)	(0.38)	(0.38)	(0.38)	(0.38)
Less: Common stock acquired by the stock-based incentive plan (3)	(0.24)	(0.24)	(0.24)	(0.24)

Pro forma stockholders’ equity per share (7)	$10.80	$9.99	$9.39	$8.87
Pro forma tangible stockholders’ equity per share (7)	$10.55	$9.78	$9.21	$8.71

Offering price as percentage of pro forma stockholders’ equity per share	92.59%	100.10%	106.50%	112.74%
Offering price as percentage of pro forma tangible stockholders’ equity per share	94.79%	102.25%	108.58%	114.81%
Number of shares outstanding for pro forma book value per share calculations (8)	17,393,386	20,462,808	23,532,229	27,062,063

(Footnotes follow on next page)

(1)

As adjusted to give effect to an increase in the number of shares that could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering, or regulatory considerations.

(2)

Assumes that 6.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Kaiser Federal Financial Group, Inc. Kaiser Federal Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Kaiser Federal Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Kaiser Federal Bank, (ii) the fair value of the common stock remains equal to the $10.00 subscription price and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 41.1%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 33,150, 39,000, 44,850 and 51,578 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with Statement of Position 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Kaiser Federal Financial Group, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that at the midpoint, maximum and maximum as adjusted, of the offering range this plan acquires a number of shares of restricted common stock equal to 3.7% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Kaiser Federal Financial Group, Inc., if any, in order to ensure that the aggregate number of shares subject to such plan and our 2004 Recognition and Retention Plan does not exceed 4.0% of the shares outstanding following completion of the conversion. Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Kaiser Federal Financial Group, Inc. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 15% of the amount contributed was an amortized expense (20% annually based upon a five-year vesting period) during the year ended June 30, 2007. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Kaiser Federal Financial Group, Inc., our net loss per share will increase and stockholders’ equity per share will decrease. This will also have a dilutive effect of approximately 2.3% (at the maximum of the offering range) on the ownership interest of stockholders. The impact on pro forma net income per share and pro forma stockholders’ equity per share is not material. The following table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

(4)

Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Kaiser Federal Financial Group, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. We have assumed that options will be granted to acquire shares of common stock equal to 9.3% of the shares sold in the offering. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant date fair value pursuant to the application of the Black-Scholes option pricing model was $2.53 for each option. The pro forma net income assumes that the options granted under the stock-based incentive plan have a value of $2.53 per option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 2.33%; (iv) expected life of 6.25 years; (v) expected volatility of 23.35%; and (vi) risk-free interest rate of 4.67%. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different. The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease. This also will have a dilutive effect of up to 5.6% on the ownership interest of persons who purchase shares of common stock in the offering.

(5)

The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the year ended June 30, 2007 (13,627,566 shares) multiplied by the exchange ratio at the minimum, midpoint, maximum and maximum, as adjusted by subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with Statement of Position 93-6. See footnote 2.

(6)

The retained earnings of Kaiser Federal Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 3-Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation— Federal Banking Regulation—Capital Distributions.”

(7)

Per share figures include publicly held shares of K-Fed Bancorp common stock that will be exchanged for shares of Kaiser Federal Financial Group, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of subscription shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.2469, 1.4670, 1.6870 and 1.9401 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(8)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview and Management Strategy

          Our results of operations depend primarily on our net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Our results of operations also are affected by the level of our provisions for loan losses, noninterest income and noninterest expense. Noninterest income consists primarily of service charges on deposit accounts and ATM fees and charges. Noninterest expense consists primarily of salaries and employee benefits, occupancy, equipment, data processing, and ATM costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

          Our strategy continues to focus on operating as an independent financial institution dedicated to serving the needs of customers in our market area, which extends from Southern California to the San Francisco Bay area as a result of our history as a credit union serving the employees of the Kaiser Permanente Medical Care Program. We intend to continue to attract retail deposits, with the goal of expanding the deposit base by building upon the existing market locations. We opened new financial service centers in Los Angeles and Riverside during the 2007 fiscal year as part of this effort.

          We seek to accomplish this strategy by:

•	Continu ing our focus on maintaining cost efficiencies through purchases of loans to grow our loan portfolio and expanding our market locations through the use of financial service centers and ATMs;

•

Continuing our branch expansion by building or leasing new branch facilities or by acquiring branches from other financial institutions primarily located near Kaiser Permanente Medical Centers in Southern California. We have no current understandings or agreements for any specific branch establishment;

•

Capitalizing on the profitability and growth opportunities in our retail banking network by expanding existing individual customer relationships and developing new customer relationships to increase our core deposits;

•

Increasing our commercial real estate and multi-family lending while maintaining a moderate growth of one- to four-family residential real estate loans through originations and purchases of such loans while continuing to apply our underwriting standards in order to maintain a high quality loan portfolio;

•

Enhancing existing products and services, and supporting the development of new products and services by investing, for example, in technology to support the introduction of commercial deposit products such as sweep accounts and business checking services; and

•	Expanding through acquisitions of other financial institutions, primarily in Southern California. We have no current understandings or agreements for any specific acquisition.

          Remote access methods, such as our 54 ATMs, audio response unit, call center, and internet banking / bill payer continue to process over 90% of our customer transactions. Branches and financial service centers are strategically located in our markets to provide touchstones to attract new account holders and facilitate transactions that cannot be completed electronically. Financial service centers provide all the services as a full service branch but do not dispense or accept cash except through an on-site ATM. By utilizing our remote access methods and “cash-less” branches we are able to reduce branch personnel costs and improve our efficiency in delivering financial services.

          Historically, a majority of our deposits have been used to originate or purchase one- to four-family residential, multi-family or commercial real estate loans. We anticipate we will continue this practice. A majority of our loan portfolio consists one- to four-family residential of loans that we have purchased from other large mortgage originators or financial institutions. We review each loan prior to purchase to ensure consistency with our current underwriting standards. We will continue to rely on purchased and broker sourced loans as a method of reducing costs related to internally generated loans. By purchasing loans we can increase our loan portfolio without adding additional staff. We will also continue to analyze the utilization of borrowed funds from the Federal Home Loan Bank of San Francisco to purchase attractive loan pools in an effort to leverage our current financial structure to further reduce marginal operating costs.

          We have a commitment to our customers, existing and new, to provide high quality service. Our goal is to grow Kaiser Federal Bank while providing cost effective services to our market area.

Expected Increase in Non-Interest Expense Following the Conversion and Offering

          Following the completion of the conversion and offering, our non-interest expense can be expected to increase because of the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, the adoption of a new stock-based incentive plan, if approved by our stockholders, and implementation of our business plan.

          Assuming that 14,950,000 shares are sold in the offering (the maximum of the offering range):

(i)

the employee stock ownership plan will acquire 897,000 shares of common stock with a $8,970,000 loan from Kaiser Federal Financial Group, Inc. that is expected to be repaid over 20 years, resulting in an annual expense (after-tax) of approximately $264,000 (assuming that the shares of common stock maintain a value of $10.00 per share);

(ii)

the new stock-based incentive plan may award a number of shares of restricted stock equal to 3.7% of the shares sold in the offering, or 557,541 shares, to eligible participants, and such awards will be expensed as the awards vest. Assuming all shares are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the awards vest over a minimum of five years, the corresponding annual expense (after-tax) associated with shares awarded under the stock-based incentive plan will be approximately $657,000; and

(iii)

the new stock-based incentive plan may award options to purchase a number of shares equal to 9.3% of the shares sold in the offering, or 1,393,854 shares, to eligible participants, and such options will be expensed as the options vest. Assuming all options are awarded under the stock-based incentive plan at a price of $10.00 per share, and that the options vest over a minimum of five years and using the Black-Scholes option pricing model with the following assumptions: an exercise price and trading price on the date of grant of $10.00 and a fair value of $2.53 per option based upon a dividend yield of 2.33% as of June 30, 2007, expected life of 6.25 years, expected volatility of 23.35% and risk-free interest rate of 4.67%. The corresponding annual expense (after-tax) associated with options awarded under the stock-based incentive plan will be approximately $634,000.

          The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the stock-based incentive plan will be determined by the fair market value of the common stock on the grant date, which may be less than or greater than $10.00 per share.

           If the stock-based incentive plan is implemented and approved by stockholders within one year of the completion of the conversion and offering, the number of restricted shares of common stock or options granted under any initial stock-based incentive plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the conversion and offering under Office of Thrift Supervision regulations. If we award restricted shares of common stock or grant options in excess of these amounts under a stock-based incentive plan adopted more than one year after the completion of the conversion and offering, our costs would increase further since the amount of such shares in the plan would exceed the limitations noted above and any dilution to stockholders (if authorized, but unissued shares are used) would also increase.

Critical Accounting Policies and Estimates

          In reviewing and understanding our financial information, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements.

          These policies are described in Note 1 to the consolidated financial statements and are essential in understanding Management’s Discussion and Analysis of Financial Condition and Results of Operation. Our accounting and financial reporting policies conform to generally accepted accounting principles practiced within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results.

          Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

          The allowance is an amount that management believes will absorb probable incurred losses relating to specifically identified loans, as well as probable incurred credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and may require adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

          The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer loans and peer group loss experience for real estate loans adjusted for qualitative factors.

          A loan is impaired when it is probable, based on current information and events, Kaiser Federal Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Commercial real estate loans are evaluated for impairment based on their past due status and are measured on an individual basis based on the present value of expected future cashflows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, Kaiser Federal Bank does not separately identify individual consumer and residential loans for impairment disclosures.

          In addition, management’s determination as to the amount of our allowance for loan losses is subject to review by the Office of Thrift Supervision and the FDIC, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Kaiser Federal Bank.

          Loans. Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by net premiums on purchased loans. Interest on loans is recognized over the terms of the loans and is accrued as earned, using the effective interest rate. Net premiums on purchased loans are recognized in interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method. The estimated lives of these loan pools are re-evaluated periodically based on actual prepayments. The current estimated lives of these loan pools range from two to eight years. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the estimated lives of the related loans.

          Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15 of our consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Comparison of Financial Condition at June 30, 2007 and 2006.

          General. Our total assets increased by $60.7 million, or 8.2%, to $799.6 million at June 30, 2007 compared to $738.9 million at June 30, 2006. The increase primarily reflect ed growth in our net loan portfolio of $65.0 million to $699.1 million at June 30, 2007 from $634.1 million at June 30, 2006. The increase in assets was funded by increases in borrowings and deposits. Borrowings from the Federal Home Loan Bank increased $30.1 million to $210.0 million at June 30, 2007 from $179.9 million at June 30, 2006. Deposits increased $30.6 million to $494.1 million at June 30, 2007 from $463.5 million at June 30, 2006. Stockholders ’ equity decreased $340,000 to $92.3 million at June 30, 2007 from $92.7 million at June 30, 2006 due to dividends paid to public stockholders and stock repurchases that exceeded net income.

          Loans. Our net loan portfolio increased $65.0 million, or 10.3%, to $699.1 million at June 30, 2007 from $634.1 million at June 30, 2006. This increase was primarily attributable to increases in one- to four-family real estate loans, which increased $32.5 million, or 7.4% to $469.5 million at June 30, 2007 from $437.0 million at June 30, 2006. Additional increases were experienced in commercial real estate loans, which increased $19.0 million, or 32.2% to $77.8 million at June 30, 2007 from $58.8 million at June 30, 2006. Consumer loans increased $14.9 million, or 28.7% to $66.6 million at June 30, 2007 from $51.7 million at June 30, 2006. The overall loan mix remained relatively constant, with real estate loans comprising 90.5% of the total loan portfolio at June 30, 2007, compared with 91.9% at June 30, 2006. This growth in loans is consistent with our business strategy of utilizing deposits and other funding sources to expand our real estate loan portfolio.

          Investments. Our investment portfolio (including mortgage-backed securities) decreased $1.3 million, or 3.8% to $34.7 million at June 30, 2007 from $36.0 million at June 30, 2006 due to maturity of existing securities offset by new purchases.

          Interest earning deposits in other financial institutions was $3.0 million at June 30, 2007 compared to $9.0 million at June 30, 2006.

          Deposits. Our total deposits increased $30.6 million, or 6.6%, to $494.1 million at June 30, 2007 from $463.5 million at June 30, 2006. This increase was due to increased marketing efforts, a promotion to increase certificates of deposit in October 2006, establishment of new branches and our attractive rate structure. The increase was primarily concentrated in higher yielding savings products and short-term certificates of deposit.

          Equity. Total stockholders’ equity decreased $340,000, or 0.4%, to $92.3 million at June 30, 2007, from $92.7 million at June 30, 2006. Our equity to assets ratio under generally accepted accounting principles (“GAAP”) was 11.55% at June 30, 2007 compared to 12.54% at June 30, 2006. The decrease resulted from the repurchase of 279,845 of our outstanding common shares at an average price of $17.67 for a total cost of $4.9 million and cash payments of $1.8 million in dividends to stockholders of record, excluding shares held by K-Fed Mutual Holding Company, of $0.39 per share for the year ended June 30, 2007. The repurchases were made to reduce outstanding shares for shares issued under our 2004 Recognition and Retention Plan and for general corporate purposes, including providing a liquid market for the stock. This decrease was offset by $4.7 million in income earned for the year ended June 30, 2007 in addition to the allocation of employee stock ownership plan shares, stock awards, and stock options earned during the same period totaling $1.4 million.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

          The following table sets forth certain information at June 30, 2007 and for the fiscal years ended June 30, 2007, 2006 and 2005, respectively. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from month-end balances. Management does not believe that the use of month-end balances rather than daily average balances has caused any material differences in the information presented.

	At June 30, 2007	For the year ended June 30,

		2007			2006			2005

	Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	( Dollars i n thousands)
Interest-Earning Assets
Loans receivable (1) (4)	5.80%	$659,186	$37,379	5.67%	$610,410	$32,918	5.39%	$510,842	$25,519	5.00%
Securities(2)	4.37	33,788	1,365	4.04	44,188	1,611	3.65	55,432	1,935	3.49
Fed funds	5.21	31,357	1,604	5.12	16,696	637	3.82	15,472	362	2.34
Federal Home Loan Bank stock	5.06	9,111	480	5.27	7,121	280	3.93	3,863	151	3.91
Interest-earning deposits in other financial institutions	3.40	5,232	178	3.40	9,010	301	3.34	6,672	190	2.85
Other interest-earning assets	5.19	2,764	160	5.79	1,512	74	4.89	261	11	4.14

Total interest-earning assets	5.70	741,438	41,166	5.55	688,937	35,821	5.20	592,542	28,168	4.75

Noninterest earning assets		28,224			30,756			19,951

Total assets		$769,662			$719,693			$612,493

Interest-Bearing Liabilities
Deposits:
Money market	2.84%	$95,113	$2,700	2.84%	$111,487	$2,343	2.10%	$107,274	$1,396	1.30%
Savings	2.05	116,150	1,925	1.66	94,809	395	0.42	96,740	405	0.42
Certificates of deposit	4.70	228,717	10,254	4.48	222,416	8,586	3.86	211,611	6,977	3.30
FHLB Advances	4.44	189,217	8,261	4.37	148,408	6,140	4.14	60,354	2,022	3.35

Total interest-bearing liabilities	3.86	629,197	23,140	3.68	577,120	17,464	3.03	475,979	10,800	2.27

Noninterest bearing liabilities		48,110			50,171			45,553

Total liabilities		677,307			627,291			521,532
Equity		92,355			92,402			90,961

Total liabilities and equity		$769,662			$719,693			$612,493

Net interest/spread	1.84%		$18,026	1.87%		$18,357	2.17%		$17,368	2.48%

Margin(3)	N/A			2.43%			2.66%			2.93%

Ratio of interest-earning assets to interest-bearing liabilities		117.84%			119.38%			124.49%

(1)	Calculated net of deferred fees, loan loss reserves and includes non-accrual loans.
(2)	Calculated based on amortized cost.
(3)	Net interest income divided by interest-earning assets
(4)	Interest income includes loan fees of $251,000, $276,000, and $299,000 for the fiscal years ended June 30, 2007, 2006, and 2005, respectively.

Rate/Volume Analysis

          The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate; (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes in rate/volume, which are the changes in rate times the changes in volume.

	For the Year Ended June 30,				For the Year Ended June 30,

	2007 vs. 2006 Increase (Decrease) Due to				2006 vs. 2005 Increase (Decrease) Due to

	Volume	Rate	Rate/ Volume	Net	Volume	Rate	Rate/ Volume	Net

	(Dollars in thousands)
Interest-Earning Assets
Loans Receivable (1)	$2,630	$1,695	$136	$4,461	$4,974	$2,030	$395	$7,399
Securities	(379)	174	(41)	(246)	(393)	86	(17)	(324)
Fed Funds	559	217	191	967	29	228	18	275
Federal home Loan Bank stock	78	95	27	200	127	1	1	129
Interest-earning deposits in other financial institutions	(126)	6	(3)	(123)	67	33	11	111
Other interest-earning assets	61	14	11	86	53	2	8	63

Total interest-earning assets	$2,823	$2,201	$321	$5,345	$4,857	$2,380	$416	$7,653

Interest-Bearing Liabilities
Deposits:
Money market	$(344)	$822	$(121)	$357	$55	$858	$34	$947
Savings	89	1,176	265	1,530	(8)	(2)	—	(10)
Certificates of deposit	243	1,386	39	1,668	356	1,192	61	1,609
FHLB advances	1,688	339	94	2,121	2,950	475	693	4,118

Total interest-bearing liabilities	1,676	3,723	277	5,676	3,353	2,523	788	6,664

Change in net interest income/spread	$1,147	$(1,522)	$44	$(331)	$1,504	$(143)	$(372)	$989

(1)	Total loans are net of deferred fees and costs.

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2007 and 2006.

          General. Net income for the year ended June 30, 2007 was $4.7 million, a decrease of $225,000, or 4.6%, from net income of $4.9 million for the year ended June 30, 2006 due to a decline in net interest income and an increase in non-interest expense.

          Interest Income. Interest income increased $5.4 million, or 14.9%, to $41.2 million for the year ended June 30, 2007 from $35.8 million for the year ended June 30, 2006. The primary factor for the increase in the interest income was an increase in the average loans receivable balance of $48.8 million, or 8.0%, to $659.2 million for the year ended June 30, 2007 from $610.4 million for the year ended June 30, 2006. The increase was primarily due to increases in multifamily loans and purchases of one- to four-family real estate loans. The average yield on loans receivable increased 28 basis points to 5.67% for the year ended June 30, 2007 from 5.39% for the year ended June 30, 2006.

          Interest Expense. Interest expense increased $5.6 million, or 32.5%, to $23.1 million for the year ended June 30, 2007 from $17.5 million for the year ended June 30, 2006. The average interest rates on interest-bearing liabilities increased 65 basis points to 3.68% for the year ended June 30, 2007 from 3.03% for the year ended June 30, 2006. This increase was primarily attributable to the increased volume of average deposits, specifically certificates of deposit, and an increase in the average balance and interest rate on advances from the Federal Home Loan Bank of San Francisco.

          The average balance of money market accounts decreased by $16.4 million, or 14.7% to $95.1 million for the year ended June 30, 2007 from $111.5 million for the year ended June 30, 2006. The average cost of money market accounts increased 74 basis points to 2.84% for the year ended June 30, 2007 from 2.10% for the year ended June 30, 2006. The average balance of savings accounts increased by $21.4 million, or 22.5% to $116.2 million for the year ended June 30, 2007 from $94.8 million for the year ended June 30, 2006. The average cost of savings accounts increased 124 basis points to 1.66% for the year ended June 30, 2007 from .42% for the year ended June 30, 2006. The average balance of certificate of deposit accounts increased by $6.3 million, or 2.8%, to $228.7 million for the year ended June 30, 2007 from $222.4 million for the year ended June 30, 2006. The average cost of certificate of deposits increased 62 basis points to 4.48% for the year ended June 30, 2007 from 3.86% for the year ended June 30, 2006.

          The average balance of advances from the Federal Home Loan Bank of San Francisco increased $40.8 million, or 27.5%, to $189.2 million for the year ended June 30, 2007 from $148.4 million for the year ended June 30, 2007. The average cost of advances increased 23 basis points to 4.37% for the year ended June 30, 2007 from 4.14% for the year ended June 30, 2006.

          The primary factor for the increase in the average balance and average interest rates on deposits and advances was to fund real estate loan purchases to better match our debt maturity schedule with the maturities and repricing terms of our interest-earning assets.

          Provision for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio.

          Our provision for loan losses decreased $123,000 to $529,000 for the year ended June 30, 2007 as compared to $652,000 for the year ended June 30, 2006. The allowance for loan losses as a percent of total loans was 0.40% at June 30, 2007 as compared to 0.43% at June 30, 2006. The decrease in the provision was primarily attributable to reduced loan concentrations to higher-risk automobile loan borrowers coupled with a continued history of no losses in our real estate loan portfolio. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both years.

          Noninterest Income. Noninterest income increased $833,000, or 24.3%, to $4.3 million for the year ended June 30, 2007 from $3.4 million for the year ended June 30, 2006. The increase was primarily the result of a $489,000 reduction in the loss on our equity investment in a California Affordable Housing Program tax credit fund, an $186,000 increase in service charges and fees from deposit accounts and a $131,000 increase in fee and transaction income related to the deployment of additional ATMs.

          We account for our equity investment in the California Affordable Housing program in accordance with APB 18 using the equity method of accounting. The reduction in loss attributable to our equity investment was based upon the most recent financial statement information.

          Noninterest Expense. Our noninterest expense increased $1.0 million, or 7.7% to $14.5 million for the year ended June 30, 2007 from $13.5 million for the year ended June 30, 2006. The increase was primarily due to a $321,000 increase in salaries and benefits, a $316,000 increase in occupancy and equipment, a $162,000 increase in professional services and a $102,000 increase in other operating expenses.

          Salaries and benefits represented 52.5% and 54.2% of total noninterest expense for the years ended June 30, 2007 and 2006, respectively. Total salaries and benefits increased $321,000, or 4.4%, to $7.6 million for the year ended June 30, 2007 from $7.3 million for the year ended June 30, 2006. The increase was primarily due to compensation expense arising from general salary increases, increased staffing for new financial service centers and an increase in costs related to our employee stock ownership plan as a result of an increase in our average stock price.

          Occupancy and equipment expenses increased $316,000, or 17.8% to $2.1 million for the year ended June 30, 2007 from $1.8 million for the year ended June 30, 2006. The increase was primarily due to costs associated with the relocation of our Pasadena Branch and increased costs related to build-outs of financial service centers in Los Angeles and Riverside in addition to increased equipment maintenance expense.

          Professional services increased $162,000, or 21.6% to $913,000 for the year ended June 30, 2007 compared to $751,000 for the year ended June 30, 2006. The increase in professional services was primarily due to increased external and internal audit services as a result of complying with Sarbanes-Oxley Section 404 audit requirements.

          Other operating expenses increased $102,000, or 7.0% to $1.6 million for the year ended June 30, 2007 from $1.5 million for the year ended June 30, 2006. The increase in other expense was primarily due to increased operational costs to support our continued growth.

          Income Tax Expense. Income tax expense for the year ended June 30, 2007 was $2.5 million as compared to $2.7 million for the year ended June 30, 2006. This decrease was primarily the result of a decline in pre-tax income of $417,000 for the year ended June 30, 2007. The effective tax rate was 35.0% and 35.6% for the years ended June 30, 2007 and 2006, respectively.

Comparison of Results of Operations for the Fiscal Years Ended June 30, 2006 and 2005.

          General. Net income for the year ended June 30, 2006 was $4.9 million, a decrease of $68,000, or 1. 4%, from net income of $5.0 million for the year ended June 30, 2005.

          Interest Income. Interest income increased $7.7 million, or 27.2%, to $35.8 million for the year ended June 30, 2006 from $28.2 million for the year ended June 30, 2005. The primary factor for the increase in the interest income was an increase in the average loans receivable balance of $99.6 million, or 19.5%, to $610.4 million for the year ended June 30, 2006 from $510.8 million for the year ended June 30, 2005. The increase was primarily due to purchases of one- to four-family and multi-family real estate loans. The average yield on loans receivable increased 39 basis points to 5.39% for the year ended June 30, 2006 from 5.00% for the year ended June 30, 2005.

          Interest Expense. Interest expense increased $6.7 million, or 61.7%, to $17.5 million for the year ended June 30, 2006 from $10.8 million for the year ended June 30, 2005. The average interest rates on interest-bearing liabilities increased 76 basis points to 3.03% for the year ended June 30, 2006 from 2.27% for the year ended June 30, 2005. This increase was primarily attributable to the increased volume of average deposits, specifically certificates of deposit, and an increase in the average balance and interest rate on advances from the Federal Home Loan Bank of San Francisco.

          The average balance of money market accounts increased by $4.2 million, or 3.9% to $111.5 million for the year ended June 30, 2006 from $107.3 million for the year ended June 30, 2005. The average balance of savings accounts decreased by $1.9 million, or 2.0% to $94.8 million for the year ended June 30, 2006 from $96.7 million for the year ended June 30, 2005. The average balance of certificate s of deposit increased by $10.8 million, or 5.1%, to $222.4 million for the year ended June 30, 2006 from $211.6 million for the year ended June 30, 2005.

          The average balance of advances from the Federal Home Loan Bank of San Francisco increased $88.0 million, or 145.9%, to $148.4 million for the year ended June 30, 2006 from $60.4 million for the year ended June 30, 2005. The average cost of advances increased 79 basis points to 4.14% for the year ended June 30, 2006 from 3.35% for the year ended June 30, 2005. The primary factor for the increase in the average balance and average interest rates on advances was due to new borrowings used to fund real estate loan purchases in order to better match our debt maturity schedule with the maturities and repricing terms of our interest-earning assets and other interest-bearing liabilities.

          Provision for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio.

          Our provision for loan losses increased $246,000 to $652,000 for the year ended June 30, 2006 as compared to $406,000 for the year ended June 30, 2005. The allowance for loan losses as a percent of total loans was 0.43% at June 30, 2006 as compared to 0.45% at June 30, 2005. The increase in the provision was primarily attributable to an increase in real estate loans. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer and real estate loans for both years.

          Noninterest Income. Noninterest income increased $370,000, or 12.1%, to $3.4 million for the year ended June 30, 2006 from $3.1 million for the year ended June 30, 2005. The increase was primarily the result of an increase of $337,000 from bank-owned life insurance purchased in April 2005 and a $126,000 increase in ATM fees and charges due to increased usage and deployment of additional ATMs partially offset by an increase in the loss of $83,000 recognized from our investment in an affordable housing tax credit limited liability partnership.

          Noninterest Expense. Our noninterest expense increased $1.5 million, or 11.9% to $13.5 million for the year ended June 30, 2006 from $12.0 million for the year ended June 30, 2005. The increase was primarily due to a $736,000 increase in salaries and benefits, a $316,000 increase in occupancy and equipment, and a $235,000 increase in other operating expenses.

          Salaries and benefits represented 54.2% and 54.5% of total noninterest expense for the years ended June 30, 2006 and 2005, respectively. Total salaries and benefits increased $736,000, or 11.2%, to $7.3 million for the year ended June 30, 2006 from $6.6 million for the year ended June 30, 2005. The increase was primarily due to an increase of $257,000 in compensation expense arising from general salary increases and additional full-time employees, an increase of $151,000 in stock award expense and the addition of $370,000 in stock option expense related to the to the adoption of FAS-123R partially offset by a reduction in fair market value costs related to our employee stock ownership plan.

          Occupancy and equipment expenses increased $316,000, or 21.7% to $1.8 million for the year ended June 30, 2006 from $1.5 million for the year ended June 30, 2005. The increase was primarily due to costs associated with the relocation of our Pasadena Branch and increased costs related to build-outs of financial service centers in Bellflower and Harbor City in addition to increased equipment maintenance expense.

          Other operating expenses increased $235,000, or 19.3% to $1.5 million for the year ended June 30, 2006 from $1.2 million for the year ended June 30, 2005. The increase in other expense was primarily due to increased operational costs to support our continued growth.

          Income Tax Expense. Income tax expense for the year ended June 30, 2006 was $2.7 million as compared to $3.0 million for the year ended June 30, 2005. This decrease was primarily the result of a decline in pre-tax income of $322,000, combined with an increase in non-taxable income from our bank-owned life insurance and tax credits from our affordable housing investment for the year ended June 30, 2006. The effective tax rate was 35.6% and 37.4% for the years ended June 30, 2006 and 2005, respectively.

Liquidity, Capital Resources and Commitments

          Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements previously imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

          Our liquidity, represented by cash and cash equivalents and mortgage-backed and related securities, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed and related securities, and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. We also generate cash through borrowings. We utilize Federal Home Loan Bank advances to leverage our capital base and provide funds for our lending and investment activities, and enhance our interest rate risk management.

          Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, we maintain a strategy of investing in various lending products as described in greater detail under “Business - Lending Activities.” We use our sources of funds primarily to meet ongoing commitments, to pay maturing certificate of deposits and savings withdrawals, to fund loan commitments and to maintain our portfolio of mortgage-backed and related securities. At June 30, 2007, the total approved loan commitments amounted to $13.9 million, which includes the unadvanced portion of loans of $6.4 million. Certificates of deposit and advances from the Federal Home Loan Bank of San Francisco scheduled to mature in one year or less at June 30, 2007, totaled $174.7 million and $20.0 million, respectively. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Kaiser Federal Bank and we anticipate that we will continue to have sufficient funds, through deposits and borrowings, to meet our current commitments.

          At June 30, 2007, we had available additional advances from the Federal Home Loan Bank of San Francisco in the amount of $101.4 million.

Contractual Obligations

          In the normal course of business, we enter into contractual obligations that meet various business needs. These contractual obligations include deposit account obligations to customers, borrowings from the Federal Home Loan Bank, lease obligations for facilities, and commitments to purchase and/or originate loans. The following table summarizes our long-term contractual obligations at June 30, 2007.

Category of Contractual Obligations	Total	Less than 1 year	1 – 3 Years	More than 3 - 5 Years	More than 5 years

	(In thousands)
FHLB advances	$210,000	$20,000	$98,000	$92,000	$—
Operating lease obligations	3,441	845	1,645	528	423
Loan commitments to purchase residential mortgage loans	—	—	—	—	—
Loan commitments to originate residential mortgage loans	7,475	7,475	—	—	—
Available home equity and unadvanced lines of credit	6,415	6,415	—	—	—
Time Deposits	238,717	174,738	40,505	23,474	—
Commitments to fund equity investment in tax credit fund	193	129	64	—	—

Total commitments and contractual obligations	$466,241	$209,602	$140,214	$116,002	$423

Off-Balance Sheet Arrangements

          As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. For additional information, see Note 14 of the notes to our consolidated financial statements.

Capital

          Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well capitalized” institution in accordance with regulatory standards. Total stockholders’ equity was $92.3 million at June 30, 2007 or 11.5%, of total assets on that date. As of June 30, 2007, we exceeded all regulatory capital requirements. Kaiser Federal Bank’s regulatory capital ratios at June 30, 2007 were as follows: core capital 8.32%; Tier I risk-based capital 12.76%; and total risk-based capital 13.30%. The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively. See “Supervision and Regulation- Capital Requirements.”

          For the year ended June 30, 2007, we repurchased 279,845 shares of our common stock at an average cost of $17.67.

Impact of Inflation

          The consolidated financial statements presented herein have been prepared in accordance with GAAP. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

          Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

          The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of non-interest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Accounting Pronouncements

          Please refer to Note 1 of the consolidated financial statements.

Management of Market Risk

          As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk, we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

          In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we have adopted investment/asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The Board of Directors sets and recommends the asset and liability policies of Kaiser Federal Bank, which are implemented by the asset/liability management committee.

          The purpose of the asset/liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

          The asset/liability management committee generally meets on a weekly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. The asset/liability management committee recommends appropriate strategy changes based on this review. The chairman or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the Board of Directors at least monthly.

          In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

•	Originating and purchasing adjustable rate loans;

•	Originating a reasonable volume of short- and intermediate-term consumer loans;

•	Managing our deposits to establish stable deposit relationships; and

•	Using Federal Home Loan Bank advances and pricing on fixed-term non-core deposits to align maturities and repricing terms.

          At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset/liability management committee may determine to increase our interest rate risk position somewhat in order to maintain our net interest margin.

          The asset/liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the Board of Directors of Kaiser Federal Bank.

          The Office of Thrift Supervision provides Kaiser Federal Bank with the information presented in the following tables, which is based on information provided to the Office of Thrift Supervision by Kaiser Federal Bank. It presents the change in Kaiser Federal Bank’s net portfolio value at June 30, 2007 and June 30, 2006 that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions but without giving effect to any steps that management might take to counteract that change.

Change in interest rates in basis points (“bp”)	June 30, 2007

	Net portfolio value (NPV)				NPV as % of PV of assets
(Rate shock in
rates)	$ amount	$ change	% change		NPV ratio	Change(bp)

	(Dollars in thousands)
+300 bp	$39,973	$(38,212)	(49	) %	5.49%	(445	)bp
+200 bp	54,079	(24,106)	(31)		7.22	(272)
+100 bp	67,237	(10,498)	(14)		8.75	(119)
0 bp	78,185	—	—		9.94	—
-100 bp	85,981	7,796	10		10.72	78
-200 bp	88,745	10,560	14		10.92	98

Change in interest rates in basis points (“bp”)	June 30, 2006

	Net portfolio value (NPV)				NPV as % of PV of assets
(Rate shock in
rates)	$ amount	$ change	% change		NPV ratio	Change(bp)

	(Dollars in thousands)
+300 bp	$52,074	$(31,435)	(38	) %	7.79%	(377	)bp
+200 bp	62,793	(20,716)	(25)		9.15	(241)
+100 bp	73,459	(10,050)	(12)		10.43	(113)
0 bp	83,509	—	—		11.56	—
-100 bp	90,540	7,031	8		12.27	71
-200 bp	89,698	6,189	7		12.03	47

          The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

          As with any method of measuring interest rate risk, shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in the market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features, that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table s.

BUSINESS OF K-FED BANCORP
AND KAISER FEDERAL FINANCIAL GROUP, INC.

Kaiser Federal Financial Group, Inc.

          Kaiser Federal Financial Group, Inc. is a Maryland corporation, organized on September 24, 2007. Upon completion of the conversion and offering, Kaiser Federal Financial Group, Inc. will serve as the holding company for Kaiser Federal Bank and will succeed to all of the business and operations of K-Fed Bancorp and each of K-Fed Bancorp and K-Fed Mutual Holding Company will cease to exist.

          Initially following the completion of the conversion and offering, Kaiser Federal Financial Group, Inc. will have no significant assets other than owning 100% of the outstanding common stock of Kaiser Federal Bank, the net proceeds it retains from the offering, part of which will be used to make a loan to the Kaiser Federal Bank Employee Stock Ownership Plan, and will have no significant liabilities. See “How We Intend to Use the Proceeds From the Offering.” Kaiser Federal Financial Group, Inc. intends to utilize the support staff and offices of Kaiser Federal Bank and will pay Kaiser Federal Bank for these services. If Kaiser Federal Financial Group, Inc. expands or changes its business in the future, it may hire its own employees.

          Kaiser Federal Financial Group, Inc. intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

K-Fed Bancorp

          K-Fed Bancorp is a federally-chartered stock corporation that was formed in July 2003 as a wholly-owned subsidiary of K-Fed Mutual Holding Company, a federally-chartered mutual holding company, in connection with the mutual holding company reorganization of Kaiser Federal Bank, a federally chartered stock savings association. Upon completion of the mutual holding company reorganization in July 2003, K-Fed Bancorp acquired all of the capital stock of Kaiser Federal Bank. On March 30, 2004, K-Fed Bancorp completed a minority stock offering in which it sold 5,686,750 shares, or 39.09%, of its outstanding common stock to eligible depositors of Kaiser Federal Bank and the Kaiser Federal Bank employee stock ownership plan in a subscription offering. The remaining 8,861,750 outstanding shares of K-Fed Bancorp’s common stock are owned by K-Fed Mutual Holding Company. At June 30, 2007, K-Fed Mutual Holding Company owned 63.5%, or 8,861,750 shares, of the outstanding shares of common stock of K-Fed Bancorp, with the remaining 36.5%, or 5,087,195 shares held by public stockholders. K-Fed Bancorp owns 100% of Kaiser Federal Bank’s outstanding common stock.

          At June 30, 2007, K-Fed Bancorp had consolidated assets of $799.6 million, deposits of $494.1 million and stockholders’ equity of $92.3 million. K-Fed Bancorp has not engaged in any significant business to date. Its primary activity is holding all of the outstanding shares of common stock of Kaiser Federal Bank. K-Fed Bancorp does not maintain offices separate from those of Kaiser Federal Bank or utilize persons other than certain of Kaiser Federal Bank’s officers. Our executive offices are located at 1359 North Grand Avenue, Covina, California 91724 and our telephone number is (626) 339-9663.

BUSINESS OF KAISER FEDERAL BANK

General

          Kaiser Federal Bank is a community oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. We are headquartered in Covina, California, with branches in Pasadena and Panorama City to serve Los Angeles County. We also have financial service centers in Fontana, Riverside and Santa Clara to serve the California Counties of San Bernardino Riverside and Santa Clara, respectively. We also have financial service centers in Los Angeles, Bellflower and Harbor City in Los Angeles County, California. We have a network of 54 ATMs located in Southern California and the San Francisco Metropolitan Area, primarily located at Kaiser Permanente Medical Centers. We utilize financial service centers, ATMs and purchases of residential mortgage loans to more efficiently use our resources.

          We enjoy a strong and positive reputation with the customer base and the local market area. Dating back to our days as a credit union, we have a strong bond with our customers. As a personal-service focused community financial institution, we focus on enhancing customer satisfaction with products and services that address customer needs and are consistent with our charter and risk profile. We strive to offer high quality customer service in the most efficient way. We consistently evaluate ways to broaden the products and services we offerwhich will enhance our market penetration in the communities we serve.

          Kaiser Federal Bank began operations as a credit union in 1953 to serve the employees of the Kaiser Foundation Hospital in Los Angeles, California. On November 1, 1999, the c redit u nion converted to a federal mutual savings association known as Kaiser Federal Bank which serves the general public as well as Kaiser Permanente employees. On July 1, 2003, we completed our conversion from a federal mutual savings association to a federal stock savings association in conjunction with the mutual holding company reorganization. On March 30, 2004, K-Fed Bancorp completed its initial minority stock offering.

          Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and to a lesser extent, multi-family residential loans and commercial real estate loans. We also originate automobile and other consumer loans. Historically, we have not made or purchased commercial business loans or commercial or residential real estate construction loans and have no current plans to do so.

          Our revenues are derived principally from interest on loans and mortgage-backed and related securities. We also generate revenue from service charges and other income.

          We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market accounts, demand deposit accounts and certificate of deposit accounts with varied terms ranging from 90 days to five years. We solicit deposits in our primary market area of San Diego, Los Angeles, San Bernardino, Riverside, and Santa Clara Counties, California.

          Our website address is www.k-fed.com. Information on our website is not and should not be considered a part of this proxy statement/prospectus.

Market Area

          Our California market area provides a large, increasing base of potential customers with per capita income levels favorable to the national average. Los Angeles County is one of the largest counties in the United States and has the largest population of any county in the United States and is exceeded only by eight states. Historically, the County’s economy was tied to the aerospace, entertainment and tourism industries. In the early 1990’s, the area suffered recessionary conditions due to the downsizing of the United States military and the economic downturn affecting the national economy. Los Angeles County’s economy has improved dramatically since the mid 1990’s as a result of extensive overhauling and restructuring of the region’s basic economic sectors from one formerly dominated by the aerospace, tourism and entertainment industries to a more diversified mix of high-technology commercial endeavors and by-products of the defense related industries, which capitalized on the highly educated and skilled labor force. The largest employers consist of the County of Los Angeles, the Los Angeles United School District and the City of Los Angeles. Emerging growth areas include telecommunications, electronics, computers, software and biomedical technologies as well as international trade.

          The Counties of Riverside and San Bernadino are commonly referred to as the “Inland Empire.” While the Inland Empire covers a vast geographic area extending to the Nevada border, Kaiser Federal Bank’s operations are concentrated in the western portion of these counties. This area was also affected by the economic downtown of the early 1990’s, but has since recovered. Many firms have moved from the congested and high priced regions of Los Angeles, Orange and San Diego Counties to the Inland Empire, a trend that is expected to continue. The Pacific portion of San Bernardino and Riverside Counties are adjacent to higher housing cost areas of Los Angeles, Orange and San Diego Counties and are a magnet for new residents seeking affordable housing. Manufacturing, transportation and distribution companies provide thousands of jobs in this area.

          Santa Clara County is home to a number of leading technology and telecommunication companies and is located in the “Silicon Valley” where the per capita income well exceeds the state and national average.

          The sales of new and existing one- to four-family homes in Southern California is at a 15 year low. A decrease in home sales decreases lending opportunities and may negatively affect our income since a substantial portion of our loan portfolio consists of one- to four-family residential loans. In addition, default rates statewide in California on one- to four-family loans in the second quarter of 2007 were also at the highest levels in a decade. Despite these trends, real estate values have remained relatively stable through the second quarter.

Competition

          We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending. We also face competition from other lenders and investors with respect to loans that we purchase.

          We attract all of our deposits through our branch and ATM network. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. We have less than a 1% market share of deposits in each of the markets in which we compete.

Lending Activities

          General. We originate and purchase one- to four-family and multi-family residential loans and to a lesser extent we originate commercial real estate loans. We do not originate or purchase residential or commercial construction loans. We do not offer adjustable rate loans where the initial rate is below the otherwise applicable index rate (known as “teaser rates”). We also originate consumer loans, primarily automobile loans. Our loans carry either a fixed or an adjustable rate of interest. Consumer loans are generally short term and amortize monthly or have interest payable monthly. Mortgage loans generally have a longer term amortization, with maturities up to 30 years, depending upon the type of property with principal and interest due each month. We also have loans in our portfolio that require only interest payments on a monthly basis. At June 30, 2007, our net loan portfolio totaled $699.1 million, which constituted 87.4% of our total assets. We generally underwrite each purchased loan individually in accordance with our underwriting standards. We utilize loan purchases to more efficiently use our resources by reducing operating costs such as staff and marketing. In the Southern California market for an institution of our size, we have found it more efficient to purchase, rather than to originate loans, in order to supplement our lending platform. The majority of the loans that we purchase are acquired with servicing released to allow us to build our portfolio without having to significantly increase our servicing and operations costs. We generally purchase these loans without recourse against the seller.

          At June 30, 2007, the maximum amount which we could have loaned to any one borrower and the borrower’s related entities under applicable regulations was $9.7 million, or 15% of Kaiser Federal Bank’s unimpaired capital. At June 30, 2007, we had no loans or group of loans to related borrowers with outstanding balances in excess of this amount. Our five largest lending relationships at June 30, 2007 were as follows: (1) one loan to a limited partnership totaling $5.2 million, secured by an industrial facility located in Riverside County; (2) two loans to an individual totaling $4.8 million, secured by a 38 unit multi-family property located in Orange County and a medical office building located in Los Angeles County; (3) one loan to a limited partnership totaling $4.4 million, secured by six industrial buildings located in Los Angeles County; (4) one loan to a corporation totaling $4.0 million, secured by an office building located in Orange County; and (5) two loans to an individual totaling $3.8 million, secured by a 10 unit multi-family property and a 33 unit multi-family property located in Los Angeles County. At June 30, 2007, these loans were performing in accordance with these terms.

          The following table presents information concerning the composition of Kaiser Federal Bank’s loan portfolio in dollar amounts and in percentages as of the dates indicated.

	At June 30,

	2007		2006		2005		2004		2003

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate
One- to four-family	$469,459	66.88%	$437,024	68.63%	$372,134	69.04%	$341,776	68.82%	$259,563	66.64%
Commercial	77,821	11.09	58,845	9.24	32,383	6.01	26,879	5.41	21,266	5.46
Multi-family	88,112	12.55	89,220	14.01	87,650	16.26	72,519	14.60	42,275	10.85

Total real estate loans	635,392	90.52	585,089	91.88	492,167	91.31	441,174	88.83	323,104	82.95

Other loans
Consumer:
Automobile	53,100	7.56	41,572	6.53	38,613	7.16	47,359	9.54	56,872	14.60
Home equity	1,446	0.21	1,787	0.28	601	0.11	437	0.08	664	0.17
Other	12,024	1.71	8,374	1.31	7,644	1.42	7,675	1.55	8,878	2.28

Total other loans	66,570	9.48	51,733	8.12	46,858	8.69	55,471	11.17	66,414	17.05

Total loans	701,962	100.00%	636,822	100.00%	539,025	100.00%	496,645	100.00%	389,518	100.00%

Less:
Net deferred loan originations fees	(134)		(202)		(32)		(332)		(354)
Net premiums on purchased loans	120		195		982		2,221		2,757
Allowance for loan losses	(2,805)		(2,722)		(2,408)		(2,328)		(2,281)

Total loans receivable, net	$699,143		$634,093		$537,567		$496,206		$389,640

          Loan Maturity. The following schedule illustrates certain information at June 30, 2007 regarding the scheduled repayment of loans maturing in Kaiser Federal Bank’s portfolio based on their contractual terms-to-maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loan losses.

	Real Estate			Consumer

	One- to Four-Family	Commercial	Multi-family	Automobile	Home Equity	Other	Total

	(In thousands)
At June 30, 2007 Within (1) year (1)	$—	$—	$37	$647	$1,446	$3,869	$5,999

After 1 year:
After 1 year through 3 years	156	—	—	9,609	—	422	10,187
After 3 year through 5 years	568	1,167	—	41,831	—	512	44,078
After 5 year through 10 years	5,711	70,045	2,332	1,013	—	7,221	86,322
After 10 year through 15 years	65,775	6,609	57,502	—	—	—	129,886
After 15 years	397,249	—	28,241	—	—	—	425,490

Total due after 1 year	469,459	77,821	88,075	52,453	—	8,155	695,963

Total	$469,459	$77,821	$88,112	$53,100	$1,446	$12,024	$701,962

(1)	Includes demand loans and loans that have no stated maturity.

          The following tables set forth the scheduled repayments of fixed and adjustable rate loans at June 30, 2007, that are contractually due after June 30, 2008.

	Due after June 30, 2008

	Fixed	Adjustable	Total

	(In thousands)
Real estate loans
One- to four-family	$348,798	$120,661	$469,459
Commercial	—	77,821	77,821
Multi-family	—	88,075	88,075

Total real estate loans	348,798	286,557	635,355

Other Loans
Consumer:
Automobile	52,453	—	52,453
Home equity	—	—	—
Other loans	8,155	—	8,155

Total other loans	60,608	—	60,608

Total loans	$409,406	$286,557	$695,963

          One- to Four-Family Residential Lending. At June 30, 2007, our first lien one- to four-family residential mortgage loans totaled $469.5 million, or 66.9%, of our gross loan portfolio, of which $391.9 million or 83.5% were purchased from large mortgage originators. We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property. With respect to purchased loans, we underwrite each loan based upon our underwriting standards prior to making the purchase. Presently, we lend up to 80% of the lesser of the appraised value or purchase price for one- to four-family residential loans. Should we grant a loan with a loan-to-value ratio in excess of 80%, we require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are generally appraised by independent state licensed fee appraisers approved by our Board of Directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements. We currently retain in our portfolios all single-family loans we originate. We purchased $109.8 million in one- to four-family residential mortgage loans within the past fiscal year.

          We currently originate one- to four-family mortgage loans on a fixed rate and adjustable rate basis. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our internal needs. Adjustable-rate loans are tied to indices based on the one year London InterBank Offering Rate or U.S. Treasury securities adjusted to a constant maturity of one year. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. At June 30, 2007, $ 18.2 million, $ 63.0 million and $ 18.0 million of our adjustable rate one- to four-family loans will initially reprice during fiscal years ending 2008, 2009 and 2010, respectively. Our home mortgages are structured with a five to thirty year maturity, with amortization periods up to a 30-year period. All of our one- to four-family loans originated or purchased are secured by properties located in California. At June 30, 2007, $154.5 million or 32.9% of the outstanding principal balance of our one- to four-family residential mortgage loans was secured by properties in Los Angeles County, $78.3 million or 16.7% of the outstanding principal balance was secured by properties in Orange County, $43.8 million or 9.3% of the outstanding principal balance was secured by properties in San Diego County and $35.7 million or 7.6% of the outstanding principal balance was secured by properties in Santa Clara County. All other counties represented less than five percent of our loan portfolio calculated by the principal balance.

          All our real estate loans contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The loans originated or purchased by us are underwritten and documented pursuant to our underwriting guidelines. See “- Loan Originations, Purchases, Sales and Repayments.” See “- Asset Quality - Non-Performing Assets” and “Asset Quality - Classified Assets.”

          Adjustable rate mortgage loans generally pose different credit risks than fixed-rate loan mortgages, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. We have not experienced significant delinquencies for these loans. However, the majority of these loans have been purchased or originated within the past three years.See “ - Asset Quality – Non-Performing Assets” and “ - Classified Assets.” At June 30, 2007, our one- to four-family adjustable rate mortgage loan portfolio totaled $120.7 million, or 17.2% of our gross loan portfolio. At that date, the fixed-rate one- to four-family mortgage loan portfolio totaled $348.8 million, or 49.7% of our gross loan portfolio.

          In addition, we have purchased interest-only one- to four-family mortgage loans. As of June 30, 2007, our one- to four-family interest-only mortgages loans totaled $100.4 million, or 14.3% of our gross loan portfolio, with $55.2 million of that amount consisting of adjustable rate loans. We have no plans to significantly increase the number of interest-only loans held in our loan portfolio at this time.

          In late 2005, we began to underwrite interest-only loans assuming a fully amortized payment and for adjustable rate loans we qualify the borrower based upon the rate that would apply upon the first interest rate adjustment. An interest-only loan typically provides for the payment of interest (rather than both principal and interest) for a fixed period of three, five or seven years, thereafter the loan payments adjust to include both principal and interest for the remaining term. We believe those loans purchased under these additional underwriting standards should not present greater risk than other loans in our one- to four-family loan portfolio.

          The following table describes certain risk characteristics of our one-to four-family non-conforming mortgage loans held for investment as of June 30, 2007:

Category	Outstanding Balance	Weighted- Average Credit Score(1)	Weighted Average LTV(2)	Weighted- Average Seasoning(3)

	(Dollars in thousands)

Interest-only	$100,424	737	70.89%	1.79 years
Stated income(4)	118,842	741	66.42	2.06
Credit score less than or equal to 660	32,850	642	68.99	2.03

(1)	The credit score is one factor in determining the credit worthiness of a borrower based on the borrower’s credit history.
(2)	LTV (loan-to-value) is the ratio calculated by dividing the original loan balance by the appraised value of the real estate collateral.
(3)	Seasoning describes the number of years since the funding date of the loan.
(4)

Stated income is defined as a borrower provided level of income which is not subject to verification during the loan origination process through the borrower’s application, but the reasonableness of the borrower’s income is verified through other sources. Included in interest-only loans are $42.4 million in stated-income loans.

          Multi-Family Residential Lending. We also offer multi-family residential loans. These loans are secured by real estate located in our primary market area. At June 30, 2007, multi-family residential loans totaled $88.1 million, or 12.6%, of our gross loan portfolio.

          Our multi-family residential loans are originated primarily with adjustable interest rates. We use a number of indices to set the interest rate, including a rate based on the constant maturity of one year U.S. Treasury securities. Our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the applicable index. Loan-to-value ratios on our multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize over a period of up to 30 years and have maximum maturity of 30 years. These loans are secured by properties located in California. We originate these loans through our staff. We retain some of the multi-family loans we originate, while selling participations in others to manage our exposure to any one borrower.

          Loans secured by multi-family residential real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family residential loans are performed by independent state licensed fee appraisers approved by our Board of Directors. See “- Loan Originations, Purchases, Sales and Repayments.”

          Loans secured by multi-family residential properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family residential properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In order to monitor the adequacy of cash flows on income-producing properties, the borrowers are required to provide periodic financial information. In addition, many of our multi-family real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. If we foreclose on a multi-family real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Further, our multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our multi-family real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. See “- Asset Quality - Non-Performing Assets.”

         Commercial Real Estate Lending. We offer commercial real estate loans. These loans are secured primarily by small retail establishments, rental properties and small office buildings located in our primary market area and are both owner and non-owner occupied. We originate commercial real estate loans through our own staff. We generally do not purchase commercial real estate loans. At June 30, 2007, commercial real estate loans totaled $77.8 million, or 11.1% of our gross loan portfolio, of which $28.3 million or 36.4% of our commercial real estate loan portfolio were to borrowers occupying the underlying collateral. Our largest commercial real estate loan at June 30, 2007 was a $5.2 million loan secured by an industrial facility located in Riverside County performing in accordance with its terms. We do not originate commercial construction loans.

          We originate only adjustable-rate commercial real estate loans. The interest rate on these loans is tied to a rate based on the constant maturity of one year U.S. Treasury securities. A majority of our adjustable rate loans carry an initial fixed rate of interest for either three or five years which then converts to an interest rate that is adjusted annually based upon the index. Loan-to-value ratios on our commercial real estate loans generally do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize up to 30 years, have maturities of up to 15 years and carry prepayment penalties.

          Loans secured by commercial real estate are underwritten based on the income producing potential of the property, the financial strength of the borrower and any guarantors. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We may require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state licensed fee appraisers approved by the Board of Directors. All the properties securing our commercial real estate loans are located in California. In order to monitor the adequacy of cash flows on income producing properties, the borrowers are required to provide periodic financial information. See “- Loan Originations, Purchases, Sales and Repayments.”

          Loans secured by commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, many of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity. These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment. If we foreclose on a commercial real estate loan, our holding period for the collateral typically is longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral. Further, our commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios. See “- Asset Quality - Non-Performing Loans.”

          Consumer Loans. We offer a variety of secured consumer loans, including home equity lines of credit, new and used auto loans, and loans secured by savings deposits. We also offer a limited amount of unsecured loans. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. At June 30, 2007, our consumer loan portfolio, exclusive of automobile loans, totaled $13.5 million, or 1.9%, of our gross loan portfolio.

          The most significant component of our consumer lending is automobile loans. We originate automobile loans only on a direct basis with the borrower. Loans secured by automobiles totaled $53.1 million, or 7.6%, of our gross loan portfolio at June 30, 2007. Automobile loans may be written for up to seven years for new automobiles and a maximum of five years for used automobiles (with an age limit of five years) and have fixed rates of interest. Loan-to-value ratios for automobile loans are up to 100% of the sales price for new automobiles and up to 100% of value on used cars, based on valuation from official used car guides.

          Each automobile loan requires the borrower to keep the financed vehicle fully insured against loss or damage by fire, theft and collision. In addition, we have the right to force place insurance coverage in the event the required physical damage insurance on the vehicle is not maintained by the borrower. Our primary focus when originating automobile loans is on the ability of the borrower to repay the loan rather than the value of the underlying collateral. The amount financed by us is generally up to the full sales price of the financed vehicle plus sales tax, dealer preparation, license, and title fees, plus the cost of a vehicle and warranty contract.

          Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Loan Originations, Purchases, Sales and Repayments

          We originate loans through employees located at our offices. Walk-in customers and referrals from our current customer base, advertisements, real estate brokers and mortgage loan brokers are also important sources of loan originations.

          While we originate adjustable rate and fixed rate loans, our ability to originate loans is dependent upon customer demand for loans in our market area. Demand is affected by local competition and the interest rate environment. We also purchase real estate whole loans as well as participation interests in real estate loans. From time to time, we have sold participation interests in some of our larger real estate loans. At June 30, 2007, our real estate loan portfolio totaled $635.4 million or 90.5% of the gross loan portfolio. Purchased real estate loans at June 30, 2007 totaled $406.5 million, or 64.0% of the real estate loan portfolio. At June 30, 2006, our real estate loan portfolio totaled $585.1 million or 91.9% of the gross loan portfolio. Purchased real estate loans at June 30, 2006 totaled $386.9 million or 66.1% of the real estate loan portfolio.

          The following table shows the loan origination, purchase, sale and repayment activities of Kaiser Federal Bank for the periods indicated, and includes loans originated for both our own portfolio and for sale of participating interests.

	Year ended June 30,

	2007	2006	2005

	(In thousands)
Originations by type:
Adjustable rate:
Real estate-one to four-family	$2,399	$—	$3,942
-commercial	23,432	32,154	6,200
-multi-family	13,740	14,771	17,750
Non-real estate – other consumer	3,542	5,694	4,445

Total adjustable rate	43,113	52,619	32,337

Fixed rate:
Real estate-one to four-family	20,574	14,238	10,446
Non-real estate - consumer automobile	35,654	26,318	18,453
- other consumer	11,841	8,591	8,617
Total fixed rate	68,069	49,147	37,516

Total loans originated	111,182	101,766	69,853

Purchases:
Adjustable rate:
Real estate- one to four-family	—	13,074	73,740
-commercial		—	3,993
-multi-family	—	2,430	10,152

Total adjustable rate	—	15,504	87,885

Fixed rate:
Real estate- one to four-family	109,830	145,771	62,825
Total fixed rate	109,830	145,771	62,825

Total loans purchased	109,830	161,275	150,710

Sales and repayments:
Sales and loan participations sold	—	—	—
Principal repayments	155,872	165,244	178,183

Total reductions	155,872	165,244	178,183
Decrease in other items, net	(90)	(1,271)	(1,019)

Net increase	$65,050	$96,526	$41,361

Asset Quality

          We do not originate, purchase or hold in our loan portfolio teaser option-ARM loans or negative amortizing loans. We underwrite all real estate loans based on an applicant’s employment history, credit history and an appraised value of the subject property. At June 30, 2007, one- to four-family residential mortgage loans totaled $469.5 million, or 66.9%, of our gross loan portfolio of which $348.8 million were fixed rate and $120.7 million were adjustable rate loans. Adjustable rate mortgages generally pose different credit risks than fixed rate loan mortgages, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. Beginning in 2005, we originated and purchased for portfolio more fixed rate loans than adjustable rate loans. At June 30, 2005, one-to-four family fixed rate loans totaled $133.9 million compared to $238.3 million in adjustable rate loans. At June 30, 2006, one-to-four family fixed rate loans totaled $258.9 million compared to $178.1 million in adjustable rate loans. Although we have reduced the amount of adjustable rate loans held in portfolio, we have not experienced significant delinquencies for these loans.

          For one- to four-family residential, multi-family and commercial real estate loans serviced by us, a delinquency notice is sent to the borrower when the loan is eight days past due. When the loan is 20 days past due, we mail a subsequent delinquency notice to the borrower. Typically, before the loan becomes 30 days past due, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. If an acceptable repayment plan has not been agreed upon, loan personnel will generally prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 10 days to bring the account current. Once the loan becomes 60 days delinquent, and an acceptable repayment plan has not been agreed upon, the servicing officer will turn over the account to the deed of trust trustee with instructions to initiate foreclosure.

          Real estate loans serviced by a third party are subject to the servicing institution’s collection policies. However, we track each purchased loan individually to ensure full payments are received as scheduled. Each month, third party servicers are required to provide delinquent loan status reports to our servicing officer, which are included in the month-end delinquent real estate report to management.

          When a borrower fails to make a timely payment on a consumer loan, a delinquency notice is sent when the loan is 10 days past due. When the loan is 20 days past due, we mail a subsequent delinquency notice to the borrower. Once a loan is 30 days past due, our staff contacts the borrower by telephone to determine the reason for delinquency and to request payment of the delinquent amount in full or the establishment of an acceptable repayment plan to bring the loan current. If the borrower is unable to make or keep payment arrangements, additional collection action is taken in the form of repossession of collateral for secured loans and small claims or legal action for unsecured loans.

          Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

	Loans Delinquent:

	60-89 Days		90 Days or More		Total Delinquent Loans

	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount

	(Dollars in thousands)
At June 30, 2007
Real estate loans:
One- to four-family	—	$—	2	$1,115	2	$1,115
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	7	111	2	19	9	130
Home equity	—	—	—	—	—	—
Other	5	8	4	7	9	15

Total loans	12	$119	8	$1,141	20	$1,260

At June 30, 2006
Real estate loans:
One- to four-family	2	$383	—	$—	2	$383
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	8	108	7	57	15	165
Home equity	—	—	—	—	—	—
Other	3	3	6	10	9	13

Total loans	13	$494	13	$67	26	$561

At June 30, 2005
Real estate loans:
One- to four-family	—	$—	2	$757	2	$757
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	6	50	2	28	8	78
Home equity	—	—	—	—	—	—
Other	10	10	1	2	11	12

Total loans	16	$60	5	$787	21	$847

At June 30, 2004
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	40	502	9	79	49	581
Home equity	—	—	—	—	—	—
Other	97	93	2	3	99	96

Total loans	137	$595	11	$82	148	$677

At June 30, 2003
Real estate loans:
One- to four-family	—	$—	—	$—	—	$—
Commercial	—	—	—	—	—	—
Multi-family	—	—	—	—	—	—
Other loans:
Automobile	7	129	1	13	8	142
Home equity	—	—	—	—	—	—
Other	60	92	3	13	63	105

Total loans	67	$221	4	$26	71	$247

          Non-Performing Assets. The following table sets forth the amounts and categories of non-performing assets in our loan portfolio. Non-performing assets consist of non-accrual loans, and foreclosed assets. Loans to a customer whose financial condition has deteriorated are considered for non-accrual status whether or not the loan is 90 days and over past due. All loans past due 90 days and over are classified as non-accrual. On non-accrual loans, interest income is not recognized until actually collected. At the time the loan is placed on non-accrual status, interest previously accrued but not collected is reversed and charged against current income. Interest is not accrued on loans greater than 90 days or more delinquent. At each date presented we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at an interest rate materially less than current market rate).

          Foreclosed assets consist of real estate and other assets which have been acquired through foreclosure on loans. At the time of foreclosure, assets are recorded at the lower of their estimated fair value less selling costs or the loan balance, with any write-down charged against the allowance for loan losses.

	At June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family	$1,115	$—	$757	$—	$—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Other loans:
Automobile	19	57	28	79	13
Home Equity	—	—	—	—	—
Other	7	10	2	3	13

Total	1,141	67	787	82	26

Real estate owned and Repossessed assets:
Real estate loans:
One- to four-family	238	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Other loans:
Automobile	74	69	35	62	26
Home equity	—	—	—	—	—
Other	—	—	—	—	—

Total	312	69	35	62	26

Total non-performing assets	$1,453	$136	$822	$144	$52

Non-performing loans to total loans (1)	0.16%	0.01%	0.15%	0.02%	0.01%
Non-performing assets to total assets	0.18%	0.02%	0.13%	0.02%	0.01%
Non-accrued interest (2)	$17	$1	$25	$4	$1

(1)	Total loans are net of deferred fees and costs.
(2)	If interest on the loans classified as non-performing had been accrued, interest income in these amounts would have been accrued.

          Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by regulators to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

          When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the Board of Directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

          In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. The total amount of classified assets represented 6. 8 % of our equity capital and 0. 8 % of our total assets at June 30, 2007.

          The aggregate amount of our classified and special mention assets at the dates indicated were as follows:

	At June 30,

	2007	2006	2005

	(In thousands)
Classified Assets:
Loss	$58	$90	$45
Doubtful	670	1,321	1,375
Substandard	2,010	1,134	1,459
Special Mention	3,495	2,497	1,793

Total	$6,233	$5,042	$4,672

          With the exception of these classified and special mention loans, management is not aware of any loans as of June 30, 2007, where the known credit problems of the borrower would cause us to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms.

          Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include loss ratio analysis by type of loan and specific allowances for identified problem loans, including the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan –

Income Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

          The loss ratio analysis component of the allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.

          The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the loss related to this condition is reflected in the general allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

          Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in our market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement, we determine impairment by computing a fair value either based on discounted cash flows using the loan’s initial interest rate or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogenous loans that are collectively evaluated for impairment and are excluded from specific impairment evaluation, and their allowance for loan losses is calculated in accordance with the allowance for loan losses policy described above.

          Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

          At June 30, 2007, our allowance for loan losses was $2.8 million or 0.4% of the total loan portfolio and 245.8% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, which may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is at an amount that will absorb probable incurred loan losses inherent in our loan portfolios.

          The following sets forth an analysis of our allowance for loan losses.

	Year Ended June 30,

	2007	2006	2005	2004	2003

	(Dollars in thousands)

Balance at beginning of period	$2,722	$2,408	$2,328	$2,281	$1,744

Charge-offs:
One- to four-family	—	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Consumer – automobile	676	547	500	675	842
Consumer – other	92	33	48	62	58

	768	580	548	737	900
Recoveries:
One- to four-family	—	—	—	—	—
Commercial	—	—	—	—	—
Multi-family	—	—	—	—	—
Consumer – automobile	312	234	203	279	296
Consumer – other	10	8	19	22	17

	322	242	222	301	313

Net charge-offs	446	338	326	436	587

Provision for losses	529	652	406	483	1,124

Balance at end of period	$2,805	$2,722	$2,408	$2,328	$2,281

Net charge-offs to average loans during this period(1)	0.07%	0.06%	0.06%	0.11%	0.19%

Net charge-offs to average non-performing loans during this period	47.90%	73.04%	112.37%	807.41%	715.85%

Allowance for loan losses to non-performing loans	245.84%	4,062.69%	305.97%	2,839.02%	8,773.08%

Allowance as a percent of total loans (end of period) (1)	0.40%	0.43%	0.45%	0.47%	0.58%

(1)	Total loans are net of deferred fees and costs.

          Allocation of Allowance for Loan Losses. The distribution of the allowance for losses on loans at the dates indicated is summarized as follows.

	At June 30,

	2007		2006		2005		2004		2003

	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family	$1,626	66.88%	$1,322	68.63%	$1,037	69.04%	$932	68.82%	$703	66.64%
Commercial	73	11.09	54	9.24	40	6.01	99	5.41	82	5.46
Multi-family	114	12.55	123	14.01	155	16.26	232	14.60	132	10.85
Other loans:
Automobile	922	7.56	1,184	6.53	1,143	7.16	1,008	9.54	1,289	14.60
Home equity	1	0.21	2	0.28	1	0.11	1	0.08	2	0.17
Other	69	1.71	37	1.31	32	1.42	56	1.55	73	2.28

Total allowance for loan losses	$2,805	100.00%	$2,722	100.00%	$2,408	100.00%	$2,328	100.00%	$2,281	100.00%

Investment Activities

          General. We are required by federal regulations to maintain an amount of liquid assets in order to meet our liquidity needs. These assets consist of certain specified securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity, Capital Resources and Commitments.” Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided.

          We are authorized to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings associations may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings association is otherwise authorized to make directly. See “Supervision and Regulation” for a discussion of additional restrictions on our investment activities.

          Under the direction and guidance of the Investment/Asset and Liability Management Committee and board policy, our president has the basic responsibility for the management of our investment portfolio. Various factors are considered when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated short and long term interest rates, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

          The current structure of our investment portfolio provides liquidity when loan demand is high, assists in maintaining earnings when loan demand is low and maximizes earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. Management’s Discussion and Analysis of Financial Condition and Results of Operation–Management of Market Risk.”

          At June 30, 2007, our investment portfolio totaled $34.7 million and consisted principally of collateralized mortgage obligations, mortgage-backed securities, and U.S. government agency and government sponsored entity bonds. From time to time, investment levels may increase or decrease depending upon yields available on investment alternatives and management’s projected demand for funds for loan originations, deposits, and other activities. Our investment policy only permits us to buy investment grade securities.

          The following table sets forth the composition of our investment portfolio at the dates indicated.

	At June 30,

	2007		2006		2005

	Carrying Value	Percent of Total	Carrying Value	Percent of Total	Carrying Value	Percent of Total

	(Dollars in thousands)
Securities available-for-sale:
U.S. government and government sponsored entity bonds	$2,994	8.63%	$5,392	14.96%	$10,864	21.87%
Mortgage-backed securities:
Freddie Mac	4,827	13.92	5,897	16.37	7,984	16.07
Collateralized mortgage obligations:
Freddie Mac	5,758	16.61	—	—	—	—

Total securities available-for-sale	$13,579	39.16%	$11,289	31.33%	$18,848	37.94%

Securities held-to-maturity:
U.S. government and government sponsored entity bonds	$12,000	34.61%	$12,000	33.31%	$10,000	20.13%
Mortgage-backed securities:
Fannie Mae	303	0.87	408	1.13	541	1.09
Freddie Mac	217	0.63	269	0.75	335	0.67
Ginnie Mae	146	0.42	168	0.47	250	0.50
Collateralized mortgage obligations:
Fannie Mae	2,747	7.92	3,372	9.36	4,617	9.29
Freddie Mac	4,926	14.21	7,197	19.98	12,570	25.30
Ginnie Mae	757	2.18	1,324	3.67	2,521	5.08

Total securities held-to-maturity	$21,096	60.84%	$24,738	68.67%	$30,834	62.06%

Total securities	$34,675	100.00%	$36,027	100.00%	$49,682	100.00%

Other earning assets:
Interest-bearing deposits in other financial institutions	$2,970	10.39%	$9,010	24.97%	$9,010	38.57%
Fed Funds	15,750	55.09	18,335	50.80	10,325	44.20
FHLB stock	9,870	34.52	8,746	24.23	4,027	17.23

Total other earning assets	$28,590	100.00%	$36,091	100.00%	$23,362	100.00%

Total securities and other earning assets	$63,265		$72,118		$73,044

          While our collateralized mortgage-backed securities and mortgage-backed securities carry a reduced credit risk as compared to whole loans due to their issuance under government agency sponsored programs, they remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed, and value, of the investment securities. As a result of these factors, the estimated average lives of these securities will be shorter than the contractual maturities as shown on the following table.

          Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2007 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	One year or less		More than One Year through Five Years		More than Five Years through Ten Years

	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

	(Dollars in thousands)
Securities available-for-sale:

U.S. government and government sponsored entity bonds	$—	—%	$3,000	5.30%	—	—%
Mortgage-backed securities:
Freddie Mac	—	—	3,836	3.26	1,130	3.86
Collateralized mortgage obligations Freddie Mac	—	—	—	—	—	—

Total securities available-for-sale	$—	—%	6,836	4.16%	1,130	3.86%

Securities held-to-maturity:

U.S. government and government sponsored entity bonds	$12,000	3.83	—	—	—	—
Mortgage-backed securities:
Fannie Mae	—	—	—	—	—	—
Freddie Mac	—	—	—	—	—	—
Ginnie Mae	—	—	—	—	—	—
Collateralized mortgage obligations
Fannie Mae	—	—	—	—	—	—
Freddie Mac	—	—	—	—	—	—
Ginnie Mae	—	—	—	—	—	—

Total securities held-to-maturity	12,000	3.83	—	—	—	—

Total securities	$12,000	3.83	6,836	4.16%	1,130	3.86%

	More than Ten Years		Total Securities

	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Securities available-for-sale:

U.S. government and government sponsored entity bonds	$—	—%	$3,000	$2,994	5.30%
Mortgage-backed securities:
Freddie Mac	—	—	4,966	4,827	3.40
Collateralized mortgage obligations Freddie Mac	5,827	5.37	5,827	5,758	5.37

Total securities available-for-sale	5,827	5.37%	13,793	13,579	4.65%

Securities held-to-maturity:

U.S. government and government sponsored entity bonds	—	—	12,000	11,930	3.83
Mortgage-backed securities:
Fannie Mae	303	6.44	303	304	6.44
Freddie Mac	217	5.65	217	216	5.65
Ginnie Mae	146	6.05	146	146	6.05
Collateralized mortgage obligations
Fannie Mae	2,747	4.56	2,747	2,621	4.56
Freddie Mac	4,926	4.72	4,926	4,570	4.72
Ginnie Mae	757	3.45	757	727	3.45

Total securities held-to-maturity	9,096	4.67	21,096	20,514	4.19

Total securities	$14,923	4.94%	$34,889	$34,093	4.37%

          Interest Earning Deposits in Other Financial Institutions. Interest earning deposits in other financial institutions consists of certificates of deposits placed with multiple federally insured financial institutions in amounts that do not exceed the insurable limit of $100,000. These deposits are used as short-term investments as part of our overall asset/liability management. These certificates of deposit had a weighted-average yield of 3.4% and an average remaining life of four months at June 30, 2007.

          Federal Home Loan Bank Stock. As a member of the Federal Home Loan Bank of San Francisco, we are required to own capital stock in the Federal Home Loan Bank of San Francisco. The amount of stock we hold is based on percentages specified by the Federal Home Loan Bank of San Francisco on our outstanding advances and the requirements of their Mortgage Purchase Program. The redemption of any excess stock we hold is at the discretion of the Federal Home Loan Bank of San Francisco. The carrying value of Federal Home Loan Bank of San Francisco stock totaled $9.9 million and had a weighted-average-yield of 5.3% for the year ended June 30, 2007. The yield on the Federal Home Loan Bank of San Francisco stock is produced by stock dividends that are subject to the discretion of the Board of Directors of the Federal Home Loan Bank of San Francisco.

          Equity Investment. At June 30, 2007, we also had an investment in an affordable housing fund totaling $2.1 million with a commitment to fund an additional $193,000 for the purposes of obtaining tax credits and for Community Reinvestment Act purposes. The investment is being accounted for using the equity method of accounting. The investment is evaluated regularly for impairment based on the remaining allocable tax credits.

          Bank-Owned Life Insurance. In April 2005, we purchased $10.0 million in bank-owned life insurance, which covers certain key employees, to provide tax-exempt income to assist in offsetting costs associated with employee benefit plans offered by Kaiser Federal Bank. The bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized. At June 30, 2007, the cash surrender value was $11.0 million.

Sources of Funds

          General. Our sources of funds are deposits, payment of principal and interest on loans, interest earned on or maturation of other investment securities, borrowings, and funds provided from operations.

          Deposits. We offer a variety of deposit accounts to consumers with a wide range of interest rates and terms. Our deposits consist of certificate of deposit accounts, savings, money market and demand deposit accounts. We have historically paid competitive rates on our deposit accounts. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits. At June 30, 2007, 39.5% of the dollar amount of our deposits were from customers who are employed by the Kaiser Permanente Medical Care Program, one of the largest employers in Southern California. Our ATMs are located in branches and near Kaiser Permanente Medical Centers. We currently do not accept brokered deposits.

          The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and bi-weekly direct deposits from Kaiser Permanente Medical Care Program payrolls. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are a relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

          The following table shows the distribution of various types of deposits and certain other information relating to as of the dates indicated.

	At June 30,

	2007		2006		2005

	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

	(Dollars in thousands)
Noninterest-bearing demand	$43,169	8.74%	$43,137	9.31%	$43,744	9.19%

Savings	136,643	27.65	91,199	19.68	99,730	20.96

Money Market	75,599	15.30	110,987	23.95	107,080	22.51

Certificates of deposit:
1.00% - 1.99%	13	0.01	55	0.01	7,139	1.50
2.00% - 2.99%	939	0.19	4,911	1.06	49,332	10.37
3.00% - 3.99%	21,256	4.30	54,679	11.80	93,291	19.61
4.00% - 4.99%	119,952	24.27	150,843	32.54	55,168	11.59
5.00% - 5.99%	96,557	19.54	7,643	1.65	9,148	1.92
6.00% - 6.99%	—	—	—	—	5,021	1.06
7.00% - 7.99%	—	—	—	—	6,139	1.29

Total Certificates of deposit	238,717	48.31	218,131	47.06	225,238	47.34

Total	$494,128	100.00%	$463,454	100.00%	$475,792	100.00%

          The following table sets forth our deposit flows during the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(Dollars in thousands)

Opening balance	$463,454	$475,792	$422,953
Acquired deposits	—	—	61,177 (1)
Deposits, net of withdrawals	15,752	(23,721)	(17,204)
Interest credited	14,922	11,383	8,866

Ending balance	$494,128	$463,454	$475,792

Net increase (decrease)	$30,674	$(12,338)	$52,839

Percent increase (decrease)	6.6%	(2.6%)	12.5%

(1)	In September 2004, we acquired $ 61.0 million in deposits from another financial institution in connection with a branch acquisition.

          The following table indicates the amount of Kaiser Federal Bank’s certificates of deposit by time remaining until maturity as of June 30, 2007.

	Less than or equal to one year	More than one to two years	More than two to three years	More than three to four years	More than four years	Total

	(Dollars in thousands)
1.00% - 1.99%	$13	$—	$—	$—	$—	$13
2.00% - 2.99%	913	26	—	—	—	939
3.00% - 3.99%	9,256	9,308	2,061	522	109	21,256
4.00% - 4.99%	74,834	10,811	17,886	12,883	3,538	119,952
5.00% - 5.99%	89,722	321	92	300	6,122	96,557

	$174,738	$20,466	$20,039	$13,705	$9,769	$238,717

          As of June 30, 2007, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $93.5 million. At June 30, 2006, the amount of such deposits was $74.7 million. The following table sets forth the maturity of those certificates as of June 30, 2007.

Maturity Period	Certificates of Deposit

(In thousands)

Three months or less	$16,161
Over three through six months	28,285
Over six through twelve months	22,270
Over twelve months	26,831

Total	$93,547

          Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to purchase loans or to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of San Francisco.

          We may obtain advances from the Federal Home Loan Bank of San Francisco upon the security of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At June 30, 2007, we had $210.0 million in Federal Home Loan Bank advances outstanding.

          The following table sets forth information as to our Federal Home Loan Bank advances for the periods indicated.

	Year Ended June 30,

	2007	2006	2005

	(Dollars in thousands)

Balance at end of period	$210,016	$179,948	$70,777

Average balance outstanding	189,217	148,408	60,354

Maximum month-end balance	210,016	179,948	90,444

Weighted average interest rate during the period	4.37%	4.14%	3.35%

Weighted average interest rate at end of period	4.44%	4.20%	3.40%

Properties

          At June 30, 2007, we had three full service offices and six financial service centers. Our financial service centers provide all the same services as a full service office except they do not dispense cash, but cash is available from an ATM located on site. The net book value of our investment in premises, equipment and fixtures, excluding computer equipment, was approximately $2.7 million at June 30, 2007.

          The following table provides a list of our main and branch offices, all of which are leased with the exception of our Riverside branch.

Location	Owned or Leased	Lease Expiration Date	Deposits June 30, 2007

			(In thousands)
Home and Executive Office
1359 North Grand Avenue Covina, CA 91724	Leased	April 2010	$65,645

Branch Offices:
252 South Lake Avenue Pasadena, CA 91101	Leased	May 2015	$46,396

3375 Scott Boulevard, Suite 312 Santa Clara, CA 95054	Leased	May 2009	$55,455

9844 Sierra Avenue, Suite A Fontana, CA 92335	Leased	September 2011	$41,041

8501 Van Nuys Boulevard Panorama City, CA 91402	Leased	March 2011	$116,009

10105 Rosecrans Avenue Bellflower, CA 90706	Leased	March 2011	$46,698

26640 Western Avenue, Suite N Harbor City, CA 90170	Leased	February 2011	$22,047

1110 N. Virgil Avenue Los Angeles, CA 90029	Leased	March 2011	$66,480

11810 Pierce Street, Suite 150 Riverside, CA 92505	Owned	N/A	$34,357

          We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Kaiser Federal Bank and K-Fed Bancorp.

          We use an in-house system with support provided by a third-party vendor to maintain our database of depositor and borrower customer information. The net book value of our data processing and computer equipment at June 30, 2007 was approximately $743,000.

Legal Proceedings

          From time to time, we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of this litigation or any material impact on our financial position, results of operations or cash flows.

          In March 2007, U.S. Mortgage converted its Chapter 11 bankruptcy proceeding to a Chapter 7 in the District Court of Nevada. U.S. Mortgage was responsible for servicing various commercial real estate participation loans totaling approximately $1.0 million that Kaiser Federal Bank purchased from the company. Through this transition period, all servicing functions of U.S. Mortgage are being handled by the Bankruptcy Trustee.

          During the course of these proceedings, U.S. Bank has asserted a claim against $1.0 million in loan principal being serviced by U.S. Mortgage on the basis that U.S. Bank has a priority right to the funds. Kaiser Federal Bank is vigorously contesting this claim and believes it has the priority ownership interest in these loans.

Employees

          At June 30, 2007, we had a total of 83 employees, and 15 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

SUPERVISION AND REGULATION

General

          As a federally chartered savings association, Kaiser Federal Bank is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which we may engage, and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS). Under federal law, an institution may not disclose its CAMELS rating to the public. Kaiser Federal Bank also is a member of, and owns stock in, the Federal Home Loan Bank of San Francisco, which is one of the 12 regional banks in the Federal Home Loan Bank System. Kaiser Federal Bank also is regulated, to a lesser extent, by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines Kaiser Federal Bank and prepares reports for consideration by our Board of Directors on any operating deficiencies. Kaiser Federal Bank’s relationship with our depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of our loan documents.

          There can be no assurance that changes to existing laws, rules and regulations, or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on our business, financial condition or operations.

Federal Banking Regulation

          Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Kaiser Federal Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets subject to applicable limits. Kaiser Federal Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Kaiser Federal Bank directly, including real estate investment, securities brokerage and insurance agency services subject to applicable registration and licensing requirements.

          Loans to One Borrower. A federal savings association generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, not in excess of 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2007, Kaiser Federal Bank was in compliance with the loans-to-one-borrower limitations.

          Qualified Thrift Lender Test. As a federal savings association, Kaiser Federal Bank is subject to the qualified thrift lender, or “QTL,” test. Under the QTL test, Kaiser Federal Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the institution’s business.

           “Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Kaiser Federal Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.

          A savings association that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2007, Kaiser Federal Bank maintained approximately 87.4% of its portfolio assets in qualified thrift investments, and therefore satisfied the QTL test.

          Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings association must file an application with the Office of Thrift Supervision for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

          Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

          The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

          Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

          Community Reinvestment Act and Fair Lending Laws. All savings associations have a continuing responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of

Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Kaiser Federal Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all FDIC-insured institutions to publicly disclose their rating.

          Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and Regulation W of the Federal Reserve Board, which implements Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Kaiser Federal Financial Group, Inc. and its non-savings institution subsidiaries will be affiliates of Kaiser Federal Bank. In general, transactions with affiliates must be on terms that are as favorable to the savings association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings association’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

          Kaiser Federal Bank’s authority to extend credit to its directors, executive officers and 10% or greater stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board and regulations of the Office of Thrift Supervision. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Kaiser Federal Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Kaiser Federal Bank’s Board of Directors.

          Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings associations and has the authority to bring enforcement actions against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the savings association, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings association. If action is not taken by the Director of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

          Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted Interagency Guidelines Prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the institution fails to submit an acceptable plan or implement an accepted compliance plan, the agency may take further enforcement action against the institution, including the issuance of a cease and desist order or the imposition of civil money penalties.

          Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest CAMELS rating) and an 8% risk-based capital ratio.

          The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets, and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

          In assessing an association’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary. Kaiser Federal Bank, as a matter of prudent management, targets as its goal the maintenance of capital ratios which exceed these minimum requirements and that are consistent with Kaiser Federal Bank’s risk profile. At June 30, 2007, Kaiser Federal Bank exceeded each of its capital requirements.

          The Office of Thrift Supervision and other federal banking agencies risk-based capital standards also take into account interest rate risk, concentration of risk and the risks of non-traditional activities. The Office of Thrift Supervision monitors the interest rate risk of individual institutions through the Office of Thrift Supervision requirements for interest rate risk management, the ability of the Office of Thrift Supervision to impose individual minimum capital requirements on institutions that exhibit a high degree of interest rate risk, and the requirements of Thrift Bulletin 13a, which provides guidance on the management of interest rate risk and the responsibility of boards of directors in that area.

          The Office of Thrift Supervision continues to monitor the interest rate risk of individual institutions through analysis of the change in net portfolio value. Net portfolio value is defined as the net present value of the expected future cash flows of an entity’s assets and liabilities and, therefore, hypothetically represents the value of an institution’s net worth. The Office of Thrift Supervision has also used this net portfolio value analysis as part of its evaluation of certain applications or notices submitted by savings banks. The Office of Thrift Supervision, through its general oversight of the safety and soundness of savings associations, retains the right to impose minimum capital requirements on individual institutions to the extent the institution is not in compliance with certain written guidelines established by the Office of Thrift Supervision regarding net portfolio value analysis. The Office of Thrift Supervision has not imposed any such requirements on Kaiser Federal Bank.

          At June 30, 2007, Kaiser Federal Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

          Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); or

•	critically undercapitalized (less than 2% tangible capital).

          Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” or is deemed to have notice and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

•	an amount equal to 5% of the savings association’s total assets at the time it became “undercapitalized”; and

•

the amount that is necessary (or would have been necessary) to bring the association into compliance with all capital standards applicable with respect to such association as of the time it fails to comply withy a capital restoration plan.

          If a savings association fails to submit an acceptable plan, it is treated as if it were “significantly undercapitalized.” In addition, numerous mandatory supervisory restrictions become immediately applicable to the savings association, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

          At June 30, 2007, Kaiser Federal Bank met the criteria for being considered “well-capitalized.”

          Deposit Insurance. Kaiser Federal Bank is a member of the Deposit Insurance Fund, maintained by the FDIC, and Kaiser Federal Bank pays its deposit insurance assessments to the Deposit Insurance Fund. The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005 (the “Deposit Insurance Fund Act”). In addition to merging the insurance funds, the Deposit Insurance Fund Act established a statutory minimum and maximum designated reserve ratio for the Deposit Insurance Fund and granted the FDIC greater flexibility in establishing the required reserve ratio. In its regulations implementing the Deposit Insurance Fund Act, the FDIC has set the current annual designated reserve ratio for the Deposit Insurance Fund at 1.25%.

          In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium. The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system, the FDIC assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment). Each risk category is assigned an assessment rate. Assessment rates currently range from .05% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.43% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns). The FDIC is authorized to raise the assessment rates as necessary to maintain the Deposit Insurance Fund. The Kaiser Federal Bank assessment rate at June 30, 2007 was .05% per $100 of deposits. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Kaiser Federal Bank.

          In addition, all FDIC -insured institutions are required to pay a pro rata portion of the interest due on obligations issued by the Financing Corporation to fund the closing and disposal of failed thrift institutions by the Resolution Trust Corporation. At June 30, 2007, the FDIC assessed Deposit Insurance Fund-insured deposits 1.22 basis points (0.122%) per $100 of deposits to cover those obligations. The Financing Corporation rate is adjusted quarterly to reflect changes in assessment bases of the Deposit Insurance Fund. This obligation will continue until the Financing Corporation bonds mature in 2017.

          Assessments. The Office of Thrift Supervision charges assessments to recover the cost of examining federal savings associations and their affiliates. These assessments are based on three components: (i) the size of the institution on which the basic assessment is based; (ii) the institution’s supervisory condition, which results in an additional assessment based on a percentage of the basic assessment for any savings institution with a composite rating of 3, 4 or 5 in its most recent safety and soundness examination; and (iii) the complexity of the institution’s operations, which results in an additional assessment based on a percentage of the basic assessment for any savings institution that managed over $1 billion in trust assets, serviced for others loans aggregating more than $1 billion, or had certain off-balance sheet assets aggregating more than $1 billion.

          The Office of Thrift Supervision also assesses fees against savings and loan holding companies, such as Kaiser Federal Financial Group, Inc. The Office of Thrift Supervision semi-annual assessment for savings and loan holding companies includes a $3,000 base assessment with an additional assessment based on the holding company’s risk or complexity, organizational form and condition.

          Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the savings association or its affiliates or not obtain services of a competitor of the savings association.

          Federal Home Loan Bank System. Kaiser Federal Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks each of which is subject to regulation and supervision of the Federal Housing Finance Board. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Banks. It makes loans or advances to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the Federal Home Loan Banks. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long-term advances. As a member of the Federal Home Loan Bank of San Francisco, Kaiser Federal Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2007, Kaiser Federal Bank was in compliance with this requirement.

Federal Reserve System

          Institutions must maintain a reserve of 3% against aggregate transaction accounts between $7.8 million and $48.3 million (subject to adjustment by the Federal Reserve Board) plus a reserve of 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $48.3 million. The first $7.8 million of otherwise reservable balances is exempt from the reserve requirements. Kaiser Federal Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Kaiser Federal Bank’s interest-earning assets. At June 30, 2007, Kaiser Federal Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

          The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the Act impose affirmative obligations on a broad range of financial institutions, including federal savings associations, like Kaiser Federal Bank. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

          Kaiser Federal Bank has established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Privacy Requirements of the Gramm-Leach-Bliley Act

          The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Holding Company Regulation

          Upon completion of the conversion, Kaiser Federal Financial Group, Inc. will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over Kaiser Federal Financial Group, Inc. and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to Kaiser Federal Bank.

          Under federal law, unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999, such as Kaiser Federal Financial Group, Inc., are limited to those activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

          Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

          As a public company, Kaiser Federal Financial Group, Inc. is subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the SEC includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•

a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•

the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

          Section 402 of the Sarbanes-Oxley Act prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to loans made by an insured depository institution, such as Kaiser Federal Bank, that are subject to the insider lending restrictions of Regulation O of the Federal Reserve Board.

Federal Securities Laws

          Kaiser Federal Financial Group, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the conversion, shares of Kaiser Federal Financial Group, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Kaiser Federal Financial Group, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

          The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Kaiser Federal Financial Group, Inc. may be resold without registration. Shares purchased by an affiliate of Kaiser Federal Financial Group, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Kaiser Federal Financial Group, Inc. meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of Kaiser Federal Financial Group, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Kaiser Federal Financial Group, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Kaiser Federal Financial Group, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

          General. Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of taxation is intended only to summarize pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to K-Fed Bancorp or Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. has not yet filed a federal income tax return due to its recent organization. Kaiser Federal Bank’s federal income tax returns have never been audited by the Internal Revenue Service.

          It is anticipated that Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank will file separate federal and state income tax returns after completion of the offering. It is anticipated that any cash distributions made by Kaiser Federal Financial Group, Inc. to its stockholders would be considered to be taxable dividends to the extent of current or accumulated earnings and profits.

          Method of Accounting. For federal income tax purposes, Kaiser Federal Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on June 30, for filing its federal income tax return.

          Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Kaiser Federal Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

          Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At June 30, 2007, Kaiser Federal Bank had no net operating loss carryforwards for federal income tax purposes.

          Corporate Dividends-Received Deduction. K-Fed Bancorp may eliminate from its income dividends received from Kaiser Federal Bank as a wholly owned subsidiary of K-Fed Bancorp if it elects to file a consolidated return with Kaiser Federal Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

          K-Fed Bancorp and Kaiser Federal Bank are subject to the California Corporate (Franchise) tax which is assessed at the rate of 10.84%. For this purpose, taxable income generally means federal taxable income subject to certain modifications provided for in California law.

          As a Maryland business corporation, Kaiser Federal Financial Group, Inc. will be required to file annual returns with the State of Maryland.

MANAGEMENT

Management of Kaiser Federal Financial Group, Inc.

          The Board of Directors of Kaiser Federal Financial Group, Inc. will consist of six individuals who currently serve as directors of K-Fed Bancorp, K-Fed Mutual Holding Company and Kaiser Federal Bank. The Board of Directors of Kaiser Federal Financial Group, Inc. will be divided into three classes, as nearly equal as possible, with approximately one-third of the directors elected each year. The directors will be elected by the stockholders of Kaiser Federal Financial Group, Inc. for three year terms, and until their successors are elected and have qualified. The terms of the directors of each of Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank are identical. The executive officers of Kaiser Federal Financial Group, Inc. are also executive officers of K-Fed Bancorp. We expect that Kaiser Federal Financial Group, Inc. and Kaiser Federal Bank will continue to have common directors until there is a business reason to establish separate management structures.

          The following individuals will serve as the executive officers of Kaiser Federal Financial Group, Inc. and hold the office set forth below opposite their name.

Executive	Position Held

Kay M. Hoveland	President and Chief Executive Officer
Dustin Luton	Senior Vice President and Chief Financial Officer

          Executive officers of Kaiser Federal Financial Group, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.

          Directors of Kaiser Federal Financial Group, Inc. initially will not be compensated by Kaiser Federal Financial Group, Inc. but will serve for and be compensated by Kaiser Federal Bank. It is not anticipated that separate compensation will be paid to directors of Kaiser Federal Financial Group, Inc. until such time as these persons devote significant time to the separate management of Kaiser Federal Financial Group, Inc. affairs, which is not expected to occur until Kaiser Federal Financial Group, Inc. becomes actively engaged in additional businesses other than holding the stock of Kaiser Federal Bank. Kaiser Federal Financial Group, Inc. may determine that such compensation is appropriate in the future.

Indemnification of Directors and Officers

          The officers, directors, agents and employees of Kaiser Federal Financial Group, Inc. are indemnified with respect to certain actions pursuant to Kaiser Federal Financial Group, Inc.’s articles of incorporation and Maryland law. Maryland law allows Kaiser Federal Financial Group, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Kaiser Federal Financial Group, Inc. No such indemnification may be given (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated; or (iii) to the extent otherwise provided by Maryland law. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Benefits to be Considered Following Completion of the Conversion

          Stock-Based Incentive Plan. Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. The number of options granted or shares awarded under the plan may not exceed 3.7% and 9.3%, respectively, of the shares sold in the stock offering if the stock-based incentive plan is adopted within one year after the stock offering, in accordance with Office of Thrift Supervision policy.

          The stock-based incentive plan will not be established sooner than six months after the stock offering and if adopted within one year after the stock offering would require the approval by stockholders owning a majority of the outstanding shares of Kaiser Federal Financial Group, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•

any tax-qualified employee stock benefit plans and management stock benefit plans, in the aggregate, may not hold more than 10% of the shares sold in the offering, unless Kaiser Federal Bank has tangible capital of 10% or more, in which case any tax-qualified employee stock benefit plans and management stock benefit plans, may be increased to up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of the grant;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Kaiser Federal Bank or Kaiser Federal Financial Group, Inc.; and

•

our executive officers or directors must exercise or forfeit their options in the event that Kaiser Federal Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

          In the event either federal or state regulators change their regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

          Employment Agreements. Following completion of the conversion and offering, Kaiser Federal Bank plans to enter into an employment agreement with Ms. Hoveland for a three-year term with an initial salary of $350,000. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Upon each anniversary date of the agreement, the term will be extended for an additional year unless Kaiser Federal Bank notifies Ms. Hoveland at least 30 days prior to such date that it intends to not extend the term. Under the agreement, Ms. Hoveland’s employment may be terminated for cause at an time, in which event she would have no right to receive compensation or other benefits for any period after termination.

          Certain events resulting in Ms. Hoveland’s termination or resignation will entitle her to payments of severance benefits following termination of employment. Ms. Hoveland will be entitled to severance benefits under the employment agreement in the event (A) her employment is involuntarily terminated (for reasons other than cause, death, disability or retirement) or (B) she resigns during the term of the agreement within two years after any of the following events (i) a requirement that she report to a corporate officer instead of the Board of Directors, (ii) a material change in her functions, duties or responsibilities, which change would cause her position to become of lesser responsibility, importance or scope of authority, (iii) a material reduction in her base salary, or the budget over which she has authority (iv) a relocation of her principal place of employment by more than 25 miles from the location as of the date of the agreement, or (v) a material breach of the agreement by Federal Kaiser Bank, then she would be entitled to a severance payment equal to three times her highest annual rate of base salary at any time during the term of the agreement and three times her highest annual bonus received during the latest three calendar years prior to the termination. In addition, she would be entitled, at no expense to her, to the continuation of substantially comparable life, medical and disability coverage for such period. Notwithstanding any provision to the contrary in the agreement, payments under the agreement following a change in control are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

          In addition, Kaiser Federal Bank plans to enter into employment agreements with Mr. Luton, Ms. Thompson and Ms. Huber upon completion of the conversion that contain similar terms as the agreement for Ms. Hoveland. The agreement for each of Mr. Luton, Ms. Thompson and Ms. Huber provide for a term of two years with an initial salary of $226,600, $144,664 and $156,000, respectively. In addition, the agreement for each of Mr. Luton, Ms. Thompson and Ms. Huber provide for a severance payment equal to two times their highest annual rate of base salary at any time during the term of the agreement and two times their highest annual bonus received during the latest three calendar years prior to the termination.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

          The table below sets forth, for each of Kaiser Federal Financial Group, Inc.’s directors and executive officers and for all of the directors and executive officers as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of K-Fed Bancorp common stock as of August 14, 2007;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total amount of Kaiser Federal Financial Group, Inc. common stock to be held upon consummation of the conversion.

          In each case, it is assumed that subscription shares are sold at the maximum of the offering range. See “Proposal 3 — Approval of the Plan of Conversion and Reorganization —Limitations on Common Stock Purchases.” Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held

Name of Beneficial Owner	Number of Exchange Shares to be Held (2)	Number of Shares	Dollar Amount	Number of Shares	Percentage of Total Outstanding

Directors:

James L. Breeden	103,306	5,000	$50,000	108,306	*
Kay M. Hoveland	288,736	20,000	200,000	308,736	1.3%
Rita H. Zwern	51,622	100	1,000	51,722	*
Gerald A. Murbach	76,927	—	—	76,927	*
Robert C. Steinbach	82,663	1,000	10,000	83,663	*

Executive Officers who are not Directors:
Dustin Luton	47,618	5,000	50,000	52,618	*
Nancy J. Huber	79,567	5,000	50,000	84,567	*
Jeanne R. Thompson	72,559	10,500	105,000	83,059	*

Total for Directors and Executive Officers	814,807	46,600	$466,000	861,407	3. 6%

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Beneficial Ownership of Common Stock” and assumes an exchange ratio of 1.6870 shares for each share of K-Fed Bancorp.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF K-
FED BANCORP

          General. As a result of the conversion, existing stockholders of K-Fed Bancorp will become stockholders of Kaiser Federal Financial Group, Inc. There are differences in the rights of stockholders of K-Fed Bancorp and stockholders of Kaiser Federal Financial Group, Inc. caused by differences between federal and Maryland law and regulations and differences in K-Fed Bancorp’s federal stock charter and bylaws and Kaiser Federal Financial Group, Inc.’s Maryland articles of incorporation and bylaws.

          This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. This discussion is qualified in its entirety by reference to the articles of incorporation and bylaws of Kaiser Federal Financial Group, Inc. and the Maryland General Corporation Law. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws.

          Authorized Capital Stock. K-Fed Bancorp’s authorized capital stock currently consists of 18,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock. After the conversion, Kaiser Federal Financial Group, Inc.’s authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of serial preferred stock, par value $0.01 per share. We authorized more capital stock than that which will be issued in the conversion in order to provide our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock option grants. These additional authorized shares may also be used by our Board of Directors, consistent with its fiduciary duty, to deter future attempts to gain control of Kaiser Federal Financial Group, Inc. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. We currently have no plans for the issuance of additional shares, other than the issuance of additional shares through our stock benefit plans.

          Issuance of Capital Stock. Pursuant to applicable laws and regulations, K-Fed Mutual Holding Company is required to own not less than a majority of the outstanding shares of K-Fed Bancorp common stock. K-Fed Mutual Holding Company will no longer exist following consummation of the conversion.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas K-Fed Bancorp’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal stockholders’ meeting. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Kaiser Federal Financial Group, Inc. stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment. The Office of Thrift Supervision regulations also require stockholder approval of stock-based compensation plans within one year of the completion of the conversion.

          Voting Rights. Neither K-Fed Bancorp’s stock charter or bylaws nor Kaiser Federal Financial Group, Inc.’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

          Payment of Dividends. The ability of K-Fed Bancorp to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by federal income tax considerations related to federal savings associations such as Kaiser Federal Bank. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.” Although Kaiser Federal Financial Group, Inc. is not subject to these restrictions as a Maryland corporation, such restrictions will indirectly affect Kaiser Federal Financial Group, Inc. because dividends from Kaiser Federal Bank will be the primary source of funds of Kaiser Federal Financial Group, Inc. for the payment of dividends to its stockholders.

          Certain restrictions generally imposed on Maryland corporations may also have an impact on Kaiser Federal Financial Group, Inc.’s ability to pay dividends. Maryland law generally provides that Kaiser Federal Financial Group, Inc. is limited to paying dividends in an amount equal to our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

          Board of Directors. K-Fed Bancorp’s stock charter and bylaws and Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws each require the Board of Directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

          Under K-Fed Bancorp’s bylaws, any vacancies on the Board of Directors of K-Fed Bancorp may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Board of Directors. Persons elected by the Board of Directors of K-Fed Bancorp to fill vacancies may only serve until the next annual meeting of stockholders. Under Kaiser Federal Financial Group, Inc.’s articles of incorporation, any vacancy occurring on the Board of Directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by a majority of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

          Under K-Fed Bancorp’s bylaws, any director may be removed for cause by the holders of a majority of the outstanding voting shares. Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that any director may be removed for cause by the holders of at least 80% of the outstanding voting shares of Kaiser Federal Financial Group, Inc.

          Limitations on Liability. The charter and bylaws of K-Fed Bancorp do not limit the personal liability of directors.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that directors will not be personally liable for monetary damages to Kaiser Federal Financial Group, Inc. for certain actions as directors, except for (i) receipt of an improper personal benefit from their positions as directors, or (ii) actions or omissions that are determined to have involved active and deliberate dishonesty, or (iii) to the extent allowed by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might benefit Kaiser Federal Financial Group, Inc.

          Indemnification of Directors, Officers, Employees and Agents. K-Fed Bancorp’s bylaws provide indemnification to directors, officers and employees to the fullest extent allowed by law. Under current Office of Thrift Supervision regulations, K-Fed Bancorp shall indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of K-Fed Bancorp or its stockholders. K-Fed Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, K-Fed Bancorp is required to notify the Office of Thrift Supervision of its intention, and such payment cannot be made if the Office of Thrift Supervision objects to such payment.

          The officers, directors, agents and employees of Kaiser Federal Financial Group, Inc. are indemnified with respect to certain actions pursuant to Kaiser Federal Financial Group, Inc.’s articles of incorporation and Maryland law. Maryland law allows Kaiser Federal Financial Group, Inc. to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Kaiser Federal Financial Group, Inc. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and materials to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

          Special Meetings of Stockholders. K-Fed Bancorp’s bylaws provide that special meetings of K-Fed Bancorp’s stockholders may be called by the Chairman, the president, a majority of the members of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of K-Fed Bancorp entitled to vote at the meeting. Kaiser Federal Financial Group, Inc.’s bylaws provide that special meetings of the stockholders of Kaiser Federal Financial Group, Inc. may be called by the president, by a majority vote of the total authorized directors, or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

          Stockholder Nominations and Proposals. K-Fed Bancorp’s bylaws generally provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with K-Fed Bancorp at least five days before the date of any such meeting.

          Kaiser Federal Financial Group, Inc.’s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Kaiser Federal Financial Group, Inc. at least 90 days prior and not earlier than 120 days prior to the anniversary date of the mailing of proxy materials by Kaiser Federal Financial Group, Inc. in connection with the immediately preceding annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 20 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, stockholders must submit such written notice no earlier than the 120th day, and not later than the 90th day, prior to the annual meeting, or alternatively, not later than the 10th day following the date on which notice of the meeting is mailed to stockholders or such public disclosure was made. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

          Management believes that it is in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

          Stockholder Action Without a Meeting. The bylaws of K-Fed Bancorp provide that any action to be taken or which may be taken at any annual or special meeting of stockholders may be taken if a consent in writing, setting forth the actions so taken, is given by the holders of all outstanding shares entitled to vote. Kaiser Federal Financial Group, Inc.’s bylaws provide similar authority of stockholders to act without a meeting.

          Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to K-Fed Bancorp, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

          Limitations on Voting Rights of Greater-than-10% Stockholders. K-Fed Bancorp’s charter provides that no record or beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Kaiser Federal Financial Group, Inc.’s articles of incorporation also has a similar provision.

          Mergers, Consolidations and Sales of Assets. A federal regulation applicable to K-Fed Bancorp generally requires the approval of two-thirds of the Board of Directors of K-Fed Bancorp and the holders of two-thirds of the outstanding stock of K-Fed Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of K-Fed Bancorp’s assets. Such regulation permits K-Fed Bancorp to merge with another corporation without obtaining the approval of its stockholders if:

(i)	it does not involve an interim savings institution;

(ii)	K-Fed Bancorp’s federal stock charter is not changed;

(iii)

each share of K-Fed Bancorp’s stock outstanding immediately prior to the effective date of the transaction will be an identical outstanding share or a treasury share of K-Fed Bancorp after such effective date; and

(iv)	either:

(a) no shares of voting stock of K-Fed Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination; or

(b)

the authorized but unissued shares or the treasury shares of voting stock of K-Fed Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of K-Fed Bancorp outstanding immediately prior to the effective date of the transaction.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation require the approval of the holders of at least 80% of Kaiser Federal Financial Group, Inc.’s outstanding shares of voting stock to approve certain “Business Combinations” involving an “Interested Stockholder” except where:

(i)

the proposed transaction has been approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Stockholder and who were directors prior to the time when the Interested Stockholder became an Interested Stockholder; or

(ii)	certain “fair price” provisions are complied with.

(iii)

The term “Interested Stockholder” includes any person or entity, other than Kaiser Federal Financial Group, Inc. or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Kaiser Federal Financial Group, Inc. This provision of the articles of incorporation applies to any “Business Combination,” which is defined to include, among other things, any merger or consolidation of Kaiser Federal Financial Group, Inc. or transfer, or other disposition of 25% or more of the assets of Kaiser Federal Financial Group, Inc. with an Interested Stockholder;

          Under Maryland law, absent this provision, business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of two-thirds of the corporation’s outstanding shares of common stock and any other affected class of stock. One exception under Maryland law to the two-thirds approval requirement applies to stockholders owning 10% or more of the common stock of a corporation for a period of less than five years. Such 10% stockholder, in order to obtain approval of a business combination, must obtain the approval of 80% of all outstanding stock and two-thirds of the outstanding stock excluding the stock owned by such 10% stockholder, or satisfy other requirements under Maryland law relating to Board of director approval of his or her acquisition of the shares of the corporation. The increased stockholder vote required to approve a business combination may have the effect of preventing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

          Kaiser Federal Financial Group, Inc.’s articles of incorporation provide that the Board of Directors may consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include the social and economic effects of the transaction on its customers and employees and the communities served by Kaiser Federal Financial Group, Inc.

          Dissenters’ Rights of Appraisal. Office of Thrift Supervision regulations generally provide that a stockholder of a federally chartered corporation that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. The regulations also provide, however, that a stockholder of a federally chartered corporation whose shares are listed on a national securities exchange or quoted on the Nasdaq stock market are not entitled to dissenters’ rights in connection with a merger if the stockholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation that at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq stock market, or any combination of such shares of stock and cash.

          Under Maryland law, stockholders of Kaiser Federal Financial Group, Inc. will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Kaiser Federal

Financial Group, Inc. is a party as long as the common stock of Kaiser Federal Financial Group, Inc. trades on the Nasdaq Stock Market.

          Amendment of Governing Instruments. No amendment of K-Fed Bancorp’s stock charter may be made unless it is first proposed by the Board of Directors of K-Fed Bancorp, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Kaiser Federal Financial Group, Inc.’s articles of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of common stock if at least two-thirds of the members of the Board of Directors approves such amendment, except that the provisions of the articles of incorporation governing preferred stock, no cumulative voting, stockholder nominations and proposals, limitations on voting rights of 10% stockholders, the number and staggered terms of directors, vacancies on the Board of Directors and removal of directors, approval of certain business combinations, indemnification of officers and directors, limitations on the liability of directors and officers and the manner of amending the articles of incorporation and bylaws, may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of the outstanding shares common stock.

          The bylaws of K-Fed Bancorp may be amended by a majority vote of the full Board of Directors of K-Fed Bancorp or by a majority of the votes cast by the stockholders of K-Fed Bancorp at any legal meeting. Kaiser Federal Financial Group, Inc.’s bylaws may be amended only by a majority vote of the Board of Directors of Kaiser Federal Financial Group, Inc. or by the holders of at least 80% of the outstanding common stock.

          Residency Requirement for Directors. Kaiser Federal Financial Group, Inc.’s bylaws provide that only persons who reside or work in California will be qualified to be appointed or elected to the Board of Directors of Kaiser Federal Financial Group, Inc. K-Fed Bancorp’s federal bylaws have no similar provision.

          Purpose and Anti-Takeover Effects of Kaiser Federal Financial Group, Inc.’s Articles of Incorporation and Bylaws. Our Board of Directors believes that the provisions described above or below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. Our Board of Directors believes these provisions are in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders. Our Board of Directors believes that it will be in the best position to determine the true value of Kaiser Federal Financial Group, Inc. and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, our Board of Directors believes that it is in the best interests of Kaiser Federal Financial Group, Inc. and its stockholders to encourage potential acquirers to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Kaiser Federal Financial Group, Inc. and that is in the best interests of all stockholders.

          Takeover attempts that have not been negotiated with and approved by our Board of Directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of Kaiser Federal Financial Group, Inc. for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Kaiser Federal Financial Group, Inc.’s assets.

          Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

          Despite our belief as to the benefits to stockholders of these provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by our Board of Directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our Board of Directors and management. Our Board of Directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

          Following the conversion, pursuant to applicable law and, if required, following the approval by stockholders, we may adopt additional anti-takeover provisions in our articles of incorporation or other devices regarding the acquisition of our equity securities that would be permitted for a Maryland business corporation.

          The cumulative effect of the restrictions on acquisition of Kaiser Federal Financial Group, Inc. contained in our articles of incorporation and bylaws and in Maryland law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of Kaiser Federal Financial Group, Inc. may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

RESTRICTIONS ON ACQUISITION OF KAISER FEDERAL FINANCIAL GROUP, INC.

          Although the Board of Directors of Kaiser Federal Financial Group, Inc. is not aware of any effort that might be made to obtain control of Kaiser Federal Financial Group, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Kaiser Federal Financial Group, Inc.’s articles of incorporation to protect the interests of Kaiser Federal Financial Group, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Kaiser Federal Bank, Kaiser Federal Financial Group, Inc. or Kaiser Federal Financial Group, Inc.’s stockholders.

          The following discussion is a general summary of the material provisions of Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws, Kaiser Federal Bank’s charter and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws and Kaiser Federal Bank’s stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of K-Fed Mutual Holding Company’s application for conversion with the Office of Thrift Supervision and Kaiser Federal Financial Group, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Kaiser Federal Financial Group, Inc.’s Articles of Incorporation and Bylaws

          Kaiser Federal Financial Group, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Kaiser Federal Financial Group, Inc. more difficult.

          Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

          Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, by a majority of the whole Board or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

          Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

          Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

          Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

          Authorized but Unissued Shares. After the conversion, Kaiser Federal Financial Group, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Kaiser Federal Financial Group, Inc. Following the Conversion.” The articles of incorporation authorize 25 million shares of serial preferred stock. Kaiser Federal Financial Group, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Kaiser Federal Financial Group, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Kaiser Federal Financial Group, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

          Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by our Board of Directors and also by at least a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	Preferred stock;

(iii)	Prohibition of cumulative voting;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

(vii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(ix)	The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Kaiser Federal Financial Group, Inc.

          The bylaws may be amended by the affirmative vote of a majority of our directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Conversion Regulations

          Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

          Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

          Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

          The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK OF KAISER FEDERAL FINANCIAL GROUP, INC.
FOLLOWING THE CONVERSION

General

          At the effective date, Kaiser Federal Financial Group, Inc. is authorized to issue 100 million shares of common stock, par value of $0.01 per share, and 25 million shares of preferred stock, par value $0.01 per share. Kaiser Federal Financial Group, Inc. currently expects to issue in the offering up to 14,950,000 shares of common stock, subject to adjustment, and up to 8,582,229 shares, subject to adjustment, in exchange for the publicly held shares of K-Fed Bancorp. Kaiser Federal Financial Group, Inc. will not issue shares of preferred stock in the conversion. Each share of Kaiser Federal Financial Group, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

          The shares of common stock of Kaiser Federal Financial Group, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

          Dividends. Kaiser Federal Financial Group, Inc. may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our Board of Directors. The payment of dividends by Kaiser Federal Financial Group, Inc. is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Kaiser Federal Financial Group, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Kaiser Federal Financial Group, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

          Voting Rights. Upon consummation of the conversion, the holders of common stock of Kaiser Federal Financial Group, Inc. will have exclusive voting rights in Kaiser Federal Financial Group, Inc. They will elect Kaiser Federal Financial Group, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Kaiser Federal Financial Group, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Kaiser Federal Financial Group, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

          As a federal stock savings association, corporate powers and control of Kaiser Federal Bank are vested in its Board of Directors, who elect the officers of Kaiser Federal Bank and who fill any vacancies on the Board of Directors. Voting rights of Kaiser Federal Bank are vested exclusively in the owners of the shares of capital stock of Kaiser Federal Bank, which will be Kaiser Federal Financial Group, Inc., and voted at the direction of Kaiser Federal Financial Group, Inc.’s Board of Directors. Consequently, the holders of the common stock of Kaiser Federal Financial Group, Inc. will not have direct control of Kaiser Federal Bank.

          Liquidation. In the event of any liquidation, dissolution or winding up of Kaiser Federal Bank, Kaiser Federal Financial Group, Inc., as the holder of 100% of Kaiser Federal Bank’s capital stock, would be entitled to receive all assets of Kaiser Federal Bank available for distribution, after payment or provision for payment of all debts and liabilities of Kaiser Federal Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Kaiser Federal Financial Group, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Kaiser Federal Financial Group, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of Kaiser Federal Financial Group, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

          None of the shares of Kaiser Federal Financial Group, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

          The transfer agent and registrar for Kaiser Federal Financial Group, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

          The consolidated financial statements of K-Fed Bancorp as of June 30, 2007 and 2006, and for each of the years in the three-year period ended June 30, 2007 included in this registration statement, have been audited by Crowe Chizek and Company, LLP, independent registered public accounting firm, as stated in their report, which is included and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          RP Financial, LC. has consented to the publication herein of the summary of its report to Kaiser Federal Financial Group, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

          Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Kaiser Federal Financial Group, Inc., K-Fed Mutual Holding Company, K-Fed Bancorp and Kaiser Federal Bank, will issue to Kaiser Federal Financial Group, Inc. its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain matters relating to state taxation will be passed upon for us by Crowe Chizek and Company LLP. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Breyer & Associates PC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          Kaiser Federal Financial Group, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http:/www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Kaiser Federal Financial Group, Inc. The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

          K-Fed Mutual Holding Company has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This proxy statement/prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the West Regional Office of the Office of Thrift Supervision, 2001 Junipero Serra Boulevard, Suite 650, Daly City, California 94014. Our plan of conversion and reorganization is available, upon request, at each of our banking offices.

          In connection with the offering, Kaiser Federal Financial Group, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Kaiser Federal Financial Group, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, Kaiser Federal Financial Group, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
AT AN ANNUAL MEETING

          Our bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of K-Fed Bancorp. To be timely a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of K-Fed Bancorp no later than five days before the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting may, if the facts warrant, determine and declare to the meeting that certain business was not properly brought before the meeting in accordance with the provisions of our bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the board of directors to be brought before the 2008 Annual Meeting of Stockholders must be given to us no later than five days prior to the date of the meeting, as indicated above.

STOCKHOLDER PROPOSALS

          In order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at K-Fed Bancorp’s executive office, 1359 North Grand Avenue, Covina, California 91724, no later than _______, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

          As of the date of this document, the board of directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS AND ANNUAL REPORTS

          We intend to deliver only one proxy statement/prospectus to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the proxy statement/prospectus or a copy of K-Fed Bancorp’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, free of charge, they may call or write and request separate copies currently or in the future as follows:

Kay M. Hoveland
President and Chief Executive Officer
K-Fed Bancorp
1359 North Grand Avenue
Covina, California 91724
Phone:	(800) 524-2274
Fax:	(626) 858-5745

Registered stockholders sharing the same address and receiving multiple copies of this proxy statement/prospectus may request the delivery of a single copy by writing or calling the above address or phone number.

K-Fed Bancorp

The consolidated financial statements of Kaiser Federal Financial Group Inc. have been omitted because Kaiser Federal Financial Group Inc. has not conducted any business other than that of an organizational nature. All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

MANAGEMENT’S REPORT ON INTERNAL CONTROL

          The management of K-Fed Bancorp, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even an effective system of internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that degree of compliance with the policies or procedures may deteriorate.

          Management has assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on that assessment, management concluded that, as of June 30, 2007, the Company’s internal control over financial reporting was effective.

          The effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, has been audited by Crowe Chizek and Company LLP, an independent registered public accounting firm. As stated in their attestation report, they express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007. See “Report of Independent Registered Public Accounting Firm.”

/s/	Kay M. Hoveland	/s/	Dustin Luton

	Kay M. Hoveland		Dustin Luton
	President and Chief Executive Officer		Chief Financial Officer

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
K-Fed Bancorp
Covina, California

We have audited the accompanying consolidated statements of financial condition of K-Fed Bancorp as of June 30, 2007 and 2006, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007. We also have audited K-Fed Bancorp’s internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).” K-Fed Bancorp’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for it’s assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Report on Internal Control. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K-Fed Bancorp as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, K-Fed Bancorp maintained, in all material respects, effective internal control over financial reporting as of June 30, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

	/s/	Crowe Chizek and Company LLP

Oak Brook, Illinois		Crowe Chizek and Company LLP

August 25, 2007

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

	June 30 2007	June 30 2006

ASSETS
Cash and due from banks	$10,982	$7,244
Federal funds sold	15,750	18,335

Total cash and cash equivalents	26,732	25,579
Interest earning deposits in other financial institutions	2,970	9,010
Securities available-for-sale	13,579	11,289
Securities held-to-maturity, fair value of $20,514 and $23,939 at June 30, 2007 and June 30, 2006, respectively	21,096	24,738
Federal Home Loan Bank stock, at cost	9,870	8,746
Loans receivable	701,962	636,822
Deferred net loan origination fees	(134)	(202)
Net premium on purchased loans	120	195
Allowance for loan losses	(2,805)	(2,722)

Loans receivable, net	699,143	634,093
Accrued interest receivable	3,259	2,767
Premises and equipment, net	3,484	3,416
Core deposit intangible	323	437
Goodwill	3,950	3,950
Bank-owned life insurance	10,954	10,514
Other assets	4,265	4,360

Total assets	$799,625	$738,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing	$43,169	$43,137
Interest bearing	450,959	420,317

Total deposits	494,128	463,454
Federal Home Loan Bank advances, short-term	20,000	10,000
Federal Home Loan Bank advances, long-term	190,016	169,948
Accrued expenses and other liabilities	3,164	2,840

Total liabilities	707,308	646,242
Commitments and contingent liabilities	—	—
Stockholders’ equity
Nonredeemable serial preferred stock, $.01 par value; 2,000,000 shares authorized; issued and outstanding — none	—	—
Common stock, $0.01 par value; 18,000,000 authorized;
June 30, 2007 — 14,724,760 shares issued.
June 30, 2006 — 14,702,040 shares issued.	147	147
Additional paid-in capital	57,626	56,456
Retained earnings	49,084	46,224
Accumulated other comprehensive loss, net of tax	(126)	(247)
Unearned employee stock ownership plan shares	(3,071)	(3,526)
Treasury stock, at cost (June 30, 2007 — 775,815 shares; June 30, 2006 — 495,970 shares)	(11,343)	(6,397)

Total stockholders’ equity	92,317	92,657

Total liabilities and stockholders’ equity	$799,625	$738,899

The accompanying notes are an integral part of these financial statements

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Years Ended June 30

	2007	2006	2005

Interest income
Interest and fees on loans	$37,379	$32,918	$25,519
Interest on securities, taxable	1,365	1,611	1,935
Federal Home Loan Bank dividends	480	280	151
Other interest	1,942	1,012	563

Total interest income	41,166	35,821	28,168

Interest Expense
Interest on Federal Home Loan Bank advances	8,261	6,140	2,022
Interest on deposits	14,879	11,324	8,778

Total interest expense	23,140	17,464	10,800

Net interest income	18,026	18,357	17,368
Provision for loan losses	529	652	406

Net interest income after provision for loan losses	17,497	17,705	16,962

Noninterest income
Service charges and fees	2,013	1,827	1,845
ATM fees and charges	1,612	1,481	1,355
Referral commissions	259	238	207
Loss on equity investment	(99)	(588)	(505)
Bank-owned life insurance	439	426	89
Other noninterest income	35	42	65

Total noninterest income	4,259	3,426	3,056

Noninterest expense
Salaries and benefits	7,619	7,298	6,562
Occupancy and equipment	2,091	1,775	1,459
ATM expense	1,249	1,135	1,049
Advertising and promotional	316	407	401
Professional services	913	751	754
Postage	315	295	268
Telephone	461	363	331
Other operating expense	1,554	1,452	1,217

Total noninterest expense	14,518	13,476	12,041

Income before income tax expense	7,238	7,655	7,977
Income tax expense	2,534	2,726	2,980

Net income	$4,704	$4,929	$4,997

Earnings per common share:
Basic	$0.35	$0.36	$0.36
Diluted	$0.34	$0.36	$0.36

The accompanying notes are an integral part of these financial statements

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)

		Common Stock							Treasury Stock

	Comprehensive Income	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss, net	Unearned ESOP Shares	Unearned Stock Awards	Shares	Amount	Total

Balance, June 30, 2004		14,548,500	146	55,083	38,513	(190)	(4,436)	—	—	—	89,116
Comprehensive income
Net income for the year ended June 30, 2005	$4,997	—	—	—	4,997	—	—	—	—	—	4,997
Other comprehensive income – unrealized gain on securities, net of tax	22	—	—	—	—	22	—	—	—	—	22

Total comprehensive income	$5,019

Dividends declared ($0.16 per share) *		—	—	—	(821)	—	—	—	—	—	(821)
Issuance of stock awards		166,300	1	2,344	—	—	—	(2,345)	—	—	—
Purchase of treasury stock		—	—	—	—	—	—	—	(278,470)	(3,453)	(3,453)
Allocation of stock awards		—	—	—	—	—	—	288	—	—	288
Forfeiture of stock awards		(3,000)	—	(42)	—	—	—	42	—	—	—
Allocation of ESOP common stock		—	—	156	—	—	455	—	—	—	611

Balance, June 30, 2005		14,711,800	147	57,541	42,689	(168)	(3,981)	(2,015)	(278,470)	(3,453)	$90,760
Comprehensive income
Net income for the year ended June 30, 2006	$4,929	—	—	—	4,929	—	—	—	—	—	4,929
Other comprehensive income – unrealized loss on securities, net of tax	(79)	—	—	—	—	(79)	—	—	—	—	(79)

Total comprehensive income	$4,850

Dividends declared ($0.28 per share) *		—	—	—	(1,394)	—	—	—	—	—	(1,394)
Purchase of treasury stock		—	—	—	—	—	—	—	(217,500)	(2,944)	(2,944)
Stock options earned		—	—	370	—	—	—	—	—	—	370
Allocation of stock awards		—	—	439	—	—	—	—	—	—	439
Forfeiture of stock awards		(9,760)	—	—	—	—	—	—	—	—	—
Transfer due to adoption of SFAS 123R		—	—	(2,015)	—	—	—	2,015	—	—	—
Allocation of ESOP common stock		—	—	121	—	—	455	—	—	—	576

Balance, June 30, 2006		14,702,040	$147	$56,456	$46,224	$(247)	$(3,526)	$—	(495,970)	$(6,397)	$92,657
Comprehensive income
Net income for the year ended June 30, 2007	$4,704	—	—	—	4,704	—	—	—	—	—	4,704
Other comprehensive income – unrealized gain on securities, net of tax	121	—	—	—	—	121	—	—	—	—	121

Total comprehensive income	$4,825

Dividends declared ($0.39 per share) *		—	—	—	(1,844)	—	—	—	—	—	(1,844)
Purchase of treasury stock		—	—	—	—	—	—	—	(279,845)	(4,946)	(4,946)
Stock options earned		—	—	259	—	—	—	—	—	—	259
Allocation of stock awards		—	—	366	—	—	—	—	—	—	366
Issuance of stock awards		35,000	—	—	—	—	—	—	—	—	—
Forfeiture of stock awards		(24,000)	—	—	—	—	—	—	—	—	—
Exercise of stock options		11,720	—	170	—	—	—	—	—	—	170
Tax benefit of stock awards and options		—	—	40	—	—	—	—	—	—	40
Allocation of ESOP common stock		—	—	335	—	—	455	—	—	—	790

Balance, June 30, 2007		14,724,760	$147	$57,626	$49,084	$(126)	$(3,071)	$—	(775,815)	$(11,343)	$92,317

* K-Fed Mutual Holding Company waived its receipt of dividends on the 8,861,750 shares it owns.

The accompanying notes are an integral part of these financial statements

K-FED BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share data)

	Years Ended June 30

	2007	2006	2005

OPERATING ACTIVITIES
Net income	$4,704	$4,929	$4,997
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of net premium on securities	248	94	164
Amortization of net premiums on loan purchases	39	547	1,357
Accretion of net loan origination fees	(51)	(29)	(53)
Accretion of net premiums on purchased certificates of deposit	(43)	(63)	(99)
Provision for loan losses	529	652	406
Federal Home Loan Bank stock dividend	(480)	(280)	(151)
Depreciation and amortization	742	507	459
Amortization of core deposit intangible	114	131	108
Loss on equity investment	99	588	505
Increase in cash surrender value of bank-owned life insurance	(439)	(426)	(89)
Amortization of debt exchange costs	68	171	250
Allocation of ESOP common stock	790	576	611
Allocation of stock awards	366	439	288
Stock options earned	259	370	—
Provision for deferred income taxes	85	54	(258)
Net change in accrued interest receivable	(492)	(457)	(267)
Net change in other assets	191	(519)	(19)
Net change in accrued expenses and other liabilities	324	(34)	198

Net cash provided by operating activities	7,053	7,250	8,407

INVESTING ACTIVITIES
Purchases of held-to-maturity securities	—	(2,000)	(5,000)
Proceeds from maturities of held-to-maturity securities	3,425	8,051	15,428
Purchases of available-for-sale securities	(8,860)	—	—
Proceeds from maturities of available-for-sale securities	6,745	7,375	2,127
Net change in interest bearing deposits with other financial institutions	6,040	—	(6,040)
Purchases of loans	(109,794)	(161,071)	(151,145)
Net change in loans, excluding loan purchases	43,989	63,375	108,098
Purchase of FHLB stock	(644)	(4,439)	(1,547)
Redemption of FHLB stock	—	—	961
Purchase of equity investment	(128)	(232)	(229)
Purchase of bank-owned life insurance	—	—	(10,000)
Net cash received from branch acquisition	—	—	56,491
Purchases of premises and equipment	(810)	(2,432)	(408)

Net cash (used in) provided by investing activities	(60,037)	(91,373)	8,736

FINANCING ACTIVITIES
Proceeds from FHLB advances	40,000	128,000	208,416
Repayment of FHLB advances	(10,000)	(19,000)	(207,416)
Debt exchange costs	—	—	(473)
Net change in deposits	30,717	(12,275)	(8,239)
Exercise of stock options	170	—	—
Tax benefit of stock awards and options	40	—	—
Dividends paid on common stock	(1,844)	(1,394)	(821)
Purchase of treasury stock	(4,946)	(2,944)	(3,453)

Net cash provided by (used in) financing activities	54,137	92,387	(11,986)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,153	8,264	5,157
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	25,579	17,315	12,158

CASH AND CASH EQUIVALENTS AT END OF YEAR	$26,732	$25,579	$17,315

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid on deposits and FHLB advances	$23,115	$17,352	$10,638
Income taxes paid	2,760	3,271	2,942
SUPPLEMENTAL NONCASH DISCLOSURES
Transfers from loans to real estate owned	$238	$—	$—

The accompanying notes are an integral part of these financial statements

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

1.	NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: K-Fed Bancorp (the Company) is a majority-owned subsidiary of K-Fed Mutual Holding Company (the Parent). The Company and its Parent are holding companies. The Company’s sole subsidiary, Kaiser Federal Bank (the Bank), is a federally chartered stock savings association, which provides retail and commercial banking services to individual and business customers from its nine branches throughout California. While the Bank originates many types of retail, and commercial real estate loans, the majority of its residential real estate loans have been purchased from other financial institutions. The accounting and reporting policies of the Company and the Bank conform to U.S. generally accepted accounting principles (GAAP) and general industry practices.

The Company’s business activities generally are limited to passive investment activities and oversight of its investment in the Bank. Unless the context otherwise requires, all references to the Company include the Bank and the Company on a consolidated basis.

Change in Reporting Entity: On July 1, 2003, the Bank consummated its reorganization into a federally chartered mutual holding company form of organization, whereby the Bank became the wholly owned subsidiary of the newly formed Company with the Company becoming a wholly owned subsidiary of the newly formed Parent. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer. Therefore, K-Fed Bancorp recorded the acquisition of the Bank at historical cost.

Execution of Plan of Stock Issuance: On November 22, 2003, and amended on February 9, 2004, the Board of Directors adopted a plan of stock issuance to sell a minority interest of its common stock to eligible depositors of the Bank in a subscription offering, with the majority of the common stock owned by K-Fed Mutual Holding Company. The plan was accomplished through the sale to eligible depositors on March 30, 2004 of 5,686,750 shares (including shares allocated to the Employee Stock Ownership Plan), representing 39.09% of the Company’s stock.

The issued shares resulted in gross proceeds of $56.9 million. In connection with the offering, the Company loaned $4.5 million to the Bank’s Employee Stock Ownership Plan to purchase stock and incurred $1.7 million of expenses associated with the offering resulting in net proceeds of $50.7 million to the Company. The aggregate purchase price was determined by an independent appraisal. Consistent with the Company’s stated intent for use of the stock offering proceeds, one-half of the total proceeds less offering expenses ($27.6 million) was invested in the Bank and placed in the Bank’s general funds for general corporate purposes. In addition to the 5,686,750 shares issued to eligible depositors, the Company issued 8,861,750 additional shares to K-Fed Mutual Holding Company. As a result of the offering, purchasers in the offering owned 39.09% of K-Fed Bancorp’s common stock, and K-Fed Mutual Holding Company owned 60.91%.

Principles of Consolidation and Basis of Presentation: The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Use of Estimates in the Preparation of Consolidated Financial Statements: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Changes in these estimates and assumptions are considered reasonably possible and may have a material impact on the consolidated financial statements and thus actual results could differ from the amounts reported and disclosed herein. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of financial instruments, and mortgage-loan prepayment assumptions used to determine the effective interest amortization of loan premiums and discounts.

Cash and Cash Equivalents: Cash and cash equivalents consist of vault and ATM cash, daily federal funds sold, demand deposits due from other banks, and other certificates of deposit that have an original maturity of less than 90 days. For purposes of the Statement of Cash Flows, the Company reports net cash flows for customer loan transactions (excluding loan purchases) and deposit transactions, as well as transactions involving interest bearing deposits in other financial institutions.

Interest Bearing Deposits in Other Financial Institutions: Interest bearing deposits in other financial institutions consist of interest-bearing time deposits in depository institutions with an original maturity equal to or greater than 90 days and are carried at cost and have a weighted average life of less than one year.

Securities: Securities available-for-sale represent securities that may be sold prior to maturity. These securities are stated at fair value, and any unrealized net gains and losses are reported as a separate component of equity until realized, net of any tax effect. Estimated fair values for investments are obtained from quoted market prices where available. Where quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments. Premiums or discounts are recognized in interest income using the effective interest method over the estimated life of the investment. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Securities available-for-sale may be sold in response to changes in market interest rates, repayment rates, the need for liquidity, and changes in the availability and the yield on alternative investments. Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospectus of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Securities for which the Company has the positive intent and ability to hold until maturity are classified as securities held-to-maturity and are recorded at cost, adjusted for unamortized premiums or discounts.

Federal Home Loan Bank Stock: The Bank, as a member of the Federal Home Loan Bank of San Francisco (FHLB) system, is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding mortgage loans or 4.7% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. The Bank carries FHLB stock at cost. Cash and stock dividends are reported as income.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and deferred net loan origination fees, and increased by net premiums on purchased loans. Interest on loans is recognized over the terms of the loans and is accrued as earned, using the effective interest method. Net premiums on purchased loans are recognized in interest income as a yield adjustment over the estimated lives of the loan pools using the effective interest method. The estimated lives of these loan pools are re-evaluated periodically based on actual prepayments. The current estimated lives of these loan pools range from two to eight years. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the effective interest method over the estimated lives of the related loans.

We underwrite purchased loans in accordance with our underwriting standards. The majority of the loans that we purchase are acquired with servicing released to allow for greater investments in real-estate lending without having to significantly increase our servicing and operations costs.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by non-payment of a monthly installment by the due date. Accrual of interest on loans is discontinued when the loan becomes past due 90 days as to either principal or interest. All interest accrued but not collected for loans that are placed on non-accrual status or subsequently charged off is reversed against interest income. Income is subsequently recognized on the cash basis until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal and future payments are reasonably assured, in which case the loan is returned to accrual status.

Allowance for Loan Losses: The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged off against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will absorb probable incurred losses relating to specifically identified loans, as well as probable incurred credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses, and may require adjustments to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience for consumer loans and peer group loss experience for real estate loans adjusted for qualitative factors.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

A loan is impaired when it is probable, based on current information and events, the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Commercial real estate loans are evaluated for impairment based on their past due status and are measured on an individual basis based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Leasehold improvements and furniture and equipment are carried at cost, less accumulated depreciation and amortization. Buildings are depreciated using the straight-line method with a useful live of 25 years. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which is usually 3 to 5 years. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the terms of the related leases or their useful life, which is usually 5 to 10 years.

Real Estate Owned: Real estate acquired in settlement of loans (“REO”) consists of property acquired through foreclosure proceedings or by deed in lieu of foreclosure. Generally, all loans greater than 90 days delinquent are processed for foreclosure and, if necessary, a specific valuation allowance is established. The Bank acquires title to the property in most foreclosure actions that are not reinstated by the borrower. Once real estate is acquired in settlement of a loan, the property is recorded as REO at the lower of carrying value or fair market value, less estimated selling costs. Fair value is determined by an appraisal obtained at the of time foreclosure. The REO balance is reduced for any subsequent declines in fair value.

Bank-Owned Life Insurance: The Bank has purchased life insurance policies on certain key employees. Bank-owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Investment in Limited Liability Partnership: The Company has an investment in an affordable housing fund totaling $2,087,000 and $2,187,000 at June 30, 2007 and 2006, respectively, with a commitment to fund an additional $193,000 at June 30, 2007, for the purposes of obtaining tax credits and for Community Reinvestment Act purposes. The investment is recorded in other assets on the balance sheet and is accounted for using the equity method of accounting. Under the equity method of accounting, the Company recognizes its ownership share of the profits and losses of the fund. This investment is regularly evaluated for impairment by comparing the carrying value to the remaining tax credits and future tax benefit expected to be received. Tax credits received from the fund are accounted for in the period earned (the flow-through method) and are included in income as a reduction of income tax expense.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from a branch acquisition. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which was determined to be 8 years.

Long-Term Assets: Premises and equipment, core deposit and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make or purchase loans. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock-Based Compensation: In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R (FAS-123R), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123 (FAS-123), Accounting for Stock-Based Compensation.

FAS-123R eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB-25), Accounting for Stock Issued to Employees, and requires instead that such transactions be accounted for using a fair-value-based method. FAS-123R is effective as of the first interim or annual reporting period that begins after June 15, 2005. The Company adopted FAS-123R effective July 1, 2005 applying the modified prospective transition method. Under the modified prospective transition method, the financial statements will not reflect restated amounts. The options become exercisable in equal installments over a five-year period beginning one year from the date of grant. The options expire ten years from the date of grant and are subject to certain restrictions and limitations. The Company assumes 10% on ISO stock options and 5% on NQSO options in forfeitures as a component for determining expense related to the Stock Option Plan. The effect of this pronouncement on future operations will depend on the fair value of future options issued and accordingly, cannot be determined at this time.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following table illustrates the pro forma effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS 123 and SFAS 148 to stock-based employee compensation for the year ended June 30, 2005 prior to the Company’s adoption of SFAS 123(R) (Dollars in thousands):

Net income as reported	$4,997
Add: Stock-based compensation recorded, net of tax	—
Less: Total stock-based compensation costs determined under the fair value based method, net of tax	(206)

Net income, pro forma	$4,791

Earnings per share – as reported
Basic	$0.36
Diluted	$0.36

Earnings per share – pro forma
Basic	$0.34
Diluted	$0.34

Income Taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Employee Stock Ownership Plan (ESOP): The cost of shares issued to the ESOP but not yet allocated to participants is shown as a reduction of stockholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares are used to service the debt.

Earnings per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock awards.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) which supplements SFAS No. 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard on July 1, 2007 did not have a significant impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurement would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (July 1, 2008 for us), and interim periods within those fiscal years, with early adoption permitted. We do not expect the adoption of this standard will have a significant impact on the Company’s financial condition or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS 154. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of this standard on July 1, 2007 did not have a significant impact on the Company’s financial condition or results of operations.

Under Emerging Issues Task Force (“EITF”) 06-4: Accounting for deferred compensation and postretirement benefit aspects of endorsement split dollar life insurance arrangements, the EITF reached a consensus that requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer who is the policy holder has a liability for the benefit it is providing to the employee. If the employer has agreed to maintain the insurance policy in force for the employee’s benefit during retirement, then the liability recognized during the employee’s active service period should be based on the future cost of insurance to be incurred during the employee’s retirement. Also, if the employer has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized under SFAS 106. As of September 20, 2006, this FASB board ratified the above. It is applicable for fiscal years beginning after December 15, 2006. We do not expect the adoption of this standard will have a significant impact on the Company’s financial condition or results of operations.

Under EITF 06-5: Accounting for Purchases of Life Insurance - Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4, “Accounting for Purchases of

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Life Insurance”, the Task Force reached a consensus that a policyholder should consider any additional amounts included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. The task forces agreed that contractual limitations should be considered when determining the realizable amounts. Those amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. The task force also agreed that fixed amounts that are recoverable by the policyholder in future periods in excess of one year from the surrender of the policy should be recognized at their present value. The task force also reached a consensus that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual life by individual life policy. The Task force also noted that any amount that is ultimately realized by the policyholder upon the assumed surrender of the final policy shall be included in the amount that could be realized under the insurance contract. The issue is effective for fiscal years beginning after December 15, 2006, but early adoption is permitted. This was ratified at the Task Force, September 20, 2006 meeting. We do not expect the adoption of this standard to have a significant impact on the Company’s financial condition or results of operations.

In February 2007, the Financial Accounting Standards Board (the “FASB”) issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115”, (“FAS 159”). FAS 159 provide companies with an option to report selected financial assets and liabilities at fair value. Most of the provisions of this statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity makes that election within the first 120 days of that fiscal year and also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”. We do not believe adoption of this Statement will have a material effect on the Company’s consolidated financial statements.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Company is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was $1,174,000 and $1,101,000 at June 30, 2007 and 2006, respectively.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

2.	INVESTMENTS

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

		(In thousands)
June 30, 2007
U.S. government agency and government sponsored entity bonds	$2,994	$—	$(6)
Mortgage-backed:
Freddie Mac	4,827	—	(139)
Collateralized mortgage obligations:
Freddie Mac	5,758	—	(69)

Total	$13,579	$—	$(214)

June 30, 2006
U.S. government agency and government sponsored entity bonds	$5,392	$—	$(108)
Mortgage-backed:
Freddie Mac	5,897	—	(313)

Total	$11,289	$—	$(421)

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

		(In thousands)
June 30, 2007
U.S. government agency and government sponsored entity bonds	$12,000	$—	$(70)	$11,930
Mortgage-backed
Fannie Mae	303	1	—	304
Freddie Mac	217	—	(1)	216
Ginnie Mae	146	—	—	146
Collateralized mortgage obligations
Fannie Mae	2,747	—	(126)	2,621
Freddie Mac	4,926	—	(356)	4,570
Ginnie Mae	757	—	(30)	727

Total	$21,096	$1	$(583)	$20,514

June 30, 2006
U.S. government agency and government sponsored entity bonds	$12,000	$—	$(267)	$11,733
Mortgage-backed
Fannie Mae	408	2	—	410
Freddie Mac	269	1	—	270
Ginnie Mae	168	1	—	169
Collateralized mortgage obligations
Fannie Mae	3,372	1	(162)	3,211
Freddie Mac	7,197	—	(374)	6,823
Ginnie Mae	1,324	—	(1)	1,323

Total	$24,738	$5	$(804)	$23,939

There were no sales of securities during the years ending June 30, 2007, 2006, and 2005.

The fair value of debt securities and carrying amount, if different, at June 30, 2007 by contractual maturity were as follows:

	Held-to-Maturity		Available-for-Sale

	Carrying Amount	Fair Value	Fair Value

		(In thousands)

Due within one year	$12,000	$11,930	$—
Due from one year to five years	—	—	2,994
Due from five years to ten years	—	—	—
Due after ten years	—	—	—
Mortgage-backed securities and Collateralized mortgage obligations	9,096	8,584	10,585

	$21,096	$20,514	$13,579

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities with unrealized losses at June 30, 2007 and 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	Less than 12 months		12 months or more		Total

	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

			(In thousands)
June 30, 2007
Description of Securities
U.S. government agency	$—	$—	$14,924	$(76)	$14,924	$(76)
Mortgage-backed	216	(1)	4,827	(139)	5,043	(140)
Collateralized mortgage obligations	972	(2)	12,163	(579)	13,135	(581)

Total temporarily impaired	$1,188	$(3)	$31,914	$(794)	$33,102	$(797)

June 30, 2006
Description of Securities
U.S. government agency	$1,982	$(18)	$15,143	$(357)	$17,125	$(375)
Mortgage-backed	—	—	5,898	(312)	5,898	(312)
Collateralized mortgage obligations	2,914	(114)	8,402	(424)	11,316	(538)

Total temporarily impaired	$4,896	$(132)	$29,443	$(1,093)	$34,339	$(1,225)

The Company evaluates securities for other-than-temporary impairment-at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At June 30, 2007, fifteen debt securities had unrealized losses with aggregate depreciation of 2.3% for the Company’s amortized cost basis. At June 30, 2006, thirteen debt securities had unrealized losses with aggregate depreciation of 3.4% for the Company’s amortized cost basis. The unrealized losses

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

relate principally to the general change in interest rate levels that has occurred since the securities purchase dates, and such unrecognized losses or gains will continue to vary with general interest rate level fluctuations in the future. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, and fully expects to recover their value, no declines are deemed to be other than temporary.

3.	LOANS

The composition of loans consists of the following:

	June 30,

	2007	2006

	(In thousands)

Real Estate:
One- to four-family residential, fixed rate	$348,798	$258,918
One- to four-family residential, variable rate	120,661	178,106
Multi-family residential, variable rate	88,112	89,220
Commercial real estate, variable rate	77,821	58,845

	635,392	585,089

Consumer:
Automobile	53,100	41,572
Home equity	1,446	1,787
Other consumer loans, primarily unsecured	12,024	8,374

	66,570	51,733

Total loans	701,962	636,822
Deferred net loan origination fees	(134)	(202)
Net premiums on purchased loans	120	195
Allowance for loan losses	(2,805)	(2,722)

	$699,143	$634,093

In addition to the above, the Company participates with other financial institutions in certain loans they have originated. The Company continues to service the participants’ balance, which at June 30, 2007 totaled $1.3 million and represented 2 loans. The Company receives a servicing fee of 25 basis points on these participated loans.

The Company has purchased real-estate loan participations originated by other financial institutions. All of these loan participations were purchased without recourse and are secured by real property. The originating financial institution performs all servicing functions on these loans. The Company does not service loans for the benefit of others.

The Company’s one- to four-family interest-only mortgages loans totaled $100,424,000 and $90,327,000 at June 30, 2007 and June 30, 2006, respectively.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following is an analysis of the changes in the allowance for loan losses:

	Years Ended June 30

	2007	2006	2005

	(In thousands)

Balance, beginning of year	$2,722	$2,408	$2,328
Provision for loan losses	529	652	406
Recoveries	322	242	222
Loans charged off	(768)	(580)	(548)

Balance, end of year	$2,805	$2,722	$2,408

There were no loans individually classified as impaired during the periods or as of June 30, 2007 and 2006.

Loans on which accrual of interest has been discontinued or reduced amounted to $1,141,000, $67,000 and $787,000 at June 30, 2007, 2006, and 2005 respectively. If interest on those loans had been accrued, such income would have been $17,000, $1,000, and $25,000 for the years ended June 30, 2007, 2006, and 2005 respectively. The effects of troubled debt restructurings are not considered material to the Company’s financial position and results of operations.

4.	CONCENTRATIONS OF CREDIT RISK

The Kaiser Permanente Medical Care Program employs a large percentage of the Bank’s account holders. Further, a significant concentration of the Bank’s borrowers resides in California. Although the Bank has a diversified loan portfolio, borrowers’ ability to repay loans may be affected by the economic climate of either the health care industry or the overall geographic region in which borrowers reside.

5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	June 30,

	2007	2006

	(In thousands)

Building	$1,214	$998
Leasehold improvements	915	827
Furniture and equipment	4,505	4,034

	6,634	5,859
Accumulated depreciation and amortization	(3,150)	(2,443)

	$3,484	$3,416

Depreciation expense on premises and equipment totaled $742,000, $507,000, and $459,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

The Company leases office space in eight buildings. The operating leases contain renewal options and provisions requiring the Company to pay property taxes and operating expenses over base period amounts. All rental payments are dependent only upon the lapse of time.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Minimum rental payments under operating leases with initial or remaining terms of one year or more at June 30, 2007 are as follows (in thousands):

Years ended June 30,
2008	$845
2009	861
2010	784
2011	381
2012	147
Thereafter	423

$3,441

Rental expense, including property taxes and common area maintenance for the years ended June 30, 2007, 2006, and 2005 for all facilities leased under operating leases totaled $967,000, $874,000, and $683,000, respectively.

6.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The activity in balance for goodwill during the year is as follows (in thousands):

	Year Ended June 30, 2007	Year Ended June 30, 2006

Beginning of year	$3,950	$3,950
Acquired goodwill	—	—
Impairment	—	—

End of year	$3,950	$3,950

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end (in thousands):

	Year Ended June 30, 2007		Year Ended June 30, 2006

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$676	$353	$676	$239

Aggregate amortization expense was $114,000, $131,000 and $108,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Estimated amortization expense for each of the next five years is as follows (in thousands):

Years ended June 30,
2008	$97
2009	80
2010	62
2011	45
2012	27

7.	DEPOSITS

The following table shows the distribution of, and certain other information relating to, deposits by type of deposit, as of the dates indicated.

	June 30,

	2007	2006

	(In thousands)

Noninterest-bearing demand	$43,169	$43,137
Savings	136,643	91,199
Money Market	75,599	110,987
Certificates of deposit	238,717	218,131

Total deposits	$494,128	$463,454

Deposits by maturity are summarized as follows:

	June 30,

	2007	2006

	(In thousands)

No contractual maturity	$255,411	$245,323
0-1 year maturity	174,738	122,766
Over 1-2 year maturity	20,466	32,169
Over 2-3 year maturity	20,039	18,861
Over 3-4 year maturity	13,705	23,252
Over 4-5 year maturity	9,769	21,083

Total deposits	$494,128	$463,454

The aggregate amount of certificates of deposit in denominations of $100,000 or more at June 30, 2007 and 2006 was $93,547,000 and $74,697,000, respectively. Deposits that are greater than $100,000 are generally not federally insured.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

Interest expense by major category is summarized as follows:

	Years Ended June 30

	2007	2006	2005

	(In thousands)

Savings	$1,925	$395	$405
Money Market	2,700	2,343	1,396
Certificates of deposit	10,254	8,586	6,977

Total	$14,879	$11,324	$8,778

8.	FEDERAL HOME LOAN BANK ADVANCES

At June 30, 2007, the stated interest rates on the Bank’s advances from the FHLB ranged from 3.18% to 5.28%, with a weighted average stated rate of 4.44%. At June 30, 2006, the stated interest rates on the Bank’s advances from the FHLB ranged from 2.74% to 4.77%, with a weighted average stated rate of 4.20%. The contractual maturities by year of the Bank’s advances are as follows:

	June 30,

	2007	2006

	(In thousands)
Years ended June 30,
2007	$—	$10,000
2008	20,000	20,000
2009	28,000	28,000
2010	70,000	70,000
2011	52,000	52,000
2012	40,000	—

Total advances	210,000	180,000
Deferred debt exchange costs	16	(52)

Total	$210,016	$179,948

The Bank’s advances from the FHLB were collateralized by certain real estate loans of an aggregate unpaid principal balance of $623,792,000 and $597,051,000 as of the most recent notification date for June 30, 2007 and 2006, respectively. At June 30, 2007 and June 30, 2006, the amount available to borrow under this agreement was $101,407,000 and $109,455,000, respectively. Each advance is payable at its maturity date. At June 30, 2007, the Bank had a $20,000,000 FHLB putable advance scheduled to mature on June 28, 2012. The advance has a below-market, fixed initial coupon rate of 4.93% in exchange for the Bank selling FHLB the option to require repayment of the advance quarterly after June 28, 2009. FHLB advances are subject to a prepayment penalty if repaid before the maturity date.

The average balance of FHLB advances for the years ended June 30, 2007 and June 30, 2006 were $189,217,000 and $148,408,000 with average costs of 4.37% and 4.14%, respectively.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

In August 2004, the Bank paid-off and replaced a $50 million advance from the Federal Home Loan Bank of San Francisco with five $10 million advances. The prepayment penalty of $473,000 assessed by the Federal Home Loan Bank of San Francisco is being amortized over the life of the new advances using the interest method in accordance with EITF 96-19, issued by the Financial Accounting Standards Board in 1996.

9.	EMPLOYEE BENEFITS

401(k) Plan: The Company has a 401(k) pension plan that allows eligible employees to defer a portion of their salary into the 401(k) plan. The Company matches 50% of the first 10% of employees’ wage reductions. The Company contributed $120,000, $145,000, and $136,000 respectively, to the plan for the years ended June 30, 2007, 2006, and 2005.

Deferred Compensation Plan: The Company has an executive salary deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their compensation into a non-qualified deferral program to supplement their retirement earnings. At June 30, 2007 and 2006 the Company has accrued a liability for executive deferrals of $1,013,000 and $973,000, respectively.

Incentive Plan: The Company maintains an Annual Incentive Plan for key employees. Participants are awarded a percentage of their base salary for attaining certain personal performance goals. The compensation expense related to these plans for the year ended June 2007, 2006, and 2005 totaled $71,000, $227,000 and $191,000 respectively.

10.	EMPLOYEE STOCK COMPENSATION

Recognition and Retention Plan (“RRP”): The Company’s RRP provides for issue of shares to directors, officers, and employees. Compensation expense is recognized over the vesting period of the shares based on the market value at date of grant. These shares vest over a five year period. Pursuant to the Company’s 2004 RRP, 227,470 shares of the Company’s common stock may be awarded. There were 107,660 restricted shares outstanding and the Company had an aggregate of 62,930 restricted shares available for future issuance under the RRP at June 30, 2007.

A summary of changes in the Company’s RRP shares for the year follows:

	Shares	Weighted Average Grant Date Fair Value

RRP shares at July 1, 2006	120,880	$14.10
Granted	35,000	17.58
Vested	(24,220)	14.10
Forfeited	(24,000)	14.10

RRP shares at June 30, 2007	107,660	$15.23

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

As of June 30, 2007, there was $1,349,000 of total unrecognized compensation cost related to nonvested shares under the plan. The cost is expected to be recognized over a weighted average period of 3.1 years. The total fair value of shares vested during the years ended June 30, 2007, 2006 and 2005 was $342,000, $461,000 and $0.

Stock Option Plan (“SOP”): The Company’s SOP provides for issue of options to directors, officers and employees. Pursuant to the Company’s 2004 SOP, 568,675 shares of the Company’s common stock may be awarded. The Company implemented the SOP to promote the long-term interest of the Company and its shareholders by providing an incentive to those key employees who contribute to the operational success of the Company. The options become exercisable in equal installments over a five-year period beginning one year from the date of grant. The options expire ten years from the date of grant and are subject to certain restrictions and limitations. Compensation expense, net of tax effects related to the SOP was $228,000 and $329,000 for years ended June 30, 2007 and June 30, 2006, respectively. A summary of the status of the Company’s stock option plan and changes is presented below:

	June 30, 2007

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at beginning of period	350,720	$14.50
Granted	62,000	16.77
Exercised	(11,720)	14.50
Forfeited or expired	(52,600)	14.50

Outstanding at end of period	348,400	$14.90	7.72 years	$342,136

Options exercisable at end of period	114,560	$14.50	7.38 years	$136,326

Information related to the stock option plan during each year follows:

	June 30, 2007	June 30, 2006

	(In thousands)
Intrinsic value of stock options exercised	$28	$—
Cash received from options exercised	170	—
Tax benefit realized from option exercises	5	—
Weighted average fair value of stock options granted	$4.25	$—

There were no options granted in the year ended June 30, 2006. Stock options granted during the years ended June 30, 2007 and June 30, 2005 were computed using the Black-Scholes option pricing model to determine the fair value of options with the following assumptions as of the date of grant:

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

	June 30, 2007	June 30, 2006	June 30, 2005

Risk-free interest rate	4.67%	—%	3.54%
Expected option life	6.52 years	—	5 Years
Expected price volatility	23.35%	—%	39.18%
Expected dividend yield	2.33%	—%	1.33%

Estimated fair value of stock options granted	$4.25	$—	5.10

At June 30, 2007, the Company had an aggregate of 208,555 options available for future issuance under the SOP.

As of June 30, 2007, there was $878,000 of unrecognized compensation cost related to nonvested stock options. The cost is expected to be recognized over a weighted average period of 7.7 years. Expense will vary based on actual forfeitures.

11.	EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

During 2004, the Company implemented the Employee Stock Ownership Plan (ESOP), which covers substantially all of its employees. In connection with the stock offering, the Company issued 454,940 shares of common stock for allocation under the ESOP in exchange for a ten-year note in the amount of $4.5 million. The $4.5 million for the ESOP purchase was borrowed from the Company. The ESOP shares initially were pledged as collateral for the loan.

The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Company’s contributions to the ESOP and earnings on ESOP assets. Shares issued to the ESOP are allocated to ESOP participants based on the proportion of debt service paid in the year. Principal and interest payments are scheduled to occur over a ten-year period. Contributions to the ESOP were $417,000, $442,000, and $481,000 for the years ended June 30, 2007, 2006, and 2005, respectively.

During the year ended June 30, 2007, 45,494 shares of stock with an average fair value of $17.36 per share were committed to be released, resulting in ESOP compensation expense of $790,000. During the year ended 2006, 45,494 shares of stock with an average fair value of $12.66 per share were committed to be released, resulting in ESOP compensation expense of $576,000. Shares held by the ESOP at June 30, 2007 and 2006 are as follows:

	2007	2006

Allocated shares	147,856	102,362
Unearned shares	307,084	352,578

Total ESOP shares	454,940	454,940

Fair value of unearned shares (in thousands)	$4,818	$5,109

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

12.	INCOME TAXES

The components of income tax expense are as follows:

	June 30

	2007	2006	2005

	(In thousands)
Current
Federal	$1,674	$1,941	$2,375
State	775	731	863

	2,449	2,672	3,238

Deferred
Federal	62	49	(210)
State	23	5	(48)

	85	54	(258)

Income tax expense	$2,534	$2,726	$2,980

The income tax provision differs from the amount of income tax determined by applying the federal income tax determined by applying the federal income tax rate of 34% for all periods presented due to the following:

	June 30

	2007	2006	2005

	(Dollars in thousands)

Federal income tax at statutory rate	$2,460	$2,603	$2,712
State taxes, net of federal tax benefit	525	487	532
Bank-owned life insurance	(149)	(145)	(30)
ESOP expenses	117	41	53
General business credit	(311)	(335)	(295)
Stock options	63	93	—
RRP expenses	—	(26)	—
Other, net	(171)	8	8

Total	$2,534	$2,726	$2,980

Tax expense as a percentage of income before tax	35.0%	35.6%	37.4%

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The Company’s total net deferred tax assets are as follows:

	June 30

	2007	2006

	(In thousands)

Deferred tax assets:
Allowance for loan losses	$1,051	$913
Accrued expenses	436	429
Accrued state income tax	276	268
Unrealized loss on securities available-for-sale	88	173
RRP Plan	85	110

Total deferred tax assets	1,936	1,893

Deferred tax liabilities:
Premises and equipment	(174)	(221)
Goodwill and other intangibles	(204)	(124)
Federal Home Loan Bank Stock dividends	(487)	(290)
Other	(34)	(51)

Total deferred tax liabilities	(899)	(686)

Net deferred tax asset, included in other assets	$1,037	$1,207

13.	CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital to total assets (as defined). Management’s opinion, as of June 30, 2007, is that the Bank meets all capital adequacy requirements to which it is subject.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

As of June 30, 2007 and 2006, the most recent notification from the Office of Thrift Supervision, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Capital Adequacy Requirements		Minimum Required to be Well Capitalized Under Prompt Corrective Actions Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)

June 30, 2007:
Total capital (to risk-weighted assets)	$67,622	13.30%	$40,660	8.00%	$50,825	10.00%
Tier 1 capital (to risk-weighted assets)	64,875	12.76	20,330	4.00	30,495	6.00
Tier 1 (core) capital (to adjusted tangible assets)	64,875	8.32	31,191	4.00	38,989	5.00

June 30, 2006:
Total capital (to risk-weighted assets)	$71,632	16.03%	$35,741	8.00%	$44,676	10.00%
Tier 1 capital (to risk-weighted assets)	68,910	15.42	17,870	4.00	26,806	6.00
Tier 1 (core) capital (to adjusted tangible assets)	68,910	9.58	28,771	4.00	35,964	5.00

The following is a reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital.

	June 30

	2007	2006

	(In thousands)

GAAP Equity	$69,148	$73,297
Goodwill and other intangibles	(4,273)	(4,387)

Tier 1 Capital	64,875	68,910
General allowance for loan losses	2,747	2,722

Total regulatory capital	$67,622	$71,632

Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

Generally, savings institutions, such as Kaiser Federal Bank, that before and after the proposed distribution are well-capitalized, may make capital distributions during any calendar year up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

may have its dividend authority restricted by the Office of Thrift Supervision. The amount of retained earnings available for dividends was $3.8 million at June 30, 2007. Kaiser Federal Bank may pay dividends to K-Fed Bancorp in accordance with this general authority.

K-Fed Bancorp is not currently subject to prompt corrective action regulations.

14.	LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Company is a party to various legal actions normally associated with collections of loans and other business activities of financial institutions, the aggregate effect of which, in management’s opinion, would not have a material adverse effect on the financial condition or results of operations of the Company.

At June 30, 2007 and 2006, there were was $14,285,000 and $15,466,000, respectively, in cash and cash equivalents with balances in excess of insured limits.

Outstanding mortgage loan commitments at June 30, 2007 and 2006 amounted to $7.5 million and $1.3 million, respectively. As of June 30, 2007, $595,000 of commitments were issued at a fixed rate of 6.375%. There were no commitments to purchase mortgage loans at June 30, 2007 and 2006, respectively.

Available credit on home equity and unsecured lines of credit is summarized as follows:

	June 30

	2007	2006

	(In thousands)

Home equity	$1,930	$2,372
Other consumer	4,485	4,693

	$6,415	$7,065

Commitments for home equity and unsecured lines of credit may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements of the Company. These commitments are not reflected in the financial statements.

15.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate fair value:

Investments

Estimated fair values for investments are obtained from quoted market prices where available. Where quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans

The estimated fair value for all fixed rate loans and variable rate loans with an initial fixed rate feature is determined by discounting the estimated cash flows using the current rate at which similar loans would be made to borrowers with similar credit ratings and maturities.

The estimated fair value for variable rate loans with no initial fixed rate feature is the carrying amount.

Deposits

The estimated fair value of deposit accounts (savings, non interest bearing demand and money market accounts) is the carrying amount. The fair value of fixed-maturity time certificates of deposit is estimated by discounting the estimated cash flows using the current rate at which similar certificates would be issued.

FHLB Advances

The fair values of the FHLB advances are estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Other On-Balance-Sheet Financial Instruments

Other on-balance-sheet financial instruments include cash and cash equivalents, accrued interest receivable, FHLB stock and accrued expenses and other liabilities. The carrying value of each of these financial instruments is a reasonable estimation of fair value.

Off-Balance-Sheet Financial Instruments

The fair values for the Company’s off-balance sheet loan commitments are estimated based on fees charged to others to enter into similar agreements taking into account the remaining terms of the agreements and credit standing of the Company’s customers. The estimated fair value of these commitments is not significant.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

The estimated fair values of the Company’s financial instruments are summarized as follows:

	June 30, 2007		June 30, 2006

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(In thousands)
Financial assets:
Cash and cash equivalents	$26,732	$26,732	$25,579	$25,579
Interest bearing deposits in other financial institutions	2,970	2,954	9,010	8,865
Securities available-for-sale	13,579	13,579	11,289	11,289
Securities held-to-maturity	21,096	20,514	24,738	23,939
Federal Home Loan Bank Stock	9,870	9,870	8,746	8,746
Loans, net	699,143	680,196	634,093	613,105
Accrued interest receivable	3,259	3,259	2,767	2,767
Financial liabilities:
Deposits	494,128	493,329	463,454	459,917
FHLB advances	210,016	204,745	179,948	172,372

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

16.	BUSINESS COMBINATION

On September 24, 2004, the Bank acquired the Panorama City branch of Pan American Bank. The acquisition was accounted for as a purchase and accordingly was included in the results of operations from the date of acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands).

Assets acquired:
Teller and vault cash	$128
Loans	23
Other assets / prepayment credits	38
Core deposit intangible	676

Total assets acquired	865
Liabilities assumed:
Deposit accounts	60,971
Discount on certificates of deposit	206
Accrued interest payable	1

Total liabilities assumed (net of assets acquired)	60,313
Cash received from Pan American Bank	56,363

Goodwill	$3,950

The core deposit intangible is being amortized over 8 years on an accelerated basis and is deducted for tax purposes over 15 years using the straight line method. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is not amortizable but is subject to annual impairment testing and is deducted for tax purposes over 15 years using the straight line method.

The Bank acquired the branch at this premium to further solidify its market share in the Los Angeles County market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location.

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

17.	EARNINGS PER COMMON SHARE

The factors used in the earnings per share computation follow (dollars in thousands).

	June 30

	2007	2006	2005

	(In thousands, except per share data)
Basic
Net income	$4,704	$4,929	$4,997

Weighted average common shares outstanding	13,627,566	13,867,645	14,071,992

Basic earnings per share	$0.35	$0.36	$0.36

Diluted
Net income	$4,704	$4,929	$4,997

Weighted average common shares outstanding for basic earnings per common share	13,627,566	13,867,645	14,071,992
Add: Dilutive effects of stock awards	23,028	—	—
Add: Dilutive effects of stock options	1,657	—	—
Average shares and dilutive potential common shares	13,652,251	13,867,645	14,071,992

Diluted earnings per common share	$0.34	$0.36	$0.36

The effect of stock awards and stock options was not included in the calculation of diluted earnings per share for the years ended June 30, 2006 and June 30, 2005 because to do so would have been anti-dilutive. For the years ended June 30, 2007, there were no antidilutive options or awards.

18.	OTHER COMPREHENSIVE LOSS (INCOME)

Other comprehensive (loss) income components and related taxes were as follows:

	June 30

	2007	2006	2005

	(In thousands)
Unrealized holding gain (loss) on securities available-for-sale	$207	$(135)	$37

Tax effect	(86)	56	(15)

Other comprehensive income (loss)	$121	$(79)	$22

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

19.	CONDENSED CONSOLIDATED QUARTERLY RESULTS OF OPERATIONS (Unaudited)

The following table sets forth our Company’s unaudited results of operations for the four quarters ended 2007 and 2006. The sum of the quarterly data may not be equal to the annual data.

	Three months ended

	September 30	December 31	March 31	June 30

	(In thousands, except share data)
Fiscal Year 2007
Interest income	$9,725	$10,245	$10,468	$10,728
Interest expense	5,153	5,859	5,938	6,190

Net interest income	4,572	4,386	4,530	4,538
Provision for loan losses	122	180	116	111
Noninterest income	1,076	1,009	1,093	1,081
Noninterest expense	3,427	3,533	3,851	3,707

Income before income tax	2,099	1,682	1,656	1,801
Income tax expense	784	537	543	670

Net income	$1,315	$1,145	$1,113	$1,131

Basic and Diluted earnings per share	$0.10	$0.08	$0.08	$0.08

Fiscal Year 2006
Interest income	$7,686	$9,013	$9,474	$9,648
Interest expense	3,316	4,429	4,772	4,947

Net interest income	4,370	4,584	4,702	4,701
Provision for loan losses	165	195	128	164
Noninterest income	745	951	873	857
Noninterest expense	3,307	3,251	3,369	3,549

Income before income tax	1,643	2,089	2,078	1,845
Income tax expense	589	767	723	647

Net income	$1,054	$1,322	$1,355	$1,198

Basic and Diluted earnings per share	$0.08	$0.10	$0.10	$0.09

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

20. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

Condensed financial information of K-Fed Bancorp follows:

CONDENSED BALANCE SHEET
(In thousands)

	June 30 2007	June 30 2006

Assets
Cash and cash equivalents	$6,036	$4,087
Securities available for sale	13,579	11,289
ESOP Loan	3,264	3,678
Investment in bank subsidiary	69,148	73,297
Accrued income receivable	78	50
Other assets	226	308

	$92,331	$92,709

Liabilities & Stockholders’ Equity
Accrued expenses and other liabilities	$14	$52
Stockholders’ equity	92,317	92,657

	$92,331	$92,709

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

CONDENSED STATEMENT OF INCOME
(Dollars in thousands)

	June 30

	2007	2006	2005

	(In thousands)
Income
Interest on ESOP Loan	$3	$46	$102
Dividend from subsidiary	10,000	—	—
Interest on investment securities, taxable	405	513	604
Other interest and dividend income	351	44	39

Total income	10,759	603	745
Expenses
Other operating expenses	291	250	276

Income before income taxes and equity in undistributed earnings of bank subsidiary	10,468	353	469
Income taxes	160	145	182

Income before equity in undistributed earnings of bank subsidiary	10,308	208	287
Equity in undistributed earnings of bank subsidiary (dividends in excess of earnings)	(5,604)	4,721	4,710

Net income	$4,704	$4,929	$4,997

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

CONDENSED STATEMENT OF CASH FLOWS
(Dollars in thousands)

	June 30

	2007	2006	2005

	(In thousands)
OPERATING ACTIVITIES
Net income	$4,704	$4,929	$4,997
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of bank subsidiary	5,604	(4,721)	(4,710)
Amortization of net premiums on investments	31	49	65
Net change in accrued income receivable	(28)	26	7
Net change in other assets	(3)	(74)	(45)
Net change in accrued expenses and other liabilities	(38)	37	(90)

Net cash provided by operating activities	10,270	246	224

INVESTING ACTIVITIES
Purchases of securities available-for-sale	(8,860)	—	—
Proceeds from maturities of available-for-sale investments	6,745	7,375	2,127
Net change in ESOP loan receivable	414	397	382

Net cash (used in) provided by investing activities	(1,701)	7,772	2,509

FINANCING ACTIVITIES
Dividends paid on common stock	(1,844)	(1,394)	(821)
Exercise of stock options	170	—	—
Purchase of treasury stock	(4,946)	(2,944)	(3,453)

Net cash used in financing activities	(6,620)	(4,338)	(4,274)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,949	3,680	(1,541)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	4,087	407	1,948

CASH AND CASH EQUIVALENTS AT END OF YEAR	$6,036	$4,087	$407

K-FED BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007, 2006 AND 2005

21. STOCK CONVERSION

On June 26, 2007, the Board of Directors of K-Fed Mutual Holding Company approved a plan to convert the Mutual Holding Company from the mutual to stock form of organization. The Mutual Holding Company is a federally chartered mutual holding company and currently owns approximately 63.5% of the outstanding shares of common stock of K-Fed Bancorp, which owns 100% of the issued and outstanding shares of the capital stock of Kaiser Federal Bank (the “Bank”). Pursuant to the terms of K-Fed Mutual Holding Company’s plan of conversion and reorganization, K-Fed Mutual Holding Company will convert from the mutual holding company to the stock holding company corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and possibly in a community and/or a syndicated community offering, the majority ownership interest of K-Fed Bancorp that is currently owned by K-Fed Mutual Holding Company. Upon the completion of the conversion and offering, K-Fed Mutual Holding Company will cease to exist, and we will complete the transition from partial to full public stock ownership. Upon completion of the conversion, existing public stockholders of K-Fed Bancorp will receive shares of common stock of Kaiser Federal Financial Group in exchange for their shares of K-Fed Bancorp common stock in order to maintain the public stockholders’ existing percentage ownership in our organization (excluding any new shares purchased by them in the offering).

In connection with the conversion, shares of common stock of a new successor holding company, representing the ownership interest of the Mutual Holding Company, will be offered for sale to depositors of the Bank. The following persons and employee benefit plan have subscription rights to purchase shares of common stock of the new holding company in the following order of priority: (1) depositors of record as of March 31, 2006; (2) the Bank’s employee stock ownership plan; (3) depositors of record as of the end of the calendar quarter preceding the commencement of the offering; and (4) depositors entitled to vote on the conversion proposal. If necessary, shares will be offered to the general public. In addition, upon completion of the conversion of the Mutual Holding Company, shares of the Company’s common stock held by public stockholders will be exchanged for shares of a new corporation, which will become the Bank’s new parent holding company. As a result of the conversion and offering, the Mutual Holding Company and Company will cease to exist.

The conversion is subject to approval of the Office of Thrift Supervision as well as the approval of the Mutual Holding Company’s members (depositors of the Bank) and the Company’s stockholders. Proxy materials setting forth information relating to the conversion and offering will be sent to the members of the Mutual Holding Company and stockholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. The conversion and offering are expected to be completed in the fourth quarter of 2007.

Offering costs have been deferred and will be deducted from the proceeds of the shares sold in the offering. If the offering is not completed, all costs will be charged to expense. At June 30, 2007, $26,000 of offering costs had been incurred and deferred.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount (1)

*	Registrant’s Legal Fees and Expenses	$450,000
*	Registrant’s Accounting Fees and Expenses	100,000
*	Marketing Agent Fees and Expenses (1)	4,132,000
*	Marketing Agent Legal Fees and Expenses	55,000
*	Appraisal Fees and Expenses	110,000
*	Business Plan Fees and Expenses	65,000
*	Printing, Postage and Mailing	330,000
*	Filing Fees (NASD, Nasdaq, SEC and OTS)	55,372
*	Transfer Agent and registrar fees and expenses	6,400
*	Certificate Printing	10,000
*	Other	18,228

*	Total	$5,332,000

*	Estimated

(1)

Fees are estimated at the midpoint of the offering range. Kaiser Federal Financial Group, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offerings.

Item 14.	Indemnification of Directors and Officers

          Articles 11 and 12 of the Articles of Incorporation of Kaiser Federal Financial Group, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

          ARTICLE 11. Indemnification, etc. of Directors and Officers.

          A.          Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B.          Procedure. If a claim under Section A of this Article 11 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 11 or otherwise shall be on the Corporation.

          C.          Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 11 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

          D.          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

          E.          Miscellaneous. The Corporation shall not be liable for any payment under this Article 11 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 11 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

          Any repeal or modification of this Article 11 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 11 is in force.

          ARTICLE 12. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the Personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

          (a)          List of Exhibits

1.1	Engagement Letter between Kaiser Federal Financial Group, Inc. and Keefe, Bruyette & Woods, Inc. *

1.2	Form of Agency Agreement between Kaiser Federal Financial Group, Inc. and Keefe, Bruyette & Woods, Inc.

2	Kaiser Federal Financial Group, Inc. Plan of Conversion and Reorganization *

3.1	Articles of Incorporation of Kaiser Federal Financial Group, Inc. *

3.2	Bylaws of Kaiser Federal Financial Group, Inc. *

4	Form of Common Stock Certificate of Kaiser Federal Financial Group, Inc. *

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered *

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick *

10.1	Employee Stock Ownership Plan (1)

10.2	K-Fed Bancorp 2004 Stock Option Plan (2)

10.3	K-Fed Bancorp 2004 Recognition and Retention Plan (2)

10.4	Deferred Compensation Agreement (1)

10.5	Form of Employment Agreement with Kay M. Hoveland

10.6	Form of Employment Agreement with Dustin Luton

10.7	Form of Employment Agreement with Nancy J. Huber

10.8	Form of Employment Agreement with Jeanne R. Thompson

10.9	Form of Annual Incentive Plan *

21	Subsidiaries of Registrant *

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8) *

23.2	Consent of Crowe Chizek and Company LLC

23.3	Consent of RP Financial, LC. *

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Kaiser Federal Financial Group, Inc. and RP Financial, LC. *

99.2	Business Plan Agreement between Kaiser Federal Financial Group, Inc. and Feldman Financial Advisors, Inc. *

99.3	Appraisal Report of RP Financial, LC. *, **

99.4	Letter of RP Financial, LC. with respect to Subscription Rights *

99.5	Marketing Materials

99.6	Order and Acknowledgment Form

*	Previously filed .

**

Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

(1)

Incorporated by reference to K-Fed Bancorp’s Registration Statement on Form S-1, and any amendments thereto, originally filed with the Securities and Exchange Commission on December 9, 2003 (Registration No. 333-111029).

(2)	Incorporated by reference to the Registrant’s Proxy Statement for the 2004 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on September 23, 2004.

          (b)          Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

                         The undersigned Registrant hereby undertakes:

                         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (4) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          iii.          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covina, State of California on November 1 , 2007.

KAISER FEDERAL FINANCIAL GROUP, INC.

By:	/s/ Kay M. Hoveland

Kay M. Hoveland
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

          We, the undersigned directors and officers of Kaiser Federal Financial Group, Inc. (the “Company”) hereby severally constitute and appoint Kay M. Hoveland as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kay M. Hoveland may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kay M. Hoveland shall do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kay M. Hoveland	President, Chief Executive Officer and Director (Principal Executive Officer)	November 1 , 2007

Kay M. Hoveland

/s/ Dustin Luton	Chief Financial Officer (Principal Financial Officer)	November 1 , 2007

Dustin Luton

/s/ Frank Wong	Controller (Principal Accounting Officer)	November 1 , 2007

Frank Wong

/s/ James L. Breeden	Chairman of the Board	November 1 , 2007

James L. Breeden

/s/ Gerald A. Murbach	Director	November 1 , 2007

Gerald A. Murbach

/s/ Robert C. Steinbach	Director	November 1 , 2007

Robert C. Steinbach

/s/ Rita H. Zwern	Director	November 1 , 2007

Rita H. Zwern

Director

Laura Weisshar

As filed with the Securities and Exchange Commission on November 2 , 2007

Registration No. 333- 146364

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

EXHIBITS
TO
 PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
REGISTRATION STATEMENT
ON
FORM S-1

Kaiser Federal Financial Group, Inc. and
Kaiser Federal Bank 401(k) Plan
Covina, California

EXHIBIT INDEX

1.1	Engagement Letter between Kaiser Federal Financial Group, Inc. and Keefe, Bruyette & Woods, Inc. *

1.2	Form of Agency Agreement between Kaiser Federal Financial Group, Inc. and Keefe, Bruyette & Woods, Inc.

2	Kaiser Federal Financial Group, Inc. Plan of Conversion and Reorganization *

3.1	Articles of Incorporation of Kaiser Federal Financial Group, Inc. *

3.2	Bylaws of Kaiser Federal Financial Group, Inc. *

4	Form of Common Stock Certificate of Kaiser Federal Financial Group, Inc. *

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered *

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick *

10.1	Employee Stock Ownership Plan (1)

10.2	K-Fed Bancorp 2004 Stock Option Plan (2)

10.3	K-Fed Bancorp 2004 Recognition and Retention Plan (2)

10.4	Deferred Compensation Agreement (1)

10.5	Form of Employment Agreement with Kay M. Hoveland

10.6	Form of Employment Agreement with Dustin Luton

10.7	Form of Employment Agreement with Nancy J. Huber

10.8	Form of Employment Agreement with Jeanne R. Thompson

10.9	Form of Annual Incentive Plan *

21	Subsidiaries of Registrant *

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8) *

23.2	Consent of Crowe Chizek and Company LLC

23.3	Consent of RP Financial, LC. *

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Kaiser Federal Financial Group, Inc. and RP Financial, LC. *

99.2	Business Plan Agreement between Kaiser Federal Financial Group, Inc. and Feldman Financial Advisors, Inc. *

99.3	Appraisal Report of RP Financial, LC. *, **

99.4	Letter of RP Financial, LC. with respect to Subscription Rights *

99.5	Marketing Materials

99.6	Order and Acknowledgment Form

*	Previously filed .

**

Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, D.C.

(1)

Incorporated by reference to K-Fed Bancorp’s Registration Statement on Form S-1, and any amendments thereto, originally filed with the Securities and Exchange Commission on December 9, 2003 (Registration No. 333-111029).

(2)	Incorporated by reference to the Registrant’s Proxy Statement for the 2004 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on September 23, 2004.